Exhibit 99.C

Budget Review

2015

National Treasury

Republic of South Africa

25 February 2015

ISBN:	978-0-621-43286-2
RP:	09/2015

The Budget Review is compiled using the latest available information from departmental and other sources. Some of this information is unaudited or subject to revision.

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Communications Directorate

National Treasury

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The document is also available on the internet at: www.treasury.gov.za.

BUDGET 2015 HIGHLIGHTS

ECONOMIC OUTLOOK

BUDGET FRAMEWORK

- A budget deficit of 3.9 per cent of GDP is expected for 2014/15, narrowing to 2.5 per cent in 2017/18.
- Debt stock as a percentage of GDP is expected to stabilise at 43.7 per cent in 2017/18.
- The main budget non-interest expenditure ceiling has been reduced by R25 billion over the next two years.
- Increases in personal income tax rates and the general fuel levy are set to add R16.8 billion to gross tax revenue in 2015/16.
- Any additions to personnel headcounts for 2015/16 and 2016/17 will be paid for from existing allocations.
- Real growth in non-interest spending will average 2.1 per cent over the next three years and will be more closely aligned to long-term average real GDP growth from 2017/18.
- Capital remains the fastest-growing item of non-interest spending over the medium term, with compensation and goods and services growing slowest.

SPENDING PROGRAMMES

Over the next three years, government will spend:

- An additional 7.9 per cent per year, increasing expenditure from R1.24 trillion in 2014/15 to R1.56 trillion in 2017/18.
- At least 60 per cent of non-interest expenditure to improve social services and alleviate poverty.
- R647 billion on basic education, including R36.7 billion on school infrastructure.
- R634 billion on local development and social infrastructure, including R145.5 billion on municipal infrastructure.
- R502 billion on health, with R46.6 billion on the *HIV and AIDS conditional grant*.
- R498 billion on social protection.
- R197 billion on post-school education and training.
- R18 billion on providing free meals to over 9 million learners.

TAX PROPOSALS

Government proposes to:

- Increase the marginal personal income tax rates by one percentage point for all taxpayers earning more than R181 900, and adjusting tax brackets and rebates to account for fiscal drag.
- Raise the general fuel levy by 30.5 c/litre. The Road Accident Fund levy will also increase by 50 c/litre, bringing the total fuel levy increases to 80.5 c/litre.
- Take further steps to combat base erosion and profit shifting.
- Provide a more generous turnover-tax regime for small businesses.
- Increase excise duties on alcohol and tobacco products.
- Review the diesel refund scheme.
- Strengthen the energy-efficiency savings initiative.
- Raise the electricity levy.
- Change transfer duty rates and brackets to provide relief for middle-income households.

BUDGET 2015

KEY BUDGET STATISTICS

A full set of 2015 Budget data can be found in the statistical tables at the back of the *Budget Review*. The data on this page may differ from the statistical tables due to classification, definition and rounding.

BUDGET REVENUE, 2014/15

R billion	
Tax revenue	**979.0**
of which:	–
Personal income tax	*350.0*
Corporate income tax	*183.0*
Value-added tax	*260.6*
Taxes on international trade and transactions	*40.8*
Non-tax revenue	**27.0**
less: SACU payments	-51.7
Main budget revenue	**954.3**
Provinces, social security funds and public entities	136.7
Consolidated budget revenue	**1 091.0**
As percentage of GDP	
Tax revenue	*25.2%*
Budget revenue	*24.6%*

MACROECONOMIC PERFORMANCE AND PROJECTIONS

CONSOLIDATED FISCAL FRAMEWORK

DIVISION OF NATIONALLY RAISED REVENUE

CONSOLIDATED SPENDING BY FUNCTIONAL AND ECONOMIC CLASSIFICATION, 2015/16

R billion	Compensation of employees	Goods and services	Capital spending and transfers	Current transfers and subsidies	Interest payments	Total
Basic education	156.6	17.5	13.0	16.3	0.0	**203.5**
Post-school education and training	8.3	1.8	3.4	48.7	0.0	**62.2**
Health	99.3	43.2	10.1	4.7	0.0	**157.3**
Social protection	10.7	6.8	0.9	136.9	0.0	**155.3**
Employment, labour affairs and social security funds	4.8	7.5	0.6	51.2	0.0	**64.1**
Industrial development, trade and innovation	21.4	14.6	12.6	21.0	0.0	**69.7**
Economic infrastructure and network regulation	11.6	23.1	29.8	2.1	5.8	**72.3**
Defence and state security	25.8	11.8	1.0	10.8	0.0	**49.4**
Law courts and prisons	26.4	10.1	2.3	0.3	0.0	**39.1**
Police services	61.7	16.7	3.3	1.0	0.0	**82.7**
Housing development and social infrastructure	14.9	11.0	74.4	78.9	0.1	**179.2**
Rural development and land reform	2.8	2.1	4.3	1.6	0.0	**10.7**
Arts, sport, recreation and culture	3.3	3.1	1.6	1.7	0.0	**9.6**
General public services	31.9	18.4	3.8	6.7	0.0	**64.4**
Debt-service costs					126.4	**126.4**
Unallocated reserves						**5.0**
Total	**479.5**	**187.7**	**161.1**	**381.8**	**132.4**	**1 351.0**

Note: Payments for financial assets are not shown in the table, but are included in the row totals

Percentages reflect growth relative to 2014/15 estimated outcome.

2015/16 CONSOLIDATED GOVERNMENT EXPENDITURE

R1.35 TRILLION | 8.7%

ECONOMIC AFFAIRS
R206.2bn

8.8%

Economic infrastructure and network regulation	R72.3bn | 5.8%
Industrial development, trade and innovation	R69.7bn | 7.8%
Employment, labour affairs and social security funds	R64.1bn | 13.6%

DEFENCE, PUBLIC ORDER AND SAFETY
R171.2bn

5.0%

Police services	R82.7bn | 5.7%
Defence and state security	R49.4bn | 4.0%
Law courts and prisons	R39.1bn | 4.6%

DEBT-SERVICE COSTS
R126.4bn

9.9%

GENERAL PUBLIC SERVICES
R64.4bn

-0.6%

General public administration and fiscal affairs	R38.6bn | 4.2%
Executive and legislative organs	R12.3bn | -0.3%
Home affairs	R6.3bn | -18.4%
External affairs and foreign aid	R7.1bn | -5.8%

SOCIAL SERVICES

R777.9 BILLION | 9.4%

EDUCATION
R265.7bn

8.0%

Basic education	R191.1bn | 7.6%
University transfers	R26.2bn | 8.6%
Skills development and adult education	R25.3bn | 15.3%
Education administration	R13.1bn | -0.3%
National Student Financial Aid Scheme	R10bn | 8.2%

HEALTH
R157.3bn

8.8%

District health services	R66.7bn | 7.6%
Provincial hospital services	R30.2bn | 6.3%
Other health services	R26.4bn | 18.2%
Central hospital services	R25.9bn | 5.9%
Facilities management and maintenance	R8.1bn | 9.7%

LOCAL DEVELOPMENT AND SOCIAL INFRA-STRUCTURE
R199.6bn

13.0%

Municipal equitable share and infrastructure grant	R65.2bn | 12.9%
Human settlements, water and electrification programmes	R49.3bn | 13.2%
Public transport	R41.3bn | 15.8%
Other local development and social infrastructure	R33.1bn | 12.4%
Rural development and land reform	R10.7bn | 4.8%

SOCIAL PROTECTION
R155.3bn

7.9%

Old-age grant	R53.5bn | 8.4%
Child support grant	R47.8bn | 10.2%
Disability grant	R20.2bn | 6.6%
Provincial social development	R16.7bn | 9.1%
Other grants	R8.5bn | -2.5%
Policy oversight and grant administration	R8.5bn | 4.8%

Foreword

The South African economy faces a difficult few years ahead. Some of the difficulties are the result of a weak global outlook, while others have to do with the structure of our economy. But the net result is that economic growth is likely to remain subdued over the medium term, rising from a projected 2 per cent of GDP in 2015 to 3 per cent of GDP in 2017.

Slow growth means that the economy does not generate the tax revenue needed to balance our budget. To continue increasing our stock of debt, and the interest payments that will consume R420.8 billion over the next three years, would jeopardise the sustainability of the public finances. This requires government, as the custodian of public money, to take deliberate steps to narrow the budget deficit.

The 2015 Budget proposes revenue and spending measures needed to stabilise the public finances.

On the revenue side, government proposes a one percentage point increase in personal income tax rates for all but the lowest income bracket, along with increases in the fuel levies. On the spending side, budgeted expenditure over the next two years has been reduced by R25 billion across national, provincial and local government.

The fiscal constraints we face will affect the pace and breadth of government’s contribution to national development in the medium term. But core social and economic programmes will be maintained.

Progress has been made in containing costs and improving the composition of expenditure. Over the next three years, capital is the fastest-growing category of non-interest spending. Much more work remains to be done to improve the value derived from every rand spent on the public’s behalf, and a range of new initiatives will improve cost containment and strengthen expenditure planning. We aim to reach a fair, sustainable public-sector wage agreement that protects the purchasing power of public servants.

Today the economy is receiving a short-term boost from low oil prices, which reduce inflation and increase buying power. But the present electricity supply constraint is a serious hurdle to be overcome. Government is working to reduce the effects of electricity outages today, while ensuring that in the years ahead, there will be sufficient supply from a wider range of sources to power South Africa’s factories and mines, schools and households.

Slow economic growth puts our society and our long-term socioeconomic transformation project at risk. Beyond the short term, the 2015 Budget is about making the necessary adjustments to put the country on a path towards faster growth. This means shifting to a growth trajectory led by investment, not consumption, as proposed in the National Development Plan.

Projected public-sector investment totals R813.1 billion over the next three years. Reforms under way through the medium-term expenditure framework will put our economy on a higher growth path. Government has rolled out a wide array of initiatives to promote energy efficiency, bolster competitiveness, boost skills and job creation, cut red tape and improve business confidence. Government is also stepping up its work with municipalities, in partnership with the private sector, to reshape South Africa’s cities and improve their contributions to economic growth.

I am grateful to Cabinet, the Portfolio Committee on Finance and the Ministers’ Committee on the Budget, and Minister of Finance Nene and Deputy Minister Jonas for their guidance and leadership. And I owe special thanks to my dedicated and hardworking colleagues at the National Treasury and throughout government, who have helped us to prepare a budget that responds to the challenges we face.

Lungisa Fuzile

Director-General: National Treasury

Contents

Chapter 1	Rebalancing the economy for growth	1
	Introduction	1
	Balancing revenue and expenditure	3
	Building an economy for the future	5
	Overview of the 2015 Budget	10

Chapter 2	Economic outlook	15
	Overview	15
	Global outlook	16
	South Africa: economic outlook and trends	19
	Raising growth potential	26
	The economy and the fiscus	28

Chapter 3	Fiscal policy	29
	Fiscal outlook	29
	Fiscal framework	34
	Elements of the consolidated budget	35
	Debt outlook	38
	Risks to the fiscal outlook	39

Chapter 4	Revenue trends and tax policy	41
	Overview	41
	Budget revenue collection and outlook	42
	Growth, revenue trends and tax policy reforms	44
	Tax proposals	47
	Revenue impact of tax proposals	52

Chapter 5	Consolidated government spending plans	55
	Overview	55
	Consolidated government expenditure	56
	Revised medium-term expenditure plans	60

Chapter 6	Provincial and municipal expenditure	73
	Division of revenue	73
	Funding provinces	75
	Funding local government	78

Chapter 7	Financing government’s borrowing requirement	83
	Overview	83
	South African debt markets	84
	Medium-term borrowing strategy	86
	Risk considerations	91

Chapter 8	Financial position of public-sector institutions	93
	Overview	93
	Financial health and national development	94
	State-owned companies	95
	Development finance institutions	100
	Social security funds	103
	Government Employees Pension Fund	105
	Summary	105

Annexure A	Report of the Minister of Finance to Parliament	109

Annexure B	Public-sector infrastructure update	121

Annexure C	Additional tax amendments	133

Annexure D	Financial sector regulatory reforms	152

Annexure E	Summary of Budget	156

Glossary		160

Statistical tables		176

Two annexures are available on the National Treasury website (www.treasury.gov.za):

W1	Explanatory memorandum to the division of revenue
W2	Structure of the government accounts

x

Tables

1.1	Electricity intensity, employment and output	6
1.2	Macroeconomic outlook – summary	10
1.3	Consolidated government fiscal framework	11
1.4	Summary of tax proposals	11
1.5	Consolidated government expenditure by function	12
1.6	Division of revenue	13
1.7	Projected state debt and debt-service costs	13

2.1	Annual percentage change in GDP and consumer price inflation in selected regions/countries	17
2.2	Macroeconomic performance and projections (1)	19
2.3	Macroeconomic performance and projections (2)	19
2.4	Sector growth trends	21
2.5	Major export destinations for South African products	24
2.6.	Investments in Africa	25

3.1	Consolidated fiscal framework	30
3.2	Main budget non-interest expenditure	31
3.3	Selected items of goods and services: national and provinces	32
3.4	Consolidated operating and capital accounts	34
3.5	Main budget framework	36
3.6	National government debt-service costs	36
3.7	Revisions to main budget revenue and expenditure estimates	37
3.8	Consolidated budget balance	37
3.9	Public-sector borrowing requirement	39

4.1	Tax revenue performance	42
4.2	Budget estimates and revenue outcomes	43
4.3	Budget revenue	44
4.4	Personal income tax rate and bracket adjustments	48
4.5	Estimates of individual taxpayers and taxable income	48
4.6	Turnover tax regime	49
4.7	Changes in specific excise duties	50
4.8	Transfer duty rate adjustments	51
4.9	Total combined fuel taxes on petrol and diesel	51
4.10	Impact of tax proposals on 2015/16 revenue	53

5.1	Consolidated government expenditure by function	58
5.2	Consolidated government expenditure by economic classification	59
5.3	Economic affairs expenditure	62
5.4	Local development and social infrastructure expenditure	63
5.5	Post-school education and training expenditure	65
5.6	Basic education expenditure	65
5.7	Social protection expenditure	67
5.8	Social grants values	68
5.9	Health expenditure	68
5.10	Defence, public order and safety expenditure	70
5.11	General public services expenditure	71

6.1	Division of nationally raised revenue	74
6.2	Provincial equitable share	75
6.3	Conditional grants to provinces	77
6.4	Transfers to local government	80

7.1	Ownership of domestic government bonds	85
7.2	Financing of national government borrowing requirement	87
7.3	Domestic short-term borrowing	87
7.4	Domestic long-term borrowing	88
7.5	New domestic government bonds	89
7.6	Interest rates in RSA retail bonds	89
7.7	Change in cash balances	91
7.8	Performance against strategic portfolio risk benchmarks	91

8.1	Combined financial position of selected categories of public institutions	94
8.2	Selected state-owned companies’ capital expenditure programmes	96
8.3	Combined balance sheets of state-owned companies	96
8.4	Combined borrowing requirement of selected public-sector institutions	97
8.5	Guarantee exposure to major state-owned companies and development finance institutions	97
8.6	Consolidated balance sheets of development finance institutions	101
8.7	Combined balance sheet of social security funds	103
8.8	Government Employees Pension Fund actuarial valuation	105

Figures

1.1	Real investment spending by general government and public corporations	7

2.1	Commodity prices	18
2.2	Growth in gross fixed capital formation by sector	23
2.3	Components of the current account	24
2.4	Contributions to headline CPI	26

3.1	Spending growth by economic classification	32
3.2	National and provincial headcount growth	33
3.3	National government net debt outlook	38
3.4	Public-sector debt as percentage of GDP	39

4.1	Nominal growth in gross tax revenue and GDP	45
4.2	Effective tax rates	46

5.1	Nominal expenditure growth by function	57

7.1	Fixed-rate bond yield curve movement	84
7.2	Non-resident domestic government bond holdings	85
7.3	Domestic government bond maturities	86

1

Rebalancing the economy for growth

In brief

•

The 2015 Budget proposals support the long-term health of the public finances with a series of revenue and expenditure measures to narrow the budget deficit and stabilise debt. These measures include increases in personal income tax rates and the fuel levies, and a R25 billion reduction in budgeted expenditure over the next two years.

•

Per capita public spending grew by about 80 per cent in real terms over the past decade. Since the global financial crisis began in 2008, however, increasing expenditure has been sustained by a large accumulation of debt. In a low-growth environment, this trend cannot be sustained.

•

Government continues to prioritise infrastructure investment and social programmes that support those citizens most in need, and these commitments are reflected in the budget allocations. Total public-sector infrastructure spending of R813.1 billion is projected over the next three years.

•

To eliminate poverty and reduce inequality, South Africa requires much higher levels of economic growth, supported by accelerated implementation of structural reforms identified in the National Development Plan. Working together, government, business, labour and civil society can speed up these reforms over the period ahead.

  ¢    Introduction

In the four months since the publication of the 2014 Medium Term Budget Policy Statement (MTBPS), the global economic outlook has weakened. There are mounting concerns that the world economy faces a lengthy period of slower growth, punctuated by bouts of volatility. At home, it is now clear that electricity shortages will constrain economic activity over the period ahead.

In this difficult environment, the 2015 Budget contributes to important changes under way that will place the economy on a more solid foundation for sustainable growth in the future. These include shifting from a growth path reliant on consumption to one led by investment, making the transition to a less energy-intensive economy, strengthening tradable sectors with significant potential for job creation, and investing in cities to reverse inequitable and inefficient patterns of human settlement.

Budget contributes to long- term changes that will reposition the economy

2015 BUDGET REVIEW

These changes all contribute to the vision of the National Development Plan (NDP). The Budget also reflects the policy priorities contained in government’s medium-term strategic framework (MTSF), which identifies the key actions required to implement the NDP.

Acknowledging economic realities can strengthen focus on necessary reforms	The economic outlook results in fiscal constraints that will affect the pace and breadth of government’s contribution to national development in the medium term. But frank acknowledgement of the realities facing the country can help government, business, labour and civil society focus on the work that can be done today to build for the future.
Sustaining the social gains of democracy

Over the past decade, the public finances have supported a large-scale redistributive effort to support national development and reduce poverty. National income, adjusted for inflation, is 50 per cent larger than it was 10 years ago. Over the same period, spending per citizen grew by 80 per cent in real terms, and real expenditure on social services doubled.

Since the global financial crisis began in 2008, however, increasing expenditure has been sustained by a large accumulation of debt. Rising debt-service costs, which amount to R115 billion in 2014/15 alone, threaten the sustainability of social gains achieved over the past decade.

CHAPTER 1: REBALANCING THE ECONOMY FOR GROWTH

Since 2012, government has pointed out that a deterioration of the economic environment would warrant a reconsideration of expenditure and revenue plans, and has taken steps to slow growth in expenditure. The 2014 MTBPS noted that the public finances had reached such a turning point, and outlined measures to reduce the budget deficit and stabilise debt. The burden of these necessary adjustments must be equitably shared as part of the social compact that underpins South Africa’s constitutional democracy.	Burden of necessary fiscal adjustments must be equitably shared
¢ Balancing revenue and expenditure
The 2015 Budget builds on the progress made in recent years to limit the growth of government expenditure. Bloated budgets for employee compensation have been curtailed and cost-containment measures have begun to yield results, reflected in reduced spending on goods and services that are not critical for service delivery.	Cost-containment measures have begun to yield results

Over the medium term, government will take several steps to strengthen budget controls. New Treasury instructions will contain costs and additional controls on personnel budgets will be designed. Procurement reforms will be rolled out, including an online tender system that enhances public scrutiny, strengthens competition and levels the playing field for small businesses. A price-referencing system will provide state agencies with a benchmark for costing commonly procured goods.

These measures, combined with hard budget constraints and strong oversight by Parliament, other institutions, the public and the media will help ensure that accounting officers across government direct limited resources to policy priorities. Tighter budgets are an opportunity to eliminate waste, improve efficiency and change the way government does business.

Sustainable public finances cannot be achieved through spending cuts or the expectation of faster growth on its own. A major part of the budget deficit is structural. As a result, in addition to measures aimed at moderating spending, higher tax revenues are required.	Gap between spending and revenue growth will not be closed automatically by improved conditions
Moderate tax increases proposed
There is broad acceptance that South Africa’s tax system is fair and efficient. It forms a part of the country’s social compact, raising the revenue necessary to support public services. Government is aware that improving the quality of public spending, combating corruption, and eliminating waste and inefficiency are vital to maintaining the goodwill that sustains revenue collection.

Over the past two decades, the tax policy framework has kept the overall burden on individuals stable. At the same time, a broadening of the tax base and efficient collections have contributed to sustained improvements in the social wage and real welfare gains for the poorest South Africans. The tax system is progressive, with a greater share of the burden paid by better-off households.	Since 1994, tax burden on individuals has remained stable

The 2015 Budget proposals build on the progressive character of the tax system by raising all marginal rates by one percentage point, except for the lowest bracket, which remains unchanged. Leaving aside other

2015 BUDGET REVIEW

adjustments, the rate changes will result in individuals with an annual taxable income of R200 000 a year paying about R21 more in monthly taxes. Those earning R500 000 will pay an extra R271 per month; and those earning R1.5 million will pay an extra R1 105 each month. Government also proposes an overall increase in the fuel levies of 80.5 c/litre, of which 30.5 c/litre is an increase in the general fuel levy and 50 c/litre is for the Road Accident Fund (RAF), as described below. South Africa’s fuel levies are comparatively low by international standards, and the recent decline in fuel prices creates space for an increase.

These tax proposals (excluding the RAF fuel levy) will add R16.8 billion to revenue in 2015/16, offset by relief for inflation-related earnings increases amounting to R8.5 billion.

Existing levels of revenue cannot finance long-term policy objectives, such as national health insurance	The additional revenue will help to close the gap in the public finances over the medium term. Beyond that, however, several long-term policy objectives, including national health insurance and expanding the post-school education system, imply permanent spending increases that cannot be financed from existing levels of revenue. South Africans need to consider and debate the adjustments required to create room for these progressive spending policies. The impact of any proposed measures on employment and the cost of labour, as well as the long-term growth of the economy, needs to be taken into account.
Earmarked taxes and fiscal imbalances

Several imbalances associated with earmarked taxes have emerged in the fiscal system. The sector education and training authorities and the National Skills Fund receive funding directly from the skills levy. While these institutions continue to budget for large surpluses, other institutions in the post-school education system face significant shortfalls. An interdepartmental team will make recommendations on this matter before the next budget.

Legislation to replace the Road Accident Fund with a more equitable, fair system to be proposed	The structure of the RAF is unaffordable and inequitable, with benefits skewed by income level and absorbed by legal representation. The RAF’s existing liability is R98.5 billion and its accumulated deficit is expected to grow by 15 per cent over each of the next three years, as the earmarked fuel levy is insufficient to close the gap. To address the Fund’s immediate predicament, government proposes to raise the RAF levy on fuel by 50 c/litre. This steep increase will be insufficient to cover the shortfall. In 2015, government will introduce legislation replacing the RAF with a more affordable and equitable scheme. From 2016/17, the earmarked levy will be reserved to finance the new arrangement.

Once-off UIF relief to put R15 billion back into pockets of workers and employers in 2015/16	By 2013/14, the Unemployment Insurance Fund (UIF) had an accumulated surplus of R72.3 billion. Despite the more generous benefits mandated by a legislative amendment in 2012, the UIF estimates that earmarked contributions will add R51.8 billion to its accumulated surplus over the next three years. While government considers longer-term reforms, it proposes once-off relief for UIF contributors in 2015/16. Workers and employers each contribute 1 per cent of the first R14 872 of an employee’s remuneration. This threshold will be lowered to R1 000 with no change in benefits. In effect, employees will pay only R10 in monthly UIF contributions – and employers the same amount per worker – putting about R15 billion back into the pockets of workers and businesses in 2015/16.

CHAPTER 1: REBALANCING THE ECONOMY FOR GROWTH

¢ Building an economy for the future

Adjusting to slower global growth

The world economy faces a protracted period of slow growth. Over the next three years, the United States is the only major developed economy expected to grow by more than 3 per cent annually, with economic activity remaining depressed in Europe and Japan. The outlook for emerging markets has deteriorated in recent months, with notably slower growth expected in China.	World economy faces protracted period of slower growth

Commodity prices have weakened over the past three years, and the price surge of the 2000s is unlikely to resume over the period ahead. Non-oil commodities make up a large portion of South Africa’s exports, and the rate of export growth is expected to be moderate in line with the outlook.

The recent decline in the price of oil is an important boost for the economy and the fiscus, but it is likely to be short-lived. Lower inflation during 2015/16 will strengthen spending and profits, and relieve pressure on the current account of the balance of payments. But the impact on growth will be limited by the effect of electricity supply constraints.	Oil price decline provides a boost for South Africa but is likely to be short-lived

Despite the expected weakness in the global economy as a whole, particular regions and sectors provide growth opportunities. South African firms are well placed to take advantage of rising demand on the African continent. To help businesses realise these opportunities, the capabilities of the state are being enhanced, critical public investments are being made and regulatory obstacles are being identified.
Responding to the electricity constraint

Of the structural weaknesses that need to be addressed for the economy to grow more rapidly, the low and unreliable levels of electricity supply are now the most binding constraint. The net effect on economic growth is difficult to gauge. The revised National Treasury forecast assumes that gross domestic product (GDP) growth will remain below 2.5 per cent for the next two years. However, there is a risk that the economic effect will be even more pronounced.	Net effect of electricity constraint on GDP is uncertain, but government is working to limit its impact

As discussed in Chapter 2, government is working to limit the effects of inadequate electricity supply on the economy. A predictable pattern of scheduled power cuts for maintenance (load shedding) and timely, accessible communications will help to mitigate the impact. Communication from Eskom and large municipalities will continue to play an important role, helping businesses and households to plan for outages. Additional capacity from co-generation, gas and eventually coal will be fed into the system.

Medium-term support to help stabilise Eskom includes funding totalling R23 billion, to be raised in a manner that does not widen the deficit. In combination with measures to improve Eskom’s efficiency and improve plant maintenance, the continuing shift towards cost-reflective electricity prices will encourage firms to reduce consumption and ensure sufficient investment in power generation over time.	Necessary shift towards cost-reflective prices will encourage reduced reliance on electricity

2015 BUDGET REVIEW

Building a sustainable and innovative economy

Structural reforms outlined in NDP include investment in manufactured exports and productivity growth	Achieving faster growth requires urgent implementation of structural reforms outlined in the NDP. These envisage shifting the economy towards tradable sectors through greater investment in manufactured exports and stronger productivity growth. The economy of the future will expand beyond core mineral sectors and have a stronger, more competitive industrial base.

Tourism, agriculture and agro-processing, light manufacturing and services can boost job creation	Over the medium term, this implies movement towards a less energy-intensive growth path that is able to create work for more South Africans. In the context of binding electricity constraints, government will pay closer attention to growth in tradable sectors that employ more people and consume less electricity for each unit of value they create. Over the next several years, the sectors best-placed to thrive and create jobs include tourism, agriculture and agro-processing, light manufacturing and services such as business process outsourcing.
Table 1.1 Electricity intensity, employment and output, 2007 – 2010

Selected economic sectors	Electricity intensity[1]	Jobs[2]	Gross value added[3]
Construction	1.0	445 846	126 435
Transport equipment	2.1	127 828	28 379
Machinery and equipment	2.9	153 439	22 519
Food, beverages and tobacco	15.6	207 195	85 706
Services	31.0	5 675 819	1 853 305
Textiles and leather	38.2	120 136	10 298
Transport	48.1	290 259	192 587
Wood and wood products	49.2	49 968	8 629
Agriculture	115.7	732 833	72 431
Chemical and petrochemical	154.8	90 123	73 791
Paper and paper products	165.3	88 643	9 929
Mining and quarrying	323.6	502 047	279 691
Non-metallic minerals	342.8	63 376	9 708
Iron and steel	1 426.1	52 313	16 861
Non-ferrous metal (including aluminium smelting)	1 993.0	23 244	9 214

1.      Average megawatt-hours per R’000 000 of real gross value added at basic prices over the period

2.      Average employment levels over the period. Based on Quarterly Employment Statistics except agriculture, where figures are based on Quarterly Labour Force Statistics

3.      In R’000 000, 2013 levels

Regulatory obstacles to faster growth are receiving attention	Government also plans to reduce regulatory obstacles that might hinder growth in these areas. For example, it is reconsidering the implications of visa regulations for tourism and a range of other businesses, aligning incentives and policy to support agriculture and agro processing, and promoting employment-intensive aquaculture projects.

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Faster rollout of broadband infrastructure, platforms for innovation in mobile communications and other technology will also be supported to strengthen small, labour-intensive businesses, as well as the economy’s overall competitiveness. Regulatory reforms that reduce barriers to entry and promote shared access to broadband infrastructure will soon be proposed. Rationalising state agencies working in information and communication technology will complement this approach. The completion of the digital migration of television broadcasting will lead to greater availability of broadband spectrum.	Reforms promoting shared access to broadband infrastructure will soon be proposed

Government’s immediate priorities are framed by the nine-point plan to boost growth and create jobs.

Nine-point plan to boost growth and create jobs
1. Resolving the energy challenge	6. Moderating workplace conflict

2. Revitalising agriculture and agro-processing	7. Unlocking small business potential

3. Adding more value to our mineral wealth	8. Boosting the role of state companies
4. Industrial Policy Action Plan	9. Operation Phakisa, aimed at the ocean economy and other sectors
5. Encouraging private investment

Towards investment-led growth

At the heart of the NDP is the need to shift South Africa’s economic growth trajectory from one led by consumption to higher levels of investment and exports. Investment should be in dynamic sectors that transform ownership and economic structure, and draw in a larger proportion of the economically inactive population.	Economy needs to shift from consumption to investment

Investment has risen from 15 per cent of GDP in 2002 to 20 per cent in 2014, supported by large public-sector infrastructure investments. But high levels of consumption by government and households have made South Africa vulnerable to shifts in global investor sentiment.
Figure 1.1 Real investment spending by general government and public corporations, 2007 – 2014

2015 BUDGET REVIEW

The current account deficit was 5.8 per cent in 2014, indicating continued reliance on foreign savings. Household debt remains high, making consumers vulnerable to interest rate increases.
Government consumption and capital spending
Capital spending is fastest-growing element of expenditure	The 2015 Budget continues to prioritise investment. Apart from debt-service costs, capital spending, both directly and through transfers to municipalities, is the fastest-growing element of the budget. Over the next three years, national, provincial and local governments have budgeted R362.4 billion for infrastructure spending. The fiscal framework achieves a balance between current spending, largely on consumption items, and revenue. Consequently, as the deficit narrows over the next three years, the capital financing requirement will remain at 3.8 per cent of GDP.

Sustaining high levels of capital spending depends largely on moderating consumption expenditure, the largest share of which is the public-sector wage bill. Over the past decade, public-sector unit labour costs have increased by more than 80 per cent in real terms, with an average annual growth rate of more than 6 per cent above inflation. Compensation of employees has contributed in large measure to the structural fiscal deficit.

Government budgeting for wage agreement that protects real buying power of public servants	Government is budgeting for a wage agreement that protects the real buying power of public servants. If current negotiations result in a settlement that departs significantly from inflation, government will have to effect substantial reductions in capital expenditure, introduce more stringent controls on public employment or find ways to curtail spending on other critical priorities.
Investment by state-owned companies
New economic assets in electricity, rail, ports and pipelines will promote faster economic growth	Most public investment in economic infrastructure is financed on the balance sheets of state-owned companies. The creation of economic assets in electricity, rail, ports and pipelines is building a platform for faster economic growth. In certain areas, these investments have already begun to lift constraints. Transnet’s seven-year, R310 billion capital investment programme is modernising the freight logistics network and upgrading railways, ports and pipelines. Sixty trains now run daily between Durban and Johannesburg, compared with fewer than 20 a decade ago.

The annual volume of investment by public enterprises has increased by more than 260 per cent in real terms over the past 10 years. However, the rate of investment growth by public corporations has begun to slow. Eskom’s budgeted capital spending is declining as several of its major construction projects near completion. Transnet has trimmed its capital expenditure estimates in response to lower commodity prices and slower global growth. The South African National Roads Agency Limited’s investment plans for national roads cannot proceed if the entity is unable to raise sufficient revenue. Coordinating investment decisions across numerous public and private agents has led to delays in the water sector.

Unresolved policy and regulatory concerns often hold back investment	Financial constraints are sometimes perceived as an obstacle to investment. But in many cases unresolved policy and regulatory concerns, along with governance and operational weaknesses, are at the root of the problem. For example, the outcome of debates on the user-pays principle and how it should be applied to achieve equity and efficiency will affect

CHAPTER 1: REBALANCING THE ECONOMY FOR GROWTH

the business plans of all large state-owned companies. In addition, mandates need to be well specified, lines of accountability should be clear and developmental work that cannot be financed from commercial operations must be made explicit.

The 2015 Cabinet Lekgotla discussed a range of interventions, drawing on the Presidential Review Committee on State-owned Entities report of 2012, to ensure that state-owned companies are reformed to contribute more effectively to national development.

Strengthening state-owned entities

The Presidential Review Committee on State-owned Entities noted that there are about 715 such entities serving various objectives. The committee has recommended that government develop the following:

•	A single governing law and an overarching, long-term strategy for public entities.

•	A framework for appointing boards, clarifying the roles of executive authorities, boards and CEOs.

•	A clearer approach to funding, including separate and adequate funding of developmental activities.

•	A plan to rationalise the number of entities.

•	Expanded private-sector partnerships to deliver economic and social infrastructure.

•	A central remuneration agency to improve salary consistency, with incentives linked to performance.

•	A streamlined empowerment framework to encourage transformation.

•	Improved monitoring and evaluation against public entities mandates.

Reviving investment by the private sector
Despite strong corporate balance sheets, private-sector investment growth remains weak. Restoring confidence in the future growth of the economy is the key to unlocking the long-term investment commitment of private funds. Regulatory and other obstacles to private investment are receiving attention. Government plans to build on the success of its initiative to purchase renewable energy from independent producers. The programme illustrates the benefits of public-private cooperation, clear policy frameworks and the potential for South African firms to innovate.
Investment to transform urban spaces
South Africa’s urban infrastructure must be renewed. Population growth places enormous pressure on ageing transport systems, roads, housing, water and other amenities. Moreover, apartheid spatial planning dominates the urban landscape. Over the next three years, government will expand investment in the urban built environment, using resources more effectively to transform human settlements, and drawing in private investment to support more dynamic and inclusive economic growth.	Expanded investment in urban built environment aims to draw in private capital

The 2015 Budget begins a fundamental realignment to achieve these goals. The National Treasury will work directly with municipal governments, development finance institutions and the private sector to expand investment in urban infrastructure and housing. A series of transformative projects valued at over R128 billion has been identified for potential investment in large cities, supported by a project preparation facility at the Development Bank of Southern Africa (DBSA). To broaden funding streams, city governments will focus on improving their systems for revenue collection, expenditure management and land-use zoning.

2015 BUDGET REVIEW

New fiscal package will encourage large cities to find innovative ways to finance large projects	Government will introduce a new fiscal package to mobilise additional financial resources for metropolitan municipalities to effectively finance these investment projects. The system of local government infrastructure grants, which currently finances more than half of capital spending in cities, will be reformed. Grants will be consolidated, conditions streamlined, and allocations made more predictable and responsive to the needs of specific investment projects. Financial incentives for better municipal performance will be strengthened. Government will also propose legislative reforms to strengthen the efficiency and fairness of municipal development charges. Working with the DBSA and private financial institutions, the National Treasury will help cities to borrow at lower rates and for longer periods.

Metropolitan municipalities will announce further details on their investment plans when they table their budgets. An investor conference showcasing projects will take place in the next several months.
¢ Overview of the 2015 Budget
Economic outlook
GDP growth of 2 per cent projected in 2015, rising to 3 per cent by 2017	The National Treasury projects GDP growth of 2 per cent in 2015, rising to 3 per cent by 2017. The moderately improving growth outlook will be supported by continued economic growth in much of sub-Saharan Africa and, over the short term, better terms of trade and lower inflation associated with the oil price decline. Inadequate electricity supply, however, will impose a constraint on output and exports.

Achieving faster sustainable growth and large-scale job creation requires structural shifts in the economy, higher exports, moderate real wage increases and, crucially, growing private-sector investment based on confidence in the long-term business environment.
Table 1.2 Macroeconomic outlook – summary

	2014	2015	2016	2017
Real percentage growth	Estimate	Forecast
Household consumption	1.2	2.0	2.6	3.0
Gross fixed-capital formation	-0.6	2.2	3.4	3.8
Exports	0.9	3.3	4.6	5.0
Imports	-0.3	4.6	5.3	5.5
Real GDP growth	1.4	2.0	2.4	3.0
Consumer price inflation (CPI)	6.1	4.3	5.9	5.7
Current account balance (% of GDP)	-5.8	-4.5	-4.9	-5.2

Across all tables in the Budget Review, the use of “0” refers to a value of small magnitude that is rounded up or down to zero. If a value is exactly zero, it will be denoted by “–”. If data is not available it is denoted by “N/A” Source: National Treasury
Fiscal policy
Proposals aim to narrow budget deficit, stabilise debt and begin rebuilding fiscal space	The 2015 Budget implements government’s commitments to narrow the budget deficit, stabilise debt and begin to rebuild fiscal space. A combination of a lower expenditure ceiling and higher taxes will narrow the deficit to 2.5 per cent of GDP by 2017/18. Given weak economic conditions, these proposals have been designed to limit the dampening effect on economic growth in the short term.

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Over the medium term there are three main risks to the fiscal outlook: weaker-than-expected economic growth, a public-sector wage settlement significantly above CPI inflation, and the provision of additional direct fiscal support, equity injections or guarantees to public entities.

Table 1.3 Consolidated government fiscal framework

	2014/15	2015/16	2016/17	2017/18
R billion/percentage of GDP	Revised estimate	Medium-term estimates
Revenue	1 091.0	1 188.9	1 331.5	1 439.5
	28.1%	28.4%	29.3%	29.2%
Expenditure	1 243.4	1 351.0	1 448.8	1 561.7
	32.0%	32.2%	31.9%	31.7%
Budget balance	-152.4	-162.2	-117.3	-122.2
	-3.9%	-3.9%	-2.6%	-2.5%

Source: National Treasury

Revenue trends and tax proposals
Tax revenue as a percentage of GDP is expected to increase from 25.2 per cent in 2014/15 to 25.8 per cent in 2015/16. The 2015 Budget tax proposals are expected to add R16.8 billion to revenue in the next year, before accounting for fiscal drag, and carry forward over subsequent years.	Tax revenue grows to 25.8 per cent of GDP in 2015/16

The main tax proposals include:

• Increasing marginal personal income tax rates by one percentage point for all taxpayers earning more than R181 900, and adjusting tax brackets and rebates to account for fiscal drag.

• Raising the general fuel levy by 30.5 c/litre and the Road Accident Fund levy on fuel by 50 c/litre (a total increase of 80.5 c/litre).

• Providing a more generous turnover tax regime for small businesses.

• Strengthening the energy-efficiency savings tax incentive.

Table 1.4 Summary of tax proposals

R million	2015/16 Budget estimate
Budget revenue (before tax proposals)		1 180 579
Personal income tax	—
Fiscal drag relief	-8 500
Rate increase in income tax	9 420
Medical credits	-920
Business income tax	-150
Energy-efficiency savings tax incentive	-150
Taxes on property	100
Adjustment in transfer duty	100
Indirect taxes	8 325
Increase in general fuel levy	6 490
Increase in excise duties on tobacco products	602
Increase in alcoholic beverages	1 234
Tax proposals after fiscal drag 2015/16 (net):		8 275
Tax revenue (after tax proposals)		1 081 275
Budget revenue (after tax proposals)		1 188 855

Source: National Treasury

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Medium-term expenditure plans

Aggregate spending will reach R1.56 trillion in 2017/18	The 2015 Budget allocates resources to core social and economic priorities while containing aggregate expenditure growth. Spending plans give effect to the priorities of the NDP and the MTSF. Although aggregate spending, which will reach R1.56 trillion in 2017/18, continues to grow in real terms across a significant proportion of the budget, this is not the case in all areas. Reducing wasteful expenditure and implementing more cost-effective service-delivery models will make more resources available for priority spending areas.
Table 1.5 Consolidated government expenditure by function

R billion	2014/15 Revised estimate	2015/16 Budget estimate	Average growth 2014/15 – 2017/18
Basic education	189.5	203.5	6.3%
Health	144.6	157.3	7.1%
Defence, public order and safety	163.0	171.2	5.7%
Post-school education and training	56.6	62.2	7.1%
Economic affairs	189.4	206.2	6.0%
Local development and social infrastructure	176.6	199.6	8.2%
General public services	64.7	64.4	2.6%
Social protection	143.9	155.3	7.0%

Allocated expenditure	1 128.4	1 219.6	6.5%
Debt-service costs	115.0	126.4	10.1%
Unallocated reserves	—	5.0

Consolidated expenditure[1]	1 243.4	1 351.0	7.9%

1.      Consisting of national, provincial, social security funds and selected public entities Refer to Annexure W2 on the National Treasury website for a detailed list of entities included

Source: National Treasury

Relative to expenditure levels announced in the 2014 Budget, total spending in 2015/16 and 2016/17 has been reduced by R25 billion, or about 1 per cent of projected budgets. The bulk of reductions has fallen on the goods and services budget. Capital spending and transfers to local government for capital projects are among the fastest-growing expenditure categories.
Division of revenue
Provincial and local governments must renew focus on service delivery and reduce costs	Fiscal constraints mean that transfers to provinces and municipalities will grow more slowly in the period ahead than they have in the past. Accordingly, provincial and local governments must renew their focus on core service delivery functions and reduce costs without adversely affecting basic services. The National Treasury is working with provinces and municipalities to improve the performance of conditional grants. Similar work is being done to help cities mobilise their own revenues and borrowing to finance infrastructure investments.

Over the next three years, of the funds available after providing for debt costs and the contingency reserve, 47.9 per cent are allocated to national government, 43.1 per cent to provincial government and 9 per cent to local government.

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Table 1.6 Division of revenue

R billion	2014/15	2015/16	2016/17	2017/18
National allocations	491.4	523.0	553.8	586.1
Provincial allocations	439.7	468.2	496.3	526.4
Equitable share	359.9	382.7	405.3	428.9
Conditional grants	79.7	85.5	91.0	97.5
Local government allocations	89.1	99.8	103.9	110.0

Total allocations	1 020.1	1 090.9	1 154.0	1 222.5

Percentage shares
National	48.2%	47.9%	48.0%	47.9%
Provincial	43.1%	42.9%	43.0%	43.1%
Local government	8.7%	9.1%	9.0%	9.0%

Source: National Treasury

Debt management

Over the past five years, government has expanded its borrowing programme in response to difficult economic circumstances. As a percentage of GDP, net debt has grown from 21.8 per cent at the start of the financial crisis in 2008/09 to 40.8 per cent in 2014/15.

Government’s borrowing plans over the next three years reflect a prudent approach to accumulating and managing debt. The medium-term fiscal framework will result in debt stabilising at 43.7 per cent of GDP in 2017/18. The net borrowing requirement of R180.9 billion in 2014/15 is R1.1 billion higher than projected in the 2014 Budget, and is expected to decrease to R173.1 billion in 2015/16. Domestic capital markets will remain the main source of financing.	Debt projected to stabilise at 43.7 per cent of GDP in 2017/18

Table 1.7 Projected state debt and debt-service costs

R billion/percentage of GDP	2014/15	2015/16	2016/17	2017/18
Net loan debt	1 584.0	1 781.3	1 958.1	2 151.7
	40.8%	42.5%	43.1%	43.7%
Debt-service costs	115.0	126.4	141.0	153.4
	3.0%	3.0%	3.1%	3.1%

Source: National Treasury

The balance sheets of public institutions

Public-sector institutions make important contributions to government’s economic development strategy. Although the solvency of these institutions is strong overall, several poorly performing and inefficient entities represent significant specific risks to public finances.

Government is working with these institutions to develop sustainable financial frameworks supported by turnaround plans. Many of the interventions that have been launched will, in the short-term, focus on stabilising the finances of these institutions – in particular bolstering liquidity. Over the longer term, government will better align its portfolio of institutions and mandates to national development, and design complementary financing models.	Government working to align its portfolio of institutions and mandates to national development

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2

Economic outlook

In brief

•	The South African economy is forecast to grow by 2 per cent in 2015, with a gradual improvement to 3 per cent in 2017.

•	Weaker global growth prospects and slower growth in key emerging markets introduce a degree of uncertainty into the forecast, with volatility expected in capital markets and exchange rates.

•	Lower oil prices over the short term should boost global growth, trade and consumption. South Africa’s terms of trade will benefit from the decline in the oil price.

•

Real exchange rate depreciation and low inflation should support the competitiveness of South African firms, but the electricity supply constraint will curtail mining and manufacturing output, and exports.

•

Low investor confidence could hinder investment in South Africa this year, but businesses with strong balance sheets are expected to upgrade machinery and equipment, and to continue investing in fast-growing African markets.

•

The medium-term strategic framework supports a range of programmes that, in combination with infrastructure investment and structural changes in the real economy, will ultimately raise growth potential.

¢ Overview

Global economic growth projections have been revised down in recent months, and the pattern of slow growth is likely to persist, with consequences for all developing economies.

South Africa’s gross domestic product (GDP) forecast for 2015 has also been revised down. The National Treasury projects GDP growth of 2 per cent in 2015, rising to 3 per cent by 2017. The moderately improving growth outlook will be supported by continued economic growth in much of sub-Saharan Africa, as well as better terms of trade and inflation gains associated with the lower oil price, and a more competitive rand exchange rate. Inadequate electricity supply, however, will impose a serious constraint on output and exports over the short term.	Moderate improvements to growth outlook expected in period ahead

2015 BUDGET REVIEW

Government has invited new bids for independent power producers and seeks to secure gas and renewables supply	Government is working with Eskom to mitigate the impact of power cuts. The measures include stepping up maintenance to ensure reliability of supply, renewing existing co-generation agreements and entering into new ones with private firms, and expediting the completion of new power stations. At the end of 2014, government invited independent power producers to build coal-fired power stations providing up to 2 500MW of electricity. Efforts are also under way to secure additional supply from gas and renewable sources. In combination, these efforts will improve the availability of electricity over the medium term, and plans are under way to ensure that South Africa can generate sufficient energy to power its economy over the long term.

Economic growth and the National Development Plan

Achieving faster sustainable growth and job creation requires structural shifts	The slowdown in economic growth since 2012 has highlighted structural constraints in the domestic economy. While progress has been made on several fronts – such as talks to establish a more sustainable labour relations environment, and administrative reforms to reduce red tape in certain areas – the fundamental obstacles to more rapid growth remain in place. Achieving faster sustainable growth and large-scale job creation will require structural shifts in the economy, stronger supply-side value chains, higher exports, moderation in wage increases and, crucially, growing private-sector investment based on confidence in the long-term business environment.

National Development Plan and MTSF target infrastructure investment, private-sector partnerships	The integrated reforms required to achieve these goals are outlined in the National Development Plan, and are addressed in the medium-term strategic framework (MTSF). Initiatives under way include large public-sector infrastructure investments in electricity and transport; expanded partnerships to encourage private investment; better cooperation between government, the private sector, trade unions and civil society; incentives to attract new entrants in the economy; special economic zones to boost exports; programmes to reshape the urban spatial landscape; and programmes to improve the quality of education and skills development.

Maintaining a prudent macroeconomic and fiscal policy stance that promotes low inflation, low interest rates and a competitive real exchange rate – and which narrows the budget deficit and stabilises the public-sector debt ratio – will provide a platform to strengthen structural change across the economy.

¢ Global outlook

A protracted period of weak global growth is expected	A weak global economic recovery is projected over the next several years, with growth forecast to rise from 3.3 per cent in 2014 to 3.5 per cent in 2015 and 3.7 per cent in 2016. Volatility in capital flows is expected to continue.

Among advanced economies, growth is picking up in the United States, but economic activity remains tepid in Europe and Japan. Weak domestic demand and falling inflation expectations have prompted the central banks of Europe and Japan to introduce additional monetary stimulus, which should support growth rates slightly above 2014 levels. However, the outcome of negotiations between Greece and its creditors could have destabilising economic and political consequences for the European Union.

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The forecast growth rates of large emerging markets have been revised downwards. In emerging markets and developing economies, growth is projected to dip to 4.3 per cent in 2015, improving to 4.7 per cent in 2016. China’s GDP growth rate is projected to slow to 6.8 per cent in 2015.

Table 2.1 Annual percentage change in GDP and consumer price inflation in selected regions/countries, 2013 – 2016

Region/country	2013	2014	2015	2016	2013	2014	2015	2016
Percentage	GDP projections[1]				CPI projections[2]
World	3.3	3.3	3.5	3.7	3.9	3.8	3.9	3.8
Advanced economies	1.3	1.8	2.4	2.4	1.4	1.6	1.8	2.0
United States	2.2	2.4	3.6	3.3	1.5	2.0	2.1	2.1
Euro area	-0.5	0.8	1.2	1.4	1.3	0.5	0.9	1.2
United Kingdom	1.7	2.6	2.7	2.4	2.6	1.6	1.8	2.0
Japan	1.6	0.1	0.6	0.8	0.4	2.7	2.0	2.6
Emerging markets and	4.7	4.4	4.3	4.7	5.9	5.5	5.6	5.2
developing economies
Brazil	2.5	0.1	0.3	1.5	6.2	6.3	5.9	5.6
Russia	1.3	0.6	-3.0	-1.0	6.8	7.4	7.3	6.0
India	5.0	5.8	6.3	6.5	9.5	7.8	7.5	6.7
China	7.8	7.4	6.8	6.3	2.6	2.3	2.5	3.0
Sub-Saharan Africa	5.2	4.8	4.9	5.2	6.6	6.7	7.0	6.5
South Africa[3]	2.2	1.4	2.0	2.4	5.8	6.1	4.3	5.9

1.	IMF World Economic Outlook, January 2015
2.	IMF World Economic Outlook Update, October 2014
3.	National Treasury forecasts

The growth outlook for sub-Saharan Africa remains robust, averaging 5 per cent over the next three years, despite lower commodity prices. Economies in the region have diversified over the past decade, attracting increased foreign direct investment and benefiting from rising investment in ports, electricity capacity and transportation. Buoyant growth in agriculture and services has also broadened economic activity. For net oil importers, the decline in oil prices should offset lower non-oil commodity export prices over the short term. However, the region faces significant risks. These include uncertainty about the consequences of lower commodity prices on investment, unresolved security issues and weak demand from Europe.	Robust economic growth outlook for sub-Saharan Africa

How will the price of oil affect South Africa and the region?

The International Monetary Fund (IMF) estimates that lower oil prices could raise global growth by between 0.3 and 0.7 percentage points. Fitch Ratings estimates that the price decline could boost sub-Saharan African growth to 5 per cent in 2015. South Africa, Kenya, Tanzania, Cote d’Ivoire and Ethiopia spend 20 per cent or more of their import bill to buy oil.

South Africa is an oil-intensive country, meaning that it uses a relatively high proportion of oil to produce a unit of GDP, particularly for transportation. Lower oil prices are expected to boost the South African economy as inflation falls and disposable income rises due to improved terms of trade. The net effects of a lower oil price, however, depend on several factors, including the duration and extent of the price decline, currency depreciation, the oil intensity of trading partners, the ability of local firms to respond to increased demand, and taxes and subsidies on oil products.

Commodity prices

In recent months, crude oil prices have declined sharply, falling from US$102/barrel in August 2014 to US$48/barrel in January 2015. There is, however, great uncertainty over the long-term trajectory of oil prices, which have already begun to rise from the January trough.

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Non-oil commodity prices have declined, driven by weaker growth in China	Non-oil commodity prices have declined significantly since 2012, and most are expected to remain at similar levels for much of 2015. The common factor behind these price trends is weak global growth, particularly the slowing Chinese economy. Coal prices declined by 20 per cent year on year to US$66 per ton at the end of 2014, and are expected to remain subdued in 2015. Platinum prices are projected to recover in 2015, supported by a supply deficit and strong demand for catalytic converters. The price of gold has remained volatile but has declined marginally over the past year.

Figure 2.1 Commodity prices, 2010 – 2014*

*Precious metals, and industrial metals and coal indices are trade weighted using South Africa’s export ratios

The world economy and South Africa

Volatility in global monetary policy and capital flows expected over medium term	Lower commodity prices, slow growth among major trading partners and volatility in global monetary policy and capital flows will directly affect South Africa over the next several years. The European monetary stimulus is expected to have a muted impact on GDP growth in Europe, and the anticipated weakness of the euro will limit South Africa’s currency competitiveness. Weaker commodity demand from China in particular is expected to have a negative effect on South Africa’s exports.

Continued growth in African markets is a growth channel for South African exports	The net result of these trends, however, is offset by several developments. South Africa’s deepening trade links with sub-Saharan Africa, where investment has begun to diversify towards manufacturing, services and infrastructure, should continue to provide expanded export markets, though there may be negative effects from reduced Chinese demand. In the short term, lower oil prices are expected to reduce transport costs and improve the terms of trade. Disciplined government spending will reduce the economy’s vulnerability to capital outflows, and create sufficient space for monetary policy to support investment and a competitive real exchange rate.

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¢ South Africa: economic outlook and trends

Projected GDP growth is revised down from 2.5 to 2 per cent in 2015, with a gradual rise to 3 per cent by 2017. Average growth over the forecast period is 0.4 percentage points lower than at the time of the 2014 Medium Term Budget Policy Statement.	GDP expected to reach 3 per cent by 2017

The economic forecast takes into account a wide range of factors. Global growth has been revised downwards. While there is uncertainty about the impact of key variables (see box on following page), in comparison with the pre-2008 period, a protracted period of lower global economic growth is expected. Terms of trade gains might provide temporary relief for domestic prospects, but they are likely to be offset by constraints on output growth, notably the electricity constraint. Inadequate and unreliable electricity supply has also reduced investor and consumer confidence.

Table 2.2 Macroeconomic performance and projections, 2011 – 2017

Calendar year	2011	2012	2013	2014	2015	2016	2017
Percentage change	Actual			Estimate	Forecast
Final household consumption	4.9	3.4	2.9	1.2	2.0	2.6	3.0
Final government consumption	1.7	3.4	3.3	1.9	1.6	0.7	0.7
Gross fixed-capital formation	5.7	3.6	7.6	-0.6	2.2	3.4	3.8
Gross domestic expenditure	4.9	3.9	1.4	1.1	2.4	2.7	3.1
Exports	4.3	0.1	4.6	0.9	3.3	4.6	5.0
Imports	10.5	6.0	1.8	-0.3	4.6	5.3	5.5

Real GDP growth	3.2	2.2	2.2	1.4	2.0	2.4	3.0

GDP inflation	6.7	5.5	6.0	6.1	6.1	5.5	5.5
GDP at current prices (R billion)	3 025.0	3 262.5	3 534.3	3 801.7	4 112.8	4 443.2	4 829.9
CPI inflation	5.0	5.7	5.8	6.1	4.3	5.9	5.7
Current account balance (% of GDP)	-2.2	-5.0	-5.8	-5.8	-4.5	-4.9	-5.2

Source: Reserve Bank and National Treasury

Table 2.3 Macroeconomic performance and projections, 2011/12 – 2017/18

Fiscal year	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
Percentage change	Actual			Estimate	Forecast
GDP at current prices (R billion)	3 081	3 328	3 610	3 880	4 192	4 539	4 926
Real GDP growth	3.0	2.1	2.2	1.4	2.0	2.6	3.0
GDP inflation	5.9	5.8	6.1	6.0	5.9	5.5	5.4
CPI inflation	5.6	5.6	5.8	5.6	4.8	5.9	5.6

Source: National Treasury

Over the medium term, the electricity supply constraint will curtail output and limit expansion. Investment growth has been revised down, but private investment growth is expected to pick up as firms invest in maintenance and upgrading of equipment. Public-sector investment will remain robust, but will moderate due to lower estimates in the medium-term investment plans of Transnet and Eskom. The positive impact of low oil prices on GDP growth in 2015 is expected to recede in 2016 as oil prices are projected to increase.

Household consumption is projected to grow by only 2 per cent in 2015 as a result of subdued employment growth, lower income growth and high debt levels. Higher purchasing power and lower inflation will not fully offset these effects.	Household consumption projected to grow by 2 per cent in 2015

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Economic growth scenarios

The current economic environment is characterised by high levels of uncertainty in the global outlook, the oil price and the net effect of the electricity supply constraint. Consequently, it is useful to discuss the main assumptions used by the National Treasury in compiling the GDP forecast.

Growth rate assumptions are as projected in Table 2.1. The oil price is projected to rise from current levels to US$75/barrel by 2017. Platinum prices are expected to rise from current levels of US$1 200/oz to US$1 450/oz in 2017. Coal prices are projected to increase marginally. Gold prices are likely to remain at current levels, while iron ore prices are expected to fall marginally in line with slowing growth in China. The forecast assumes electricity disruptions to output and consumption consistent with intermittent load shedding.

GDP growth scenarios to 2017

A number of scenarios are possible depending on the outcome of these assumptions:

•

Further deterioration in electricity availability in the current year, reducing growth to 1 per cent in 2015. The mining and manufacturing sectors would be most affected due to their high electricity intensity. Lower employment growth would negatively affect disposable income and household consumption.

•

A decline in global growth by more than anticipated, pushing commodity prices down. A 0.5 percentage point decline in the annual growth rate for global demand, and a 10 per cent fall in export commodity prices, would lower GDP growth to 1.5 per cent in 2015 and 2.1 per cent in 2016.

•

Better-than-expected availability of electricity or greater energy efficiency could boost growth in 2015 by 0.4 per cent, strengthening the benefits associated with lower oil prices and positive terms of trade.

Despite a more competitive rand, export growth has been revised down from 4.2 per cent to reflect supply-side constraints. Exports are projected to grow by 3.3 per cent in 2015 and by 5 per cent in 2017. Import growth has also been revised down in line with weaker domestic demand and reduced imports of capital equipment.

Updating the measurement of gross domestic product

All countries update their national accounts data from time to time to reflect broad changes in economic activity. South Africa has conducted these updates at a five-year frequency since 1999. In November 2014, Statistics South Africa and the Reserve Bank published two revisions of national accounts data:

•	Benchmarking of data to 2010 to reflect a more current structure of the economy.

•	Introducing the United Nations 2008 System of National Accounts (SNA), which will change the methodology used in measuring GDP, adjusting for aspects of the economy that have become more prominent.

Using the rebased nominal GDP numbers, the budget deficit as a percentage of GDP narrows by 0.2 percentage points in 2014/15. The level of nominal GDP in 2014 is about 4 per cent higher (about R159 billion) as a result of the exercise.

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Trends in the real economy

The National Treasury’s forecasts of the near and medium-term outlook are informed partly by analysis of recent trends and initiatives. During 2014, strong growth in agriculture and an improved performance by construction were offset by contractions in the mining and electricity sectors. Supply shocks and flagging demand also weighed on the performance of manufacturing, where growth was flat.	Growth in agriculture, construction in 2014 offset by contractions in mining, electricity

Table 2.4 Sector growth trends, 2012 – 2014

	2012	2013					2014
Percentage	Year	Q1	Q2	Q3	Q4	Year	Q1	Q2	Q3	Year[1]
Agriculture, forestry and fishing	0.6	-2.9	-1.1	3.6	6.9	1.5	3.3	5.3	8.2	4.6
Mining and quarrying	-2.9	14.3	-4.5	12.3	17.2	4.0	-23.0	-3.1	1.6	-1.4
Manufacturing	1.9	-7.8	11.7	-6.6	12.3	0.7	-6.4	-4.0	-3.4	0.1
Electricity and water	-0.1	-4.8	3.0	1.9	-6.0	-0.6	0.2	-0.5	-1.1	-1.1
Construction	2.1	-0.8	5.1	0.6	3.6	2.7	3.7	2.1	2.2	2.9
Wholesale and retail trade;	3.6	0.9	2.2	0.3	1.8	1.9	1.5	-0.2	3.4	1.3
hotels and restaurants
Transport and communication	2.5	2.0	1.6	2.6	1.6	2.0	1.4	3.9	2.2	2.1
Finance, real estate	3.0	4.8	5.0	2.8	2.6	3.0	1.4	1.2	2.4	2.3
and business services
Personal services	2.1	1.2	2.7	1.2	1.2	1.8	1.5	1.5	1.3	1.5
General government	3.6	1.3	2.8	2.8	4.6	3.1	2.3	3.9	2.2	3.3
GDP	2.2	1.4	3.7	1.2	5.1	2.2	-1.6	0.5	1.4	1.5

1.	Year-to-date growth trend

Source: Reserve Bank

Agriculture’s robust performance is attributable to favourable weather conditions, high levels of production in summer field crops and animal products, and strong meat and wheat prices. Despite recent high temperatures and low rainfall that may affect certain provinces, production estimates suggest that positive growth will continue during 2015.

Real value added in the mining sector contracted by 1.4 per cent during the first three quarters of 2014. The poor performance was largely the result of a five-month strike in the platinum sector, compounded by weaker global demand, electricity constraints and long-term maintenance requirements. Underground mine production continues to fall as mines get deeper and ore grades decline. The significant reduction in platinum group metals production was offset by increased iron ore, coal and manganese output.	Strikes and weaker global demand contributed to weak mining performance

After recovering steadily since the 2009 recession, with annual growth of about 2.8 per cent and rising investment, manufacturing production contracted in each of the first three quarters in 2014. This resulted from weak domestic demand, strikes in the metals, steel and engineering sector, and refinery maintenance. Over the forecast period, manufacturing and mining, which are highly energy intensive, are expected to be seriously affected by electricity constraints.

In construction, growth is expected to improve during 2015, supported by the observed increase in the real value of building plans passed – an indication of future building activity – and continued government investment. Private-sector construction investment, however, has yet to gather pace.	Indications of positive growth in construction sector during 2015

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Growth in the transport and communication sector was supported by infrastructure investment, rising passenger and freight demand, and increased competition in telecommunications. Transnet and the Passenger Rail Agency of South Africa’s capital expenditure programmes, in locomotives and trains, are beginning to show results. Increased volumes on the Richards Bay coal line and the Sishen-Saldanha iron-ore line contributed to sector growth.

Measures to address South Africa’s electricity supply constraint

South Africa’s electricity supply constraint has worsened, largely owing to inadequate maintenance, leading to unplanned outages. Government’s ministerial electricity “war room” is working to address the following:

•	Short-term funding, maintenance and diesel supply concerns.

•	Speeding up the completion of the Medupi and Kusile power stations.

•	Procuring additional co-generation capacity of about 800 MW over the next six months.

•

Increasing gas generation. Government has released a request for proposals for 3 126MW of power from natural gas, with initial power expected to be available by 2020. Steps are also under way to switch Eskom’s open-cycle gas turbines from diesel to natural gas.

•	Obtaining up to 2 500MW from independent power producers generating electricity from coal; this power should start being added to the grid by 2020.

Government is in talks with business and considering a wide range of options to improve energy efficiency and manage demand. Options under consideration include expanding the use of smart meters, “buying back” power from large industrial users and varying tariffs by time of use. Over time, progress towards tariffs that reflect Eskom’s costs of producing electricity will encourage businesses and households to use energy more efficiently.

Over the period ahead, South Africa will procure imported hydro power (2 609 MW) and 13 more renewable power projects totalling 1100 MW from the private sector. South Africa has already contracted a total of 4 100 MW of renewable energy from 66 different private-sector projects since 2011, of which 32 are supplying 1 522 MW to the grid. A framework for investment in gas infrastructure has been released for public comment.

Government has also initiated discussions with several potential partner countries to explore nuclear power production. Like any substantial long-term investments of this magnitude, proposals would be subject to rigorous feasibility, affordability and environmental impact assessments. Final contracting would be subject to fair, transparent and competitive procurement processes within the requisite legal framework.

Frequent unplanned outages and low plant availability are expected to persist for the next three years. Reforms under way, however, will over time lead to the development of a vibrant, diversified and competitive electricity sector, which will change the supply mix, expand private participation, and ensure robust and flexible supply.

Employment and remuneration

The unemployment rate was 24.3 per cent at the end of 2014, or 34.6 per cent including discouraged job seekers. Among the unemployed, long-term joblessness is 66 per cent, underlining how lengthy exclusion from the labour market erodes skills and reduces employability. Unemployment for those between 15 and 24 years old remains extremely high at 48.8 per cent.

Worryingly, private-sector job creation remains weak	The Quarterly Labour Force Survey (of individuals) shows that in 2014, 143 000 jobs were created. Worryingly, private-sector job creation remains weak. The public sector has contributed 59 per cent of the formal non-agricultural jobs created since 2010, and 88 per cent of jobs in 2014, most of which were in public works programmes, state-owned entities and local government.

Employment in mining and manufacturing has declined. The mining sector lost 8 000 jobs year-on-year by the third quarter of 2014. Manufacturing employment has lost 18 000 jobs since the beginning of 2014, largely due to greater reliance on higher skills, technology and capital. The Quarterly Labour Force Survey reports that the agriculture sector gained 28 000 jobs in 2014.

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The labour intensity of production continues to decline. While this boosts unit labour productivity and can enhance competitiveness, total output is not growing fast enough to absorb existing job seekers or new workforce entrants. Reducing unemployment and inequality will require a large increase in job creation by the private sector.

Domestic expenditure

Tighter financial conditions have reduced overall consumer debt levels to 78.3 per cent of disposable income, down from a high of 89.3 per cent in 2008, but consumer confidence remains subdued.	Overall consumer debt stands at 78 per cent, down from previous highs, but confidence is subdued

Gross fixed capital formation grew by just 0.2 per cent in the first three quarters of 2014, due mainly to a 2.8 per cent contraction in private investment. While business confidence is likely to remain subdued, continued growth in general government investment should contribute to a recovery in private investment. Economic infrastructure accounted for nearly 60 per cent of investment spending by general government in 2013.

Figure 2.2 Growth in gross fixed capital formation by sector, 2005 – 2014

Balance of payments, exchange rates and inflation

South Africa is running an elevated current account deficit of 5.8 per cent of GDP. Negative terms of trade have worsened the trade balance since 2012, but the sharp decline in oil prices is expected to reverse this trend and narrow the current account deficit to 4.5 per cent of GDP in 2015.

The weaker rand raises import costs. Imports of machinery and equipment are expected to moderate in line with reduced investment by state-owned companies. Large infrastructure projects tend to rely on a higher proportion of imported capital equipment than general government infrastructure investments, such as roads and water pipes.	Machinery, equipment imports to moderate in line with reduced investment by state-owned companies

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Figure 2.3 Components of the current account, Q2 2011 – Q3 2014

Exports to China fell by 15 per cent in 2014 in response to lower commodity demand. In contrast, exports to Africa grew by 11 per cent. The continent now accounts for 19.2 per cent of the export portfolio. The share of exports to Europe has also increased, to 25.8 per cent in 2014, mainly due to strong vehicle sales. Gold exports declined significantly.

Table 2.5 Major export destinations for South African products, 2013 – 2014

	2013	2014	2013	2014	2013	2014
	% share		% growth		Contribution to export growth (price preference system)
Africa	18.3	19.2	19.1	11.0	3.3	2.0
SADC [1]	13.6	14.2	21.1	10.4	2.7	1.4
Americas	10.6	10.8	2.6	7.6	0.3	0.8
Brazil	0.8	0.8	-0.1	5.5	-0.0	0.0
United States	8.3	8.2	6.1	4.2	0.5	0.3
Asia	36.6	35.8	17.2	3.3	6.1	1.2
China	13.9	11.2	34.8	-15.0	4.0	-2.1
India	3.6	5.1	-6.9	50.3	-0.3	1.8
Japan	6.7	6.2	19.5	-2.7	1.2	-0.2
Europe	24.8	25.8	18.2	10.0	4.3	2.5
Other[2]	1.2	1.3	6.6	17.5	0.1	0.2
Unallocated[3]	8.5	7.2	-12.6	-10.7	-1.4	-0.9

Total	100.0	100.0	12.7	5.8	12.7	5.8

1.	Southern African Development Community. Data excludes trade with the Southern African Customs Union
2.	Includes Oceania
3.	Commodities, such as gold, sold through exchanges

Source: Quantec

Exchange rates and competitiveness

The rand depreciated by a nominal 11.0 per cent against the US dollar in 2014, following a 14.9 per cent decline in 2013. The real effective exchange rate declined by only 4 per cent due to persistently higher local inflation. The US dollar continues to strengthen against both developing

CHAPTER 2: ECONOMIC OUTLOOK

and developed-market currencies on expectations of higher growth and interest rates. Further sharp depreciation of the rand is not anticipated in 2015 as investors appear to have priced in risks, and inflation expectations appear anchored. But the currency is likely to remain susceptible to bouts of volatility in response to shifts in global capital flows, commodity price fluctuations, the borrowing levels of state-owned enterprises and domestic growth constraints.

The gains from sustained real currency depreciation and reduced input costs flowing from lower oil prices could boost exports. However, the currencies of some important trading partners and competitors with lower inflation than South Africa are weakening in real terms against the dollar. Locking in competitiveness gains requires prudent fiscal policy, moderate real wage increases and productivity gains.	Locking in competitiveness gains requires prudent fiscal policy, moderate real wage increases and productivity gains

Financial account and investments

The financial account of the balance of payments recorded R183 billion in net foreign capital inflows in the first three quarters of 2014. Foreign direct investment (FDI) recorded a net capital outflow of R21 billion over the same period as domestic firms continued to expand abroad, particularly in Africa. South Africa is the largest recipient of FDI on the continent and is also one of the largest contributors to FDI projects in Africa. Outward FDI nearly doubled to US$5.6 billion and increased its share of greenfield investments into Africa from 3 per cent between 2003 and 2008 to 7 per cent between 2009 and 2013. Over time, dividend flows from these assets can help improve the current account balance.	Outward FDI nearly doubled to US$5.6 billion

Table 2.6 Investments in Africa,1 2002 – 2013

	2002	2007	2012	2013
Annual investments into Africa (R billion)	5.5	12.6	24.3	36.8
Dividend receipts from Africa (% of total)	2.0	11.5	12.0	14.9

1.	Including Southern Africa Customs Union Region

Source: Reserve Bank and South African Revenue Services

Inflation

Headline inflation rose from 5.8 per cent in 2013 to a peak of 6.6 per cent in June 2014, but subsequently declined to 5.3 per cent in December 2014. A spike in maize and wheat prices combined with the effects of the weaker exchange rate led to the initial rise, but strong global and domestic harvests and the sharp fall in world oil prices eased pressures during the second half of 2014.

The inflation-targeting regime is robust. The gradual increase in both headline and core inflation (which excludes more volatile items) despite a weaker currency suggests that inflation expectations remain well- anchored, albeit at the upper end of the 3-6 per cent target band.	Inflation remains within the target band

The main risks to the inflation outlook arise from regulated prices, particularly where infrastructure costs need to be recovered (electricity, water and transport). Inflation is projected to decline to 4.3 per cent in 2015 from 6.1 per cent in 2014.

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Figure 2.4 Contributions to headline CPI, 2012 – 2015

¢ Raising growth potential

NDP envisions investment in dynamic sectors that transform ownership and economic structure	The National Development Plan points out that faster economic growth and job creation require a broad shift from consumption to investment in South Africa. This investment should be in dynamic sectors that transform ownership and economic structure, and draw in a larger proportion of the economically inactive population. As government, business and labour work toward realising the development plan’s vision, the economy confronts several domestic constraints that are particularly binding over the medium term – inadequate and unreliable electricity supply, skills constraints, regulatory uncertainty, and concentrated markets that discourage new entrants.

Improving growth potential in the medium term

Government acting to lift legislative and regulatory hurdles to faster growth	Government’s medium-term strategic framework (MTSF) outlines programmes to improve productivity and competitiveness across the economy. Reducing uncertainty by passing key legislation and publishing critical regulations will support the MTSF objectives. Government is also taking steps to improve the competitive landscape for business by reducing red tape, promoting investment and encouraging innovation.

In the present circumstances, government can encourage firms and sectors that are not reliant on high electricity usage to expand output and employment, benefiting from current trade patterns and the weaker rand exchange rate. Supporting opportunities in more labour-intensive sectors like agriculture and tourism, and in higher value-added manufacturing, for example, is consistent with the goal of structural transformation but less likely to be affected by electricity constraints. These sectors will also diversify exports and relieve current account pressures.

Incentives to increase employment without affecting competitiveness or labour productivity will complement these initiatives and increase economic participation. Similarly, immigration reform to attract critical skills and encourage tourism and trade would boost economic growth, because skilled migration and tourism create jobs.

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Although more needs to be done to support structural change and raise growth potential, government has made progress in a range of areas.

Building critical infrastructure and raising productivity

The public-sector infrastructure programme has begun to lift constraints to growth. Transnet’s seven-year, R310 billion capital investment programme is modernising the freight logistics network, introducing more than 1 000 new locomotives and upgrading railway, ports and pipeline infrastructure. Sixty trains now run daily between Durban and Johannesburg, compared with fewer than 20 a decade ago. Telecommunications investments in the construction and upgrading of fibre-optic and mobile networks, and the introduction of municipal WiFi, will boost information technology access and affordability. Faster, cheaper and more accessible broadband is critical to support both small businesses and overall competitiveness.	Faster, cheaper broadband is needed to support small businesses and overall competitiveness

Reducing energy consumption and promoting energy efficiency

Enhanced tax incentives will promote greater energy efficiency. Interventions such as the solar water heating initiative and the energy- efficiency and demand-side management grant to municipalities will encourage households to use energy more efficiently. The evolution towards cost-reflective electricity prices will encourage firms to reduce consumption and direct investment towards less energy-intensive sectors.

Employment creation and building skills

Various incentives and programmes have been introduced to assist job seekers and build skills. In 2013/14, the Expanded Public Works Programme created over 1 million jobs of varying duration. To date, the Jobs Fund has created 30 701 permanent jobs and trained 75 163 work seekers. In December 2014, the employment tax incentive supported the employment of over 216 000 young workers, from a peak of 268 000 in August. Expanding education is key to developing skills required in the modern economy, and over the past three years, 92 new schools have been built as part of the accelerated school infrastructure development initiative and two new universities opened their doors last year.	Tax incentive supported employment of 216 000 young workers in December 2014

Regulatory and business environment

Several regulatory reforms and administrative improvements have been completed to enhance business conditions and confidence. These include the South African Revenue Service customs modernisation program; streamlined company registration processes; amendments to the Competition Amendment Act (2009) that strengthen penalties for anticompetitive behaviour; recent cuts in mobile telecommunication rates by the regulator; and government’s One Environmental System, which will shorten the process of obtaining mining, environmental and water licences. Draft legislation to establish a transport economic regulator, to be tabled in 2015, should promote greater competition in the sector.	Regulatory reforms to streamline company registrations and penalise anticompetitive behaviour

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Incentives, new sectors and new business

The establishment of special economic zones, various tax incentives and grant funding for upgrading equipment and processes should help local firms become more competitive. The turnover tax and venture capital tax incentives were revised in 2014. The R&D tax incentive has approved 428 projects valued at R2.9 billion in 2013/14. Operation Phakisa (Hurry up) has established “delivery labs” to cut red tape and speed up rollout. The first two such labs focused on the oceans economy (offshore oil, marine transport and aquaculture) and health services. As a result of the first lab, Transnet National Ports Authority announced R9.65 billion in infrastructure projects at Saldanha Bay.

Structural changes under way in primary sectors
Changes in agriculture, manufacturing and mining are positioning these industries for future growth	Important structural changes are under way in agriculture, manufacturing and mining. These are expected to boost long-term growth potential.

•        Since 2010, manufacturing has increased gross fixed-capital formation by a compound annual average of 10.3 per cent, with a focus on replacing or upgrading machinery and equipment. This has improved local firms’ international competitiveness and boosted exports.

•        In clothing, footwear and textiles, new production and clustering systems enable firms to respond flexibly, with short lead times, to local demand – changes that could substantially boost job creation.

• Mining production and investment have shifted towards newer, better-performing export sectors, such as iron ore, coal and manganese.

•        Agriculture has become more export focused. Labour-intensive horticultural exports (such as grapes, citrus and tree nuts) are growing as a share of output, replacing highly mechanised grain exports such as maize. Investment growth has averaged over 10 per cent since 2010.

There are notable developments in emerging sectors such as oil and gas. The port of Saldanha has seen significant increases in rig-repair and fabrication work, with new operators and private investors. An oil-servicing zone within the Saldanha industrial development zone is planned for services and suppliers into the African industry. Government will encourage exploration for both shale and offshore gas. Recent local investments by Google and Amazon suggest the potential to expand entrepreneurial and technology-based firms, demonstrating the sophistication of the economy and possible future growth avenues.

¢ The economy and the fiscus
Narrowing the budget deficit and consolidating debt ratio will provide a platform for structural reforms

In the period of low global growth forecast over the next several years, South Africa has begun to promote structural reforms needed for the long term. Implementing the National Development Plan and the MTSF, delivering social and economic programmes, and completing critical infrastructure projects are intended to improve growth potential. Reducing macroeconomic imbalances, including narrowing the budget deficit as a proportion of GDP and consolidating the debt ratio, will provide a sound and predictable basis for achieving these structural reforms. This is the principle underlying fiscal policy, which is discussed in Chapter 3.

3

Fiscal policy

In brief

•	Government is committed to reducing the budget deficit and stabilising debt. Despite weaker GDP growth, the projected deficit for 2014/15 is 3.9 per cent of GDP, just below the October 2014 estimate.

•	Main budget non-interest expenditure has been reduced by R25 billion over the next two years compared with the 2014 Budget estimate.

•	Capital is the fastest-growing area of non-interest expenditure over the medium term, while goods and services decline in real terms. Compensation stabilises as a share of total expenditure.

•

Taxes will increase by R16.8 billion in 2015/16 as a result of higher personal income tax rates, a 30.5 c/litre increase in the general fuel levy and various excise duties. The Road Accident Fund fuel levy increases by 50 c/litre, generating R9 billion over the next two years.

•

The Unemployment Insurance Fund (UIF) monthly income contribution threshold is reduced to R1 000 for one year, with no change in benefits. This will reduce the UIF surplus by about R15 billion in 2015/16.

•

Risks to the fiscal outlook include weaker-than-expected GDP growth, an increase in the wage bill that is significantly higher than inflation and the weak balance sheets of several state-owned entities. Government is actively managing these risks.

¢ Fiscal outlook

In October 2014, government announced a package of measures to narrow the budget deficit, stabilise debt and begin to rebuild fiscal space. The 2015 Budget implements these commitments. A combination of a lower expenditure ceiling and higher taxes will narrow the deficit from an estimated 3.9 per cent of GDP in 2014/15 to 2.5 per cent of GDP by 2017/18. Net debt is projected to stabilise at 43.7 per cent of GDP in 2017/18.	Budget implements government’s commitments to narrow budget deficit and stabilise debt

The fiscal outlook reflects downward revisions to economic growth, with forecast revenue reduced by R36 billion over the medium term compared with the projections made in October 2014. These developments are partially offset by several short-term factors. A rebasing of GDP data captures an increase in the size of the economy, and has slightly reduced

2015 BUDGET REVIEW

the budget deficit and debt-to-GDP ratio. The significant decline in oil prices has reduced inflation and improved South Africa’s terms of trade. Lower inflation also allows departments to purchase more goods and services without breaching the expenditure ceiling, and may facilitate a sustainable wage agreement.
Government is introducing additional measures to contain costs and draw on underutilised resources, sustain service delivery to the poor, and promote growth.

Table 3.1 Consolidated fiscal framework, 2011/12 – 2017/18

	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
R billion/percentage of GDP	Outcome			Revised estimate	Medium-term estimates
Revenue	842.2	908.7	1 008.1	1 091.0	1 188.9	1 331.5	1 439.5
	27.3%	27.3%	27.9%	28.1%	28.4%	29.3%	29.2%

Non-interest expenditure	870.6	951.3	1 036.1	1 122.6	1 218.6	1 302.0	1 403.5
	28.3%	28.6%	28.7%	28.9%	29.1%	28.7%	28.5%
Interest payments	81.7	93.3	109.3	120.8	132.4	146.8	158.3
	2.7%	2.8%	3.0%	3.1%	3.2%	3.2%	3.2%

Expenditure	952.3	1 044.6	1 145.3	1 243.4	1 351.0	1 448.8	1 561.7
	30.9%	31.4%	31.7%	32.0%	32.2%	31.9%	31.7%

Budget balance	-110.1	-135.8	-137.2	-152.4	-162.2	-117.3	-122.2
	-3.6%	-4.1%	-3.8%	-3.9%	-3.9%	-2.6%	-2.5%

Source: National Treasury

Addressing the structural deficit

Since 2012, government has pointed out that a deterioration of the economic environment would warrant a reconsideration of expenditure and revenue plans. Economic growth has been revised down for the fifth consecutive year and is likely to remain below 3 per cent over the next two years. Despite the implementation of a spending ceiling, weak economic growth has produced a persistently large budget deficit.

Structural shift in fiscal policy to reduce a structural budget deficit

While fiscal policy has supported the economy for the past seven years, this countercyclical approach has reached its limits. The budget deficit is largely structural and cannot be reduced through a cyclical upturn in revenues. Accordingly, the 2015 Budget proposals will:

• Reduce the expenditure ceiling by R25 billion over the next two years, compared with the 2014 Budget baseline.
• Increase personal income tax rates and the general fuel levy, raising an additional R16.8 billion in 2015/16.
• Strengthen budget preparation and expenditure controls to improve efficiency of resource allocation and the composition of spending.
• Withhold additional resources for changes to personnel numbers.
• Ensure that the financing of state-owned companies does not increase national government’s budget deficit.

Weight of expenditure consolidation takes place during second year of the framework	Given weak economic conditions, these proposals have been designed to limit the dampening effect on growth in the short term. The slowdown in spending growth is less pronounced in 2015/16, with the weight of expenditure consolidation shifted to the second year of the framework. UIF contributions have been temporarily reduced in 2015/16.

CHAPTER 3: FISCAL POLICY

Development finance institutions plan to expand their loan books by 33 per cent over the next two years to support the economy.

From 2017/18, real expenditure growth will be more closely aligned with long-term average real GDP growth. This reform will bolster fiscal sustainability, while allowing the budget to play a more predictable role in stabilising the economy.
Maintaining the expenditure ceiling

The main budget expenditure ceiling has been in place since 2012, and remains a cornerstone of the fiscal framework. Government is on track to achieve the spending target set in the 2014 Medium Term Budget Policy Statement (MTBPS) for 2014/15. Between 2003/04 and 2009/10, real expenditure growth averaged 9 per cent. Real spending growth of 2.5 per cent is projected for 2015/16, declining to 0.7 per cent in 2016/17.

Table 3.2 Main budget non-interest expenditure, 2011/12 – 2017/18

R million	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
2013 Budget Review	812 063	878 642	955 333	1 029 262	1 107 564	—	—
2013 MTBPS	—	877 443	949 109	1 027 762	1 106 064	1 185 110	—
2014 Budget Review	—	—	947 853	1 027 662	1 105 943	1 184 424	—
2014 MTBPS	—	—	—	1 021 855	1 095 761	1 168 940	1 267 025
2015 Budget Review	—	—	—	1 020 105	1 095 904	1 168 973	1 267 486

Source: National Treasury

Tax policy reforms

The 2015 Budget proposes a one percentage point increase in marginal personal income tax rates, except for the lowest bracket, and increases in the fuel levies amounting to 80.5 c/litre. The proposed change in personal income tax is expected to raise R9.4 billion in 2015/16. A 30.5 cent increase in the general fuel levy is projected to raise an additional R6.5 billion in 2015/16. In combination, these increases will reduce the budget deficit by 0.4 per cent of GDP, before relief for fiscal drag. The 50 cent increase in the earmarked Road Accident Fund (RAF) fuel levy generates an additional R9 billion to help close the RAF’s cash deficit.	One percentage point increase in marginal personal income tax rates except for lowest bracket

Government proposes a temporary reduction in the monthly UIF contribution threshold from the current R14 872 to R1 000, reducing the UIF’s surplus by about R15 billion in 2015/16. Because it will be funded from the UIF’s accumulated surplus, this reduction will not add to government debt.

The financial positions of the RAF and UIF are discussed in Chapter 8.
Improving the quality of expenditure

The 2015 Budget proposals reduce growth in baseline expenditure by R25 billion over the MTEF period compared with the 2014 Budget. Since 2012/13, government has reallocated resources from underperforming programmes to critical frontline services. These measures have begun to improve the composition of expenditure. Capital remains the fastest-growing item of non-interest spending over the medium term, with compensation and goods and services growing slowest.	Resources reallocated from underperforming programmes to critical frontline services

2015 BUDGET REVIEW

Figure 3.1 Spending growth by economic classification, 2011/12 – 2014/15 and 2014/15 – 2017/18

Cost-containment measures first announced in 2013 have resulted in a decline in spending on non-core goods and services items, and will be strengthened. Between 2013/14 and 2014/15, expenditure on business consultants and advisory services, catering and entertainment, and travel and subsistence is estimated to fall by R1.5 billion. Spending on these items will be monitored and the Auditor-General will audit compliance.

Table 3.3 Selected items of goods and services: national and provinces, 2011/12 – 2017/18

	2011/12	2014/15	2017/18	Average annual real growth
Share of total goods and services	Outcome	Estimated outcome	Estimated budget	2011/12 – 2014/15	2014/15 – 2017/18
Travel and subsistence	7.8%	6.3%	5.7%	-5.4%	-4.4%
Catering, entertainment and venue rental	1.8%	1.5%	1.2%	-4.9%	-8.1%
Consultants	10.1%	9.0%	8.9%	-2.1%	-1.4%
Stationery and printing	2.2%	2.2%	1.9%	1.8%	-5.3%
Administrative and operational payments	12.8%	13.9%	13.9%	4.7%	-1.0%

Medicine and medical supplies	11.2%	12.0%	13.5%	4.2%	2.9%
Learner and teacher support material	2.5%	2.9%	3.5%	6.3%	5.1%
Fuel, oil and gas (police vehicles)	2.7%	2.4%	2.7%	-2.8%	3.6%

Total goods and services				1.7%	-1.0%

Source: National Treasury

Ensuring a sustainable wage bill

Between 2006 and 2009, the national and provincial bill grew by 17.1 cent, reflecting above-inflation wage increases, while headcount grew by 3.9 per cent per year. Between 2009 and 2014, headcount growth fell to 1.3 per cent per year. Real compensation growth fell from 9 per cent in 2010/11 to 2 per cent in 2013/14.

CHAPTER 3: FISCAL POLICY

Figure 3.2 National and provincial headcount growth

In the 2014 MTBPS, government announced a freeze on personnel headcounts for 2015/16 and 2016/17, with any additional personnel paid for from existing allocations. Public-sector salary negotiations are under way. A multi-year agreement that protects public servants’ purchasing power would allow for a stable, predictable wage bill and reprioritisation of resources towards areas of need.	Agreement that protects public servants’ purchasing power would support sustainable wage bill

Assessing compensation budgets

During 2015, the National Treasury will launch a comprehensive assessment of compensation budgets to tighten control of the public-sector wage bill. It will build on research undertaken by the Department of Public Service and Administration. The department’s 2011 Personnel Expenditure Review found that:

•	Between 2006/07 and 2010/11, national and provincial personnel expenditure grew by over 15 per cent per year, despite little evidence of a corresponding improvement in service delivery.

•	There were more than 350 salary scales and over 500 different allowances, leading to administrative complexity and providing opportunities for irregular remunerative practices.

•	Between 2007/08 and 2010/11, total local government personnel spending increased by 60 per cent, from R27.3 billion to R43.6 billion.

A 2014 study conducted by the National Treasury estimated that most public-sector workers were in the top 30 per cent of wage earners nationally. Typically, higher-income earners experience inflation in line with or slightly below consumer price index (CPI) inflation. Yet wage demands remain in excess of CPI inflation.

Sustainable financing of state-owned companies

State-owned companies have a combined asset base of more than R364 billion. Well-managed entities can contribute to economic growth and national development. Several large state-owned companies, however, are in financial distress. Government is working to ensure the long-term sustainability of these entities. It is also taking several short-term measures to address immediate requirements.
• Eskom will receive allocations of R23 billion, to be raised through the sale of non-core government assets.

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• South African Airways has been granted a R6.5 billion going-concern guarantee to finalise its 2013/14 annual report, in addition to the R7.9 billion in guarantees already extended to the airline.

• The South African Post Office has been provided with a R270 million overdraft guarantee and a R1.7 billion going-concern guarantee.

Financial support to these entities is being raised in a manner that does not add to the budget deficit. A fuller discussion of these matters is provided in Chapter 8.
¢ Fiscal framework

The consolidated deficit in 2015/16 (3.9 per cent) is marginally wider than was estimated in the 2014 MTBPS (3.6 per cent) due to a once-off R15 billion reduction in UIF contributions, as well as lower-than-expected tax revenue. Deficit estimates for 2016/17 and 2017/18 are closely aligned with 2014 MTBPS projections, as tax policy proposals and higher social security fund surpluses offset the impact of lower economic growth.

Table 3.4 Consolidated operating and capital accounts, 2011/12 – 2017/18

	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
R billion	Outcome			Revised estimate	Medium-term estimates
OPERATING ACCOUNT
Current revenue	830.7	893.4	993.1	1 079.3	1 184.5	1 323.7	1 434.5
Current payments	838.6	921.1	1 010.9	1 095.6	1 181.4	1 261.9	1 334.1
Compensation	347.4	376.6	409.5	445.3	479.5	509.6	539.6
Goods and services	150.8	162.7	174.6	180.3	187.7	200.3	209.4
Interest payments	81.7	93.3	109.3	120.8	132.4	146.8	158.3
Current transfers and subsidies	258.6	288.5	317.5	349.2	381.8	405.2	426.9

Current balance	-7.8	-27.7	-17.8	-16.3	3.0	61.8	100.4
Percentage of GDP	-0.3%	-0.8%	-0.5%	-0.4%	0.1%	1.4%	2.0%

CAPITAL ACCOUNT
Capital receipts	0.2	0.3	0.3	0.4	0.5	0.5	0.5
Capital payments	62.3	66.3	74.5	86.3	97.5	103.7	111.4
Capital transfers	48.4	52.3	55.8	57.7	63.6	67.9	70.9

Capital financing requirement	-110.5	-118.2	-130.1	-143.6	-160.6	-171.1	-181.8
Percentage of GDP	-3.6%	-3.6%	-3.6%	-3.7%	-3.8%	-3.8%	-3.7%

Financial transactions[1]	8.2	10.1	10.6	7.5	0.4	7.0	4.2
Unallocated reserves	—	—	—	—	5.0	15.0	45.0

Budget balance	-110.1	-135.8	-137.2	-152.4	-162.2	-117.3	-122.2
Percentage of GDP	-3.6%	-4.1%	-3.8%	-3.9%	-3.9%	-2.6%	-2.5%

1.	Transactions in financial assets and liabilities

Source: National Treasury

Consolidated non-interest expenditure will grow at an annual real average rate of 2.1 per cent over the next three years. The share of compensation as a percentage of non-interest spending has moderated from 41.4 per cent in 2011/12 to 40.6 per cent in 2014/15, and will stabilise around this level over the medium term. Assuming that cost-of-living adjustments will be aligned with CPI projections and overall headcount numbers remain broadly constant, the consolidated wage bill is expected to grow at a nominal annual average of 6.6 per cent over the MTEF period.

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Nominal growth in current transfers and subsidies is expected to moderate from 10.1 per cent in 2013/14 to an average of 6.9 per cent over the next three years. Goods and services budgets are expected to decline in real terms.	Goods and services budgets decline in real terms

Capital payments are expected to increase in nominal terms by an annual average of 8.9 per cent over the medium term in line with projected infrastructure expenditure in education, transport and water. Capital transfers grow by a nominal annual average of 7.1 per cent.

The capital financing requirement as a share of GDP will remain broadly unchanged at about 3.8 per cent over the three-year spending period. From 2015/16 onwards, government will close its current deficit – the difference between current revenue and spending on compensation, goods and services, interest, and current transfers and subsidies. The resultant savings are expected to reach 2 per cent of GDP in 2017/18, equivalent to nearly 60 per cent of government’s budgeted capital spending.	From 2015/16 onwards, government will close its current deficit
¢ Elements of the consolidated budget

The consolidated budget includes the main budget as well as spending by provinces, public entities and social security funds financed from own revenue.
Main budget framework

The main budget framework summarises spending financed by revenue and borrowing deposited into the National Revenue Fund. The main budget deficit, which represents government’s borrowing requirement, will be 4.7 per cent of GDP in 2014/15, declining to 3.2 per cent in the outer year. The main budget primary deficit, which is the difference between revenue and non-interest spending, is projected to narrow over the medium term, moving into a primary balance in 2017/18.	Main budget primary balance expected in 2017/18

Gross tax revenue is projected to reach R1.29 trillion in 2017/18, accounting for 26.2 per cent of GDP. Non-tax revenue is expected to marginally increase to R18.6 billion in the outer year from R18.1 billion in 2014/15 due to lower-than-expected mineral and petroleum royalties as well as lower interest earned on government’s total cash balances.

Transfers to South Africa’s SACU partners are projected to be R51 billion next year, then decline to R36.5 billion in 2016/17, reflecting a reduction in customs duties associated with lower import projections. As the economy recovers and imports rise, SACU transfers are expected to increase to R45.4 billion in the outer year. A combination of lower-than-expected real yields, the timing of new debt issuance and the weaker exchange-rate forecast is expected to increase receipts from financial transactions.

Main budget non-interest expenditure will grow by 2.1 per cent in the current fiscal year and by 2.5 per cent in 2015/16 in real terms. As a share of GDP, non-interest spending is projected to decline to 25.7 per cent in 2017/18 from 26.3 per cent in the current fiscal year. Transfers to local government continue to grow faster than transfers to national departments and provinces, with the local government equitable share growing at an average of 8.6 per cent over the MTEF period.	Transfers to local government grow faster than transfers to national departments and provinces

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Table 3.5 Main budget framework, 2011/12 – 2017/18

	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
R billion/percentage of GDP	Outcome			Revised estimate	Medium-term estimates
Revenue
Gross tax revenue after proposals	742.6	813.8	900.0	979.0	1 081.3	1 179.2	1 289.7
Non-tax revenue	19.2	16.2	18.9	18.1	17.0	17.9	18.6
SACU[1]	-21.8	-42.2	-43.4	-51.7	-51.0	-36.5	-45.4
National Revenue Fund receipts[2]	5.2	12.3	11.7	8.9	2.0	5.4	2.5

Main budget revenue	745.3	800.1	887.3	954.3	1 049.3	1 166.0	1 265.4
	24.2%	24.0%	24.6%	24.6%	25.0%	25.7%	25.7%

Expenditure
National departments	389.4	420.0	453.2	491.4	523.0	553.8	586.1
Provinces	355.8	380.9	410.6	439.7	468.2	496.3	526.4
Local government	68.3	76.4	82.8	89.1	99.8	103.9	110.0

Non-interest allocations	813.5	877.4	946.6	1 020.1	1 090.9	1 154.0	1 222.5
Debt-service costs	76.5	88.1	101.2	115.0	126.4	141.0	153.4
Unallocated reserves	—	—	—	—	5.0	15.0	45.0

Main budget expenditure	889.9	965.5	1 047.8	1 135.1	1 222.3	1 309.9	1 420.9
	28.9%	29.0%	29.0%	29.3%	29.2%	28.9%	28.8%

Main budget balance	-144.6	-165.4	-160.5	-180.9	-173.1	-144.0	-155.5
	-4.7%	-5.0%	-4.4%	-4.7%	-4.1%	-3.2%	-3.2%

Primary balance	-2.2%	-2.3%	-1.6%	-1.7%	-1.1%	-0.1%	-0.0%

1.	Southern African Customs Union. Amount made up of payments and other adjustments
2.	Previously classified as extraordinary receipts

Source: National Treasury

Debt-service costs continue to be the fastest-growing component of main budget expenditure, increasing by 10.1 per cent in nominal terms over the medium term. The costs of financing government debt are projected to increase from R115 billion in 2014/15 to R153.4 billion in 2017/18, accounting for 3.1 per cent of GDP.

Table 3.6 National government debt-service costs, 2013/14 – 2017/18

	2013/14	2014/15		2015/16	2016/17	2017/18
R million	Outcome	Budget	Revised	Medium-term estimates
Domestic loans	93 192	106 212	106 810	117 043	131 018	142 844
Short-term	11 742	14 818	14 608	15 189	18 481	21 429
Long-term	81 450	91 394	92 202	101 854	112 537	121 415
Foreign loans	7 993	8 689	8 206	9 397	9 953	10 532

Total	101 185	114 901	115 016	126 440	140 971	153 376

As percentage of:
GDP	2.8	3.0	3.0	3.0	3.1	3.1
Expenditure	9.7	10.1	10.1	10.3	10.8	10.8
Revenue	11.4	11.9	12.1	12.1	12.1	12.1

Source: National Treasury

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Table 3.7 Revisions to main budget revenue and expenditure estimates, 2014/15 – 2016/17

	2014/15		2015/16		2016/17
R billion/percentage of GDP	2014 Budget	2015 Budget	2014 Budget	2015 Budget	2014 Budget	2015 Budget
Revenue
Gross tax revenue	993.7	979.0	1 095.1	1 081.3	1 208.7	1 179.2
Non-tax revenue	18.0	18.1	18.7	17.0	20.2	17.9
SACU[1]	-51.7	-51.7	-57.3	-51.0	-59.7	-36.5
National Revenue Fund receipts	2.9	8.9	1.6	2.0	3.4	5.4

Main budget revenue	962.8	954.3	1 058.1	1 049.3	1 172.6	1 166.0
Percentage of GDP	25.4%	24.6%	25.5%	25.0%	25.8%	25.7%

Expenditure
Current payments	305.5	305.7	327.0	324.2	353.8	351.6
of which:
Compensation of employees	130.1	130.3	137.5	137.6	146.6	146.6
Goods and services	60.5	60.4	62.8	60.1	68.0	64.0
Debt-service costs	114.9	115.0	126.6	126.4	139.2	141.0
Transfers and subsidies	812.8	810.3	877.6	873.0	932.2	925.6
Payments for capital assets	17.7	15.5	18.6	16.7	19.3	17.4
Payments for financial assets	3.6	3.7	3.3	3.5	0.3	0.3
Unallocated reserves	3.0	—	6.0	5.0	18.0	15.0

Total expenditure	1 142.6	1 135.1	1 232.6	1 222.3	1 323.6	1 309.9
Percentage of GDP	30.1%	29.3%	29.7%	29.2%	29.1%	28.9%

1.	Southern African Customs Union. Amounts made up of payments and other adjustments

Source: National Treasury

Social security funds, public entities and provincial balances

The social security funds, provinces and public entities continue to accumulate cash surpluses, which partially offset the main budget deficit.

In aggregate, social security funds continue to hold a large cash surplus. The surplus is projected to increase from R19 billion in the current fiscal year to R29.6 billion in 2017/18. Relative to the 2014 Budget, surpluses of social security funds in the current year and over the MTEF period have been revised up by R28.7 billion. Surpluses projected for public entities in October 2014 have been lowered by R2.5 billion in 2014/15 and R13.4 billion over the MTEF period due to a combination of expected higher spending on infrastructure, grants and compensation of employees.

Table 3.8 Consolidated budget balance, 2011/12 – 2017/18

R billion	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
Main budget	-144.6	-165.4	-160.5	-180.9	-173.1	-144.0	-155.5
Social security funds	15.2	17.8	12.5	19.0	11.6	27.8	29.6
Provinces	6.7	6.7	4.1	2.9	0.2	0.6	1.7
Public entities	13.0	5.1	6.1	5.7	-0.3	-0.6	3.0
RDP Fund[1]	-0.5	-0.1	0.6	0.9	-0.6	-1.1	-1.1

Consolidated budget balance	-110.1	-135.8	-137.2	-152.4	-162.2	-117.3	-122.2

1.	Reconstruction and Development Programme Fund
Source:	National Treasury

As a result of reductions in the equitable share, provinces are expected to reduce their surpluses by about R12 billion over the next three years compared with the 2014 MTBPS estimates. The remaining surpluses are likely to be used to repay debt, and clear balances and accruals accumulated over several years.

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¢ Debt outlook

Net loan debt (i.e. gross debt less cash balances) is expected to stabilise at 43.7 per cent of GDP in 2017/18, about 2.6 percentage points lower than the 2014 MTBPS estimate. This reduction reflects both higher nominal GDP and changes to the debt issuance strategy.

Gross borrowing requirement projected at R247 billion in outer year	Total nominal gross debt stock is projected to grow from R1.8 trillion in 2014/15 to R2.3 trillion in 2017/18. When combined with redemptions, government’s gross borrowing requirement is R229 billion in 2014/15, growing to R247 billion in 2017/18.

Figure 3.3 National government net debt outlook, 2005/06 – 2020/21

Public-sector borrowing

Public-sector borrowing requirement will be R246.8 billion in 2014/15	The public-sector borrowing requirement will be R246.8 billion, or 6.4 per cent of GDP, in 2014/15. This reflects an upward revision of R16.6 billion since the 2014 Budget as a result of higher borrowing plans by state-owned companies. Eskom increased its 2014/15 borrowing estimate by R10 billion, with the additional amount is accounted for by the South African National Roads Agency Limited (SANRAL).

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Table 3.9 Public-sector borrowing requirement,1 2011/12 – 2017/18

	2011/12	2012/13	2013/14	2014/15		2015/16	2016/17	2017/18
R billion/percentage of GDP	Outcome			Budget 2014	Budget 2015	Medium-term estimates
Main budget	144.6	165.4	160.5	179.8	180.9	173.1	144.0	155.5
Social security funds	-15.2	-17.8	-12.5	-15.2	-19.0	-11.6	-27.8	-29.6
Provinces	-6.7	-6.7	-4.1	-3.0	-2.9	-0.2	-0.6	-1.7
Public entities	-13.0	-5.1	-6.1	-8.5	-5.7	0.3	0.6	-3.0
RDP Fund[2]	0.5	0.1	-0.6	—	-0.9	0.6	1.1	1.1

Consolidated government	110.1	135.8	137.2	153.1	152.4	162.2	117.3	122.2
	3.6%	4.1%	3.8%	4.0%	3.9%	3.9%	2.6%	2.5%
Local authorities	4.8	7.3	7.6	9.7	9.0	9.5	9.8	10.0
	0.2%	0.2%	0.2%	0.3%	0.2%	0.2%	0.2%	0.2%
State-owned companies[3]	28.9	57.3	75.3	68.8	85.4	83.8	65.3	61.5
	0.9%	1.7%	2.1%	1.8%	2.2%	2.0%	1.4%	1.2%

Borrowing requirement	143.8	200.4	220.2	231.6	246.8	255.4	192.4	193.7
	4.7%	6.0%	6.1%	6.1%	6.4%	6.1%	4.2%	3.9%

1.	A negative number indicates a surplus and a positive number a deficit
2.	Reconstruction and Development Programme Fund
3.	South African National Roads Agency Limited and Trans-Caledon Tunnel Authority are included as public entities under consolidated government borrowing

Source: National Treasury

Total public-sector debt – the summation of gross government debt, state-owned companies and local government – was 59.1 per cent of GDP in 2013/14. It will increase more slowly in line with slower government debt accumulation and lower borrowing by state-owned companies.

Figure 3.4 Public-sector debt as percentage of GDP, 1994/95 – 2012/13

Risks to the fiscal outlook

Over the medium term, the three main risks to the fiscal outlook are weaker-than-expected economic growth, which would reduce revenue collection, widen the primary balance and raise debt-service costs; a

2015 BUDGET REVIEW

public-sector wage settlement significantly above CPI inflation; and a call on the fiscus for direct support or guarantees to public entities beyond current estimates.

Government would need to consider contingency measures if any of these risks were to materialise. These could include further reductions in baseline allocations or deferring new programmes. Government is taking measures to actively manage these risks by:

• Alleviating short-term power constraints and limiting delays to additional generation capacity coming online.

•        Slowing growth in the public-sector wage bill by withholding additional resources for changes to personnel numbers, reviewing funded vacancies and working to ensure a sustainable cost-of-living adjustment.

• Working with state-owned entities to develop and implement realistic turnaround plans (see Chapter 8).

4

Revenue trends and tax policy

In brief

•	Nominal gross tax revenue for 2013/14 amounted to R900 billion, a 10.6 per cent or R86.2 billion increase from the prior year.

•	The 2014 Budget projected 10.5 per cent growth in tax revenues for 2014/15. This has been revised down to 8.8 per cent, reflecting weaker-than-expected economic growth.

•	The 2015 tax proposals reflect government’s commitment to stabilise the fiscus, while ensuring that the tax system remains fair, efficient and progressive.

•	The main proposals are to raise personal income tax rates for all but the lowest tax bracket by one percentage point, and to increase the fuel levies by a total of 80.5 c/litre.

•	Reforms will improve the turnover regime for small business and support greater energy efficiency.

¢    Overview

An efficient and progressive tax system is a cornerstone of South Africa’s democracy, supporting the values of social solidarity as reflected in the Constitution. Tax revenues enable government to redistribute wealth, supply public services and increase domestic investment. Accordingly, the tax system needs to be fair, transparent, efficient and sufficiently flexible to adjust to changes in economic activity.

Tax revenues for 2014/15 are expected to be R14.7 billion below the 2014 Budget Review forecast and R4.6 billion below the 2014 Medium Term Budget Policy Statement forecast. This mirrors deteriorating GDP growth over the past year. The economic outlook presented in Chapter 2 projects only moderate improvements in economic growth over the medium term, and this is reflected in lower revenue estimates in 2015/16 and beyond.	Weak economic growth reduces tax revenue estimate by R14.7 billion

The fiscal measures adopted by government include adjustments to tax policy. To ensure sustainable public finances, an increase in tax revenues is required. The main tax instruments that will be adjusted to generate additional revenues this year are personal income taxes and fuel levies.

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¢ Budget revenue collection and outlook

2013/14 revenue driven by customs duties, and personal and corporate income tax	Nominal gross tax revenue for 2013/14 amounted to R900 billion, a 10.6 per cent or R86.2 billion increase from the prior year. Revenue performance was driven by customs duties, personal income tax, corporate income tax and value-added tax (VAT). Dividends tax revenues declined for the second successive year. Mineral and petroleum royalty revenues rose sharply, reflecting the resumption of production following mining strikes, and higher prices for certain export commodities.

The 2014 Budget Review projected 10.5 per cent growth in nominal gross tax revenues for 2014/15. This has been revised down to 8.8 per cent owing to sharp falls in estimates of corporate income tax and customs duties, as shown in Table 4.1.

Table 4.1 Tax revenue performance, 2008/09 – 2014/15

Annual percentage change	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14	Revised 2014/15
Personal income tax	15.6	5.1	10.6	10.3	10.2	12.3	13.0
Corporate income tax	18.0	-18.4	-1.5	14.1	5.0	11.3	3.2
Dividends tax	-2.8	-22.7	11.1	27.9	-10.1	-12.3	23.6
Skills development levy	15.7	6.5	10.9	17.6	11.8	9.6	5.8
Transfer duties	-33.4	-5.0	13.7	-28.0	11.6	28.3	22.1
Value-added tax	2.6	-4.1	24.1	4.1	12.6	10.5	9.6
of which:
Domestic	9.1	4.2	5.1	7.4	10.1	8.7	8.9
Import	18.1	-23.6	16.9	23.9	9.4	17.6	3.0
Refunds	26.0	-5.9	-11.7	26.4	6.0	13.0	2.9
Customs duties	-14.0	-14.0	36.1	28.4	14.0	13.3	-9.7
Specific excise duties	10.8	5.5	7.9	10.6	11.7	2.3	10.2
Electricity levy[1]	—	—	49.5	28.7	24.2	10.5	-2.5
Fuel Levy	4.8	15.9	19.4	6.3	10.4	8.1	10.3

Tax revenue	9.1	-4.2	12.6	10.2	9.6	10.6	8.8

Mineral and petroleum royalties[2]	—	—	—	57.9	-10.6	28.4	-12.5

1.	Electricity levy introduced in 2009/10
2.	Mineral and petroleum royalties introduced in 2010/11

Source: National Treasury and South African Revenue Service

The lower customs duty and VAT revenues are mainly the result of a slowdown in imports of motor vehicles and manufacturing equipment. A misclassification of fuel levies on imported petrol and diesel has been corrected, and this revenue is now reflected under the general fuel levy. The performance of mineral and petroleum royalty revenues was adversely affected by mining sector strikes during the first half of the year, as well as a sharp decline in commodity prices. The impact of these downward revisions has been softened by upward revisions in personal income tax and dividends tax revenue. Personal income tax remains buoyant as wage settlements continue to outpace inflation.

Table 4.3 shows the actual revenue collections for 2011/12 to 2013/14, revised estimates for 2014/15 and over the medium-term.

Tax proposals and lower spending ceiling expected to close structural deficit	Tax revenue as a percentage of GDP is expected to increase from 25.2 per cent in 2014/15 to 25.8 per cent in 2015/16. This reflects the 2015 Budget tax proposals, which are expected to add R16.8 billion to revenue in the next year, before accounting for fiscal drag, and carry forward over

CHAPTER 4: REVENUE TRENDS AND TAX POLICY

subsequent years. Combined with the lower spending ceiling, these additional revenues should be sufficient to close the structural deficit in the public finances over the medium term.

Table 4.2 Budget estimates and revenue outcomes, 2013/14 and 2014/15

	2013/14			2014/15%
R million	Budget	Outcome	Deviation	Budget	Revised	Deviation	change[1]
Taxes on income and profits	505 475	507 759	2 284	556 951	556 700	-251	9.6%
Persons and individuals	308 930	309 834	905	335 944	350 000	14 056	13.0%
Companies	176 965	177 324	359	198 935	183 000	-15 935	3.2%
Dividends tax	17 000	17 309	309	19 250	21 400	2 150	23.6%
Other taxes on income and profits[2]	2 580	3 292	712	2 822	2 300	-522	-30.1%
Taxes on payroll and workforce	12 300	12 476	176	13 440	13 200	-240	5.8%
Taxes on property	10 375	10 487	112	11 477	12 603	1 126	20.2%
Domestic taxes on goods and services	326 044	324 548	-1 496	361 320	355 718	-5 602	9.6%
Value-added tax	239 286	237 667	-1 620	267 160	260 600	-6 560	9.6%
Specific excise duties	28 943	29 039	97	31 080	32 000	920	10.2%
Ad valorem excise duties	2 402	2 363	-38	2 623	3 232	609	36.7%
General fuel levy	43 300	43 685	385	47 517	48 200	683	10.3%
Other domestic taxes on goods and services[3]	12 114	11 794	-320	12 941	11 686	-1 254	-0.9%
Taxes on international trade and transactions	44 775	44 732	-42	50 463	40 779	-9 684	-8.8%
Customs duties	44 500	44 179	-321	50 300	39 900	-10 400	-9.7%
Diamond export levy	68	93	25	81	87	7	-6.4%
Miscellaneous customs and excise receipts	206	460	254	82	792	710	72.1%

Total tax revenue	899 000	900 013	1 013	993 650	979 000	-14 650	8.8%
Non-tax revenue[4] of which:	30 541	30 626	85	20 869	27 006	6 137	-11.8%
Mineral royalties	6 500	6 439	-61	7 167	5 636	-1 531	-12.5%
less: SACU[5] payments	-43 374	-43 374	—	-51 738	-51 738	—	19.3%

Main budget revenue	886 167	887 265	1 099	962 782	954 269	-8 513	7.6%
Provinces, social security funds and selected public entities	124 322	120 838	-3 484	136 466	136 722	256	13.1%

Consolidated budget revenue	1 010 489	1 008 103	-2 386	1 099 248	1 090 991	-8 257	8.2%

1.	Percentage change between outcome in 2013/14 and revised estimate in 2014/15
2.	Includes interest on overdue income tax, and small business tax amnesty levy
3.	Includes turnover tax for small businesses, air departure tax, plastic bags levy, electricity levy, CO2 tax on motor vehicle emissions, incandescent light bulb levy and Universal Service Fund
4.	Includes mineral royalties, mining leases, departmental revenue and sales of capital assets
5.	Southern African Customs Union. Amounts made up of payments and other adjustments

Source:	National Treasury

2015 BUDGET REVIEW

Table 4.3 Budget revenue, 2011/12 – 2017/18

	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
R million	Outcome			Revised	Medium-term estimates
Taxes on income and profits[1] of which:	426 584	457 314	507 759	556 700	620 890	678 652	744 473
Personal income tax	250 400	275 822	309 834	350 000	393 890	433 842	479 189
Corporate income tax	151 627	159 259	177 324	183 000	202 032	218 211	236 691
Taxes on payroll and workforce	10 173	11 378	12 476	13 200	14 690	16 140	17 800
Taxes on property	7 817	8 645	10 487	12 603	13 692	14 823	16 089
Domestic taxes on goods of which:	263 950	296 921	324 548	355 718	389 427	422 378	458 883
VAT	191 020	215 023	237 667	260 600	283 794	313 690	346 711
Taxes on international trade	34 121	39 549	44 732	40 779	42 576	47 207	52 466

Tax revenue	742 650	813 826	900 013	979 000	1 081 275	1 179 199	1 289 711

Non-tax revenue[2] of which:	24 402	28 468	30 626	27 006	19 038	23 302	21 143
Mineral and petroleum	5 612	5 015	6 439	5 636	6 221	6 730	7 301
less: SACU[3] payments	-21 760	-42 151	-43 374	-51 738	-51 022	-36 513	-45 444

Main budget revenue	745 291	800 142	887 265	954 269	1 049 291	1 165 988	1 265 409
Provinces, social security funds and selected public entities	96 873	108 594	120 838	136 722	139 564	165 526	174 122

Consolidated budget revenue	842 165	908 737	1 008 103	1 090 991	1 188 855	1 331 514	1 439 531

As percentage of GDP
Tax revenue	24.1%	24.5%	24.9%	25.2%	25.8%	26.0%	26.2%
Budget revenue	24.2%	24.0%	24.6%	24.6%	25.0%	25.7%	25.7%

GDP (R billion)	3 080.9	3 327.6	3 609.8	3 879.9	4 191.8	4 538.8	4 926.1
Tax/GDP multiplier	1.13	1.20	1.25	1.17	1.30	1.09	1.10

1.	Includes secondary tax on companies/dividends tax, interest on overdue income tax and small business tax amnesty levy
2.	Includes mineral royalties, mining leases, departmental revenue and sales of capital assets
3.	Southern African Customs Union. Amounts made up of payments and other adjustments

Source:	National Treasury and South African Revenue Service

¢ Growth, revenue trends and tax policy reforms

Tax revenue is highly sensitive to economic performance. During the first five years of South Africa’s democracy, nominal gross tax revenues grew at an annual average of 12.1 per cent. From 2001, revenue performance accelerated, buoyed by strong commodity prices and improved tax administration, with growth rates in excess of 17 per cent after 2004. The onset of the global financial crisis and the recession saw revenue decline by 4.2 per cent in 2009/10. Since then growth in tax revenues has stabilised, but weakening economic performance has led to slowing revenue growth.

Tax revenue has remained above 24 per cent of GDP since 2009/10	From 1994/95 to 1999/2000 tax revenue averaged 22.8 per cent of GDP. Improvements in tax administration, the introduction of capital gains tax and higher corporate profits pushed the share of tax revenue as a percentage of GDP to 23.4 per cent between 2000/01 and 2004/05. The ratio peaked at 26.4 per cent in 2007/08, largely as a result of sustained commodity prices and profitability. As a consequence of the recession and the related decline in revenues, tax as a share of GDP fell to 23.5 per cent in 2009/10. Since then, tax revenue performance has remained buoyant, consistently sustaining a share of GDP above 24 per cent.

CHAPTER 4: REVENUE TRENDS AND TAX POLICY

Figure 4.1 Nominal growth in gross tax revenue and GDP, 1995/96 – 2013/14

Evolution of tax policy

Tax policy reforms aim to raise revenue in a manner that is fair and efficient, while maintaining social solidarity and supporting long-term economic growth and job creation. An equitable and progressive tax system imposes a similar tax burden on individuals at similar income levels, with a higher proportion of tax paid by those who have higher incomes. An efficient tax system will not unduly influence the economic decisions of taxpayers or make compliance overly burdensome.	An efficient tax system will not unduly influence taxpayers’ economic decisions

The three main sources of tax revenue are personal income tax, corporate income tax and VAT. Tax policy reforms since 1994 have broadened the tax base, increasing the portion of total income that is taxable. Government introduced capital gains tax and broadened the inclusion of fringe-benefits “in kind” as part of taxable income. Alongside this broadening of the tax base, government has consistently provided tax relief to individuals, offsetting the impact of inflation (i.e. fiscal drag).

Efficiency improvements at the South African Revenue Service (SARS) and expansion of the pay-as-you-earn system (where employers pay tax on behalf of employees) have also enhanced the ability of the state to collect revenues, allowing for net tax relief in previous budgets.

The headline corporate income tax rate was reduced from 40 per cent in 1994 down to 28 per cent in 2008. Yet corporate income tax increased substantially as a share of taxable income until the recession of 2009, supported by strong corporate profitability and high commodity prices. This trend reversed with the onset of the global financial crisis, with negative nominal growth rates of -18 per cent and -1 per cent in 2009/10 and 2010/11 respectively. Corporate income tax revenues have recovered but remained volatile in response to shifting commodity prices and labour unrest, with nominal growth rates fluctuating between 5 per cent and 14 per cent between 2011/12 and 2013/14. In general, revenues from this instrument are more volatile than VAT and personal income tax.	Corporate tax revenues have recovered but remain volatile

2015 BUDGET REVIEW

Support for social or industrial policy estimated at 15 per cent of gross tax revenue	Government has provided significant tax relief and incentives to business, including depreciation allowances that seek to support investment. Tax expenditures, or revenue foregone, to support social or industrial policy objectives is estimated at R120 billion, or 15 per cent of gross tax revenue. A tax expenditure statement appears in Annexure C.

The VAT rate has remained unchanged at 14 per cent. While South Africa’s corporate and personal income tax rates are comparable to many Organisation for Economic Cooperation and Development (OECD) countries, its VAT rate remains comparatively low. Since VAT is directed at consumption, it is regarded as more efficient than other taxes, with a less damaging impact on long-term economic growth. Other indirect taxes, such as fuel taxes, were increased more or less in line with inflation.

Figure 4.2 shows the combined effect of broadening the personal income tax base and reducing the marginal personal income tax rates.

Figure 4.2 Effective tax rates,* 1994 – 2013

*   Effective rates show revenue collected as a share of the total tax base. Personal income tax collection is shown as a share of wages paid in the economy. Corporate income tax is shown as a share of net operating surplus. VAT is shown as a share of household consumption expenditure.

Effective personal income tax rate remains below peak of 20.6 per cent	Between 1998 and 2002, the top personal income tax rate was decreased from 45 per cent to 40 per cent. Between 2005 and 2014, the tax-free threshold (below which individuals do not pay personal income tax) for taxpayers below 65 years old increased by an average of 8.1 per cent per year, from R35 000 to R70 700. The net result is that the effective personal income tax rate has remained below its 1999/2000 peak of 20.6 per cent.

The need for additional revenues to close the structural deficit requires increases in some tax rates. There is little room, however, to broaden the tax base since this approach has largely been exhausted.

CHAPTER 4: REVENUE TRENDS AND TAX POLICY

Davis Tax Committee recommendations

The Davis Tax Committee, established in 2013, is advising government on future refinements to the tax system. The committee has noted that compared with rates in other countries, there appears to be some scope to increase taxes on capital income, marginal personal income tax rates and indirect taxes such as fuel levies and VAT. The committee’s interim report on small and medium-sized enterprises was released for comment in 2014, and its recommendations on changes to the turnover tax regime for micro businesses are included in these tax proposals. The committee has also published a report on base erosion and profit shifting.

The National Treasury expects reports on the overall tax system, VAT, estate duty, wealth and mining taxes, to be published soon. These reports will inform policy considerations in the 2016 Budget.

¢ Tax proposals

The 2015 Budget tax proposals aim to increase tax revenues, limit the erosion of the corporate tax base, increase incentives for small businesses and promote a greener economy. The main tax proposals include:	Increase of one percentage point proposed to marginal rate for individuals earning above R181 900
• Increasing marginal personal income tax rates by one percentage point for all taxpayers earning more than R181 900, and adjusting tax brackets and rebates to account for fiscal drag

• Raising the general fuel levy by 30.5 c/litre and the Road Accident Fund (RAF) levy on fuel by 50 c/litre (a total increase of 80.5 c/litre)

• Taking further steps to combat base erosion and profit shifting

• Providing for a more generous turnover tax regime for small businesses

• Increasing excise duties on alcohol and tobacco products

• Reviewing the diesel refund scheme

• Strengthening the energy-efficiency savings incentive

• Raising the electricity levy

• Changing transfer duty rates and brackets.

The main tax proposals are set out below. Proposals of a more technical nature are presented in Annexure C. In addition to these proposals, a draft carbon tax bill is expected to be published for public comment during 2015.

Personal income tax

To raise additional tax revenues while enhancing the progressive character of the tax system, government proposes to increase the marginal personal income tax rates by one percentage point for all income tax brackets except the lowest, which will remain at 18 per cent. This also requires a one percentage point increase in the tax rate for trusts.

To provide relief for inflation-related earnings increases (fiscal drag), all income tax brackets and rebates will be increased by 4.2 per cent. The tax-free threshold for individual taxpayers below 65 years will increase from R70 700 to R73 650. Table 4.4 illustrates the proposed changes for 2015/16.	All tax brackets and rebates to increase by 4.2 per cent

2015 BUDGET REVIEW

Table 4.4 Personal income tax rate and bracket adjustments, 2014/15 – 2015/16

	2014/15		2015/16
Taxable income (R)	Rates of tax	Taxable income (R)	Rates of tax
R0 - R174 550	18% of each R1	R0 - R181 900	18% of each R1

R174 551 - R272 700	R31 419 + 25% of the amount above R174 550	R181 901 - R284 100	R32 742 + 26% of the amount above R181 900

R272 701 - R377 450	R55 957 + 30% of the amount above R272 700	R284 101 - R393 200	R59 314 + 31% of the amount above R284 100

R377 451 - R528 000	R87 382 + 35% of the amount above R377 450	R393 201 - R550 100	R93 135 + 36% of the amount above R393 200

R528 001 - R673 100	R140 074 + 38% of the amount above R528 000	R550 101 - R701 300	R149 619 + 39% of the amount above R550 100

R673 101 and above	R195 212 + 40% of the amount above R673 100	R701 301 and above	R208 587 + 41% of the amount above R701 300

Rebates		Rebates
Primary	R12 726	Primary	R13 257
Secondary	R7 110	Secondary	R7 407
Tertiary	R2 367	Tertiary	R2 466

Tax threshold		Tax threshold
Below age 65	R70 700	Below age 65	R73 650
Age 65 and over	R110 200	Age 65 and over	R114 800
Age 75 and over	R123 350	Age 75 and over	R128 500

Source: National Treasury

Medical tax credits

Monthly medical scheme contribution tax credits will, from 1 March 2015, be increased from R257 to R270 per month for the first two beneficiaries and from R172 to R181 per month for each additional beneficiary.

Table 4.5 Estimates of individual taxpayers and taxable income, 2014/15

Taxable bracket	Registered individuals		Taxable income		Income tax payable before relief		Income tax relief and medical tax credits		Personal income tax rate increases		Income tax payable after rate increase
	Number	%	R billion	%	R billion	%	R billion	%	R billion	%	R billion	%
0 - R70 000[1]	8 435 314		182.0	11.5	—		—		—		—

R70 001 - R150 000	2 725 505	38.8	287.2	14.4	14.1	3.6	-1.4	15.4	0.0	0.0	12.7	3.2
R150 001 - R250 000	1 747 426	24.9	340.6	17.0	36.7	9.3	-1.8	19.0	0.3	3.6	35.2	8.9
R250 001 - R350 000	1 080 762	15.4	319.2	16.0	49.7	12.6	-1.8	18.8	1.2	13.0	49.1	12.5
R350 001 - R500 000	687 085	9.8	283.7	14.2	56.9	14.4	-1.6	17.3	1.6	16.9	56.9	14.4
R500 001 - R750 000	429 454	6.1	258.7	12.9	64.9	16.5	-1.4	14.8	1.8	19.2	65.3	16.6
R750 001 - R1 000 000	164 738	2.3	141.1	7.1	41.4	10.5	-0.6	6.8	1.1	11.8	41.8	10.6
R1 000 001 - R1 500 000	110 686	1.6	132.2	6.6	42.8	10.9	-0.4	4.6	1.1	11.9	43.4	11.0
R1 500 001+	78 543	1.1	236.6	11.8	87.5	22.2	-0.3	3.3	2.2	23.6	89.4	22.7

Total	7 024 199	100.0	1 999	100.0	393.9	100.0	-9.4	100.0	9.4	100.0	393.9	100.0

Grand total	15 459 513		2 181		393.9		-9.4		9.4		393.9

1.	Registered individuals with taxable income below the income-tax threshold

Source:	National Treasury

Turnover tax regime for micro businesses

Proposals include a more generous tax regime for small business	The turnover tax regime was introduced to limit the compliance burden on micro businesses with annual turnover of up to R1 million. These rules eliminate the need for a great deal of paperwork and compliance expenses. The Davis Tax Committee recommended that this incentive be made more

CHAPTER 4: REVENUE TRENDS AND TAX POLICY

generous to improve the participation of small businesses in the economy and the tax system. Government proposes to adjust the rates and thresholds to make the turnover tax more attractive, as shown in Table 4.6.

Table 4.6 Turnover tax regime, 2014/15 – 2015/16

	2014/15		2015/16
Turnover (R)	Rates of tax	Turnover (R)	Rates of tax
R0 - R150 000	0% of taxable turnover	R0 - R335 000	0% of taxable turnover

R150 001 - R300 000	1% of the amount above R150 000	R335 001 - R500 000	1% of the amount above R335 000

R300 001 - R500 000	R1 500 + 2% of the amount above R300 000	R500 001 - R750 000	R1 650 + 2% of the amount above R500 000

R500 001 - R750 000	R5 500 + 4% of the amount above R500 000	R750 001 - R1 000 000	R6 650 + 3% of the amount above R750 000

R750 001 - R1 000 000	R15 500 + 6% of the amount above R750 000

Source: National Treasury

Base erosion and profit shifting

Many countries face the problem of businesses exploiting gaps in international tax rules to artificially shift profits and avoid paying tax. These avoidance measures, practiced widely by multinational firms, substantially reduce their contributions to national tax bases. In recent years, government has taken measures to limit artificial reductions of taxable income through cross-border interest payments.	Amendments to improve transfer-pricing reporting and rules for controlled foreign companies

Building on these steps, government will propose amendments to improve transfer-pricing documentation and reporting, and change the rules for controlled foreign companies and the digital economy. These proposals are in line with matters examined in a recent OECD report, “Addressing Base Erosion and Profit Shifting”, which examined the practice. A December 2014 report by the Davis Tax Committee on the same subject highlighted these concerns in the South African context. Tax returns will place a greater focus on indicators of potential base erosion and profit shifting.

Excise duties on alcoholic beverages and tobacco products

Since 2002, tax rates on alcoholic beverages have consistently increased above inflation. The amendments for 2015/16 continue this trend, with excise duty rate increases of between 4.8 and 8.5 per cent. The excise duties on tobacco products increased between 5 and 7 per cent.	Amendments propose above-inflation increases in excise duties on alcohol and tobacco

An additional excise duty category is proposed for grain-based fermented beverages (flavoured alcoholic beverages using 100 per cent unconverted grains). The rate for these beverages will initially be linked to the excise duty for beer, and may be reviewed to ensure a level playing field with fruit-fermented beverages.

2015 BUDGET REVIEW

Table 4.7 Changes in specific excise duties, 2015/16

	Current excise	Proposed excise	Percentage change
Product	duty rate	duty rate	Nominal	Real
Malt beer	R68.92 / litre of absolute alcohol (117c / average 340ml can)	R73.05 / litre of absolute alcohol (124c / average 340ml can)	6.0	1.2
Traditional African beer	7.82c / litre	7.82c / litre	—	-4.8
Traditional African beer powder	34.70c / kg	34.70c / kg	—	-4.8
Unfortified wine	R2.87 / litre	R3.07 / litre	7.0	2.2
Fortified wine	R5.21 / litre	R5.46 / litre	4.8	0.0
Sparkling wine	R9.11 / litre	R9.75 / litre	7.0	2.2
Ciders and alcoholic fruit beverages	R3.45 / litre (117c / average 340ml can)	R3.65 / litre (124c / average 340ml can)	6.0	1.2
Spirits	R137.54 / litre of absolute alcohol (R44.36 / 750ml bottle)	R149.23 / litre of absolute alcohol (R48.13 / 750ml bottle)	8.5	3.7
Cigarettes	R11.60 / 20 cigarettes	R12.42 / 20 cigarettes	7.0	2.2
Cigarette tobacco	R13.03 / 50g	R13.94 / 50g	7.0	2.2
Pipe tobacco	R3.63 / 25g	R3.89 / 25g	7.0	2.2
Cigars	R61.87 / 23g	R64.96 / 23g	5.0	0.2

Source: National Treasury

Other reforms under consideration include providing excise duty relief to wine-based spirits (e.g. brandy). The rationale is that brandy is at a cost disadvantage compared with other forms of alcoholic spirits, because it takes 4-5 litres of wine to produce a litre of brandy. Sparkling wine accounts for a very small proportion of alcoholic beverage sales and the nature of this market results in large price discrepancies. This may require a review of the way the excise duty on sparkling wine is calculated.

Excise tax burden for wine, beer and spirits will be 11, 23 and 36 per cent, and 40 per cent for tobacco	Government proposes a change in the way the targeted tax burden on alcoholic beverages and tobacco products is expressed. VAT will be removed from the calculation and, as a result, the excise tax burden for wine, beer and spirits will henceforth be 11, 23 and 36 per cent, excluding VAT and rounded to the nearest whole number. For tobacco products the rate will be 40 per cent. These proposals are detailed in Annexure C.

Transfer duties

Transfer duty relief provided to middle-income households	Average house prices have recovered slowly over the past two years following a post-2009 decline. The rates and brackets for transfer duties on the sale of property on or after 1 March 2015 will be adjusted to provide relief to middle-income households. The new rates will eliminate transfer duty on all property acquired below R750 000, decrease effective transfer-duty liability for properties acquired up to about R2.3 million and increase liability for properties above this amount.

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Table 4.8 Transfer duty rate adjustments, 2014/15 – 2015/16

	2014/15		2015/16
Property value (R)	Rates of tax	Property value (R)	Rates of tax
R0 - R600 000	0% of property value	R0 - R750 000	0% of property value

R600 001 - R1 000 000	3% of property value above R600 000	R750 001 - R1 250 000	3% of property value above R750 000

R1 000 001 - R1 500 000	R12 000 + 5% of property value above R1 000 000	R1 250 001 - R1 750 000	R15 000 + 6% of property value above R1 250 000

R1 500 001 +	R37 000 + 8% of property value above R1 500 000	R1 750 001 - R2 250 000	R45 000 + 8% of property value above R1 750 000

		R2 250 001+	R85 000 + 11% of property value above R2 250 000

Source: National Treasury

Fuel taxes

The steep decline in world oil prices over the past year has resulted in decreases in the local fuel price. Fuel levies are imposed at fixed cent/litre rates on petrol, diesel and biodiesel. The levies aim to raise revenue, reduce pollution and compensate for road accidents.

Government proposes to increase the general fuel levy by 30.5 c/litre. At the same time, the RAF levy, used to finance third-party motor vehicle personal accident claims, will be increased by 50 c/litre to support the RAF. It is proposed that these increases become effective on 1 April 2015.	Combined increase of 80.5 c/litre in fuel levies

The estimated overall fuel tax burden after this proposed increase will be about 41 per cent, which is comparable with the level in many other developed and some developing countries.

Table 4.9 Total combined fuel taxes on petrol and diesel, 2013/14 – 2015/16

	2013/14		2014/15		2015/16
Cents/litre	93 octane petrol	Diesel	93 octane petrol	Diesel	93 octane petrol	Diesel
General fuel levy	212.50	197.50	224.50	209.50	255.00	240.00
Road Accident Fund levy	96.00	96.00	104.00	104.00	154.00	154.00
Customs and excise levy	4.00	4.00	4.00	4.00	4.00	4.00
Illuminating paraffin marker	—	0.01	—	0.01	—	0.01

Total	312.50	297.51	332.50	317.51	413.00	398.01
Pump price: Gauteng (as in February)[1]	1 077.00	1 026.69	1 206.00	1 129.17	1 009.00	926.09

Taxes as percentage of pump price	29.0%	29.0%	27.6%	28.1%	40.9%	43.0%

1.     Diesel (0.05% sulphur) wholesale price (retail price not regulated)

Source: National Treasury

Diesel refunds

The diesel refund system allows for a refund of all or part of the fuel levies to producers in the agriculture, forestry, fishing and mining sectors. The administrative system in place since 2000 faces significant technical problems and legal challenges. Some eligible firms are unable to benefit from the system, while others appear to be making disproportionate refund claims. To address these concerns, government proposes to delink diesel refunds from the VAT system from 1 April 2016. The National Treasury and SARS will explore alternative, more equitable rules and administrative procedures after consultation with the affected industries.

2015 BUDGET REVIEW

Full diesel fuel levy exemption provides a perverse incentive to use diesel excessively	Government also proposes to reduce diesel fuel levy refunds to 20 per cent and 50 per cent of the general fuel levy respectively for land mining activities and generation of electricity by Eskom’s open-cycle gas turbines. The current full exemption provides a perverse incentive to use diesel excessively. This change will become effective from 1 April 2016. In the interim, government proposes several technical amendments to this system. These are discussed in Annexure C.

Electricity levies

Government is considering an increase in electricity levy from 3.5c/kWh to 5.5c/kWh	Given electricity supply constraints, additional measures are needed to manage demand. Government is considering an increase in the electricity levy from 3.5c/kWh to 5.5c/kWh. The additional revenue will be used to fund the broadening of the scope of the energy-efficiency savings tax incentive to include co-generation and an increase in the amount available for this incentive. Also under consideration is enhancing the accelerated depreciation for solar photovoltaic renewable energy. In the absence of a carbon tax, the electricity levy promotes energy efficiency and reduced greenhouse gas emissions. The 2c/kWh increase is a temporary measure to be withdrawn when the carbon tax is introduced in 2016.

Government is examining loopholes that unduly favour intensive electricity users, and will consider a levy that would apply to users and exporters of electricity who consume in excess of 800 000 MWh per year. To prevent the possibility of double taxation, a credit of 5.5c/kWh could be provided for users if the price they pay is above 37 c/kWh. Before any measures are proposed, government will consult with industry, the electricity regulator, Eskom and other interested parties.

Energy-efficiency savings tax incentive

The energy-efficiency savings tax incentive will be increased from 45 c/kWh to 95 c/kWh and extended to cogeneration projects. This incentive was introduced in November 2013 to complement the proposed carbon tax. It encourages firms to support a greener economy. Businesses can claim deductions based on energy saved. In future, this allowance will be funded through a recycling of revenues from the carbon tax.

¢ Revenue impact of tax proposals

Net tax revenue impact of proposed changes is an additional R8.3 billion	Table 4.10 illustrates the estimated change in tax revenues flowing from the tax policy proposals. The gross tax revenue impact of these changes will be R16.8 billion, with an estimated net increase of R8.3 billion after taking into account relief for fiscal drag.

CHAPTER 4: REVENUE TRENDS AND TAX POLICY

Table 4.10 Impact of tax proposals on 2015/16 revenue

R million	Effect of tax proposals
Tax revenue (before tax proposals)		1 073 000
Non-tax revenue		19 038
less: Southern African Customs Union payments		-51 022

Main budget revenue		1 041 015
Provinces, social security funds and selected public entities		139 564

Consolidated revenue (before tax proposals)		1 180 579
Tax proposals before fiscal drag 2015/16 (gross):		16 775
Tax proposals after fiscal drag 2015/16 (net):		8 275
Personal income tax	—
Fiscal drag relief	-8 500
Rate increase in income tax	9 420
Medical credits	-920
Business income tax	-150
Energy-efficiency savings tax incentive	-150
Taxes on property	100
Adjustment in transfer duty	100
Indirect taxes	8 325
Increase in general fuel levy	6 490
Increase in excise duties on tobacco products	602
Increase in alcoholic beverages	1 234

Tax revenue (after tax proposals)		1 081 275
Consolidated revenue (after tax proposals)		1 188 855

Source: National Treasury

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5

Consolidated government spending plans

In brief

•	Government’s spending plans are focused on achieving the objectives of the medium-term strategic framework, which have been derived from the National Development Plan.

•	Government proposes to reduce the expenditure ceiling by a total of R25 billion in the next two years, with an unallocated reserve provided for in 2017/18.

•	Real spending will grow by an annual average of 2.3 per cent over the next three years. Debt-service costs are the fastest-growing category of spending.

•	Existing resources will be shifted to policy priorities, while maintaining faster growth in infrastructure and social spending programmes.

•	Cost-containment measures will be applied to improve efficiency in all spending programmes.

¢    Overview

The 2015 Budget allocates resources to South Africa’s core social and economic priorities while containing aggregate expenditure growth. Spending plans give effect to the priorities of the National Development Plan (NDP) and government’s medium-term strategic framework (MTSF). Although aggregate spending, which will reach R1.56 trillion in 2017/18, continues to grow in real terms across a significant proportion of the budget, fiscal realities mean that this is not the case in all areas.	Budget gives effect to NDP and medium-term strategic framework priorities within expenditure ceiling

Relative to expenditure levels announced in the 2014 Budget, total spending in 2015/16 and 2016/17 has been reduced by R25 billion, or about 1 per cent of projected budgets. In addition, government has placed R45 billion in an unallocated reserve for 2017/18 to serve as a buffer against fiscal or economic shocks.

2015 BUDGET REVIEW

In revising their plans to take account of slower growth in their budgets, departments and agencies have sought to reduce spending on non-critical activities. They have also postponed the inception of new programmes, except where these can be funded by reducing spending elsewhere. As far as possible, spending on infrastructure investment and core social programmes has been protected.

Compensation as a share of expenditure declines slightly over MTEF period	Government continues to register progress in improving the composition of expenditure. Overall, the bulk of budget reductions have fallen on the goods and services budget, which at R200 billion in 2016/17 is more than 5 per cent lower than was projected in the 2014 Budget. Compensation as a share of allocated expenditure also declines from 35.5 per cent to 34.5 per cent over the MTEF period. Achieving this, however, depends on the outcome of public-sector wage talks. Additional steps have been taken to contain public spending.

Containing costs in public spending

Responsibility for managing public resources is shared. Principal responsibility lies with the accounting officers of state institutions, whose job it is to ensure that allocated resources deliver the maximum value for money. Accounting officers are held accountable by external authorities such as the Auditor-General, the National Treasury and Parliament.

Several tools augment these relationships. Treasury instructions, transversal contracts that maximise state purchasing power and other rules impose statutory requirements on accounting officers against which their performance can be audited. Recent initiatives include:

•

A review of Treasury Instruction 1 of 2012, which set limits on the costs government can incur in procuring goods and services such as hotel accommodation, flights, rental cars and consultants. In 2015 the National Treasury will expand this instruction to limit spending in a range of areas, such as conferences and workshops. Details of these measures will be published by the end of the first quarter of the fiscal year.

•

A national price-referencing system developed by the Chief Procurement Officer, which will help government to improve the quality of spending by providing state institutions with data on the ranges within which the price of commonly used goods and services should fall. The new system will be rolled out on 1 April 2015.

•

An eTender portal will widen government’s access to potential suppliers. It will allow small firms to evaluate tenders in a transparent manner, and bid on an equal basis, since they will no longer have to pay to see tenders. The system will also increase the level of effective competition between actual and potential suppliers. It will be available for national and provincial use from 1 April 2015 and for local government from 1 July 2015. National and provincial departments must publish all tenders greater than R500 000, and municipalities must publish all tenders greater than R200 000 online. Award notices will be posted, improving transparency and accountability.

Reducing wasteful expenditure and implementing more cost-effective service-delivery models will make more resources available for priority spending areas. As government works to realise the MTSF outcomes, it continues to look for ways to optimise service delivery. Over the medium term, realising the MTSF objectives will help to lay the foundation for stronger economic growth and social development.

¢ Consolidated government expenditure

Consolidated expenditure grows by 7.9 per cent	Consolidated government expenditure is projected to grow by 7.9 per cent over the MTEF period, from R1.24 trillion in 2014/15 to R1.56 trillion in 2017/18. This is 2.3 percentage points a year ahead of projected inflation.

Real expenditure growth over the three-year period ahead will be slower than it has been over the past three years, though the slowdown is not uniform across all functions. For example, spending growth for social

CHAPTER 5: CONSOLIDATED GOVERNMENT SPENDING PLANS

services (including social protection, health, basic education and local economic development) will be 7.2 per cent over the medium term, but spending growth on general public services is expected to slow to 2.6 per cent. Apart from general public services, spending in all functions grows faster than projected inflation.

At an annual average of 10.1 per cent, debt service is the fastest-growing item of expenditure, driven by the increase in government borrowing since 2008/09.	Debt service is fastest-growing item of expenditure

Figure 5.1 Nominal expenditure growth by function, 2011/12 – 2014/15 and 2014/15 – 2017/18

Reflecting the commitment to improving the composition of spending, allocations to local development and social infrastructure grow at 8.2 per cent over the MTEF period.

Spending on post-school education and training, which is critical to alleviating skills constraints and to spreading economic opportunity, also grows strongly at 7.1 per cent a year. Growth in this function is driven by expanded revenues from the skills levy, as well as increased transfers to the National Student Financial Aid Scheme, subsidies to higher-education institutions and continued construction of two new universities.

Spending growth on economic affairs will slow over the medium term because the economic competitiveness support package, a short-term programme introduced in the wake of the global recession, will wind down. Growth in spending on defence, public order and safety, and general government services slows despite increases in average personnel costs.	Strong growth in spending on local development and social infrastructure

Table 5.1 sets out consolidated government expenditure information over the MTEF period. It includes the spending estimates of national and provincial departments and public entities, as well as transfers of nationally raised revenue to municipalities. State-owned companies’ revenues from commercial operations are excluded, as are the revenues raised by municipalities.

2015 BUDGET REVIEW

Table 5.1 Consolidated government expenditure by function,1 2014/15 – 2017/18

	2014/15	2015/16	2016/17	2017/18	Percentage
R million	Revised estimate	Medium-term estimates			of total MTEF allocation by function	Average annual MTEF growth
Basic education	189 454	203 468	216 036	227 816	16.7%	6.3%
Health	144 558	157 294	167 485	177 525	13.0%	7.1%
Defence, public order and safety	163 018	171 150	181 248	192 719	14.1%	5.7%
Defence and state security	47 445	49 364	52 303	55 450	4.1%	5.3%
Police services	78 237	82 724	87 305	93 235	6.8%	6.0%
Law courts and prisons	37 336	39 063	41 639	44 034	3.2%	5.7%
Post-school education and training	56 612	62 238	65 556	69 594	5.1%	7.1%
Economic affairs	189 430	206 164	219 526	225 549	16.8%	6.0%
Industrial development, trade and innovation	64 636	69 688	73 132	74 718	5.6%	5.0%
Employment, labour affairs and social security funds	56 439	64 138	70 111	72 945	5.3%	8.9%
Economic infrastructure and network regulation	68 355	72 338	76 284	77 887	5.8%	4.4%
Local development and social infrastructure	176 612	199 570	210 235	223 813	16.3%	8.2%
Housing development and social infrastructure	157 649	179 224	189 170	201 581	14.7%	8.5%
Rural development and land reform	10 220	10 709	11 443	12 021	0.9%	5.6%
Arts, sport, recreation and culture	8 743	9 638	9 622	10 212	0.8%	5.3%
General public services	64 743	64 385	66 750	69 824	5.2%	2.6%
Executive and legislative organs	12 375	12 335	12 827	13 507	1.0%	3.0%
General public administration and fiscal affairs	37 077	38 622	38 912	41 132	3.1%	3.5%
Home affairs	7 778	6 349	7 483	7 281	0.5%	-2.2%
External affairs and foreign aid	7 513	7 078	7 528	7 905	0.6%	1.7%
Social protection	143 926	155 297	165 997	176 523	12.8%	7.0%

Allocated by function	1 128 354	1 219 566	1 292 833	1 363 364	100.0%	6.5%
Debt-service costs	115 016	126 440	140 971	153 376		10.1%
Unallocated reserves	—	5 000	15 000	45 000

Consolidated expenditure	1 243 370	1 351 007	1 448 804	1 561 740		7.9%

1.	Consisting of the main budget and spending by provinces, public entities and social security funds financed from own revenue

Source: National Treasury

The 2015 Budget includes baseline expenditure reductions of R25 billion over two years (R10 billion in 2015/16 and R15 billion in 2016/17) relative to the projected budgets announced in the 2014 Budget. These reductions include:

•        Reductions to current spending by national departments of R2.3 billion in 2015/16 and R3.9 billion in 2016/17, to be achieved mainly through decreases in budgets for non-core goods and services.

•        Reductions to capital spending of national departments by R280 million (2015/16) and R911 million (2016/17), mainly on non-critical items of machinery and equipment.

•        Reductions in allocations to public entities of R2.4 billion (2015/16) and R2.6 billion (2016/17).

CHAPTER 5: CONSOLIDATED GOVERNMENT SPENDING PLANS

• Reductions in transfers to provinces of R4.4 billion (2015/16) and R6.6 billion (2016/17).

• Reductions in conditional allocations to local government of R921 million in 2015/16 and R1.4 billion in 2016/17. No reductions were made to the local government equitable share.

Table 5.2 Consolidated government expenditure by economic classification,1 2014/15 – 2017/18

	2014/15	2015/16	2016/17	2017/18	Percentage	Average
R million	Revised estimate	Medium-term estimates			of total MTEF	annual MTEF growth
Current payments	746 375	799 602	856 695	907 252	59.7%	6.7%
Compensation of employees	445 289	479 511	509 638	539 563	35.6%	6.6%
Goods and services	180 297	187 677	200 297	209 437	13.9%	5.1%
Interest and rent on land	120 788	132 413	146 761	158 251	10.2%	9.4%
of which:
Debt-service costs	115 016	126 440	140 971	153 376	9.8%	10.1%
Transfers and subsidies	406 947	445 415	473 059	497 762	33.0%	6.9%
Municipalities	96 564	107 235	111 464	118 037	7.8%	6.9%
Departmental agencies and accounts	26 587	30 289	31 333	33 369	2.2%	7.9%
Higher education institutions	26 047	27 021	28 001	29 342	2.0%	4.1%
Foreign governments and international organisations	2 215	2 017	2 198	2 289	0.2%	1.1%
Public corporations and private enterprises	28 509	31 460	33 110	33 256	2.3%	5.3%
Non-profit institutions	26 749	27 884	29 066	30 492	2.0%	4.5%
Households	200 276	219 509	237 886	250 977	16.5%	7.8%
Payments for capital assets	86 302	97 498	103 704	111 361	7.3%	8.9%
Buildings and other capital assets	67 078	77 219	81 953	86 461	5.7%	8.8%
Machinery and equipment	19 224	20 279	21 751	24 900	1.6%	9.0%
Payments for financial assets	3 746	3 492	345	365	0.1%	-54.0%

Total	1 243 370	1 346 007	1 433 804	1 516 740	100.0%	6.8%
Unallocated reserves	—	5 000	15 000	45 000

Consolidated expenditure	1 243 370	1 351 007	1 448 804	1 561 740		7.9%

1.	Consisting of the main budget and spending by provinces, public entities and social security funds financed from own revenue

Source: National Treasury

To accommodate the lower expenditure ceiling while increasing support for spending priorities, the unallocated reserves for 2015/16 and 2016/17 have been reduced. A reserve of R45 billion is provided for in 2017/18 to provide a buffer against economic or fiscal shocks.

The economic classification of the main spending increases over the MTEF period reflects some progress in rebalancing the fiscus and improving the composition of spending. By the end of the MTEF period, a larger proportion of non-interest spending will go towards building capital assets. The main trends are as follows:	Cost-containment and reprioritisation measures limit growth in goods and services spending

•        Compensation of employees is projected to grow by 6.6 per cent a year. Subject to the outcome of public-sector wage talks, compensation is expected to make up 34.5 per cent of allocated expenditure in 2017/18 compared with 36.5 per cent in 2011/12.

2015 BUDGET REVIEW

•        Cost-containment and reprioritisation measures limit growth in allocations for goods and services to 5.1 per cent per year. Allocations for critical items such as medicine will grow faster than inflation.

•        Transfers to municipalities increase by 6.9 per cent a year, supporting the provision of free basic services to the poor. Transfers to households, which includes housing subsidies, grow by 7.8 per cent.

• Payments for capital assets grow by 8.9 per cent a year, making this the fastest-growing category of expenditure apart from debt service.

National expenditure outcome

National underspending of 0.6 per cent of budgeted expenditure in 2013/14	In 2013/14, national expenditure amounted to R1.048 trillion (including transfers to provinces and municipalities) out of a total adjusted appropriation of R1.054 trillion. This represents underspending of 0.6 per cent – the same level achieved in 2012/13. Underspending on infrastructure programmes, especially in health and education, was the main contributor to the shortfall. This is being addressed through initiatives to improve spending, as discussed in Annexure B. Spending on social grants also came in R1.4 billion under budget following the clean-up of the grants system by the South African Social Security Agency.

Expenditure and performance reviews

The National Treasury and the Department of Planning, Monitoring and Evaluation in the Presidency have completed a series of performance and expenditure reviews. The reviews assess whether services have been designed and delivered in a cost-effective manner, with a view to proposing reforms.

The reviews have observed that policies are often designed without fully assessing the costs and implications of choices being made. Significant savings are possible if departments make adjustments. Recent reviews have taken place in the following areas:

•

Housing: The full cost of RDP houses significantly exceeds the capital subsidy, with serious implications for the budgets of relevant institutions – especially municipalities – as well as the pace of housing delivery and the affordability of current policy commitments.

•

Public transport: By a variety of measures, public transport in South Africa is very expensive for both users and government, largely because apartheid’s spatial legacy results in inefficient patterns of transport use. Government is working to change the spatial layout of the cities through improvements in land use planning over the long term. In the short term, the densification of the cities in specific nodal areas and along identified corridors will assist in reducing the costs of public transport. Improving the integration of the transport system and its governance would also yield increased efficiency.

•

Foreign missions: Government spends over R3.5 billion a year to maintain foreign missions. Rapid spending growth is largely attributable to higher property costs and rising staff costs. While the costs of locally recruited staff are too high, cost of living allowances for South African staff are more generous than those offered by other countries and international organisations – between 20 and 50 per cent higher than the United Nations, for example. The location of some of the most expensive missions is not aligned with trade relations or other economic interests.

During 2015/16, expenditure and performance reviews will examine government accommodation, school infrastructure, provincial roads, and information and communication technology costs at schools.

¢ Revised medium-term expenditure plans

Achieving NDP’s vision requires partnerships between government, business, labour and civil society	The NDP sets out a long-term vision for a prosperous South Africa, one in which a much higher proportion of adults are working, where poverty has been eliminated and inequality reduced. Achieving that vision requires partnerships between government, business, labour and civil society. It also requires that public institutions deliver the high-quality services and infrastructure needed to achieve rapid and sustained economic growth, while maintaining macroeconomic stability.

CHAPTER 5: CONSOLIDATED GOVERNMENT SPENDING PLANS

The MTSF sets priorities for government’s work over the next five years to ensure that such progress is made. The following sections, organised by function group, set out some of government’s plans to achieve these goals. More detailed information on departmental spending plans can be found in the statistical tables in the Budget Review and the Estimates of National Expenditure. Spending plans for provinces and municipalities are discussed in the Explanatory Memorandum to the Division of Revenue, available at www.treasury.gov.za, and in provincial and municipal budgets.

Economic affairs

This function group addresses three MTSF outcomes linked to the structure and performance of the economy – decent employment through inclusive growth; an efficient, competitive and responsive economic infrastructure network; and protect and enhance our environmental assets and natural resources. Excluding tax rebates afforded to industry amounting to about R19 billion a year, about R650 billion will be spent in pursuit of these goals over the next three years. The winding down of the economic competitiveness support package means that total allocations will grow more slowly, at an annual average of 6 per cent over the medium term.	About R650 billion for economic affairs over medium term

Job creation and inclusive economic growth

Faster job creation depends above all on boosting the economic growth rate and greater private-sector investment. Government spending supports this but also makes a direct contribution to job creation by focusing support on productive activities across the economy.

The Competition Commission plays an important role in ensuring greater economic efficiency and increased opportunity for new and smaller businesses. Over the medium term, it will receive additional support of R25 million to investigate private healthcare costs. To support more rapid economic growth, and the development of new sources of energy, a sum of R65 million has been set aside to ensure the optimal regulation of shale gas exploration. Over the medium term, the newly established Department of Small Business Development will spend about R3.5 billion on non-financial support to small businesses through training and mentoring. It will also seek to reduce regulatory barriers to small firms, especially informal businesses in townships.

One element of Operation Phakisa, government’s programme to speed up project implementation, is aimed at unlocking the economic potential of South Africa’s oceans. This effort is allocated R296 million to fund scientific expeditions by the SA Agulhas II and the Algoa, and to conduct essential research on climate change and deep ocean environments.	Initiative to unlock economic potential of oceans surrounding South Africa

Medium-term allocations of R35.9 billion support government’s active labour-market interventions. At 21 per cent a year, the Community Work Programme grows fastest, allowing it to expand its presence to every municipality by 2017. The Jobs Fund is expected to spend about R4 billion over the next three years on projects that create permanent jobs and address structural constraints to growth and employment.

Rapid growth in spending by social security funds reflects the increase in expenditure by the Road Accident Fund, which is discussed in Chapter 8. These increases are funded by an increase in the fuel levy.

2015 BUDGET REVIEW

Table 5.3 Economic affairs expenditure, 2014/15 – 2017/18

	2014/15	2015/16	2016/17	2017/18	Total		Average
R million	Revised estimate	Medium-term estimates			2015/16 – 2017/18	% of Total	annual MTEF growth
Economic infrastructure and network regulation	68 355	72 338	76 284	77 887	226 510	34.8%	4.4%
of which:
Bulk water infrastructure	19 540	20 086	23 615	23 867	67 568	10.4%	6.9%
Road infrastructure	46 680	51 227	51 604	52 880	155 711	23.9%	4.2%
Employment, labour affairs and social security funds	56 439	64 138	70 111	72 945	207 193	31.8%	8.9%
of which:
Employment programmes[1]	10 328	10 625	12 428	12 862	35 915	5.5%	7.6%
Social security funds	39 475	47 127	50 837	52 247	150 211	23.1%	9.8%
Industrial development, trade and innovation	64 636	69 688	73 132	74 718	217 537	33.4%	5.0%
of which:
Environmental programmes	6 121	6 432	6 772	6 971	20 175	3.1%	4.4%
Research and development, including research institutions	14 691	15 786	15 845	16 586	48 217	7.4%	4.1%
Agriculture and farmer support programmes	11 296	11 557	11 893	12 534	35 984	5.5%	3.5%
Economic development and incentive programmes	12 358	13 881	14 858	13 823	42 562	6.5%	3.8%

Total	189 430	206 164	219 526	225 549	651 240	100.0%	6.0%

of which:
Compensation of employees	35 383	37 884	40 553	43 037	121 474	18.7%	6.7%
Goods and services	42 276	45 225	48 502	50 887	144 614	22.2%	6.4%
Transfers and subsidies	70 154	78 314	84 184	84 951	247 449	38.0%	6.6%
Buildings and other fixed structures	33 063	36 449	38 164	39 262	113 875	17.5%	5.9%
Machinery and equipment	2 486	2 124	2 200	2 479	6 802	1.0%	-0.1%

1.	Includes the Expanded Public Works Programme and the Jobs Fund

Source: National Treasury

Transport and telecommunications infrastructure

Policy on broadband spectrum will reduce uncertainty that has held back investment	A policy on broadband spectrum usage will be completed by March 2016, reducing the uncertainty that has held back investment in this sector. The Department of Telecommunications and Postal Services plans to connect 1 296 government institutions and 972 schools to broadband services by March 2016 using a range of technologies. A total of R1.1 billion has been allocated for this purpose over the MTEF period.

To improve road safety, R1.1 billion is reprioritised from the taxi recapitalisation programme and other road budgets to upgrade the R573 (the Moloto Road) in Mpumalanga. An amount of R648 million is also reprioritised for the rehabilitation of road infrastructure damaged in various natural disasters.

Local economic development and social infrastructure

Strong growth in allocations for housing and basic services infrastructure

Expenditure on local economic development and social infrastructure will grow at an average annual rate of 8.2 per cent over the next three years, rising from R176.6 billion to R223.8 billion. Over 90 per cent of expenditure will be allocated to housing and the services provided by local governments in pursuit of several MTSF outcomes:

•        Sustainable human settlements and improved quality of household life

CHAPTER 5: CONSOLIDATED GOVERNMENT SPENDING PLANS

• Responsive, accountable, effective and efficient local government

• Vibrant, equitable, sustainable rural communities contributing towards food security for all

• A diverse, socially cohesive society with a common national identity.

Table 5.4 Local development and social infrastructure expenditure, 2014/15 – 2017/18

	2014/15	2015/16	2016/17	2017/18	Total		Average
R million	Revised estimate	Medium-term estimates			2015/16 – 2017/18	% of Total	annual MTEF growth
Arts, sport, recreation and culture	8 743	9 638	9 622	10 212	29 472	4.7%	5.3%
Housing development and social infrastructure	157 649	179 224	189 170	201 581	569 975	90.0%	8.5%
of which:
Human settlements	32 441	33 393	36 042	38 201	107 636	17.0%	5.6%
Public transport, including commuter rail	35 646	41 270	44 681	48 724	134 675	21.3%	11.0%
Municipal equitable share	43 290	50 208	52 869	55 512	158 589	25.0%	8.6%
Municipal infrastructure grant	14 429	14 956	15 548	16 435	46 939	7.4%	4.4%
Regional and local water and sanitation services	6 906	10 134	9 617	10 667	30 418	4.8%	15.6%
Electrification programmes	4 220	5 778	6 034	6 393	18 206	2.9%	14.9%
Rural development and land	10 220	10 709	11 443	12 021	34 172	5.4%	5.6%
of which:
Land reform	932	1 177	1 254	1 412	3 842	0.6%	14.8%
Agricultural land holding account	1 773	1 672	1 738	1 716	5 126	0.8%	-1.1%
Restitution	2 681	2 603	3 181	3 341	9 125	1.4%	7.6%

Total	176 612	199 570	210 235	223 813	633 619	100.0%	8.2%

of which:
Compensation of employees	18 547	20 962	22 091	23 384	66 437	10.5%	8.0%
Goods and services	15 269	16 098	17 846	18 890	52 833	8.3%	7.4%
Transfers and subsidies	123 775	137 843	145 055	153 511	436 410	68.9%	7.4%
Buildings and other fixed structures	8 976	13 789	13 415	15 292	42 496	6.7%	19.4%
Machinery and equipment	8 571	9 184	10 204	11 079	30 467	4.8%	8.9%

Source: National Treasury

A budget of R570 billion over the MTEF period for local government infrastructure and services includes reductions of R3.76 billion (0.7 per cent). This reduction is in response to persistent underspending on these budgets and the presence of surpluses in the accounts of the entity responsible for trading raw water.

Apart from the local government equitable share, human settlement investment makes up a major area of expenditure in this function. Over the next three years R107.6 billion will be allocated to develop bulk municipal infrastructure and to finance affordable housing, including social housing.

Using the R18.2 billion allocated for national electrification over the MTEF period, government aims to connect 810 000 poor households to the electricity grid. A further R489.2 million is provided for 65 000 non-grid connections in remote areas. In addition, 229 water and sanitation projects will be implemented, with 76 new regional bulk water schemes expected to be completed by 2017/18. Allocations also provide for expanding sanitation services to an additional 182 275 households. A total of R1.5 billion has been added to grants for post-disaster rehabilitation and reconstruction of housing, roads, water and municipal infrastructure.	810 000 poor households to be connected to electricity grid over medium term

2015 BUDGET REVIEW

44 new passenger rail train sets to be acquired over next three years	Rapid growth in expenditure on public transport is driven by allocations to the Passenger Rail Agency of South Africa for the rolling stock fleet renewal programme. The agency is expected to take delivery of 44 train sets (528 coaches) over the next three years. An allocation of R134.7 billion provides for rail- and road-based public transport over the MTEF period.

Municipal infrastructure grants administered by the Department of Cooperative Governance will rise from R14.4 billion in 2014/15 to R16.4 billion by 2017/18. Budgeted growth in this area flows from reprioritisation of funds previously allocated to support municipal administration costs in newly demarcated areas.

Review under way to reduce overlap and duplication between departments	The Departments of Agriculture, Forestry and Fisheries, and Rural Development and Land Reform will review their programmes to reduce overlap and duplication. The land restitution process was reopened in 2014 and claims will be accepted until 2019. Rural Development and Land Reform has reprioritised funds within its baseline to open new offices to accept applications.

An allocation of R4.7 billion will support land reform over the medium term. This will focus on smallholder farm development and acquisition of strategically located land for redistribution. Government plans to acquire about 1.2 million hectares of land over the next three years and over 1 000 farms will benefit from the recapitalisation and development programme.

Post-school education and training

Government to spend about R200 billion on post-school education and training	This function supports the MTSF’s outcome, a skilled and capable workforce to support an inclusive growth path. Expenditure of nearly R200 billion is anticipated over the medium term and will support an expansion of access to quality education and training to broaden economic opportunities and build skills.

Transfers to universities for subsidies and infrastructure make up 42 per cent of expenditure in this function. These increase from R26.2 billion in 2015/16 to R29 billion in 2017/18, including R3.2 billion for the on-going construction of two new universities (Mpumalanga and Sol Plaatje).

Rising allocations boost enrolments	Spending and loan disbursements by the National Student Financial Aid Scheme are expected to reach R11.9 billion in 2017/18, up from R9.2 billion in 2014/15. Rising allocations for this function will support an increase in university enrolments from 972 000 to just over 1 million, as well as increased enrolments in technical and vocational education and training college enrolments from 800 000 to just under 1.2 million. In addition to providing work placements for students and graduates, the 21 Sector Education and Training Authorities and the National Skills Fund (funded through a ring-fenced payroll tax) will focus spending on increasing the number of people training for and qualifying as artisans.

CHAPTER 5: CONSOLIDATED GOVERNMENT SPENDING PLANS

Table 5.5 Post-school education and training expenditure, 2014/15 – 2017/18

	2014/15	2015/16	2016/17	2017/18	Total		Average
R million	Revised estimate	Medium-term estimates			2015/16 – 2017/18	% of Total	annual MTEF growth
Post-school education and training expenditure	56 612	62 238	65 556	69 594	197 387	100.0%	7.1%
of which:
University subsidies	21 455	22 942	24 131	25 340	72 414	36.7%	5.7%
University infrastructure	2 700	3 301	3 503	3 676	10 480	5.3%	10.8%
National Student Financial Aid Scheme[1]	9 222	9 974	11 324	11 885	33 182	16.8%	8.8%
Vocational and continuing education and training	8 096	8 516	8 986	9 439	26 941	13.6%	5.2%
Skills development levy institutions[2]	13 808	16 742	16 787	18 361	51 890	26.3%	10.0%

Total	56 612	62 238	65 556	69 594	197 387	100.0%	7.1%

1.	Includes cash disbursements from the NSFAS capital account
2.	Includes direct charges from the National Revenue Fund for the 21 Sector Education and Training Authorities and spending of the National Skills Fund

Source: National Treasury

Basic education

This function supports the MTSF outcome, quality basic education, which is a central priority of the NDP. The sector’s policy focus over the medium term will be to improve curriculum delivery, providing sufficient learner and teacher support material, and increasing the supply of qualified teachers. Accelerating the delivery and improvement of school infrastructure has also been prioritised.

Table 5.6 Basic education expenditure, 2014/15 – 2017/18

	2014/15	2015/16	2016/17	2017/18	Total		Average
R million	Revised estimate	Medium-term estimates			2015/16 – 2017/18	% of Total	annual MTEF growth
Basic education	189 454	203 468	216 036	227 816	647 320	100.0%	6.3%
Compensation of employees	144 731	156 490	165 849	175 777	498 116	77.0%	6.7%
of which:
Provincial compensation of employees	144 317	156 049	165 379	175 276	496 705	76.7%	6.7%
Goods and services	17 150	17 001	17 579	17 856	52 436	8.1%	1.4%
of which:
Workbooks	916	958	1 008	1 059	3 025	0.5%	5.0%
National school nutrition programme	5 462	5 704	6 006	6 306	18 016	2.8%	4.9%
Learner and teacher support materials (LTSM)[1]	3 655	3 446	3 551	3 973	10 970	1.7%	2.8%
Transfers and subsidies	28 637	32 339	33 665	35 486	101 490	15.7%	7.4%
of which:
Subsidies to schools[2]	12 137	13 539	14 217	14 897	42 653	6.6%	7.1%
Payments for capital assets	11 658	12 593	14 341	15 011	41 946	6.5%	8.8%
of which:
Education infrastructure grant	7 327	9 518	9 774	10 331	29 622	4.6%	12.1%
School infrastructure backlogs grant	2 541	2 309	2 430	2 620	7 359	1.1%	1.0%

Total	189 454	203 468	216 036	227 816	647 320	100.0%	6.3%

1.	Includes the cost of the CAPS (Curriculum Assessment Policy Statements) rollout completed in 2014/15
2.	Section 21 (including some provision for LTSM) Special and Independent schools

Source: National Treasury

2015 BUDGET REVIEW

Compensation of employees averages 77 per cent of expenditure in provincial departments	Proposed allocations to basic education over the MTEF period reach nearly R650 billion and grow at an annual average of 6.3 per cent. These account for nearly 17 per cent of total functional expenditure. Compensation of employees in the provincial departments is the largest component of spending, averaging 77 per cent of the total. Provincial personnel planning will receive more attention to ensure that appropriate learner:teacher ratios are maintained.

Government aims to increase the number of qualified teachers entering the public service from 8 227 in 2012/13 to 10 200 in 2017/18, compensating for teachers who are leaving the system. To this end, the department plans to award R3.1 billion in bursaries.

Every learner in Grades R to 9 to receive two workbooks per year in main subjects	An amount of R3 billion is allocated over the medium term to print and distribute 170 million workbooks to learners in Grades R to 9 at 23 562 public schools, with each learner receiving two books per year in numeracy, mathematics, literacy, language and life skills. Braille workbooks will be supplied to learners who require them.

All schools are expected to meet minimum norms and standards for school infrastructure by 2016. The school infrastructure backlogs grant and the education infrastructure grant to provinces are allocated R7.4 billion and R29.6 billion respectively over the medium term.

More than 500 unsafe and inappropriately constructed schools to be replaced	Because spending on the backlogs grant has been slow since its inception in 2011/12, Cabinet reduced the grant’s planned medium-term expenditure by R413.6 million. The grant will be used to replace 510 unsafe and inappropriately constructed schools. It will also provide water to 1 120, sanitation to 741 and electricity to 916 schools. Cabinet also reduced the budget of the education infrastructure grant by R687.5 million. This grant continues to grow, but more slowly than before, at an average annual rate of 12.1 per cent over the medium term.

Social protection

This function supports MTSF outcome, a comprehensive, responsive and sustainable social protection system, a necessity in a country with high levels of poverty and unemployment. The spending focus is primarily on increasing access to social assistance, and reforming and standardising practices in the social welfare sector. Social protection expenditure will grow from R143.9 billion in 2014/15 to R176.5 billion by 2017/18, accounting for 12.8 per cent of functional spending during the MTEF period.

By the outer year, about 17.5 million people will be receiving social grants at a cost of R148.9 billion	The budget for social assistance has been increased by R7.1 billion since the 2014 Budget to cater for increases to beneficiary numbers (mostly in the child support grant) and the carry-through costs of increasing grant values. By 2017/18, it is expected that 17.5 million beneficiaries will be receiving social grants, the budget for which will be R148.9 billion. Overall, social grant expenditure remains at a stable 3 per cent of GDP.

Improved efficiencies at the South African Social Security Agency mean that administrative costs will fall from 5.5 per cent of expenditure on social grants in 2013/14 to 5 per cent in 2017/18. This has facilitated a reduction of R354 million in the amount budgeted for the agency’s administrative fee.

CHAPTER 5: CONSOLIDATED GOVERNMENT SPENDING PLANS

Table 5.7 Social protection expenditure, 2014/15 – 2017/18

	2014/15	2015/16	2016/17	2017/18	Total		Average
	Revised				2015/16 –	% of	annual MTEF
R million	estimate	Medium-term estimates			2017/18	Total	growth
Social protection expenditure	143 926	155 297	165 997	176 523	497 818	100.0%	7.0%
of which:
Social grants	120 702	130 093	139 556	148 934	418 584	84.1%	7.3%
of which:
Child support	43 428	47 842	51 174	54 117	153 134	30.8%	7.6%
Old-age	49 422	53 518	58 110	62 993	174 620	35.1%	8.4%
Disability	18 957	20 210	21 333	22 481	64 023	12.9%	5.8%
Foster care	5 851	5 535	5 671	5 807	17 012	3.4%	-0.3%
Care dependency	2 259	2 461	2 685	2 922	8 067	1.6%	9.0%
South African Social Security Agency	6 705	7 088	7 425	7 619	22 132	4.4%	4.3%
Provincial social development	15 319	16 714	17 545	18 428	52 687	10.6%	6.4%

Total	143 926	155 297	165 997	176 523	497 818	100.0%	7.0%

Social grants as percentage of GDP	3.1%	3.1%	3.1%	3.0%
Social grants beneficiary
Child support	11 677	11 925	12 131	12 280		70.4%	1.7%
Old-age	3 070	3 190	3 311	3 431		19.2%	3.8%
Disability	1 133	1 144	1 153	1 161		6.7%	0.8%
Foster care	478	478	478	478		2.8%	0.0%
Care dependency	138	144	150	156		0.9%	4.2%

Source: National Treasury

A nationwide service delivery initiative, Project Mikondzo, will be implemented in 737 wards in 2015/16. This aims to monitor service delivery at community level, facilitating the development of plans for improving performance. Government continues to roll out community nutrition and development centres. By 2017, 72 centres will feed 900 000 people, up from 600 000 in 2015/16. A programme office, to be established by 2015, will support faster rollout of early childhood development.
Social grant increases for 2015/16

The proposed social grant values for 2015/16 are presented in Table 5.8. There is an unusually high degree of uncertainty about grant beneficiary numbers in the coming year associated with a recent re-registration of grantees, and some uncertainty about the impact of the oil price on short-term inflation. Given these considerations, government proposes moderate increases in social grants in line with inflation projections for the first half of the fiscal year (4.1 per cent) and will review these values during the October 2015 MTBPS.

Value of social grants to be reviewed in October 2015

2015 BUDGET REVIEW

Table 5.8 Social grants values,[1] 2014/15 – 2015/16

Rand	2014/15	2015/16	Percentage increase
State old age	1 350	1 410	4.4%
State old age, over 75s	1 370	1 430	4.4%
War veterans	1 370	1 430	4.4%
Disability	1 350	1 410	4.4%
Foster care	830	860	3.6%
Care dependency	1 350	1 410	4.4%
Child support	315	330	4.8%

1.      Average monthly grant value

Source: National Treasury

Health

This function group supports MTSF outcome, a long and healthy life for all South Africans. Considerable progress has been made in this area in recent years, with declining infant mortality rates and rising life expectancy at birth.

Table 5.9 Health expenditure, 2014/15 – 2017/18

	2014/15	2015/16	2016/17	2017/18	Total		Average annual
R million	Revised estimate	Medium-term estimates			2015/16 – 2017/18	% of Total	MTEF growth
Health expenditure	144 558	157 294	167 485	177 525	502 303	100.0%	7.1%
of which:
Central hospital services	24 410	25 852	27 057	28 356	81 265	16.2%	5.1%
Provincial hospital services	28 396	30 189	32 056	33 711	95 955	19.1%	5.9%
District health services	62 022	66 747	72 665	77 696	217 108	43.2%	7.8%
Emergency medical services	5 579	6 208	6 513	6 845	19 566	3.9%	7.1%
Facilities management and	7 408	8 123	8 734	9 361	26 217	5.2%	8.1%
Health science and training	4 417	4 499	4 736	4 953	14 188	2.8%	3.9%
National Health Laboratory Service	4 834	5 466	5 742	6 047	17 256	3.4%	7.8%
National Department of Health [1]	2 269	3 200	3 113	3 370	9 683	1.9%	14.1%

Total	144 558	157 294	167 485	177 525	502 303	100.0%	7.1%

of which:
Compensation of employees	92 962	99 312	105 721	111 681	316 714	63.1%	6.3%
Goods and services	38 939	43 207	45 356	47 902	136 464	27.2%	7.1%
Transfers and subsidies	5 170	4 716	4 904	5 140	14 760	2.9%	-0.2%
Buildings and other fixed structures	5 091	6 264	7 306	7 791	21 361	4.3%	15.2%
Machinery and equipment	2 360	3 784	4 187	4 997	12 969	2.6%	28.4%

1.	Excludes grants and transfers reflected as expenditure in appropriate sub-functional areas

Source:	National Treasury

The consolidated health budget is projected to grow by 7.1 per cent over the MTEF period, reaching nearly R178 billion by 2017/18. This is despite reductions in projected budgets for 2015/16 and 2016/17 totalling about R2.4 billion. These have been targeted at slow-spending and under-performing components of the infrastructure budget. Of the total budget reductions, R1.4 billion has come from direct conditional grants to provincial departments of health, R239 million has come from the goods and services budget of the national department and R767 million has come from the national health grant: NHI component.

CHAPTER 5: CONSOLIDATED GOVERNMENT SPENDING PLANS

In the 2014 Budget, government allocated R200 million per year for the human papilloma virus vaccination programme. Targets in this programme, which aims to reduce the incidence of cervical cancer, have been exceeded: 82 per cent of eligible Grade 4 schoolgirls were vaccinated against a first-year target of 80 per cent.	Human papilloma virus vaccination programme has met targets ahead of plan

A sum of R1.2 billion has been added to the HIV and AIDS conditional grant in 2017/18 to expand access to the antiretroviral medication programme. Efforts to prevent mother-to-child transmission of HIV continue to yield success, with the transmission rate having declined to only 2 per cent in 2013/14 from 20 per cent in 2003.

In 2015/16, the Office of Health Standards Compliance will be listed as a public entity responsible for inspecting and accrediting all public and private health facilities. An amount of R85.2 million has been reprioritised from the national health grant: health facility revitalisation component, to strengthen the capacity of the office, which conducted inspections at 583 public establishments, 15 per cent of the total number, in 2013/14.

In line with the National Health Amendment Act (2013), government is shifting R380.4 million from provinces to the national Department of Health to centralise management of disease control at South African ports.

A new funding model for National Health Laboratory Service will be instituted in 2015/16. The National Institute of Communicable Diseases, the National Institute for Occupational Health, and the teaching and research functions will henceforth be funded directly through a transfer from the national department. Currently they are cross-subsidised by the laboratory test fees paid by provinces to the National Health Laboratory Service. Streamlining of operations will reduce forensic testing backlogs.

National health insurance (NHI) programme spending has been lower than anticipated over the past two years, partly due to difficulties in contracting general practitioners. Over the three-year spending period, the focus of the indirect national health grant: NHI component will expand to include piloting the contracting of allied and other health care professionals.	Focus of NHI grant will be to pilot contracting of health care professionals
Defence, public order and safety

This function group supports MTSF outcomes, all people in South Africa are and feel safe; and create a better South Africa, and contribute to a better Africa and a better world. The main focus over the MTEF period is to improve the effectiveness of the criminal justice system, and to reduce corruption in the public and private sectors. To support these objectives, the budget, which accounts for 14 per cent of consolidated spending, will grow by an annual average of 5.7 per cent, reaching R192.7 billion in 2017/18.

To cover a funding shortfall created by higher-than-anticipated remuneration costs, the Departments of Defence and Police have reprioritised R2.4 billion and R1.1 billion respectively from their goods and services budgets. This brings the total compensation budget for the function to R106.1 billion in 2014/15, a figure that is projected to reach R128.4 billion in 2017/18, accounting for 66.7 per cent of the budget.	Defence and Police have reprioritised goods and services budgets to cover higher-than-expected remuneration costs

2015 BUDGET REVIEW

Table 5.10 Defence, public order and safety expenditure, 2014/15 – 2017/18

	2014/15	2015/16	2016/17	2017/18	Total		Average
R million	Revised estimate	Medium-term estimates			2015/16 – 2017/18	% of Total	annual MTEF growth
Defence and state security	47 445	49 364	52 303	55 450	157 117	28.8%	5.3%
Police services	78 237	82 724	87 305	93 235	263 264	48.3%	6.0%
Law courts and prisons	37 336	39 063	41 639	44 034	124 737	22.9%	5.7%

Total	163 018	171 150	181 248	192 719	545 117	100.0%	5.7%

of which:
Compensation of employees	106 118	113 822	121 143	128 350	363 315	66.6%	6.5%
Goods and services	38 752	38 655	40 531	42 806	121 992	22.4%	3.4%
Transfers and subsidies	12 143	12 369	13 016	13 852	39 237	7.2%	4.5%
Buildings and other fixed structures	2 639	2 912	3 123	3 259	9 294	1.7%	7.3%
Machinery and equipment	3 282	3 337	3 390	4 415	11 142	2.0%	10.4%
Source: National Treasury

The Department of Defence plans to spend R2.8 billion on safeguarding South Africa’s borders and R4.5 billion on regional security initiatives over the medium term.

Reprioritised funds support Legal Aid South Africa, National Prosecuting Authority and Public Protector	To improve the effectiveness of the criminal justice system, a total of R492 million over the MTEF period has been reprioritised to several institutions. Legal Aid South Africa will receive R126.8 million to increase the number of legal practitioners by 167, helping to clear a backlog in the courts. The National Prosecuting Authority will receive R81 million to appoint 41 additional prosecutors.

Government will also strengthen institutions involved in fighting corruption. Over the medium term, R60 million has been reprioritised to the Public Protector of South Africa to increase its investigative capacity and to retain 70 trainee investigators. An additional R60 million is allocated to the Financial Intelligence Centre to employ additional permanent staff with investigative and analytical skills.

The Independent Police Investigative Directorate has reprioritised R93.9 million over the medium term to establish a national specialised investigative team that will focus on priority investigations.

General public services

This function supports two MTSF outcomes – create a better South Africa, a better Africa and a better world, and an efficient, effective and development-oriented public service.

Projected expenditure on foreign missions and property management reduced over medium term	The MTEF allocation to this function totals R201 billion, and grows at an annual average of 2.6 per cent, reaching nearly R70 billion in 2017/18. Over half the amount is allocated to compensation of employees, and 31 per cent to goods and services. Modest growth is partly a result of R1 billion in medium-term budget reductions effected to this function. These reflect reductions in projected spending on foreign missions and property management. Government expects to save a further R700 million in the 2016 MTEF period by reviewing the legislative framework guiding the work of the Department of International Relations and Cooperation.

CHAPTER 5: CONSOLIDATED GOVERNMENT SPENDING PLANS

Table 5.11 General public services expenditure, 2014/15 – 2017/18

	2014/15	2015/16	2016/17	2017/18	Total		Average
R million	Revised estimate	Medium-term estimates			2015/16 – 2017/18	% of Total	annual MTEF growth
Executive and legislative organs	12 375	12 335	12 827	13 507	38 668	19.2%	3.0%
External affairs and foreign aid	7 513	7 078	7 528	7 905	22 511	11.2%	1.7%
General public administration and fiscal affairs	37 077	38 622	38 912	41 132	118 667	59.1%	3.5%
Home affairs	7 778	6 349	7 483	7 281	21 113	10.5%	-2.2%

Total	64 743	64 385	66 750	69 824	200 959	100.0%	2.6%

of which:
Compensation of employees	29 236	31 909	33 993	36 012	101 914	50.7%	7.2%
Goods and services	19 802	18 406	20 982	21 228	60 615	30.2%	2.3%
Transfers and subsidies	7 235	6 852	7 271	7 647	21 770	10.8%	1.9%
Buildings and other fixed structures	2 284	2 061	2 211	2 460	6 732	3.4%	2.5%
Machinery and equipment	1 851	1 195	1 109	1 265	3 570	1.8%	-11.9%

Source: National Treasury

An amount of R509 million has been set aside for Statistics South Africa to conduct a large-scale community survey in 2016 that will support improved planning, while R215 million is set aside for the Public Service Sector Education and Training Authority to upgrade public-sector skills.

Over the medium term, the Department of Home Affairs will spend an additional R148 million to hire 111 immigration inspectors, increasing the number to 762 by 2017/18. The Property Management Trading Entity, operating separately from the Department of Public Works, will be responsible for acquiring, managing and disposing of immovable assets owned by the state. It will also manage on a cost-recovery basis the leases of privately owned properties accommodating national departments.	Property Management Trading Entity to acquire, manage and dispose of immovable assets

2015 BUDGET REVIEW

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6

Provincial and municipal expenditure

In brief

•

Over the next three years, after providing for debt-service costs and the contingency reserve, 47.9 per cent of nationally raised funds are allocated to national government, 43.1 per cent to provincial government and 9 per cent to local government.

•	Allocations to provinces and municipalities will grow more slowly than in the past.

•	Provinces have to focus on finding efficiencies and cost savings in goods and services, personnel costs, and allocations to provincial entities.

•	Funding for free basic services through the local government equitable share has been protected.

•	A larger proportion of funding for infrastructure in cities should come from their own resources and expanded partnerships with the private sector.

¢    Division of revenue

Fiscal constraints mean that transfers to provinces and municipalities will grow more slowly in the period ahead than they have in the past. Accordingly, provincial and local governments must renew their focus on core service delivery functions and reduce costs without adversely affecting basic services. The National Treasury is working with provinces and municipalities to improve the performance of conditional grants. Similar work is being done to help cities mobilise their own revenues and borrowing to finance the infrastructure investments needed to accelerate economic growth and build a more inclusive economy.	Provinces and municipalities must reduce costs while improving delivery of basic services

The Constitution requires a division of nationally raised resources between national, provincial and local government. The division takes into account the powers and functions assigned to each level of government.

Provincial governments are responsible for implementing national policies for education, health, social development, agriculture, roads and human

2015 BUDGET REVIEW

settlements. They are also responsible for their own governance and administration, including being answerable to the legislature and coordinating service delivery with local government.

Local governments are responsible for providing basic services such as water and sanitation, electricity reticulation, refuse removal, storm water management, municipal transport and roads, community services (such as parks, sport and recreation) and street lighting. They also provide free or subsidised basic services to poor households.

43.1 per cent of funds go to provincial government and 9 per cent to local government	Table 6.1 summarises the division of revenue for the 2015 Budget. These allocations are made through the Division of Revenue Bill, which is tabled with the national budget. The share of revenue allocated to each sphere remains stable over the period ahead. Over the next three years, of the funds available after providing for debt costs and the contingency reserve, 47.9 per cent are allocated to national government, 43.1 per cent to provincial government and 9 per cent to local government.

Table 6.1 Division of nationally raised revenue, 2011/12 – 2017/18

	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
R million	Outcome			Revised estimate	Medium-term estimates
Division of available funds
National departments	389 376	420 015	453 171	491 368	522 992	553 778	586 087
of which:
Indirect transfers to provinces	700	2 315	2 693	4 116	3 458	3 596	3 967
Indirect transfers to local government	2 660	4 548	5 523	8 536	10 395	10 634	10 916
Provinces	355 824	380 929	410 572	439 661	468 159	496 259	526 382
Equitable share	289 628	310 741	336 495	359 922	382 673	405 265	428 893
Conditional grants	66 197	70 188	74 077	79 739	85 485	90 994	97 490
Local government	68 251	76 430	82 836	89 076	99 753	103 936	110 017
Equitable share	33 173	37 139	38 964	43 290	50 208	52 869	55 512
Conditional grants	26 505	30 251	34 258	35 595	38 887	39 844	42 720
General fuel levy sharing with metropolitan municipalities	8 573	9 040	9 613	10 190	10 659	11 224	11 785

Non-interest allocations	813 451	877 374	946 579	1 020 105	1 090 904	1 153 973	1 222 486
Percentage increase	10.0%	7.9%	7.9%	7.8%	6.9%	5.8%	5.9%

Debt-service costs	76 460	88 121	101 185	115 016	126 440	140 971	153 376
Contingency reserve	—	—	—	—	5 000	15 000	45 000

Main budget expenditure	889 911	965 496	1 047 764	1 135 122	1 222 345	1 309 944	1 420 862
Percentage increase	11.7%	8.5%	8.5%	8.3%	7.7%	7.2%	8.5%

Percentage shares
National departments	47.9%	47.9%	47.9%	48.2%	47.9%	48.0%	47.9%
Provinces	43.7%	43.4%	43.4%	43.1%	42.9%	43.0%	43.1%
Local government	8.4%	8.7%	8.8%	8.7%	9.1%	9.0%	9.0%

Source: National Treasury

Transfers to provinces and local government are made through the equitable share and conditional grants. The equitable shares are determined by formulas that take into account demographic and developmental factors. Conditional grants are designed to achieve specific objectives, and provinces and municipalities must meet certain criteria to receive grants and fulfil conditions when spending them.

CHAPTER 6: PROVINCIAL AND MUNICIPAL EXPENDITURE

Spending has improved across national, provincial and local government. In 2013/14, national expenditure amounted to R582.6 billion (excluding direct charges) out of a total adjusted appropriation of R589 billion. This represents underspending of 1.1 per cent. Provincial government underspent its adjusted budget of R430.9 billion for 2013/14 by R6.2 billion (1.4 per cent), compared with underspending of R7.8 billion (1.9 per cent) in the previous year. Municipalities spent R19.9 billion (90.6 per cent) of their infrastructure grants in the 2013/14 municipal financial year, up from 82.2 per cent in 2012/13.	Spending patterns show improvement across national, provincial and local government

The Explanatory Memorandum to the Division of Revenue sets out the provincial and municipal allocations, details the equitable share formula, and explains how the division takes into account the recommendations of the Financial and Fiscal Commission. The memorandum is available as Annexure W1 of the Budget Review on the National Treasury website (www.treasury.gov.za).

¢ Funding provinces

Transfers to provinces are made up of the provincial equitable share and conditional grants. The provincial equitable share forms the largest component of transfers to provinces, accounting for 81.8 per cent of the total medium-term allocation. Compared with the 2014 Budget projections, aggregate national spending has been reduced by a total of R25 billion over the next two years. As a result, provincial transfers will grow at a slower annual average of 6.2 per cent between 2015/16 and 2017/18 compared with 7.3 per cent between 2011/12 and 2014/15.	Total spending reduced by R25 billion over next two years

Table 6.2 Provincial equitable share, 2015/16 – 2017/18

R million	2015/16	2016/17	2017/18
Eastern Cape	54 312	57 368	60 069
Free State	21 757	22 775	23 979
Gauteng	73 413	78 237	83 602
KwaZulu-Natal	82 254	86 885	91 430
Limpopo	45 377	48 121	50 502
Mpumalanga	31 030	32 971	35 113
Northern Cape	10 138	10 730	11 397
North West	26 151	27 676	29 493
Western Cape	38 242	40 501	43 308

Total	382 673	405 265	428 893

Source: National Treasury

The provincial equitable share will grow at an average annual rate of 6 per cent over the medium-term expenditure framework (MTEF) period. The rate of growth varies across provinces, however, because the equitable share formula factors in differences in demand for services. Gauteng, for example, which has experienced significant in-migration, has the fastest-growing equitable share, increasing by an average of 7.1 per cent each year over the MTEF period. The slowest-growing equitable share is that of Free State, which grows at an average annual rate of 5.1 per cent because its population is growing more slowly.	Growth rate of equitable share depends on population growth and demand for services

2015 BUDGET REVIEW

Over half of revenue generated by provinces is from motor vehicle licences	Provinces also generate their own revenue, which in 2014/15 made up 3 per cent of provincial budgets and grew at an average annual rate of 12 per cent between 2010/11 and 2013/14. Over half of the revenue generated by provinces is from motor vehicle licences.

Over the past four years, growth in government spending has slowed. This trend has affected the composition of provincial budgets. Cost-saving measures put in place resulted in goods and services declining from 19.2 per cent of provincial budgets in 2010/11 to 18.7 per cent in 2013/14, and unauthorised expenditure decreasing by 65 per cent between 2009/10 and 2013/14. Additional ways to reduce costs will include, for example, requiring textbooks to be returned at the end of the school year so that only unusable textbooks are replaced in the following year.

Above-inflation wage increases mitigated by reductions in provincial headcount	Between 2010/11 and 2013/14, the share of provincial budgets taken up by compensation of employees increased from 58.4 per cent to 59.9 per cent. This was because wages in the public sector grew faster than inflation. The effect of above-inflation wage increases was particularly pronounced in health and education, which require a large number of employees to provide services. Provinces have managed this cost escalation by reducing, to the extent that it does not inhibit service delivery, the number of public servants employed. The total number of staff employed by provinces peaked at 920 826 in 2012 and declined to 915 569 in 2014.

In 1999 there were 101 provincial entities; today there are 52	Provincial entities, which deliver a range of services such as roads and economic development on behalf of provinces, were allocated a total of R8.4 billion in 2014/15. The number of entities has been reduced from 101 in 1999 to 52 at present. This has in turn reduced administration costs as functions were shifted to established departments and entities, or were consolidated to improve efficiency. Further cost-saving measures being explored include introducing a new framework to govern remuneration within these agencies.

These and other trends in provincial budgets are discussed in greater detail in the Provincial Budgets and Expenditure Review, available on the National Treasury’s website (www.treasury.gov.za).

Grants for education infrastructure, HIV/AIDS and libraries grow rapidly over medium term	Table 6.3 summarises conditional grants to provinces. Over the medium term these grants, which are administered and transferred by national departments to their provincial counterparts, total R274 billion. Taking into account the reductions to the baseline announced in the 2014 MTBPS, direct conditional grants to provinces still grow at a robust annual average rate of 6.9 per cent in the period ahead. Growth in some priority grants such as the education infrastructure grant, comprehensive HIV and Aids grant and community library services grant exceeds 12 per cent per year.

Changes to conditional grants in the 2015 Budget include the creation of a maths, science and technology grant to replace the Dinaledi schools grant and the technical secondary schools recapitalisation grant. The new grant will allow the Department of Basic Education to provide a more comprehensive programme of support to schools to improve teaching and learning outcomes in maths, science and technology.

The 2015 Budget also ring-fences funds within three conditional grants to provide for repairs to damage caused by the earthquake centred in the City of Matlosana in the North West in August 2014.

CHAPTER 6: PROVINCIAL AND MUNICIPAL EXPENDITURE

Provinces have continued to spend a greater proportion of their infrastructure budgets each year. In 2013/14, provincial government departments spent 92.9 per cent of their infrastructure budgets, up from 84.7 per cent in 2010/11.	Provinces spent 92.9 per cent of their infrastructure budgets in 2013/14

Table 6.3 Conditional grants to provinces, 2014/15 – 2017/18

R million	2014/15	2015/16	2016/17	2017/18	MTEF total
Direct conditional grants
Comprehensive agricultural support programme	1 861	1 651	1 702	1 809	5 162
Ilima/Letsema projects	461	471	491	522	1 484
Community library services	1 016	1 311	1 367	1 453	4 131
Education infrastructure	7 327	9 518	9 774	10 331	29 622
HIV and AIDS (life skills education)	212	221	231	245	697
Maths, science and technology	319	347	362	385	1 095
National school nutrition programme	5 462	5 704	6 006	6 306	18 016
Provincial disaster	197	103	112	123	338
Comprehensive HIV and AIDS	12 102	13 737	15 467	17 440	46 644
Health facility revitalisation	5 502	5 276	5 473	5 817	16 565
Health professions training and development	2 322	2 375	2 477	2 632	7 483
National tertiary services	10 168	10 398	10 847	11 526	32 771
National health insurance	70	72	75	80	228
Human settlements development	17 084	18 203	19 884	21 060	59 147
Expanded public works programme integrated grant for provinces	349	351	402	424	1 176
Social sector expanded public works programme incentive for provinces	258	241	360	386	986
Mass participation and sport development	526	537	561	596	1 694
Provincial roads maintenance	9 361	9 851	10 138	10 808	30 797
Public transport operations	4 833	4 939	5 150	5 473	15 563
Other direct grants	310	181	117	74	372

Total direct conditional grants	79 739	85 485	90 994	97 490	273 970

Indirect transfers	4 116	3 458	3 596	3 967	11 021
School infrastructure backlogs	2 541	2 047	2 375	2 620	7 042
National health	1 575	1 411	1 221	1 347	3 979

Source: National Treasury

Changes in transfers to provinces due to function and funding shifts

The provincial equitable share is calculated using a formula that estimates the relative demand for services across provinces. The formula, which is explained in detail in Annexure W1 on the National Treasury website, has six weighted components. The data used are updated annually to ensure that changes in demographics and the use of public services are reflected in allocations. Conditional grant allocations are determined by national departments based on the needs of each sector.

Funding for provinces is based on the functions they perform. Changes in responsibility for functions are reflected in allocations. In 2015/16, the port health and further education and training (FET) colleges functions are moved from provinces to the national Departments of Health and Higher Education and Training respectively. As a result, R7.4 billion of the provincial equitable share and the full value of the FET colleges grant are reallocated to the relevant national departments. All those affected were fully consulted on these matters and, with advice from the Financial and Fiscal Commission, agreed with the amounts moved.

Responsibility for the Moloto Road is expected to be transferred to the South African National Roads Agency Limited (SANRAL) in 2015 to form part of its non-toll portfolio of roads. SANRAL will begin upgrading and improving safety on this notoriously dangerous road. As a result, over the MTEF period, R149 million has been reprioritised from the provincial roads maintenance grant to SANRAL.

A change in funding arrangements for the National Health Laboratory Services (NHLS) will also affect transfers to provinces. The NHLS functions for training and research, previously funded through fees charged to provinces, will be funded directly by the national Department of Health from 2015/16. To ensure this change does not affect provincial budgets, the fees charged for NHLS services will be reduced over the medium term to offset R1.7 billion taken out of provincial transfers. An audit will be conducted after the first year to ensure that the change is cost neutral to provinces.

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To spur further improvements in performance, national government has introduced an incentive-based approach to allocating health and education infrastructure grants. The approach provides additional funds to provinces that exceed minimum standards for planning. As the planning process takes two years, 2015/16 will be the first time incentive funds are awarded, though provinces began submitting plans for these projects in 2013/14.

¢ Funding local government

Poor and rural municipalities receive higher per capita transfers from national government	Local government raises revenue mainly from user charges, rates and taxes. Only a quarter of its overall spending is financed from the National Revenue Fund through the division of revenue. However, poor and rural municipalities rely heavily on national transfers because they have much lower tax bases than large cities. Consequently, government directs higher per capita transfers to poor and rural municipalities, while working with urban municipalities to leverage their own resources to increase investment in infrastructure.

Over the next three years, slower growth in conditional grants and above-inflation increases in bulk water and electricity costs mean that municipalities will have to reduce spending on non-core items and renew their focus on delivering basic services. To this end, the Minister of Cooperative Governance and Traditional Affairs has announced Back to Basics, an approach to improve the performance of local government. The approach guides municipalities in prioritising accountable and efficient service delivery to residents.

Transfers to local government

Transfers to local government make up 9 per cent of the total division of revenue over the medium term. The transfers have two components: the local government equitable share and local government conditional grants.

No reductions made to baseline of local government equitable share	The 2015 Budget maintains the baseline allocation for the local government equitable share. Improving access to basic services is a central policy priority, and the local government equitable share formula is structured to ensure that the cost of providing free basic services to indigent households is updated to account for above-inflation increases to electricity and bulk water charges. Municipalities should set tariffs at a level that will ensure that they can provide services to better-off households without incurring deficits.

Allocations to slow-spending and non-infrastructure grants have been reduced	The baseline allocation for local government conditional grants, however, has been reduced in the 2015 Budget as part of the fiscal adjustment announced in the 2014 Medium Term Budget Policy Statement. The reductions in 2015/16 range between 0.9 per cent and 5.5 per cent of the allocation for each grant, with larger reductions on slow-spending and non-infrastructure grants. To maintain planned outputs, grant administrators and municipalities need to spend funds efficiently.

Despite the overall reductions, the allocations for priority grants such as the integrated national electrification programme grant and the municipal water infrastructure grant grow significantly. Over the MTEF period, the former grows at an average annual rate of 14.9 per cent and the latter at an average annual rate of 52.2 per cent, including both direct and indirect grant allocations.

CHAPTER 6: PROVINCIAL AND MUNICIPAL EXPENDITURE

A new grant has also been introduced to subsidise the costs of municipalities that will be merged before the 2016 local government elections. This grant is allocated R139 million over the period ahead for municipalities that are being combined in KwaZulu-Natal and Gauteng. The Municipal Demarcation Board is considering further boundary changes proposed by the Minister of Cooperative Governance and Traditional Affairs. The effect of these potential changes will be considered as part of the 2016 budget process.

Review of local government infrastructure grants

Together with the Department of Cooperative Governance, Department of Planning, Monitoring and Evaluation, the South African Local Government Association, and the Financial and Fiscal Commission, the National Treasury is conducting a review of the local government infrastructure grant system. The first phase of the review, completed in 2014, identified two necessary reforms that will be made in 2015/16:	Number of conditional grants will be reduced to ease reporting burden

•        The rules in the municipal infrastructure grant will be amended to allow funds to be used to refurbish and replace infrastructure, but only if municipalities demonstrate that assets have been maintained on a regular basis. Maintenance must be budgeted for as part of the normal business of municipalities. While the grant continues to provide for new infrastructure, there is also a need to make major improvements on systems and equipment nearing the end of their lifespan.

•        The number of conditional grants will be reduced to ease the burden of grant reporting. Two public transport grants will merge in 2015/16 into a single public transport network grant. The number of water and sanitation grants is also likely to be reduced from 2016/17.

The next phase of the review, in 2015, will take the principles and broad outline of the grant system already agreed to in the first phase and use these to implement detailed changes to individual grants. It is likely that there will be additional consolidation of infrastructure grants to municipalities, and that these grants will be restructured to respond to the challenges facing different types of municipalities – from poor rural areas to major cities.

Municipal standard chart of accounts

Implementing a standard classification of municipal expenditure will improve transparency in local government accounting and enable greater comparability between budgets, enhancing the ability of national and provincial treasuries to monitor municipal spending. The National Treasury is currently piloting the standard chart of accounts in 18 areas and plans to roll out the chart to all municipalities in 2016/17.	Standard chart of accounts to roll out to all municipalities in 2016/17

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Table 6.4 Transfers to local government, 2011/12 – 2017/18

	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
R million	Outcome			Revised estimate	Medium-term estimates
Equitable share and related	33 173	37 139	38 964	43 290	50 208	52 869	55 512
General fuel levy sharing with metros	8 573	9 040	9 613	10 190	10 659	11 224	11 785
Direct conditional grants	26 505	30 251	34 258	35 595	38 887	39 844	42 720
Municipal infrastructure	11 443	13 879	14 224	14 429	14 956	15 548	16 435
Municipal water infrastructure	—	—	602	536	1 804	1 186	1 773
Urban settlements development	6 267	7 392	9 077	10 285	10 554	11 076	11 708
Integrated national electrification programme	1 097	1 151	1 635	1 105	1 980	2 036	2 197
Public transport network infrastructure	4 612	4 884	5 550	5 871	5 953	6 163	6 610
Neighbourhood development partnership	738	578	586	591	607	624	663
Integrated city development	—	—	40	255	251	267	292
Water services operating subsidy	542	562	421	450	453	466	502
Expanded public works programme integrated grant for municipalities	364	662	611	595	588	664	716
Municipal demarcation transition	—	—	—	—	39	50	50
Local government financial management	385	403	425	449	452	465	502
Other direct grants	1 057	739	1 088	1 031	1 249	1 300	1 270

Total direct transfers	68 251	76 430	82 836	89 076	99 753	103 936	110 017

Indirect transfers	2 660	4 548	5 523	8 536	10 395	10 634	10 916
Integrated national electrification programme	1 165	1 879	2 141	2 948	3 613	3 776	3 946
Regional bulk infrastructure	1 260	2 523	3 261	4 005	4 922	5 324	4 855
Municipal water infrastructure	—	—	—	559	792	1 512	2 087
Other indirect grants	234	145	120	1 023	1 069	22	28

Source: National Treasury

Shaping urban development to support growth in cities

A greater share of funding for infrastructure to come from resources generated by cities themselves	The 2015 Budget begins a process of realigning public expenditure to support spatial restructuring in urban areas. South Africa’s cities continue to reflect the spatial legacy of apartheid, which impedes economic growth.

Presently, 53.7 per cent of capital financing for cities comes from national government, which has over the past decade rapidly increased its transfers of infrastructure grants. In some cities these grants have displaced locally generated sources of infrastructure funding. Given fiscal constraints, the 2015 Budget does not significantly increase infrastructure grants to cities over the medium term.

In these circumstances, a greater share of the capital investment needed to transform cities needs to come from revenues generated by metropolitan municipalities themselves, in partnership with the private sector. Over the period ahead, government will use the fiscal framework and other tools at its disposal to encourage cities to use more of their own resources to expand and accelerate their investment programmes, drawing in private capital to complement these efforts.

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Supporting cities to accelerate growth and integrated development

Working with the Cities Support Programme, metropolitan municipalities have identified and sequenced investments to build more integrated cities. Projects being prepared or implemented include actions to release strategically located land; provide, rehabilitate or upgrade bulk infrastructure; and develop affordable housing and public transport that will support the development of mixed-use precincts. Projects under way include:

•

A “corridor of freedom” along Louis Botha Avenue in Johannesburg, where investments of R531 million will expand the Rea Vaya bus rapid transit system, develop the Watt Street transport interchange and pedestrian infrastructure, build inclusive social housing, expand and refurbish bulk infrastructure networks, improve public spaces in the Patterson Park and Balfour Park precincts, and refurbish the Orchards and Thoko Ngoma clinics.

•

The Metro South East Corridor in Cape Town, where the MyCiti bus service complements the commuter rail modernisation programme. Integrated land, infrastructure and precinct development projects in Athlone, Langa, Philippi, Khayelitsha and Mitchells Plain are being prepared. These projects are being supported by upgrades to sewerage and electricity infrastructure, along with community facilities such as libraries. Alongside extensive investments to upgrade informal settlements are plans to develop 6 000 high-density social housing units in Manenberg, Hanover Park, Heideveld, Marble Flats and Langa.

•

Cornubia, a mixed-income commercial and residential development in eThekwini, is under construction. A total of 28 500 housing units, 18 clusters of community facilities and 2.3 million square metres of commercial floor space are planned. The city has also developed a densification plan to complement commuter rail modernisation between Umlazi and Bridge City. Private-sector contributions will amount to R15.4 billion of the total development cost of R25.8 billion. To date, 2 668 subsidised houses have been completed and 80 hectares of serviced industrial and commercial land successfully launched, with two transport interchanges under construction. It is estimated that 387 000 construction jobs will be created and 43 000 permanent jobs sustained over 15-20 years, while the city will benefit from R240 million in additional property tax contributions annually.

The National Treasury will introduce a new fiscal package to help large cities mobilise the resources necessary to implement strategic investment projects. All participating metros will be expected to make measurable commitments to good governance, and effective revenue and expenditure management. The National Treasury will continue to work closely with these municipalities to address specific obstacles to project implementation as they arise. The new package includes:		Flexible grant system and performance-based infrastructure allocations

•	Modifying the infrastructure grant system to support the development of mixed-use, mixed-income precincts. Reforms will include reducing the number of grants, introducing more flexible grant conditions and increasing the certainty of transfers over a longer time period. As a result, cities will be able to vary their long-term infrastructure-funding and borrowing strategies to scale up investment levels through a mix of grants, own revenues and private resources. These modifications will be coupled with performance-based allocations to reward cities that demonstrate progressive changes in their urban form, improve access to basic services, reduce barriers to social and economic opportunity, and improve mobility for urban residents.

•	Refocusing the Neighbourhood Development Partnership Programme to support the development of economic hubs in large urban townships.

•	Reforming the system of development charges to improve fairness and transparency, and reduce delays in infrastructure provision for private land developments.

•	Expanding opportunities for private investment in municipal infrastructure through the Development Bank of Southern Africa increasing its origination of longer-term loans, packaging pooled finance instruments and, where appropriate, supporting the introduction of new lending instruments such as revenue bonds.

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	•	Reviewing the sustainability of existing own-revenue sources for metropolitan municipalities, particularly in light of their expanding responsibilities in public transport and human settlements.

Infrastructure delivery management system is being expanded	The infrastructure delivery management system used by national and provincial governments is also currently being expanded to cities to help them manage the implementation of these projects.

7

Financing government’s borrowing requirement

In brief

•	Government’s net borrowing requirement is expected to be R173.1 billion in 2015/16, decreasing to R155.5 billion in 2017/18.

•	South Africa’s deep and liquid domestic capital markets, and its access to international borrowing, continue to provide resources for government’s financing needs.

•	During 2015, three new bonds will be issued. These instruments will broaden funding options, help to smooth the maturity profile of government debt and reduce short-term refinancing risk.

•	Net debt, provisions and contingent liabilities are expected to amount to 58.1 per cent of GDP in 2015/16, decreasing to 57.3 per cent in 2017/18.

¢ Overview

Over the past five years, government has expanded its borrowing programme in response to difficult economic circumstances. Revenue collection has continued to underperform due to weak economic growth, leading to increased debt accumulation to support the fiscal stance. As a percentage of GDP, net debt has grown from 21.8 per cent at the start of the financial crisis in 2008/09 to 40.8 per cent in 2014/15.

The 2014 Medium Term Budget Policy Statement initiated several adjustments to fiscal policy. These measures are intended, in part, to arrest the pace of debt growth. Unsustainable debt levels would threaten South Africa’s investment-grade credit rating and jeopardise the country’s ability to finance the budget deficit without a substantial increase in debt-service costs. Moreover, a failure to stabilise debt would compromise government’s ability to respond to future economic shocks.	Fiscal adjustments aim to ensure that debt remains at sustainable levels

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Net debt to stabilise at 43.7 per cent of GDP in 2017/18	Government’s borrowing plans over the next three years reflect a prudent approach to accumulating and managing debt. The medium-term fiscal framework will result in net debt stabilising at 43.7 per cent of GDP in 2017/18.

The net borrowing requirement of R180.9 billion in 2014/15 is R1.1 billion higher than projected in the 2014 Budget, and is expected to decrease to R173.1 billion in 2015/16. Domestic capital markets will remain the main source of financing. To continue smoothing the maturity profile of government debt – ensuring that repayments of the principal amounts are spread out over time – three new bonds will be issued. Two of these instruments will be set at fixed rates and one will be linked to inflation. Government intends to gradually reduce the weight of inflation-linked bonds in its portfolio in line with strategic benchmarks underpinning its borrowing programme (see Table 7.8). These benchmarks ensure that the debt portfolio is maintained within manageable parameters.

Borrowing in global capital markets in 2015/16 will finance part of government’s foreign-currency commitments, with any remaining shortfall financed from surplus cash. Net debt, provisions and contingent liabilities will decline to 57.3 per cent of GDP in 2017/18. Details appear in Table 11 of the statistical tables at the back of the Budget Review.

¢ South African debt markets

Credible fiscal and monetary policy support decline in bond yields	Since April 2014, government bond yields have decreased by an average of 138 basis points, despite expectations of higher yields globally on conclusion of the US quantitative easing programme. The decline in yields and lower borrowing rates in the rest of the economy can be attributed to credible management of fiscal and monetary policy, supported by lower oil prices and lower inflation expectations. Given the generally favourable movement in yields over the past year, local-currency government bond auctions were well supported by both domestic and international investors.

Figure 7.1 Fixed-rate bond yield curve movement

CHAPTER 7: FINANCING GOVERNMENT’S BORROWING REQUIREMENT

Short-term interest rates are largely anchored by the Reserve Bank’s repurchase (repo) rate – the rate at which private banks borrow from the central bank. The Reserve Bank hiked the repo rate in July 2014 from 5.5 per cent to 5.75 per cent on concerns about higher inflation. Since then the Bank has kept the repo rate unchanged, anchoring short-term rates.

Growing participation by international investors in the local government bond market has helped to reduce domestic interest rates. Despite anxiety over emerging-market risks, global investors continue to see value in South Africa. Non-residents purchased a net R47 billion of local currency government bonds during 2014, increasing their total holdings to R448.9 billion. As a share of total government domestic bonds, non-residents’ holdings declined marginally from 36.4 per cent in December 2013 to 36 per cent in December 2014, owing to growth in total debt.	Holdings in domestic bonds by global investors increase to R448.9 billion

Table 7.1 Ownership of domestic government bonds, 2009 – 2014

Percentage of total	2009	2010	2011	2012	2013	2014
Non-residents	13.8	21.8	29.1	35.9	36.4	36.0
Residents	86.2	78.2	70.9	64.1	63.6	64.0
Pension funds	39.9	36.5	33.0	29.8	29.1	31.7
Monetary institutions	18.3	17.7	16.3	17.0	14.6	14.7
Insurers	12.4	14.1	11.6	9.4	8.6	8.2
Other financial institutions	13.2	8.1	8.0	5.8	8.2	8.7
Other	2.4	1.8	2.0	2.1	3.1	0.7

Source: Share Transactions Totally Electronic (STRATE)

Figure 7.2 Non-resident domestic government bond holdings,

  2009 – 2014

In partnership with the Johannesburg Stock Exchange, the Financial Services Board and other market participants, the National Treasury is preparing to introduce an electronic trading platform for government bonds. The platform is expected to improve transparency and liquidity, and increase activity in the local-currency government bond market.	New electronic trading platform for government bonds to promote transparency and liquidity

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¢ Medium-term borrowing strategy

Government’s medium-term borrowing strategy describes how the state will finance the debt it will incur for the current year and over the next three years. The strategy takes into account debt levels, the main budget balance, funding instruments, cash-flow requirements, investor needs, development of the domestic market, and the risks and costs of alternative strategies.

Strategy aims to mitigate sharp increase in loan repayments from 2017/18	The strategy will focus on mitigating the risks presented by the sharp increase in loan repayments in 2017/18 and beyond. To meet these high loan repayments, cash will be generated from higher long-term borrowing in 2014/15. Over the medium term, the cash will be used to pay down short-term borrowing. In addition, government will continue to exchange short-dated bonds for longer-term bonds as market conditions permit.

Figure 7.3 Domestic government bond maturities, 2011/12 – 2020/21

Financing the borrowing requirement

In 2014/15, net borrowing requirement will be R1.1 billion higher than projected in 2014 Budget	In 2014/15, government’s net borrowing requirement will be R180.9 billion, R1.1 billion higher than projected in the 2014 Budget. The borrowing requirement will decrease to R144 billion in 2016/17 before increasing to R155.5 billion in 2017/18. In addition, government will borrow R191.9 billion over the medium term to finance debt due (loan redemptions).

CHAPTER 7: FINANCING GOVERNMENT’S BORROWING REQUIREMENT

Table 7.2 Financing of national government borrowing requirement,1 2013/14 – 2017/18

	2013/14	2014/15		2015/16	2016/17	2017/18
R million	Outcome	Budget	Revised	Medium-term estimates
Main budget balance[2]	-160 499	-179 781	-180 853	-173 054	-143 957	-155 453
Financing
Domestic short-term loans (net)	23 048	23 000	10 000	13 000	20 000	40 000
Treasury bills	20 221	23 000	10 000	13 000	20 000	40 000
Corporation for Public Deposits	2 827	—	—	—	—	—
Domestic long-term loans (net)	149 414	132 098	156 449	144 809	115 638	97 718
Market loans (gross)	172 112	167 103	189 856	172 500	172 500	185 000
Loans issued for switches[3]	-1 135	—	247	—	—	—
Redemptions	-21 563	-35 005	-33 654	-27 691	-56 862	-87 282
Foreign loans (net)	378	1 288	8 356	7 797	4 209	13 373
Market loans (gross)	19 619	16 290	22 952	11 530	16 816	17 115
Redemptions (including revaluation of loans)	-19 241	-15 002	-14 596	-3 733	-12 607	-3 742
Change in cash and other balances[4]	-12 341	23 395	6 048	7 448	4 110	4 362
Cash balances	-16 292	18 895	1 847	3 662	-100	503
Other balances[5]	3 951	4 500	4 201	3 786	4 210	3 859

Total	160 499	179 781	180 853	173 054	143 957	155 453

1.	A longer time series is presented in Table 1 of the statistical tables at the back of the Budget Review
2.	A negative number reflects a deficit
3.	Net of loans issued and redeemed in switch transactions
4.	A negative change indicates an increase in cash balances
5.	Net movement in national departments’ bank balances due to differences between funds requested and actual cash flows

Source: National Treasury

Domestic short-term borrowing

Short-term borrowing consists of Treasury bill issuance and borrowing from the public sector through the Corporation for Public Deposits. The corporation is an institution into which provinces and state-owned companies are required to invest their surplus cash.

Table 7.3 Domestic short-term borrowing, 2014/15 – 2015/16

		2014/15		2015/16		2014/15		2015/16
	Opening		Closing		Closing	Weekly auction
R million	balance	Net change	balance	Net change	balance	estimates
Corporation for	21 812	—	21 812	—	21 812
Public Deposits
Treasury bills	192 206	10 000	202 206	13 000	215 206	7 215		7 370
91-day	42 891	-9 696	33 195	—	33 195	2 685	[1]	2 555
182-day	42 358	3 732	46 090	1 880	47 970	1 780		1 845
273-day	49 253	7 077	56 330	4 510	60 840	1 450		1 560
364-day	57 704	8 887	66 591	6 610	73 201	1 300		1 410

Total	214 018	10 000	224 018	13 000	237 018

1.	On 7 November 2014 auction levels were increased from R3.7 billion to R4.7 billion and reduced to R2.7 billion from 24 December 2014

Source: National Treasury

In 2014/15, the net increase in short-term loans will be R10 billion, increasing to R13 billion in 2015/16. In the two subsequent years, short-term loans increase by a net R60 billion to finance a sharp increase in loan redemptions. Borrowing from the Corporation for Public Deposit will be used to manage cash shortfalls during the year.

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Domestic long-term borrowing

Domestic long-term loans consist of fixed-rate, inflation-linked and retail bonds. At R189.9 billion, domestic long-term loan issuance will be R23 billion more in 2014/15 than projected in the 2014 Budget due to higher-than-anticipated take-up of non-competitive fixed-rate bond auctions. Fixed-rate bonds accounted for 77.2 per cent of total bond issuance, with inflation-linked instruments making up the remainder.

Recent bond issuance has concentrated in longer maturities to minimise refinancing risk	Issuances were concentrated in the longer-maturity bonds in line with government’s goal of minimising refinancing risk. The R2032 and R2044 fixed-rate bonds, issued for the first time in 2014, were well supported, accounting for 35.9 per cent of total fixed-rate bond issuance. These bonds were recently included in the All Bond Index – a composite index containing the top 20 fixed-rate bonds ranked according to liquidity (turnover) and average market capitalisation (outstanding amount). The index is tracked by fund managers, and the inclusion of these bonds improves their tradability.

Table 7.4 Domestic long-term borrowing, 2014/15

As of 31 January 2015 R million	Cash value	Average yield %	Outstanding value
Fixed-rate[1]	124 656	8.74
R2023 (7.75%; 2023)	3 045	8.3	55 851
R186 (10.5%; 2025/26/27)	2 783	8.4	140 821
R2030 (8%; 2030)	22 289	8.6	39 111
R213 (7%; 2031)	4 993	8.5	83 138
R2032 (8.25%; 2032)	28 218	8.7	29 189
R209 (6.25%; 2036)	4 101	8.8	83 271
R2037 (8.5%; 2037)	15 864	8.9	36 045
R214 (6.5%; 2041)	6 358	8.9	78 399
R2044 (8.75; 2043/44/45)	16 508	8.9	16 619
R2048 (8.75%; 2047/48/49)	18 214	8.9	61 909
Retail	2 282	7.8	8 794
Inflation-linked[2]	36 831	1.8
R212 (2.75%; 2022)	3 199	1.6	38 418
I2025 (2.0%; 2025)	10 211	1.6	28 200
I2038 (2.25%; 2038)	10 307	1.9	31 680
I2046 (2.5%; 2046)	6 271	1.9	14 843
I2050 (2.5%; 2049/50/51)	6 797	1.9	25 787
Retail	47	1.3	179

Total	161 487

1. Includes non-competitive auction allocations of R30.8 billion 2. Outstanding value is revalued using the relevant reference consumer price index Source: National Treasury

Domestic bonds are sold in weekly auctions. Both fixed-rate and inflation-linked bond auctions start with competitive bidding, where bidders propose a buying yield or rate. The highest bid offered is accepted for all successful bidders. In the case of fixed-rate bonds, competitive bidding is followed by a non-competitive bid auction, which gives successful bidders a 48-hour option to take up an additional 50 per cent of their competitive bid auction allocations at the yield at which the auction cleared.

CHAPTER 7: FINANCING GOVERNMENT’S BORROWING REQUIREMENT

To ensure that new bonds gain tradability within a short space of time, non-competitive auctions for bonds with an outstanding value of less than R10 billion were increased from 50 to 100 per cent of the primary auctioned amount; for bonds above R10 billion, the amount remained at 50 per cent. This strategy will be adopted for all new bond issuances. In 2014/15, it is expected that R37 billion, or about 20 per cent of total issuance in bonds, will be raised through non-competitive auctions.	About 20 per cent of bond issuance in 2014/15 expected to be raised in non-competitive auctions

In 2015/16, issuance of domestic long-term loans will decrease to R172.5 billion, before increasing to R185 billion in 2017/18 due to higher bond redemptions. While the weekly nominal fixed-rate competitive bond auction level will be maintained in 2015/16, the inflation-linked bond auctions will be decreased, depending on the level of take-up of non-competitive bond auctions. To broaden the funding options available, two new fixed-rate bonds and one inflation-linked bond will be introduced in 2015/16.	To broaden funding options, three new bonds will be introduced in 2015/16

Table 7.5 New domestic government bonds, 2015/16

Fixed-rate		Inflation-linked
Bond code	Maturity date	Bond code	Maturity date
R2035	28 February 2035	I2033	28 February 2033
R2040	31 January 2040

Source: National Treasury

Loan redemptions will increase sharply from an average of R26 billion over the past four years to R56.9 billion in 2016/17, averaging R88.5 billion per year in the four years thereafter.

The bond-switch programme will be used to partly mitigate refinancing risk – the risk that government will not be able to raise money to repay debt at any scheduled point, or will have to do so at a high cost. The programme eases pressure on targeted areas of the redemption profile by exchanging short-term for longer-term debt.	Domestic bond switch auctions to continue mitigating refinancing risk

During 2014/15, investments in RSA retail bonds amounted to R2.3 billion, of which R1 billion were reinvestments of maturing bonds and capitalised interest. A total of R9 billion is currently invested in these bonds. Government will consider introducing additional retail bond products to help improve the country’s saving culture. The interest rates on RSA retail bonds are shown in Table 7.6.

Table 7.6 Interest rates on RSA retail bonds, February 2015

Percentage	Bond maturity
Fixed-rate	2-year	3-year	5-year
	7.25	7.75	8.00

Inflation-linked	3-year	5-year	10-year
	1.25	1.75	2.00

Source: National Treasury

International borrowing

Despite volatile market conditions, emerging-market debt issuers raised US$480 billion in 2014, slightly higher than in 2013. The announcement of a shift in US monetary policy led to a higher pricing of risk in emerging markets, reflected in the widening of the JP Morgan EMBI+ sovereign spread index from 331 basis points at the start of the year to 404 basis points on 31 December 2014.

2015 BUDGET REVIEW

South Africa’s prudent management of fiscal and monetary policy has anchored its credibility as an international borrower.

Foreign-currency bond issuances during 2014 were oversubscribed	Foreign-currency bond issuances during 2014 were significant milestones for South Africa’s borrowing programme. The first dual-tranche international bond issue was well received in the dollar and euro capital markets. A dual-tranche bond issue combines various currencies and/or maturities in a single transaction, allowing an issuer to reach a broader range of investors. The 30-year US$1 billion note with a coupon rate of 5.375 per cent was priced at 220 basis points above the US Treasury benchmark bond. The 12-year €500 million note with a coupon of 3.75 per cent was priced at 225 basis points above the 12-year euro mid-swap rate. Both tranches were more than three times oversubscribed.

US$500 million raised through debut Sukuk	As announced in the 2014 Budget, South Africa entered the Sukuk market and raised US$500 million. The transaction was four times oversubscribed, with orders of US$2.2 billion, marking continued progress in efforts to broaden South Africa’s investor base.

Structure of South Africa’s debut Sukuk

Sukuk, the plural of the term “Sukk”, is the Arabic name for a financial certificate, or a bond, which represents or evidences a proportionate interest in an underlying tangible asset and revenue. Sukuk holders are entitled to a periodic profit generated by the investment in the underlying assets.

South Africa’s debut Sukuk are based on the most commonly used structure known as Al-Ijara, which represents securities with a usufruct interest over well-defined existing assets tied to a lease contract.

The Department of Water and Sanitation transferred three dams and one water tunnel, the Sukuk assets, to a trust whose trustees were appointed by the Minister of Finance. The trust holds the rights of use in the Sukuk assets during the 5.75-year bond period for the benefit of the Sukuk holders.

The trust has no rights to dispose of the Sukuk assets or of the rights of use in these assets other than by transferring the rights back to the Department of Water and Sanitation at the end of the transaction. The trust has entered into a lease agreement over the assets with National Treasury as the issuer of the Sukuk. The National Treasury pays rent on the assets for the tenor of the Sukuk and the rent is then distributed by the trust in the form of periodic payments to the Sukuk holders. At maturity, the capital is repaid, the underlying assets are transferred back to the Department of Water and Sanitation and the lease agreement ends.

US$4 billion will be borrowed from global markets over medium-term	Over the medium-term, government intends to borrow about US$4 billion in global markets to maintain benchmarks in major currencies and to meet part of its foreign-currency commitments of US$5.7 billion. The balance of these commitments will be met from drawdowns on cash balances and from foreign-currency purchases in the domestic market.

Cash balances

Government’s total cash holdings, which consist of deposits in rands and US dollars held with commercial banks and the Reserve Bank respectively, will total R182 billion by the end of 2014/15, decreasing to R178.4 billion in 2015/16. Of government’s total cash balances in 2014/15, R137 billion are deposits made with the Reserve Bank to increase the level of official foreign-exchange reserves and are only available for use by government as bridging finance.

CHAPTER 7: FINANCING GOVERNMENT’S BORROWING REQUIREMENT

Table 7.7 Change in cash balances, 2013/14 – 2017/18

	2013/14	2014/15		2015/16	2016/17	2017/18
R million	Outcome	Budget	Revised	Medium-term estimates
Rand currency
Opening balance	103 774	123 157	120 807	112 157	112 157	110 157
Closing balance	120 807	107 157	112 157	112 157	110 157	107 157
of which:
Tax and loan accounts	53 650	40 000	45 000	45 000	43 000	40 000
Change in rand cash balance[1]	-17 033	16 000	8 650	—	2 000	3 000
(opening less closing balance)

Foreign currency[2]
Opening balance	63 828	63 254	63 087	69 890	66 228	68 328
Closing balance	63 087	60 359	69 890	66 228	68 328	70 825
US$ equivalent	7 990	7 522	8 271	7 779	7 524	7 524
Change in foreign currency cash balance[1]	741	2 895	-6 803	3 662	-2 100	-2 497
(opening less closing balance)
Total change in cash balances[1]	-16 292	18 895	1 847	3 662	-100	503

Total closing cash balance	183 894	167 516	182 047	178 385	178 485	177 982

1.	A negative value indicates an increase in cash balances and a positive value indicates that cash is used to finance part of the borrowing requirement
2.	Rand values at which foreign currency was purchased or borrowed Source: National Treasury

The losses and profits on the foreign-exchange activities of the Reserve Bank are accounted for on the Gold and Foreign Exchange Contingency Reserve Account. The balance on this government account is split into transactions with a cash-flow and non-cash-flow valuation impact. Due to the depreciation of the rand, unrealised valuation gains are expected to increase to R195.9 billion by end March 2015, R18.4 billion higher than a year earlier, with R121 million in realised losses to be settled by government.	Due to rand depreciation, unrealised valuation gains related to foreign exchange are projected to increase

¢ Risk considerations

The borrowing strategy takes into account benchmarks designed to manage refinancing, inflation and currency risks. The benchmarks – which establish either a limit or a target range for a given category of debt – appear in Table 7.8, along with the actual position at the end of January 2015.

Table 7.8 Performance against strategic portfolio risk benchmarks

	Range or limits
Benchmark description	Benchmark	January 2015
Share of short-term debt maturing in 12 months (Treasury bills)	15%	13.85%
Share of long-term debt maturing in 5 years	25%	24.22%
Share of inflation-linked bonds as a percentage of total domestic debt	20-25%	22.18%
Share of foreign debt as a percentage of total government debt	15%	9.15%
Average term-to-maturity (fixed-rate bonds + Treasury bills in years)	10-14	10.72
Average term-to-maturity (inflation-linked bonds in years)	14-17	14.91

Source: National Treasury

2015 BUDGET REVIEW

The main risks to government’s borrowing programme are South Africa’s credit ratings, global volatility in capital flows and a higher borrowing requirement:

	•	Standard & Poor’s (BBB-, stable outlook) rates South Africa at one notch above investment grade, while Fitch (BBB, negative outlook) and Moody’s (Baa2, stable outlook) are each one notch higher. Any deterioration in economic growth, the budget balance, or government’s debt metrics could trigger rating downgrades, which would make government borrowing more expensive.

	•	Capital flows to emerging markets are expected to decline in 2015 due to the prospects of higher US interest rates. A sudden and sharp reversal of capital inflows could lead to a depreciation of the exchange rate and the repricing of government debt.

	•	A higher-than-anticipated wage bill, a deterioration in economic growth or funding difficulties at state-owned companies could increase the borrowing requirement, raising yields and borrowing costs.

Debt management will continue to support investment and improve the debt trajectory	Government’s prudent fiscal policy and debt-management strategies, in combination with deep and liquid domestic capital markets, will continue to support investment, ensure that government can finance its borrowing requirement and improve the debt trajectory.

8

Financial position of public-sector institutions

In brief

•	State-owned companies are expected to invest R362 billion in infrastructure over the medium term, contributing significantly to gross capital formation.

•	Development finance institutions will lend a projected R44 billion over the next two years, with a focus on energy and green-economy projects.

•	The surplus and deficit positions of the social security funds reflect the build-up of fiscal imbalances that will be addressed over the medium term.

•	Government intends to exercise greater oversight over public institutions, and will over time optimise its portfolio of institutions to strengthen national development.

¢ Overview

This chapter reviews the financial position of South Africa’s major public-sector institutions. State-owned companies are large contributors to economic activity, accounting for 20 per cent of gross capital formation. Development finance institutions have rapidly expanded their lending in recent years. The social security funds provide compensation or income support for workers and road users who are out of work or injured, and the Government Employees Pension Fund provides income security to more than 1 million state workers.	State-owned companies account for 20 per cent of capital formation

Most of these institutions operate independently of the budget; fiscal allocations are not their primary source of revenue. However, their operations and financial positions must be taken into account in government’s budget planning, since they have important consequences for the public finances over the long term.

Well-managed public-sector assets can promote economic growth and social development. Where these assets are not performing well, however, they can materially affect the broader public finances and become a drag on economic progress.

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¢ Financial health and national development

State-owned companies and development finance institutions have seen large asset growth in recent years	Table 8.1 shows the consolidated financial position of selected categories of public-sector institutions. Despite subdued GDP growth over the past five years, all major categories of these institutions have experienced significant asset growth since 2010/11. Two factors account for most of this growth: infrastructure investments by state-owned companies and the expanded loan books of development finance institutions.

Table 8.1 Combined financial position of selected categories of public institutions, 2010/11 – 2013/14

R billion	2010/11	2011/12	2012/13	2013/14
State-owned companies
Total assets	639.4	708.1	793.9	903.6
Total liabilities	422.9	470.6	541.7	628.9
Net asset value	216.5	237.5	252.2	274.7
Development finance institutions
Total assets	181.7	199.6	221.5	249.5
Total liabilities	57.8	76.1	93.5	106.7
Net asset value	123.8	123.5	128.0	142.9
Social security funds
Total assets	88.5	107.2	132.4	145.6
Total liabilities	43.5	64.1	95.0	109.9
Net asset value	45.0	43.1	37.4	35.7
Other public entities[1]
Total assets	525.6	655.8	720.7	807.5
Total liabilities	152.0	194.3	237.7	259.4
Net asset value	373.5	461.5	483.0	548.1

1. State-owned institutions without a commercial mandate and listed in either schedule 1 or 3 of the Public Finance Management Act (1999) such as National Library of South Africa
Source: National Treasury

While many institutions are in a strong financial position, several face serious shortfalls

Many public institutions are in a strong financial position, contributing simultaneously to fiscal sustainability and public welfare. In recent years, however, the financial and operational performance of several state-owned companies and development finance institutions has weakened. And although the overall financial position of the social security funds is strong, liabilities continue to mount at the Road Accident Fund (RAF).

Inadequate policy frameworks, regulatory uncertainty, poor operational performance and governance failures often lie behind the deterioration in financial positions. Weak financial performance is also frequently associated with a failure to define clear strategic goals. Where an unsustainable financial position is not addressed, public institutions often turn to government to provide a lifeline using public funds. Unless underlying imbalances are resolved, however, such interventions are at odds with sustainable public finances.

CHAPTER 8: FINANCIAL POSITION OF PUBLIC-SECTOR INSTITUTIONS

Given current fiscal constraints, government will address the funding needs of public institutions in a manner that does not increase the budget deficit. The sources of such funds can include the disposal of non-strategic assets such as property, direct and indirect shareholdings in listed firms, non-strategic shareholdings in state-owned companies and surplus cash balances in public entities. Such asset sales will take place only as funding is required or where there is clear strategic benefit to the state. In some cases, such as the RAF, additional funding could be provided from increased taxes or levies.	Where government support is required, it will not be provided in a way that increases the budget deficit

Where government support is provided in the form of funding or guarantees, public entities will be required to demonstrate sound business plans, strengthen internal governance and improve operational performance. Close monitoring will take place to promote efficient delivery on government priorities, simultaneously improving commercial performance and ensuring that government can meet its fiscal targets. Over the longer term, reforms to governance and policy frameworks are required.

In 2011 the Presidency commissioned a review to assess how well state-owned entities executed their mandates. The 2015 Cabinet Lekgotla considered the review and its recommendations to improve the contribution of these entities to national development. Key interventions under consideration include:	Government is considering overarching legislation for state-owned entities

• Establishing an inter-ministerial committee to improve alignment and coordination between entities.

• Identifying those state-owned companies that are integral to national development, and setting out an approach to acquiring and disposing of public assets based on strategic requirements.

• Introducing overarching legislation to govern these entities.

• Costing developmental mandates more explicitly, with the financial implications set out more clearly in shareholder compacts.

•        Exploring options for private investment to strengthen balance sheets, and creating opportunities for private investment in sectors dominated by state-owned companies. An example of this approach is the successful Renewable Energy Independent Power Producers Procurement Programme.

¢ State-owned companies

Since 2008/09, state-owned companies have made large capital investments in energy, transport and logistics to expand the productive capacity of the economy. Over the next three years, investment in these sectors will continue to dominate capital formation by the public sector.

Over the medium-term expenditure framework (MTEF) period, state- owned companies project capital expenditure of R362.2 billion, with Eskom, Transnet and the South African National Roads Agency Limited (SANRAL), accounting for most of this expenditure. Details on infrastructure spending appear in Annexure B. Table 8.2 shows the capital expenditure of state-owned companies with the largest investment programmes.	Over the next three years, state-owned companies project capital expenditure of R362.2 billion

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The major state-owned companies improved their capital spending over the past two financial years, spending 98 per cent of their 2013/14 budgets, compared with 80 per cent in 2012/13.

Table 8.2 Selected state-owned companies’ capital expenditure programmes, 2013/14 – 2017/18

	2013/14	2014/15	2015/16	2016/17	2017/18
R billion	Outcome	Budget	Medium-term estimate
Eskom	57.8	59.5	61.8	46.2	30.0
Transnet	32.5	41.3	36.3	44.7	46.8
SANRAL[1]	11.6	15.6	15.6	13.8	14.3
Trans-Caledon Tunnel Authority	1.8	4.8	3.1	3.1	4.4

1.	The figures include capital payments and finance costs, and may differ from capital expenditure reported in other budget documents

Source: National Treasury

Expanded infrastructure investments have led to a steady increase in the asset base of state-owned companies, from R517.8 billion in 2009/10 to R903.6 billion at the end of 2013/14. Over the same period, combined net asset value rose from R176.1 billion to R274.7 billion, and interest-bearing debt levels from R203.4 billion to R523 billion. Eskom and Transnet account for 79 per cent of state-owned companies’ net asset value.

Table 8.3 Combined balance sheets of state-owned companies,[1] 2009/10 – 2013/14

R billion	2009/10	2010/11	2011/12	2012/13	2013/14
Total assets	517.8	639.4	708.1	793.9	903.6
% growth	15.0%	23.5%	10.7%	12.1%	13.8%
Total liabilities	341.6	422.9	470.6	541.7	628.9
% growth	17.6%	23.8%	11.1%	15.1%	16.1%
Net asset value	176.1	216.5	237.5	252.2	274.7
% growth	10.5%	22.9%	9.7%	6.2%	8.9%
Return on equity (average)	3.8%	6.7%	7.6%	4.1%	3.1%

1. Major state-owned companies listed in Schedule 2 of the Public Finance Management Act (1999) excluding development finance institutions
Source: National Treasury

Capital expenditure plans will add R78.9 billion to debt of state-owned companies in 2015/16	Capital expenditure plans will add R78.9 billion to the debt of state-owned companies in 2015/16. Table 8.4 shows the outcome of the borrowing activities of the 10 largest entities for 2013/14, along with medium-term projections.

Revisions to budgeted borrowing for 2014/15 are due to an additional R21 billion borrowed by the Development Bank of Southern Africa and the Industrial Development Corporation to meet their lending targets, and an additional R12.6 billion borrowed by Eskom and SANRAL to close revenue shortfalls in the current financial year. While most of the debt will be raised in the domestic market, the proportion of foreign debt is significant, averaging 36 per cent over the medium term.

CHAPTER 8: FINANCIAL POSITION OF PUBLIC-SECTOR INSTITUTIONS

Table 8.4 Combined borrowing requirement of selected public-sector institutions,1 2013/14 – 2017/18

	2013/14	2014/15		2015/16	2016/17	2017/18
R billion	Outcome	Budget	Revised	Medium-term estimates
Domestic loans (gross)	64.8	51.6	69.5	71.1	81.9	75.4
Short-term	26.0	32.9	29.8	26.8	26.5	29.1
Long-term	38.8	18.7	39.7	44.3	55.4	46.3
Foreign loans (gross)	37.4	25.1	43.8	51.0	39.6	38.7
Long-term	37.4	25.1	43.8	51.0	39.6	38.7
of which:
Export credit agency	8.7	3.8	8.5	5.0	5.5	5.2
Multilateral institutions	10.3	7.2	17.4	15.7	26.9	25.0

Total	102.2	76.7	113.3	122.1	121.5	114.1

Percentage of total:
Domestic loans	63.4%	67.3%	61.3%	58.2%	67.4%	66.1%
Foreign loans	36.6%	32.7%	38.7%	41.8%	32.6%	33.9%

1.	Airports Company of South Africa, Eskom, Rand Water, Trans-Caledon Tunnel Authority, Umgeni Water, SANRAL, Transnet, Development Bank of Southern Africa, Industrial Development Corporation and the Land Bank

Source: National Treasury

The major state-owned companies benefiting from government guarantees are shown in Table 8.5. A guarantee is a commitment to take responsibility for a loan in the event of default; it enables the beneficiary to access funding that would otherwise be unavailable or to borrow at rates that reflect lower risk premiums. High levels of contingent liabilities can lead to an increase in the risk premium on sovereign debt. As a result, government seeks to maintain these liabilities within prudent limits.

Table 8.5 Guarantee exposure to major state-owned companies and development finance institutions,1 2013/14 – 2014/15

	2013/14		2014/15
R billion	Guarantee	Exposure[2]	Guarantee	Exposure[2]
Total	469.3	209.6	461.1	224.9
of which:
Eskom	350.0	125.1	350.0	144.5
SANRAL	38.7	23.9	38.9	30.2
Denel	1.9	1.9	1.9	1.9
Development Bank of	29.6	25.6	14.4	10.1
Southern Africa
Industrial Development	2.1	0.5	1.8	0.4
Corporation
Trans-Caledon Tunnel	25.7	20.5	25.7	20.7
Authority
South African Airways	7.9	5.0	14.4	8.3
Transnet	3.5	3.8	3.5	3.8
Land and Agricultural	3.5	1.1	2.6	2.1
Bank of South Africa
South African Post Office	—	—	1.9	0.1
South African Express	0.5	0.5	1.1	1.1
Airways
Other	5.9	1.7	4.9	1.6

1.	A full list of guarantees is given in statistical table 11
2.	Total amount of borrowing and accrued interest for the period made against the guarantee

Source: National Treasury

2015 BUDGET REVIEW

During 2014/15 government issued additional guarantees to South African Airways (SAA), South African Express Airways (SAX) and the South African Post Office (SAPO).

Eskom

Eskom needs to improve operational efficiency and requires cost-reflective electricity pricing	Eskom faces several technical and financial difficulties. These stem in large measure from its ageing plant and inadequate maintenance of existing generating capacity. The utility also confronts the consequences of delayed policy decisions in the 2000s on building new generating capacity. Eskom’s long-term financial position depends in large measure on improving the efficiency of its operations and ensuring that electricity tariffs reflect the cost of production.

Eskom reported a net profit of R7.1 billion in 2013/14, up from R5.2 billion in 2012/13, owing largely to an 8 per cent increase in tariffs granted by the regulator, as well as R2.1 billion realised on cost- containment measures and fair-value gains.

Support for Eskom includes medium-term funding allocation of R23 billion	To stabilise the business, Eskom is working to improve productivity and reduce costs. It also plans to apply to the regulator for tariff increases that will move the price of electricity closer to the costs of its production. Government’s support for Eskom includes a medium-term funding allocation of R23 billion. Appropriations will be made to Eskom as funds from the disposal of non-core assets are realised, ensuring that there is no increase in government debt and no effect on the fiscal position. Government could also consider other interventions, such as converting its subordinated loan to equity to support Eskom’s balance sheet.

Transnet

Transnet’s profits were up strongly owing to higher mineral volumes and container traffic	Transnet reported a profit of R5.2 billion in 2013/14, an increase of 24.9 per cent from the prior year. Revenue increased by 12.8 per cent to R56.6 billion, mainly as a result of higher mineral volumes and strong growth in container traffic. Cost-reduction initiatives kept operating costs below budget, resulting in savings of R2.1 billion. The gearing ratio increased marginally to 45.9 per cent in 2013/14 from 44.6 per cent in the previous year – well below the group’s target range of 50 per cent.

Capital investment for 2013/14 amounted to R32.5 billion, or a 17.9 per cent increase from the prior year. Of the total amount, R10.5 billion was invested to expand infrastructure and equipment, and R22 billion was to maintain capacity. Transnet has lowered its capital spending estimates over the next three years in light of slowing global growth, reduced demand and lower commodity prices.

South African Airways

SAA reported a net loss of R2.6 billion in 2013/14 as a result of high operating costs, losses on routes to several international destinations, asset impairments and higher finance costs. The airline is technically insolvent.

SAA has used R8.3 billion of R14.4 billion in government guarantees	Government has made guarantees of R14.4 billion available to SAA, of which the airline has used R8.3 billion. Government also stepped in to stabilise the carrier. SAA has developed a 90-day action plan to contain its

CHAPTER 8: FINANCIAL POSITION OF PUBLIC-SECTOR INSTITUTIONS

losses. To date, the plan has produced several results. Loss-making routes to Beijing and Mumbai have been cancelled. To offset the impact of these measures on travel, trade and tourism with India and China, SAA has concluded a partnership agreement with Etihad Airways. The agreement connects SAA to Abu Dhabi International Airport, expanding its connections to four Chinese and nine Indian cities. In addition three of the eight A340-600 wide-body aircraft leases have been extended at reduced monthly rates.

The Minister of Finance, who became SAA’s executive authority with effect from December 2014, is working with the carrier to refine the long-term plan for financial sustainability.

South African Post Office

SAPO recorded a net loss of R358.9 million in 2013/14 after a net loss of R337.1 million a year earlier. The losses stem from declining revenues due to lower mail volumes, a high cost base, and a poorly performing mail and courier business as customers migrate to digital communications. SAPO’s universal service obligations, which include rolling out new postal services across the country, have added to its financial pressures, as have strike- related disruptions in 2014.	Continued losses at Post Office stem from declining revenues and universal service obligations

During 2014/15, a R1.7 billion going-concern guarantee and a R270 million guarantee to secure and extend its overdraft facility were issued with conditions linked to SAPO’s turnaround strategy.

The National Treasury is working with the Department of Telecommunications and Postal Services, as well as the Independent Communications Authority of South Africa, to help SAPO meet its universal service obligations at lower cost. This involves setting more realistic delivery targets and relaxing delivery standards. The communications authority has allowed SAPO to relax its targets for 2014/15 and a broader policy review is being conducted. An administrator has been appointed to lead SAPO.

South African National Roads Agency Limited

SANRAL’s revenue from non-toll operations, by way of a government transfer, amounted to R5.1 billion in 2013/14. Revenue from toll operations amounted to R3.5 billion in 2013/14, a 65.7 per cent increase from R2.1 billion in the previous year. The increase was the result of higher traffic on existing toll roads, the opening of new toll plazas on the R30 and N17 national roads, and the rollout of the Gauteng Freeway Improvement Project (GFIP) in December 2013. The latter contributed R1.2 billion to revenue.	SANRAL received R5.1 billion in transfers and R3.5 billion from tolls in 2013/14

Government transfers to SANRAL are projected to grow by an annual average of 5.9 per cent over the MTEF period. Income from fees is expected to grow at an average annual rate of 12.2 per cent over the same period in line with increased traffic volumes on the toll road network. In 2012/13, government approved an extraordinary grant to reduce SANRAL’s overall debt. This was done to support the agency’s financial viability after tariffs on the GFIP routes were reduced.

2015 BUDGET REVIEW

During 2013/14, SANRAL’s capital expenditure totalled R11.6 billion. This was a decline of R575 million compared with 2012/13. Significant infrastructure projects over the medium term include the expansion of the N3 at Mariannhill, and the addition of lanes to the N2 North Coast and N2 Winelands routes.

Uncertainty about revenue to finance the GFIP affects SANRAL’s ability to fund the rest of its toll portfolio	Over the MTEF period, capital expenditure is expected to decline owing to uncertainty about sources of revenue to finance the GFIP, which affects SANRAL’s ability to raise funding for the rest of its toll road portfolio.

Passenger Rail Agency of South Africa

Revenue for the Passenger Rail Agency of South Africa (PRASA), which operates South Africa’s commuter rail network, grew by 21.1 per cent, from R8.4 billion in 2012/13 to R10.2 billion in 2013/14. The increase was the result of government’s R4.3 billion subsidy to the agency to provide affordable commuter services. Fare revenue is expected to increase at an average annual rate of 7.8 per cent over the medium term as the number of Metrorail passenger trips increases.

PRASA’s 10-year rolling stock fleet renewal programme began in 2014	PRASA’s capital expenditure is financed from government grants and external borrowings. The agency spent R6.2 billion on capital investment during 2013/14 after spending R6.3 billion in the prior year. The 10-year rolling stock fleet renewal programme, which began in 2014, will contribute to modernising passenger rail services. PRASA is complementing this programme with investments in its rail system.

Trans-Caledon Tunnel Authority

Trans-Caledon Tunnel Authority expects to finish several water-supply projects over medium term	The Trans-Caledon Tunnel Authority raises debt to finance water infrastructure projects, including the Lesotho Highlands Water Project. The value of projects under construction in 2013/14 increased by 12 per cent and amounted to R1.8 billion. This represented 60 per cent of planned expenditure. Over the medium term, the entity has committed to spend R10.6 billion on several water infrastructure projects. These include financing and supporting the implementation of increased water supply to municipalities in KwaZulu-Natal, and developing water supply systems for the Medupi Power Station.

¢ Development finance institutions

South Africa’s development finance institutions have rapidly expanded their balance sheets to support implementation of the National Development Plan. Loan books have increased from R40.5 billion in 2008/09 to R108.7 billion in 2013/14.

Development finance institutions project 33 per cent growth in loan portfolios over short term	The growth of development finance followed a 2008 review that sought to realign these institutions to efficiently support policy priorities in areas such as job creation and land reform. Over the next two years, these institutions project 33 per cent growth in their loan portfolios, reaching a combined R178 billion by 2016/17.

CHAPTER 8: FINANCIAL POSITION OF PUBLIC-SECTOR INSTITUTIONS

While these initiatives form an important part of government’s development objectives, the agencies concerned will need to ensure that risks associated with new exposures are managed in a sustainable and prudent manner. A review of provincial development finance institutions, approved by Cabinet, will commence in 2015. This review will align their mandates to the National Development Plan and underline the need for effective and sustainable operations.	As agencies expand loans, risks associated with new exposures need to be managed in a sustainable and prudent manner

The largest development finance institutions are the Industrial Development Corporation (IDC), the Land Bank and the Development Bank of Southern Africa (DBSA). These institutions reported a combined asset value of R239.2 billion and a combined loan book value of R104.9 billion for 2013/14. The asset base is projected to increase to R295.2 billion in 2016/17, with the IDC holding just over half of the estimated total (R151.3 billion) in 2016/17.

Several smaller development finance institutions play an important role in giving effect to government policy. These include the National Empowerment Fund (NEF), the National Housing Finance Corporation (NHFC) and the National Urban Reconstruction and Housing Agency. These bodies had a combined asset value of R9.9 billion and combined loan book of R3.8 billion at the close of 2013/14.	Empowerment, housing and urban reconstruction institutions have combined loan book of R3.8 billion

The NHFC has begun to reorganise its business to improve organisational efficiency. The NEF is reviewing its business model and, with the merger of the fund and the IDC under way, government expects a stronger, more streamlined business to support industrial development and black economic empowerment.

Table 8.6 Consolidated balance sheets of development finance institutions,[1] 2013/14 – 2016/17

	2013/14	2014/15	2015/16	2016/17
R billion	Outcome	Estimates	Forecast
Total assets	249.1	244.7	267.9	306.4
of which:
Loan book	108.7	134.4	156.1	178.3
Equity investments	86.7	101.5	104.4	120.2
Total liabilities	106.6	112.6	131.4	153.4
Net asset value	142.5	132.1	136.5	153.0

1.      Government lending agencies listed in both schedule 2 and 3 of the Public Finance Manangement Act (1999) such as Development Bank of Southern Africa, Industrial Development Corporation and the Land Bank

Source: National Treasury

Development Bank of Southern Africa

The DBSA’s developmental lending is concentrated in energy, roads and drainage, water and sanitation, and information and communication technology, with a special focus on municipalities.

In 2013/14 the DBSA reported a profit of R787 million, a major turnaround from losses of R825.9 million in 2012/13 and R370.8 million in 2011/12. It also reduced its non-performing loan book by 6.9 per cent to R3 billion. Total assets grew by 18.3 per cent from R53.9 billion in 2012/13 to R63.8 billion in 2013/14. Loan disbursements reached a high of R12.7 billion, of which just over half (R6.7 billion) financed energy infrastructure, including independent power producers (R3.75 billion).	DBSA reported profits of R787 million after two years of losses

2015 BUDGET REVIEW

DBSA’s medium-term loan disbursements total R17.8 billion	In 2013, the DBSA completed a successful restructuring. Over the medium term, government expects the DBSA to help develop South Africa’s municipal debt market as part of broader efforts to reshape the urban landscape. New initiatives will leverage private-sector investment to complement the DBSA’s own loan disbursements, which total R17.8 billion over the next three years.

Land Bank

Cost-containment and continued government support contributed to positive financial results at the Land Bank in 2013/14. Net profit increased by 29.5 per cent to R394 million, up from R305 million in 2012/13. The asset base grew by 19.6 per cent to R36.8 billion and the loan book increased by 23.4 per cent to R33.3 billion. Non-performing loans declined by 30 per cent, from R652 million in 2012/13 to R455 million in 2013/14. Loans to emerging farmers grew from R247.3 million in 2012/13 to R390.8 million in 2013/14.

Review aims to restructure Land Bank for greater operational efficiency	A review of the Land Bank, approved by the Minister of Finance, is scheduled for 2015. The aim of the review is to restructure the Bank for greater operational efficiency. Over the medium term, the Land Bank will work with public and private institutions to strengthen the viability of emerging farmers, and support the growth of commercial agriculture.

Industrial Development Corporation

The IDC promotes industrial development and job creation. Profits decreased from R1.9 billion in 2012/13 to R1.6 billion in 2013/14, mainly as a result of poor performance of equity investments. The asset base increased from R126.8 billion to R138.6 billion over the same period, and the loan book rose moderately, from R18.7 billion to R20.8 billion.

IDC has diversified its portfolio, with a strong focus on renewable energy projects	The IDC has diversified its portfolio. The share of mining industry investments narrowed from 30 per cent in 2012/13 to 23 per cent in 2013/14. The IDC has significantly increased its “green economy” investments and investments in small, black-owned businesses. It provided equity and debt funding for 22 projects under the Renewable Energy Independent Power Producers Procurement Programme.

Over the next five years, the IDC plans to mobilise R100 billion to support economic development, targeting renewable energy, manufacturing, industrial infrastructure and beneficiation of locally produced minerals and agricultural products.

National Housing Finance Corporation

The NHFC’s mandate is to broaden access to affordable housing finance and housing structures. It targets households with monthly incomes between R1 500 and R15 000, which struggle to obtain bank loans.

NHFC disbursed R675 million in loans for affordable housing development	The NHFC’s net profit rose from R8.9 million in 2012/13 to R16.1 million in 2013/14. Total assets decreased from R3.6 billion to R3.1 billion over the same period following the reprioritisation of the poverty relief fund to support social housing projects. The loan book grew to R2.1 billion in

CHAPTER 8: FINANCIAL POSITION OF PUBLIC-SECTOR INSTITUTIONS

2013/14 from R1.9 billion in 2012/13. The NHFC disbursed R675 million in loans for affordable housing development, and leveraged R2.2 billion in co-financing from the private sector to support these projects.

During 2014 the corporation conducted a strategic reorganisation. Over the medium term, the NHFC will expand housing finance activities, providing its target market with the options of renting, owning or building incrementally. It will also encourage an increase in sustainable lending by financial institutions.

¢ Social security funds

The social security funds provide compensation or income support for workers and road users who are out of work or injured. The funds collectively held R145.6 billion in assets and R109.9 billion in liabilities in 2013/14. The Unemployment Insurance Fund (UIF) held R94.3 billion, or 65 per cent of the assets, and the RAF R98.5 billion, or 90 per cent of the liabilities.	In 2013/14, social security funds held R145.5 billion in assets and R109.9 billion in liabilities

The overall financial position of these funds is relatively strong, even after taking into account the large deficit of the RAF. The UIF and the Compensation Fund – which provides medical care or income benefits to injured workers – have experienced strong asset growth, while growth of their liabilities has remained contained, largely due to a slowdown in retrenchments and improvements in occupational safety.

Table 8.7 Combined balance sheet of social security funds, 2013/14 – 2017/18

	2013/14	2014/15	2015/16	2016/17	2017/18
R billion	Outcome	Estimates	Forecasts
Total assets	145.6	161.9	181.8	203.5	227.7
Unemployment Insurance Fund	94.3	110.1	127.7	147.0	168.2
Road Accident Fund	7.7	6.0	6.4	7.0	7.5
Compensation Fund	43.6	45.8	47.6	49.5	52.0

Total liabilities	109.9	129.7	142.7	157.0	173.2
Unemployment Insurance Fund	3.9	4.3	4.6	5.0	5.4
Road Accident Fund	98.5	107.3	119.3	132.5	147.3
Compensation Fund	7.5	18.1	18.8	19.5	20.5

Net asset value	35.7	32.3	39.1	46.5	54.5
Unemployment Insurance Fund	90.4	105.9	123.1	142.0	162.8
Road Accident Fund	-90.8	-101.3	-112.8	-125.5	-139.8
Compensation Fund	36.1	27.7	28.8	30.0	31.5

Source: National Treasury

Unemployment Insurance Fund

The UIF is in good financial health. It operates on a pay-as-you-go model, with insurance benefits paid directly from contributions. In 2013/14 it had 8.5 million registered contributors, 9 per cent of whom received benefits. During 2013/14, the UIF paid out R5.6 billion in unemployment benefits and an additional R1.4 billion to cover illness, maternity and adoption benefits. In the same year it received R15.1 billion in contributions.	UIF is in good financial health and continues to accumulate a surplus

By 2013/14, the UIF had an accumulated surplus of R72.3 billion and a net asset position of R90.4 billion. Despite the more generous benefits payments mandated by the Unemployment Insurance Amendment Bill (2012), the Fund estimates that it will add R51.8 billion to its accumulated surplus over the medium term.

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Imbalance between UIF contributions and benefits needs to be addressed	This imbalance between contributions and benefit payments has grown over the past five years despite high unemployment. The rising surplus is marginally offset by the Fund’s support for government’s job creation efforts. This includes programmes to support companies in distress and the training layoff scheme, which aims to prevent retrenchments. The fund has spent R190 million on these programmes and has committed to spending a further R2.2 billion over the medium term.

Once-off reduction in UIF contributions will return R15 billion to workers and employers in 2015/16	Government will table legislative amendments to improve UIF benefits in the current session of Parliament. Government also intends to cover public servants with UIF benefits. Such coverage will be extended in a manner that does not add to government’s wage bill or contribute to further surplus accumulation by the Fund. As a temporary measure, UIF contributions by employers and workers will be reduced by an estimated R15 billion in 2015/16 through a reduction in the contributions income threshold. This will have no effect on benefits.

Road Accident Fund

RAF is inequitable and unaffordable, and will be replaced in the near future with a no-fault scheme	The current RAF model is inequitable and unaffordable. The Fund’s long- term liabilities are estimated at R98.5 billion and projected to grow at 15 per cent each year. The deterioration in the RAF’s financial position has been exacerbated by an improvement in the processing of claims lodged, which has reduced the number of open claims from 253 111 in 2011/12 to 198 407 in 2013/14. As the claims backlog has been processed, the average value of claims concluded has increased substantially. The result has been a substantial cash shortfall as reserves are exhausted.

While the proposed 50 c/litre increase in the fuel levy will reduce pressure on the RAF, it is insufficient to resolve the liquidity shortfall in 2015/16. Further increases in fuel taxes, however, are not proposed at this time.

In 2002, the Road Accident Fund Commission recommended moving to a no-fault system that would provide equitable, sustainable and affordable support to accident victims. This system would replace the current fund and its compensation system with the Road Accident Benefit Scheme. During 2015, government will table legislation to replace the RAF with the new scheme. From 2016/17, fuel levies will be reserved to finance the new arrangement. The National Treasury is considering options to address the RAF’s accumulated liability. The intention is to pay down outstanding claims over a reasonable period of time.

Compensation Fund

Employer compliance, equity investments contribute to strong financial performance of Compensation Fund	Despite receiving disclaimer audit opinions over the past two years, the Compensation Fund has had a robust financial performance, largely as a result of increased employer compliance. The fund’s asset base has grown from R32.6 billion in 2011/12 to R43.6 billion in 2013/14, supported by the performance of its investments, which reached R41.4 billion in 2013/14. Between 2010/11 and 2013/14 the Fund registered 1.9 million new employers.

CHAPTER 8: FINANCIAL POSITION OF PUBLIC-SECTOR INSTITUTIONS

The Compensation Fund has invested in an information technology system to process claims faster and reduce turnaround times. As a result, the Fund expects the number of claims processed to grow from 196 000 at present to 552 000 in 2017/18. To cater for this growth in claims the Fund will increase its prudent provisions, which will see total liabilities grow from R17.2 billion in 2013/14 to R20.5 billion by 2017/18.

¢ Government Employees Pension Fund

The Government Employees Pension Fund provides retirement security to 1.2 million public employees and pays retirement benefits for 300 000 current pensioners. Pensions were increased at the full rate of consumer price inflation in 2015, as has been the practice over the past decade. The 2014 valuation report by the fund’s actuaries showed the fund held R1.425 trillion in assets, which were sufficient to cover 121.5 per cent of its liabilities on a best-estimate basis. On a stricter solvency-based liability measure, the assets cover 83.1 per cent of liabilities, which is a significant improvement on the 2012 valuation. The main factor leading to the improvement was the high returns enjoyed by the Fund’s investments.	Valuations show that GEPF is in good financial health

Table 8.8	Government Employees Pension Fund actuarial valuation, 2008 – 2014

R billion	2008	2010	2012	2014
Assets at market value	707.0	801.0	1 038.9	1 425.7
Best estimate liabilities	613.6	736.7	1 011.6	1 173.5
Solvency liabilities	828.5	1 081.6	1 475.8	1 714.9
Funding position
on best estimate liabilities	115.2%	108.7%	102.7%	121.5%
on solvency liabilities	85.3%	74.1%	70.4%	83.1%

Source: Government Employees Pension Fund

The funding position deteriorated between 2008 and 2012, largely as a consequence of higher-than-anticipated salary increases in the public sector. In 2015, each percentage point increase in public-sector salaries will increase the Fund’s liabilities by about R9 billion, without having any effect on its assets. The National Treasury is working closely with the Fund to ensure that current funding levels can be maintained over the long term.	Higher-than-anticipated public-sector wage increases grow GEPF liabilities

¢ Summary

In aggregate, South Africa’s public-sector institutions are solvent and many are performing well. However, poor-performing and inefficient entities are significant risks to public finances. Government is working with these institutions to develop sustainable financial frameworks supported by turnaround plans. In the short term, many of these interventions focus on stabilising the finances of these entities – in particular bolstering liquidity. Over the longer term, in line with the recommendations of the Presidential Review Committee, government will better align its portfolio of institutions and mandates with national development requirements and develop complementary financing models.	Government will align its portfolio of institutions and mandates, and develop complementary financing models

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ANNEXURES

Two annexures are available on the National Treasury website (www.treasury.gov.za):

•	Annexure W1: Explanatory memorandum to the division of revenue

•	Annexure W2: Structure of the government accounts

2015 BUDGET REVIEW

A

Report of the Minister of Finance to Parliament

¢	Introduction

Section 7(4) of the Money Bills Amendment Procedure and Related Matters Act (2009, the act) prescribes that the Minister of Finance (the Minister) must submit a report to Parliament at the time of the budget explaining how the Division of Revenue Bill and the national budget give effect to, or the reasons for not taking into account, the recommendations contained in:

•	Budgetary review and recommendation reports submitted by committees of the National Assembly in terms of section 5 of the act.

•	Reports on the fiscal framework proposed in the Medium Term Budget Policy Statement (MTBPS) submitted by the finance committees in terms of section 6 of the act.

•

Reports on the proposed division of revenue and the conditional grant allocation to provinces and local governments set out in the MTBPS submitted by the appropriations committees in terms of section 6 of the act.

¢	Budgetary review and recommendation reports

Section 5 of the act sets out a procedure to be followed by the National Assembly, through its committees, for assessing the performance of each national department before it introduces the national budget. This procedure provides for committees to prepare budgetary review and recommendation reports, which:

•	Must provide an assessment of the department’s service delivery performance given available resources.

•	Must provide an assessment of the effectiveness and efficiency of the department’s use and allocation of available resources.

•	May include recommendations on the use of resources.

2015 BUDGET REVIEW

The budgetary review and recommendation reports were tabled by the relevant portfolio committees in October and November 2014. In many instances, the different committees made similar recommendations to a number of departments. These common concerns are summarised below.

General issues

•	Additional funding is needed to improve human resource capacity.

•	Vacant posts should be urgently filled, especially at senior management level and in critical or priority positions.

•

Departments should review their annual performance plans to ensure that predetermined objectives, performance indicators and targets are SMART – specific, measurable, achievable, realistic and time-bound.

•	Ring-fenced budgets are needed for various initiatives.

•	Stricter compliance with the Public Finance Management Act (1999) and National Treasury Regulations.

•	Institutions should establish controls and processes for their procurement systems.

•	Institutions need to address issues raised by the Auditor-General.

•	Formula or criteria used to allocate grants to institutions should not work against previously disadvantaged institutions.

•	Internal audit functions and governance structures should be adequately capacitated.

•	Funding arrangements for government entities need to be reviewed.

•	Financial management must be improved and unqualified audits ensured.

•	Information and communications technology modernisation programmes should be implemented.

•	Issues raised in previous budgetary review and recommendation reports must be addressed.

A number of committees also recommended that additional budget allocations be made available for certain programmes, sub-programmes or other budget items. Due to the constrained economic outlook, the scope to provide additional funding has been limited. As a result, departments, public entities and constitutional institutions were asked to reprioritise funds within their existing baselines to fund emerging priorities. Should the fiscal outlook improve, recommendations for additional funding may be considered in future budget processes. Due to the large number of budgetary review and recommendation reports, a separate document will be tabled in Parliament with detailed responses to the portfolio committees’ recommendations.

The following section consists of the Minister of Finance’s response to other committee reports. In cases where different reports make the same recommendations, these are not repeated.

¢	Recommendations of the Standing Committee on Appropriations on the 2014 MTBPS

Budget alignment with the National Development Plan and the Medium Term Strategic Framework

The National Treasury, in conjunction with the Department of Planning, Monitoring and Evaluation, should develop systems and mechanisms targeted specifically at the seamless alignment of budget functional groups and the Medium Term Strategic Framework’s 14 outcomes.

The National Treasury agrees that alignment between budgeting and planning is crucial. The 2015 medium-term expenditure framework budget process continued to focus on linking budgeting at a function-group level with the 14 outcomes. Institutions were asked to ensure that their spending priorities are aligned with the National Development Plan and the Medium Term Strategic Framework, and the 2015 Estimates of National Expenditure guidelines required departments to demonstrate this link.

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In the 2014 MTBPS, most of the five-year Medium Term Strategic Framework’s priorities are financed within the three-year medium-term expenditure framework. Where funds are needed to expand or introduce new programmes, savings have been sourced from baseline budgets, or implementation will be phased in gradually. In addition, significant resources were left unallocated in the third year of the framework to serve as a buffer against fiscal and economic shocks. A portion of this may also be used to finance high-impact programmes aligned with core Medium Term Strategic Framework objectives.

Scaling up best practice in the public service

The National Treasury, in conjunction with the Department of Planning, Monitoring and Evaluation, should consider the establishment of an innovation unit that will identify and assess mechanisms for scaling up best practice across the public service in the areas of cost-containment efficiencies, medium-term expenditure framework planning and target formulation, job-creation initiatives, utilising shared services and the development of innovative solutions for the delivery of public services. Active efforts should be made to ensure that best practice on efficiencies is disseminated to all parts of the public service.

The National Treasury agrees with the committee. A number of initiatives, including guidelines on cost-containment measures and the framework for strategic plans and annual performance plans, are already being implemented. The Department of Public Service and Administration will play a significant role in improving best practice in the public service – it already has a specific unit that focuses on innovation in the public sector, and develops policies and creative solutions to enhance service delivery.

Setting efficiency targets

The National Treasury, in conjunction with the Department of Planning, Monitoring and Evaluation, should consider the inclusion of efficiency targets as a planning requirement in the frameworks guiding the compilation of strategic plans and annual performance plans.

The Department of Planning, Monitoring and Evaluation is now responsible for overseeing the compilation of strategic plans and annual performance plans. The National Treasury supports the committee’s recommendation that institutions should include efficiency targets as part of their planning process.

Leveraging funding streams for higher education

The National Treasury, in partnership with the Department of Higher Education and Training, should consider mechanisms for leveraging funding streams within the Sector Education and Training Authorities (SETAs) and the National Skills Fund towards student funding in higher education, especially increased funding for the National Student Financial Aid Scheme.

The Minister of Higher Education and Training gazetted the SETA Grant Regulations on 3 December 2012. The regulations provide for a large proportion of the skills development levy to be directed to professional, vocational, technical and academic learning programmes that result in full or part qualifications through the National Qualifications Framework, including those in higher education.

The National Skills Fund provided R3.1 billion between 2011/12 and 2013/14 towards funding higher-education students through the National Student Financial Aid Scheme, with a focus on scarce and critical skills. Over the medium term, R2.4 billion has been set aside for funding through the scheme.

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Grant for scholar transport

The National Treasury, in consultation with the Department of Basic Education and with the assistance of the Financial and Fiscal Commission, should consider the formulation and development of a conditional grant for the provision of scholar transport.

The National Treasury takes note of the recommendation and will engage with all the relevant stakeholders to evaluate the feasibility of this proposal.

Effectiveness of the quintile system

The National Treasury, in consultation with the Department of Basic Education, should assess the effectiveness of the quintile system, with particular emphasis on ensuring that qualifying beneficiaries for programmes such as the school nutrition programme are adequately catered for.

The Department of Basic Education is considering proposals to delink school allocations from the quintile ranking system. It envisages two broad categories to determine the structure and level of school allocations: no-fee schools and fee-paying schools.

Ring-fencing funding for learnership and internship programmes

The National Treasury and the Department of Higher Education should consider developing systems for ring-fencing funds earmarked for learnerships and internships in the public service and developing rigorous frameworks to enhance the quality of training entailed in these learnerships/internships.

In line with the SETA Grant Regulations, SETAs ring-fence funding for learnerships and internships, as well as other professional, vocational, technical and academic learning programmes across all sectors, including the public service. The Public Service SETA, in conjunction with the Quality Council for Trades and Occupations and the National School of Government, are responsible for developing frameworks to enhance the quality of training in public-sector learnerships/internships.

Funding for social and behavioural change communication programmes

The National Treasury, together with the Department of Health, should consider ways of leveraging resources within available funds for the provision of social and behavioural change communication programmes to reduce the high HIV infection rate and other health challenges.

The largest proportion of the health HIV/AIDS conditional grant is allocated to the antiretroviral treatment programme, while a relatively small portion is used for prevention efforts in high transmission areas and for social and behavioural change communication programmes. Some of the major programmes, including Johns Hopkins Health and Education South Africa, loveLife and Soul City, are partially funded by development partners such as the President’s Emergency Plan for Aids Relief (PEPFAR) and the Global Fund. The departments of Health, Social Development, and Sport and Recreation provide loveLife with substantial funding. Soul City receives funds from the Global Fund and PEPFAR, with a small contribution from the Department of Health. There are several initiatives under discussion to review the efficiency of HIV/AIDS spending and ensure sufficient focus on prevention.

Labour Market Intelligence Unit

The National Treasury and the Department of Higher Education should develop and implement a capacity enhancement and support initiative specifically aimed at the establishment of a labour market intelligence unit to work on linking economy-wide demand for the supply of required skills.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT

The White Paper on Post School Education and Training states the need to establish a skills planning unit to identify and link economy-wide demand for the supply of required skills. Three research and support initiatives are supporting the establishment of the labour market intelligence unit: the Labour Market Intelligence Project (Human Sciences Research Council, R67 million); a project to forecast skills needs using econometric modelling (Wits University, R15 million); and a project on skills planning as part of the European Union dialogue facility (R3 million).

Early childhood programmes

The National Treasury, in partnership with the Department of Basic Education and the Department of Cooperative Governance and Traditional Affairs, should consider developing innovative bottom-up approaches within the current resource envelope for the provision of early childhood development programmes in each district.

The National Integrated Programme of Action for early childhood development, approved by Cabinet in August 2014, mandates the Department of Social Development to develop the related service delivery and funding models. A task team has been investigating different models. The National Treasury is waiting for the submission of the proposed funding models.

¢	Recommendations of the Select Committee on Appropriations on the Division of Revenue Amendment Bill

Project management capacity in municipalities

Weaknesses in project planning, project management and implementation, as well as procurement processes, should be addressed to avoid unnecessary roll-overs.

The National Treasury agrees with the committee’s recommendation. To improve municipal project planning, it has introduced built environment performance plans for metropolitan municipalities. This serves as a strategic planning tool that is aligned with the National Development Plan to achieve grant alignment and spatial transformation. The integrated city development grant, introduced in the 2013 Division of Revenue Act, was allocated to metros in 2013/14 to assist them with project planning. This grant introduces performance incentives to encourage large urban municipalities to develop more compact, efficient and equitable cities, and smaller municipalities to provide basic services and eradicate backlogs.

In response to the varying levels of service delivery demands and municipal capacity, the National Treasury (in conjunction with the Financial and Fiscal Commission, national sector departments, the South African Local Government Association and municipalities) is reviewing local government infrastructure grants. The review aims to build more incentives into these grants to improve performance. Over the next three years, government will roll out a new approach to local government infrastructure financing, which will take account of the need to strengthen capacity and planning.

Planning for maintenance and repairs in municipalities

Organs of state should be encouraged to properly plan for the maintenance and repair of their assets to avoid unnecessary unforeseen and unavoidable expenditure due to poor operations and maintenance.

Since 2011/12, national and provincial treasuries have advised municipalities that at least 8 per cent of the capital budget should be allocated to repairing and maintaining their revenue-generating assets. Municipalities have increased their provision for repairs and maintenance for revenue-generating assets from 2.5 per cent in 2010/11 to 3 per cent in 2013/14. This is expected to increase to 4.5 per cent in 2016/17.

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The National Treasury is developing a costing methodology guideline for local government that will help municipalities identify the costs and cost drivers for rendering a service. Once the full cost of rendering a service is known, proper tariffs can be calculated to recover this cost. This will allow municipalities to generate sufficient funds for their operations and avoid deferred maintenance due to lack of funds.

Collaboration in the provision of infrastructure assistance to municipalities

The National Treasury and the Department of Cooperative Governance and Traditional Affairs should ensure that there is collaboration among entities such as the Development Bank of Southern Africa and the Municipal Infrastructure Support Agency when they provide infrastructure assistance to municipalities. In addition, the South African Local Government Association should be brought on board at all times. This will assist in omitting duplication and strengthening cooperation between departments that seek to achieve similar outputs.

The National Treasury and the Department of Cooperative Governance and Traditional Affairs are implementing various initiatives to promote collaborative municipal support. The two departments are developing a working protocol that will outline areas of collaboration, setting out how it will support the provision of infrastructure in local government.

The National Treasury has also initiated engagements with the Development Bank of Southern Africa to explore options for supporting municipalities in providing infrastructure. A task team will be established to work on these options. The Department of Cooperative Governance and Traditional Affairs and the Municipal Infrastructure Support Agency will be requested to serve on the task team to ensure collaboration.

Strengthening compliance

The National Treasury should consider strengthening compliance with its regulations and ensure that municipalities plan their projects in accordance with government’s multi-year budget approach.

The National Treasury provides regular training to municipalities and provincial treasuries to strengthen compliance with regulations. In addition, the budget and reporting formats introduced by the Municipal Budget and Reporting Regulations facilitate financial planning over a seven-year period covering three historical years, the current year, and the medium term (medium-term revenue and expenditure framework period).

The National Treasury has also institutionalised annual municipal budget benchmark engagements, which provide guidance to the 17 non-delegated municipalities to ensure that municipal integrated development plans and budgets are linked to national priorities, and that they apply a multi-year budget approach. Non-delegated municipalities that have not applied multi-year budgeting have to redo their budgets. The National Treasury, in conjunction with provincial treasuries, is developing province-specific strategies to strengthen provincial treasuries’ capacity to replicate the national benchmarking processes and support the delegated municipalities with multi-year budgeting.

Determining the allocation of grants

Capacity to spend should be a determining factor when grants are designed and introduced to avoid under-spending that might lead to unnecessary conversion of grants at a later stage.

The National Treasury agrees that capacity to spend should be a key factor in allocating funding and designing grant mechanisms. For example, indirect grants allow national departments to temporarily

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT

implement projects on behalf of provinces or municipalities. Once a province or municipality has demonstrated the ability to implement projects on its own, then funds can be converted (either in-year or in the next budget) to direct grant allocations. In the 2015 Division of Revenue Act, for example, several municipalities will receive direct allocations from the municipal water infrastructure grant, which they had previously benefited from as an indirect grant.

¢	Recommendations of the Select Committee on Appropriations on the proposed Division of Revenue and the conditional grant allocations to provincial and local spheres of government as contained in the 2014 MTBPS

Improving efficiency in grant spending

Reduction of grants and reprioritisation of such funds should be used as an interim measure while efforts are made to improve efficiency in grant spending.

The National Treasury works with national transferring officers and receiving officers in provinces and municipalities to improve the efficiency of grant spending. If it is clear that funds will not be fully spent and can be used productively elsewhere, grants are reduced and funds reprioritised.

To improve provincial and municipal infrastructure project planning, the National Treasury has introduced reforms to a number of provincial and local government infrastructure grants that incentivise best practices, including proper project planning. This includes the education infrastructure grant, the health facility revitalisation grant and the integrated city development grant.

Financial support to state-owned entities

Efforts to minimise financial support to state-owned entities should avoid unintended consequences such as rewarding underperforming entities while constraining performing ones in their attempt to expand their capacity to fulfil economic and developmental mandates.

The National Treasury exercises due diligence when considering the provision of financial support to state-owned entities. Support is based on the entities’ sound business plans and their efforts to strengthen internal governance.

Cost-cutting measures

In addition to central procurement of certain services as a cost-cutting measure, the National Treasury should explore other cost-cutting avenues such as the use of shared services, better land and property utilisation, reducing printing costs, reducing advertising costs, and using video conferencing instead of travel.

The National Treasury agrees with the committee. Some of these recommendations are already in place. For example, the Public Finance Management Act (1999) and the National Treasury Regulations allow for shared services. Additional cost-containment measures, which will further amplify some of the suggestions made, will be announced shortly.

During December 2013, the National Treasury issued a Treasury Instruction on cost-containment measures, which took effect from 1 January 2014. This instruction places limitations on expenditure related to the use of consultants, air travel, car hire, team-building exercises and year-end functions. An expenditure analysis will be conducted to determine the impact of the cost-containment instruction during its first year of implementation. This analysis will also seek to identify other areas where spending could be curtailed, which could include consideration of bulk advertising, the reduction of cellular phone costs, attendance at international conferences and printing costs.

2015 BUDGET REVIEW

Matlosana Local Municipality disaster allocation

The National Treasury should expedite its processes so that the request for disaster allocations in the Matlosana Local Municipality can be funded during the 2015/16 Budget.

The National Treasury, in collaboration with the National Disaster Management Centre, has processed the disaster funding for the Matlosana Local Municipality and eligible projects will be funded through the 2015/16 Budget.

Improving municipal multi-year planning

Municipalities should take measures to improve their multi-year planning with regard to the municipal infrastructure grant, as required by the grant framework.

The Municipal Infrastructure Support Agency of the Department of Cooperative Governance and Traditional Affairs provides technical assistance to rural and low-capacity municipalities on multi-year planning for the municipal infrastructure grant. In addition to the technical support and training that national and provincial treasuries are providing to municipalities to assist them with multi-year planning, the Municipal Finance Improvement Programme Phase II provides advisors to qualifying municipalities. The National Treasury and the Department of Cooperative Governance and Traditional Affairs are reviewing the local government infrastructure grant system to improve municipal planning. This work will continue in 2015 and changes to the system may be announced in the 2016 Budget.

¢	Recommendations of the Standing Committee on Finance on the 2014 Revised Fiscal Framework

Differentiate strategic and non-strategic assets

The National Treasury needs to be very clear about the criteria it uses to define non-strategic assets and the terms of any sale of these. The National Treasury also needs to seek to ensure that the sale of these non-strategic assets does not lead to job losses or other unintended consequences that undermine the country’s economic growth and developmental goals.

One of the main criteria used to differentiate strategic assets from non-strategic assets is that the former are critical for driving economic growth and achieving the National Development Plan’s objectives, including job creation. The National Treasury will seek to avoid job losses and other unintended negative consequences for growth and development.

Financial performance of state-owned entities

The sale of non-strategic assets, however defined, could be contested and could take time. However, some state-owned entities need financial assistance more immediately. The National Treasury will have to speedily finalise measures to separate the commercial and developmental aspects of the state-owned entities and other measures to assist the entities in ways that contribute to improving their financial position in the interim.

In addition to differentiating the commercial and developmental activities of state-owned entities, other steps are also being taken to improve their financial performance. Cabinet will consider a range of measures for improving state-owned entity performance. The Deputy President, in collaboration with the relevant ministers, will oversee the turnaround of Eskom, South African Airways, the South African Post Office and SANRAL, and engagements have already begun in this regard.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT

Mitigating risks in implementing the 2015/16 Budget

The 2015/16 Budget will have to clearly set out how National Treasury will realise the assumptions of the MTBPS and mitigate the risks to implementing it.

Government aims to lower the spending ceiling in 2015/16 and 2016/17, and realise targets for tax revenue over the MTEF period. Since its introduction in 2012/13, government has adhered to its spending ceiling. To ensure that this continues, budgets for non-essential goods and services have been frozen at 2014/15 levels, funding for longstanding vacant posts has been withdrawn, and adjustments will be made to tax policy and administration. Proposals will be introduced in the 2015 Budget to generate additional revenue of at least R44 billion over the MTEF period.

Rapid economic growth in the context of stable prices would enable government to attain its fiscal objectives earlier. If economic growth and revenue targets are not met, the fiscal package will mitigate some of these risks by helping to reduce the current account deficit. Deterioration in the economic outlook, however, would require additional measures. The proposed fiscal framework allows for R5 billion, R15 billion and R45 billion in unallocated reserves for 2015/16, 2016/17 and 2017/18 respectively. These funds will serve as a fiscal buffer, although a portion could also be used to fund high-impact programmes.

Domestic constraints

The National Treasury needs to be clearer about how government is going to deal with the domestic constraints to growth, including badly managed labour disputes, electricity and transport challenges, skills shortages and some policy uncertainties.

Government recognises that addressing challenges related to labour, infrastructure and policy uncertainty is critical to improving long-term growth and employment prospects. One of its most urgent priorities will be ensuring that maintenance and refurbishment plans are completed on time to secure and sustain electricity supply. Electricity supply is augmented through imports from Namibia and Mozambique, and cogeneration will also relieve pressure on the grid. If necessary, various forms of financial support will be considered, as announced in the 2014 MTBPS.

Unemployment remains the largest constraint to growth. Government supports employment through various initiatives, including the Expanded Public Works Programme, the employment tax incentive, the Jobs Fund and the establishment of special economic zones. The Medium Term Strategic Framework noted that improving dispute-resolution mechanisms in labour relations is a critical intervention. Government is engaging with the National Economic Development and Labour Council to work together to strengthen and improve labour relations in South Africa.

The Medium Term Strategic Framework outlines key transportation projects such as expanding rail capacity for coal exports between Mpumalanga and the Richards Bay Coal Terminal, building a new heavy-haul rail line from the Waterberg region, and increasing port capacity for iron exports via Saldanha and the Northern Cape corridor. Investing in these projects will result in higher productivity over time. The Medium Term Strategic Framework has also prioritised enhancing the performance of sea ports and inland terminals, revising and consolidating port charges, establishing a single transport regulator and reducing cross-subsidisation in transport pricing. A system is being implemented to rationalise the tariffs charged at ports, and the Ports Regulator is analysing the cost of providing various services at ports to help inform future tariff increases.

Implementing cost-containment measures in provinces and municipalities

The National Treasury will have to, through a variety of ways, assist provinces and municipalities to implement cost-containment proposals. The Committee wants to be briefed on this periodically.

2015 BUDGET REVIEW

The National Treasury has been implementing cost-containment initiatives in provinces since 2010/11. Since 2012/13, it has focused on containing growth in compensation expenditure, which has led to the reversal of historical overspending in most provinces and reduced staff numbers, as reported in the MTBPS. The Budget Council has also resolved that MECs for Finance must continually emphasise to provincial executive councils the need to contain costs and reduce non-core spending, including items such as consultants, travel and catering. The National Treasury publishes expenditure information per province on a quarterly basis.

The Municipal Finance Management Act (2003) Budget Circulars require municipalities to take cost-containment measures into consideration when preparing their annual budgets. National and provincial treasuries scrutinise the municipalities’ implementation of these measures during the annual municipal budget benchmark and mid-year budget and performance engagements, and comment on the subsequent reports. These recommendations provide guidance on how municipalities should channel funding towards programmes that add value to their operations to ensure continuity. Key observations and concerns are also reported in consolidated reports on these engagements, which are submitted to the Minister of Finance and Parliament. In-year municipal spending reports (section 71 of the Municipal Finance Management Act) are also submitted to Parliament on a quarterly basis.

To improve the monitoring of cost-containment measures and municipal compliance, the National Treasury has recently promulgated the Municipal Regulation on Standard Chart of Accounts, which provides for a unified and consistent classification and reporting framework.

The Jobs Fund

The National Treasury needs to more actively monitor the outcomes of the Jobs Fund allocations, and the Committee will engage with the National Treasury on this in the first quarter of 2015. The Committee is keen to understand the number, nature and quality of the jobs being created and how they link to the country’s economic growth and developmental goals.

The National Treasury took over responsibility for administering the Jobs Fund from the Development Bank of Southern Africa, and it is therefore well placed to monitor the Fund’s performance. The Jobs Fund has established rigorous monitoring and evaluation processes that provide precise and in-depth performance information. The Fund is implementing 59 projects, which have created 30 701 permanent jobs, placed 17 428 people into full-time employment and provided training to 75 163 work seekers to date. It has paid grants worth R1.48 billion to these projects and has leveraged funding of R3.24 billion from its project partners.

Promoting domestic investment

While the Committee recognises the need for foreign direct investment, it believes that there is a need for greater focus on domestic investment, and the right balance needs to be struck between domestic and foreign investment.

Government is working to ensure that local investment is fostered. The Presidential Business Working Group aims to enhance the participation of domestic investors in policy making and improve understanding and dialogue, which is expected to increase investment.

Combating corruption in government

The National Treasury needs to clearly explain how government will more actively combat corruption. The Committee will engage the National Treasury on this in the first quarter of 2015. If government is more effective in reducing corruption, there will be significant savings and the National Treasury will be in a better position to carefully decide on tax increases.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT

Proactive systems, processes and interventions need to be put in place to combat corruption. The Chief Procurement Officer released the Public Sector Supply Chain Management Review, which sets out the supply chain management modernisation programme. Government has declared supply chain management a strategic function. Accounting officers are required to build supply chain management capability within their departments and provide performance reports to executive authorities on a quarterly basis. The Chief Procurement Officer needs to accelerate the reform agenda. If properly implemented, this reform should, in addition to reducing corruption, improve and accelerate quality service delivery and reduce costs.

The National Treasury has also established a unit to detect fraud and corruption in government’s procurement processes. The forensic investigations help recover misappropriated state funds and support criminal proceedings.

The National Treasury believes that prevention is better than cure. As a result, it focuses its efforts on improving controls and governance structures to prevent fraud, rather than detecting it after the fact (which is the primary responsibility of other government departments and agencies). Practices are constantly reviewed and regulations and guides are updated to improve service and governance in the public sector.

Advocacy of National Treasury programmes

In view of the lack of investor and public confidence in the prospects of economic growth, the National Treasury needs to actively communicate its programmes and activities through the public media and its own media, and through other ways.

The Ministry of Finance and the National Treasury’s communication engagements include meeting with business, trade union and civil society leaders, giving speeches and conducting media interviews. In addition, the National Treasury manages an active investor relations programme (domestic and international road shows, use of the website, bilateral meetings), which aims to strengthen relationships with investors who buy government bonds.

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B

Public-sector infrastructure update

¢	Introduction

In line with the medium-term strategic framework (MTSF) and the National Development Plan, the 2015 Budget prioritises spending on economic infrastructure such as roads and transport, electricity, and water and sanitation. It also continues funding for programmes to improve the quality of infrastructure spending and the capacity of government to plan and implement infrastructure projects. This annexure provides an update on the status of government’s major infrastructure projects and highlights spending trends. It should be read in conjunction with Chapter 1 and the detailed discussions of the policy priorities that inform public-sector infrastructure spending in Chapters 5, 6 and 8.

¢	Trends in public infrastructure spending

Between 2009/10 and 2013/14, the public sector spent R1.02 trillion on infrastructure. Spending by general government – namely, national government, its agencies and provincial and local government – has increased significantly since 2011. In comparison, the substantial increase in spending by state-owned companies such as Transnet and Eskom beginning in 2007/08 slowed in 2013/14 and 2014/15. In some cases, capital expenditure by public corporations has declined.

Figure B.1 Real capital spending by sphere of government, 1998/99 – 2013/14

As a share of GDP, public-sector spending on economic infrastructure is now at its highest level in 25 years. The major components of economic infrastructure are roads, bridges, dams, electricity and

2015 BUDGET REVIEW

water supply. Both general government agencies and public corporations have increased spending substantially. However, spending on social infrastructure, which includes schools, hospitals and sanitation, has not kept pace with GDP growth in recent years.

¢	Public-sector infrastructure spending highlights

Table B.1 summarises public-sector infrastructure plans for the next three years. The data in the table combines infrastructure financed at national, provincial and local government level with the expenditure estimates received from state-owned companies and other public entities. The public-sector infrastructure expenditure and estimates in the table include the cost of new and replacement assets, maintenance and repairs, upgrades and additions, and rehabilitation, renovation and refurbishment of assets. The table reflects the total project cost, including capital payments and interest. These costs may differ from other infrastructure figures in the 2015 Budget Review, or the Estimates of National Expenditure, which may exclude maintenance and financing costs.

Public-sector infrastructure spending estimates over the medium-term expenditure framework (MTEF) period have been revised down by R34.2 billion since they were published in the 2014 Budget Review.

Table B.1 Public-sector infrastructure expenditure and estimates, 2011/12 – 2017/18

	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18	MTEF
R billion	Outcomes			Estimates				Total
Energy	67.1	75.1	69.5	69.2	71.1	56.0	39.2	166.3
Water and sanitation	19.2	22.6	26.2	34.8	37.3	39.8	40.3	117.4
Transport and logistics	70.1	69.5	76.4	93.7	104.3	113.5	121.3	339.2
Other economic services	11.5	8.9	11.8	17.5	15.4	15.5	14.7	45.6
Health	7.7	9.7	10.6	9.7	9.3	9.9	10.3	29.5
Education	7.8	9.8	12.3	13.5	14.5	14.5	14.8	43.7
Other social services	15.7	10.7	10.3	11.5	10.6	11.3	11.6	33.5
Justice and protection services	2.8	4.4	4.0	3.9	4.5	5.2	5.5	15.2
Central government, administration services and financial services	6.5	6.9	5.8	8.6	6.9	7.7	8.2	22.7

Total	208.3	217.7	226.9	262.4	274.0	273.3	265.8	813.1

National departments	6.6	9.6	10.6	11.2	13.8	16.0	15.4	45.3
Provincial departments	43.4	36.4	39.5	44.0	45.0	47.7	47.4	140.1
Local government	33.2	41.7	47.1	58.3	55.9	59.0	62.0	177.0
Public entities[1]	15.4	14.1	13.0	27.5	26.1	26.0	26.9	79.0
Public private partnerships	10.7	2.6	3.0	3.1	2.9	3.3	3.4	9.7
State-owned companies[1]	98.9	113.4	113.7	118.3	130.1	121.3	110.7	362.2

Total	208.3	217.7	226.9	262.4	274.0	273.3	265.8	813.1

1.	Public entities are financed by capital transfers from the fiscus and state-owned companies are financed from a combination of own revenue, borrowings and private funding
Source:	National Treasury

State-owned companies are the largest contributors to public-sector infrastructure expenditure, spending a projected R362.2 billion over the next three years, mostly on economic infrastructure. Spending by provinces is forecast at R140.1 billion over the same period, while municipalities are forecast to spend R177 billion.

By function group, economic services accounts for 82.2 per cent of total public-sector infrastructure spending. This sector will contribute to the expansion of power-generation capacity, the upgrade and expansion of the transport network, and improvements to sanitation and water provision. Spending by social services, education and health accounts for 13.1 per cent, 5.4 per cent and 3.6 per cent respectively of total public-sector infrastructure spending.

ANNEXURE B: PUBLIC-SECTOR INFRASTRUCTURE UPDATE

Spending on transport and logistics has been revised down from the estimates published in the 2014 Budget Review by R15.7 billion in 2015/16 and R14 billion in 2016/17. The downward revision is due to Eskom and Transnet trimming their capital spending plans. Eskom has reduced its capital budget mostly because many of the projects in its build programme are nearing completion. Given the subdued medium-term economic forecast, Transnet has curtailed its capital expenditure programme on the expectation of reduced demand for its services.

Energy

The energy subsector will spend a total of R166.3 billion over the next three years, accounting for about 20 per cent of the total public-sector infrastructure budget. Eskom accounts for R138 billion, or 83 per cent, of this amount.

Table B.2 Eskom expenditure over medium-term expenditure framework

R billion	2014/15	2015/16	2016/17	2017/18	MTEF Total
Medupi power station	10.0	10.2	4.6	0.4	15.2
Kusile	14.1	13.1	9.0	6.0	28.0
Ingula pumped storage scheme	3.9	2.6	0.1	—	2.7
Matla refurbishment project	0.6	0.7	0.6	0.1	1.4
Sere wind farm	0.9	—	—	—	—
795kv projects	0.7	0.7	—	0.3	1.0
Northern grid projects[1]	0.9	5.0	4.1	1.6	10.7
Cape grid projects[1]	0.8	0.5	—	—	0.5
Central grid projects[1]	0.7	0.3	0.1	—	0.4
Majuba projects	1.2	1.5	0.6	0.0	2.2
Other	21.3	27.1	27.1	21.5	75.8

Total	55.1	61.8	46.2	30.0	138.0

1.	Grid projects involve installation of transmission lines, new transformers and upgrading of substations
Source:	Eskom

The first units of Medupi and Kusile are scheduled to become commercially operational in the second half of 2015 and 2016 respectively. Construction at Medupi was delayed again in 2014 as a result of industrial action. The operational date for Kusile’s first unit was also delayed following the detection of boiler-tube welding defects. The first unit of the Ingula pumped storage scheme is due to become operational later in 2015.

Together with municipalities and the Department of Energy, Eskom will spend R18 billion on the Integrated National Electrification Programme between 2015/16 and 2017/18 to provide on-grid electricity access to 810 000 households and non-grid electrification to 65 000 households. The funds will also go towards building 12 substations and upgrading 18 others, and building 330km of medium-voltage power lines and upgrading a further 285km.

By December 2014, the Renewable Energy Independent Power Producer Procurement Programme, which was launched in August 2011, had contracted 66 projects to provide more than 4 100MW of renewable energy-generating capacity to the grid. As a result, generating capacity of 1 522MW, sufficient to power 670 000 average South African households for a year, had been brought online by December 2014. An additional 13 projects will be procured in the latest bid-submission period to increase total renewable energy-generating capacity to about 5 200MW. The cumulative investment for all 79 projects is estimated at R169 billion, of which about 28 per cent, or R47 billion, is foreign direct investment.

In addition, the request for proposals to procure 2 500MW worth of coal projects and 800MW of co-generation projects was issued in December 2014 for submission in June 2015. The gas utilisation master plan, a draft document intended to design the procurement process of gas and its role in South Africa in future, was also finalised and released for public comment in 2014.

2015 BUDGET REVIEW

Water and sanitation

Over the MTEF period, funding is allocated to 229 water and sanitation infrastructure projects. These include 21 projects with a total cost of more than R1 billion.

Financed and implemented by the Trans-Caledon Tunnel Authority (TCTA), the Komati water scheme augmentation project, which supplies water to Eskom’s Duvha and Matla power stations, has been operating since June 2013. Final inspections will take place over the next several months and the project is expected to be complete in October 2015. The project budget included contingencies for risks that did not materialise, resulting in total expenditure of about R1.2 billion compared with a budgeted R1.7 billion.
The TCTA is also implementing components of phase 2 of the Olifants River water resource development project, which is at the detailed design and construction phase. Water delivery from phase 2C, connecting to the De Hoop water treatment works, is to be completed in November 2015. The Department of Water and Sanitation is exploring mechanisms to fund the remainder of this project.

The Lesotho Highlands Development Agency (LHDA) and the TCTA are developing the funding strategy and project implementation arrangements for phase 2 of the Lesotho highlands water project. In 2012, the Minister of Finance approved a R25 billion guarantee for this project. The LHDA and the TCTA anticipate that initial implementation contracts will be awarded by the end of 2015.

There are 60 large projects and 148 small projects funded mainly through the regional bulk infrastructure grant, which has been allocated R15.1 billion over the MTEF period. This funding will also finance the construction of 76 regional bulk schemes to be completed over the next three years. The water boards undertake some of the regional bulk projects. During 2014, as part of its institutional reform project, the Department of Water and Sanitation disestablished the Bushbuckridge and Botshelo water boards and expanded the service areas of the Rand and Sedibeng water boards.

Transport and logistics

Over the medium term, government and state-owned enterprises have budgeted R339.2 billion for transport and logistics. This accounts for 42 per cent of the total public-sector infrastructure budget over the period. These investments will improve the national transport infrastructure network, facilitate better mobility of people and services, and facilitate regional trade. Revenues from services provided by state-owned enterprises will help fund infrastructure investment, complemented by national and provincial allocations for road construction and maintenance.

Transnet continues to expand its freight rail network and upgrade capacity on the iron ore and coal export lines by modernising the rolling stock and refurbishing existing infrastructure. Planned investments in major capital projects – including buying rolling stock for locomotive freight rail, and expanding the manganese rail and terminal, the iron ore line and the coal line – will total more than R50 billion over the next three years. The increased capacity will facilitate the transport of freight and mining exports. Over the next seven years, an estimated R45.5 billion in capital investment will be spent on the coal and mineral system programme.

The diesel service of the new multi-product pipeline is now operating, and the pipeline will begin to operate at its full multi-product capacity once construction of the coastal and inland terminals is complete. Construction of these terminals is under way, and once completed the trunkline will enable delivery of products through the pipeline.

Over the MTEF period and beyond, major investments in roads, rail and ports include the following:

•	Transfers to the South African National Roads Agency Limited of R39.1 billion over the medium term to fund maintenance and improvement of the national non-toll and coal-haulage road network.

•	Moloto Road upgrades totalling R1.1 billion.

ANNEXURE B: PUBLIC-SECTOR INFRASTRUCTURE UPDATE

•	Road infrastructure construction and maintenance of nearly R70 billion will be financed through the provincial equitable share and maintenance grants.

•

The Passenger Rail Agency of South Africa has been allocated R11.2 billion for its rolling stock fleet-renewal programme. Under this 10-year initiative, the agency is expected to receive the first 44 train sets over the medium term.

•

578 Metrorail and mainline passenger services coaches will be refurbished in each of the next three years. Part of the transfer funding is earmarked to upgrade signalling systems and refurbish coaches.

•	Infrastructure improvements at the major international airports will total R11.9 billion over the next three years.

Human settlements

The MTSF projects that, by 2019, government will provide 563 000 fully subsidised housing units, 750 000 upgraded sites in informal settlements and 27 000 social housing units. Over the medium term, R59.2 billion is allocated to provincial human settlements departments for low-income subsidy housing programmes, and R33.7 billion to metropolitan municipalities for bulk infrastructure, land and basic services, particularly to upgrade informal settlements. Government has also allocated R3 billion for social housing through the capital restructuring grant.

Health

Through conditional grants, national and provincial departments play an important role in funding the construction of hospitals and other healthcare facilities. Over the medium term, R16.6 billion is allocated for the construction, upgrade and maintenance of health facilities. Given the size of the public health-infrastructure portfolio, government has formed a health facilities infrastructure management unit to improve planning, oversight and delivery.

Education

The Department of Basic Education will replace ageing, unsafe and other inappropriate infrastructure, and provide water, sanitation and electricity to schools across South Africa over the medium term. Funding of R7.4 billion has been allocated for this purpose over the medium term through the school infrastructure backlogs conditional grant. The department expects to use these funds to replace 510 inappropriate and unsafe school structures, and provide water to 1 120 schools, sanitation to 741 schools and electricity to 916 schools by 2017/18. With funding of R29.6 billion allocated to the education infrastructure grant over the medium term, provincial education departments will ensure that schools are built and maintained according to the minimum norms and standards for school infrastructure.

An amount of R3.2 billion has been allocated over the medium term to the Department of Higher Education and Training to continue construction that has already begun at two new universities – the University of Mpumalanga and Sol Plaatje University in the Northern Cape. Other infrastructure projects for new buildings and equipment, and refurbishments and upgrades to existing facilities at tertiary institutions, will amount to R7.4 billion over the MTEF period.

¢	Infrastructure spending in the Estimates of National Expenditure

The Estimates of National Expenditure provides details of infrastructure spending on the budgets of national departments, agencies and entities. This information, detailed in Table B.3, reflects capital and maintenance spending from appropriated funds. It excludes infrastructure spending not financed from the National Revenue Fund, such as projects financed from the balance sheets of state-owned companies. Capital infrastructure refers to new infrastructure, and infrastructure replacements in terms of upgrades, rehabilitation, renovations and refurbishments. Current infrastructure refers to maintenance and repairs of existing infrastructure assets.

2015 BUDGET REVIEW

Table B.3 Infrastructure nature of investment, 2011/12 – 2017/18

Nature of investment	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
R million	Audited outcome		Preliminary outcome	Estimates
Departmental infrastructure	6 451.0	9 314.8	9 005.7	11 213.9	13 817.2	16 003.8	15 447.2
New infrastructure assets	2 752.7	4 212.2	4 641.2	6 377.7	7 500.4	8 920.5	8 511.6
Maintenance and repairs	328.3	191.0	437.4	648.1	620.5	578.5	805.5
Upgrading and additions	2 964.3	3 640.5	3 266.2	3 562.7	4 414.7	4 892.9	4 378.1
Rehabilitation and refurbishment	405.7	1 271.0	660.9	625.5	1 281.6	1 612.0	1 752.0
Infrastructure transfers	83 463.6	84 268.0	90 508.1	107 762.6	113 764.2	119 955.5	126 536.4
Current	189.4	398.2	384.6	555.8	318.4	318.1	338.1
Capital	83 274.2	83 869.8	90 123.5	107 206.9	113 445.8	119 637.4	126 198.3

Total	89 914.6	93 582.7	99 513.8	118 976.6	127 581.4	135 959.3	141 983.6

Source: National Treasury

Capital transfers form the bulk of the expenditure. A total of R451 billion is budgeted for infrastructure projects at general government level. Of this, 83 per cent of the projects are special infrastructure projects coordinated by the Presidential Infrastructure Coordinating Commission, which coordinates the development and planning of long-term strategic infrastructure projects across all sectors of the economy.

Improving performance

Government has been working to improve infrastructure planning and delivery at national, provincial and local government level for several years. Figure B.1, which appears earlier in this annexure, shows the improvement in capital spending based on audited outcomes. Municipal and provincial real spending has improved consistently over the last decade and remains high, despite an easing off after the 2010 World Cup. Budget planning has also improved.

Government continues to improve its capability to plan and implement capital projects, with a focus on enhancing institutional capacity and individual skills. These efforts towards improving capacity include the following:

•

A performance-based infrastructure grant system that rewards provincial departments of health and education with additional incentive allocations for building capacity and demonstrating improved infrastructure planning.

•

The Infrastructure Delivery Improvement Programme provides technical assistance, and training in planning, procurement and management systems for the provincial and national departments of health, education and public works, along with management oversight functions in provincial treasuries.

•

The infrastructure skills development grant, which funds built-environment graduates to increase the pool of experienced practitioners. In the long term, these graduates will form a pipeline of qualified professionals. There are currently 432 graduates in various stages of training, with 64 expected to meet registration requirements in 2015/16.

•

The City Support Programme, which works with metropolitan municipalities to promote growth and support urban spatial transformation. The programme has established a project preparation facility to help municipalities prepare projects that support urban transformation and economic growth.

•

The Infrastructure Investment Programme for South Africa, a €100 million financing agreement supported by the European Union, which is designed to strengthen project planning and implementation. The Development Bank of Southern Africa is conducting due diligence on shortlisted projects and initial allocations will be made in April 2015.

Updated National Treasury regulations will establish requirements for infrastructure procurement and delivery to standardise requirements across the public sector.

ANNEXURE B: PUBLIC-SECTOR INFRASTRUCTURE UPDATE

¢	Status of major infrastructure projects

Major infrastructure projects under way

Table B.4 summarises major economic and social infrastructure projects where funds have been committed and work is under way. The projects’ total estimated cost and status are provided. Most of the projects are publicly funded, while a small proportion, such as the Renewable Energy Independent Power Producer Procurement Programme and the Cornubia integrated human settlement project, are funded by the private sector. Where the implementing agent is a public enterprise, these projects are financed from its own balance sheet, backed by government guarantees when necessary. Sources of information include the corporate plans of state-owned companies and National Treasury estimates of national expenditure.

Table B.4 Major infrastructure projects under way

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Energy
Renewable energy	Independent power producers	105	Comprises photovoltaic, concentrated solar power and wind projects	Phase 2 reached financial close. Phase 3 bidding complete. First bidding process completed in October 2011 and 3 725 MW will be constructed by 2017 by independent power producers
Sere wind farm	Eskom	2.4	Construction of 100MW of wind power in Ceres	Main turbine contractor awarded and site establishment commenced
Medupi power station	Eskom	105	Construction of 4 800MW coal plant in the Waterberg region	Unit 6 scheduled for commercial operation in second half of 2015.
Kusile power station	Eskom	118.5	Construction of 4 764MW coal plant in Mpumalanga	Unit 1 commercial operation scheduled for second half 2016
Ingula pumped-storage scheme	Eskom	25.9	Construction of 1 332MW pumped-storage scheme	Commercial operation of first unit expected second half of 2015
Education
University of Mpumalanga	Department of Higher Education and Training	7	University with various campuses across the province and at least one centre in each of the three municipal districts by 2025	First phase upgrade of existing facilities completed in 2014, major construction work will begin in 2015/16
Sol Plaatje University (Northern Cape)	Department of Higher Education and Training	5.4	University with campuses in Kimberley, Upington and Kuruman by 2025	First phase upgrade of the existing facilities completed in 2014, major construction work will begin in 2015/16
Construction of 12 new TVET college campuses	Department of Higher Education and Training	25.4	Construction of new TVET colleges, refurbishment of old ones by 2017	Construction commenced at three sites: Thabazimbi, Nkandla A and Bambanani
Tertiary institutions infrastructure	Department of Higher Education and Training	33.1	New buildings and equipment, refurbishment and upgrade of facilities	Work in progress
School infrastructure backlogs in-kind allocation	Department of Basic Education	13.9	Replacing 510 inappropriate and unsafe school structures, and providing water to 1 120 schools, sanitation to 741 and electricity to 916	Work in progress
Education infrastructure allocation	Department of Basic Education	95.8	Construction, maintenance, upgrading and rehabilitation of new and existing infrastructure in schools	Work in progress
Health
Upgrade and rebuild of hospitals (national hospital revitalisation)	Provincial departments	31	Provide funding for upgrade and rebuild of hospitals	Work in progress
Health facility revitalisation grant	Provincial departments	15	Help accelerate construction, maintenance, upgrading and rehabilitation of new and existing infrastructure in health	Work in progress
KwaZulu-Natal: Ngwelezane hospital and Lower Umfolozi war memorial hospital complex	Provincial departments	1.5	Construction of hospital complex	Under construction
Eastern Cape: Cecilia Makiwane hospital	Provincial departments	1.3	Construction of main hospital (phase 4)	Under construction
North West: Bophelong hospital	Provincial departments	1	Construction of new hospital	Under construction

2015 BUDGET REVIEW

Table B.4 Major infrastructure projects under way (continued)

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Health
KwaZulu-Natal: King George V	Provincial departments	1.2	Upgrading and additions to existing hospital	Under construction
Northern Cape: Upington hospital	Provincial departments	0.9	Construction of new hospital	Under construction
Free State: Boitumelo hospital	Provincial departments	0.8	Revitalisation of existing hospital	Under construction
Gauteng: Chris Hani Baragwanath	Provincial departments	0.8	Construction of pharmacy, outpatient and x-ray departments completed	Under construction
Mpumalanga: Rob Ferreira hospital	Provincial departments	0.9	Upgrading of existing hospital	Under construction
Eastern Cape: St Elizabeth’s hospital	Provincial departments	0.7	Upgrading of existing facility	Under construction
North West: Brits hospital	Provincial departments	0.8	Construction of new hospital	Under construction
National health grant (health facility revitalisation component)	National Department of Health	3.8	Accelerate construction, maintenance, upgrading and rehabilitation of new and existing infrastructure in health	Work in progress
Telecommunications
Digital terrestrial television	Sentech	2.7	Finalise digital terrestrial network by 2015	83.5% population coverage achieved against overall target of 84%. All digital terrestrial television migration sites to be completed by 31 March 2015
Square Kilometre Array	National Research Foundation	16	Hosting the most powerful radio telescope in the world	Tender
South Africa connect: phase 1 of digital development plan	Provincial departments	6.7	Schools and government institutions connected to broadband	Under construction
Water
Mokolo river and West Crocodile river water augmentation project (phase 1)	Trans-Caledon Tunnel Authority	2.1	Construction of pump station and 43 km pipeline to augment domestic and industrial water supply to new power stations, associated mining activities and growing population	Under construction
OR Tambo, Mthatha and King Sabata Dalindyebo district municipality bulk water supply and sanitation	Municipal project	2.7	Augmentation of existing bulk water scheme	Under construction
Olifants River water resources development project: De Hoop dam (phase 2A)	Trans-Caledon Tunnel Authority	3.1	Supplying water to new mining developments, augmentation of domestic water supplies to urban and rural users in the middle Olifants river catchment area and to various communities on Nebo Plateau and Sekhukhune	Under construction
Olifants River water resources development project (phase 2C)	Trans-Caledon Tunnel Authority	3.4	Bulk distribution works from Flag Boshielo to Mokopane, De Hoop to Steelpoort, Steelpoort to Mooihoek, Mooihoek to Olifantspoort and Nebo Plateau to Roossenekal	Under construction
Vaal Gamagara scheme	Department of Water and Sanitation	2	Upgrading existing bulk water scheme	Under construction

ANNEXURE B: PUBLIC-SECTOR INFRASTRUCTURE UPDATE

Table B.4 Major infrastructure projects under way (continued)

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Water
Mogalakwena bulk water supply	Department of Water and Sanitation	1.5	Upgrading boreholes and construction of new bulk water scheme	Under construction
Greytown regional bulk scheme	Department of Water and Sanitation	1	Construction of new bulk water scheme and upgrading existing bulk water scheme	Under construction
Umgeni Water Board: Lower Thukela bulk water supply scheme	Umgeni Water Board	1	Construction of new bulk water scheme	Under construction
Olifants River water resources development project (phases 2B and 2G)	Trans-Caledon Tunnel Authority	13.1	Construction of Flag Boshielo to Mokopane pipeline and second pipeline between Flag Boshielo and Mokopane	Feasibility
Sedibeng bulk regional sewerage scheme remainder	Departmental agencies	2.4	Construction of new wastewater treatment works	Design
De Hoop: Greater Sekhukhune district municipality regional bulk water and wastewater infrastructure	Provinces and municipalities	2.1	Construction of new bulk water infrastructure linking communities with De Hoop dam	Feasibility
Magalies water to Waterberg	Departmental agencies	1.9	Construction of new bulk water scheme	Feasibility
Lusikisiki regional water supply scheme: Zalu dam on Xura river	Departmental agencies	5	Developing bulk water and wastewater infrastructure that will enable connection of municipal reticulation infrastructure	Feasibility
Rehabilitation of 28 water conveyances (bulk transfer scheme)	Department of Water and Sanitation	5	Rehabilitation of canals and pipelines	Under construction
Transport
Rolling stock for passenger rail	Passenger Rail Agency of South Africa	53	Rolling stock fleet renewal programme over 10 years commencing 2012, delivery commencing in 2014/15	Procurement under way
Locomotives for freight rail	Transnet	38.6	Acquisition of 1 064 locomotives for general freight rail	Procurement under way
Rolling stock and locomotives for freight rail	Transnet	19	Acquire rolling stock and locomotives for general freight rail	Procurement under way
Manganese rail and terminal	Transnet	26.7	Grow manganese exports from 7.0mt to 14.0mt by 2020 thereafter to 16.0mt	Under construction
Iron ore line	Department of Transport	13	Expand Sishen-Saldanha iron ore railway	Under construction
Coal line expansion	Department of Transport	45.5	Upgrade coal line from Mpumalanga to 81.0mt in near future, thereafter to 97.0mt	Under construction
Human Settlements
Cornubia integrated human settlement	Housing Development Agency / municipalities	25.8	Construction of 50 000 mixed-income, mixed-density houses by 2026	Under construction

Source: National Treasury

2015 BUDGET REVIEW

Major projects in preparation

Table B.5 lists major projects in planning phase, which form part of the pipeline of infrastructure projects over the medium term. The table excludes projects at the concept and pre-feasibility stages because it is not yet possible to reliably estimate their costs. While some projects are still undergoing feasibility studies, others have advanced to the design and tender stage. As the scope of the project is firmed up during this preparatory phase, the estimated project costs are likely to change.

Table B.5 Major infrastructure projects in planning

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Energy
Coal 3 (Eskom)	Eskom	111.1	Build third coal-fired power plant	Feasibility
Solar park	Central Energy Fund	200	Establishment of 1GW solar park near Upington region and further 4GW elsewhere in Northern Cape	Feasibility
Eskom solar concentrated solar power	Eskom	9.8	Construction of 100MW of concentrated solar power technology with storage	Feasibility
Closed cycle gas turbine	Independent power producers	17	Construction of 2 652MW of installed capacity of gas turbines	Tender
Photovoltaic	Independent power producers	154	Another 7 000MW over and above 1 450MW in the current 3 725MW renewable energy independent power producers	Tender
Concentrated Solar Power	Independent power producers	60	Another 1 000MW over and above 200MW in the current 3 725MW renewable energy independent power producers	Tender
Wind	Independent power producers	111	Another 6 550MW over and above 1 850MW in the renewable energy independent power producers, and 800MW in committed builds elsewhere	Tender
Health
KwaZulu-Natal: Dr Pixley ka Seme Memorial hospital	Provincial department	1.5	Construction of new hospital	Tender
Limpopo: Siloam hospital	Provincial department	1.2	Replacement of hospital (main hospital and staff accommodation)	Design
Limpopo: Tshilidzini hospital	Provincial department	1.4	Replacement of hospital	Feasibility
Western Cape: Valkenberg hospital	Provincial department	1.2	Rehabilitation of hospital	Feasibility
Eastern Cape: Zithulele hospital	Provincial department	1	Replacement of hospital	Feasibility
Gauteng: Soshanguve hospital	Provincial department	1.4	Building of new hospital	Feasibility
Telecommunications
Sentech: digitisation of terrestrial television network	Public corporations and private enterprises	1.5	Efficient use of spectrum, broadcast digital dividend, multiple channel possibilities and new content generation	Design

ANNEXURE B: PUBLIC-SECTOR INFRASTRUCTURE UPDATE

Table B.5 Major infrastructure projects in planning (continued)

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Transport
Moloto corridor	Department of Transport	10	Safe and reliable commuter transportation between Siyabuswa and Tshwane	Feasibility
Waterberg rail	Transnet	5.1	Develop Waterberg as coal hub, increasing coal tonnage to 23mtpa (seven-year programme)	Feasibility
Coal line expansion	Transnet	8.9	Upgrade Mpumalanga-Richards Bay coal line to 97mt over 10 years	Concept
Swaziland rail link	Transnet	19	Construction of new rail link, reconstruction and upgrade of existing rail links from Lothair through Swaziland to Sidvokodvo, upgrading of adjacent network	Concept
Durban port expansion	Transnet	8.2	Deepening of berths at Durban container terminal, expansion of Durban container terminal pier 1 phase 2 and infilling of Z shape	Design
Iron-ore line (Sishen to Saldanha Bay)	Transnet	16.3	Expand Sishen-Saldanha iron ore railway line to 82.5 mtpa	Feasibility
Manganese rail and terminal	Transnet	18.7	Upgrade rail, port and terminal capacity for manganese export	Feasibility
Water
Olifants River water resources development project (phases 2B and 2G)	Departmental agencies	13.1	Construction of Flag Boshielo to Mokopane pipeline and second pipeline between Flag Boshielo to Mokopane	Feasibility
Sedibeng bulk regional sewerage scheme remainder	Departmental agencies	2.4	Construction of new wastewater treatment works	Design
De Hoop: Greater Sekhukhune district municipality regional bulk water and wastewater infrastructure	Municipal Project	2.1	Construction of new bulk water infrastructure linking the communities with De Hoop Dam	Feasibility
Magalies water to Waterberg	Departmental agencies	1.9	Construction of new bulk water scheme	Feasibility
Lusikisiki regional water supply scheme: Zalu dam on Xura river	Departmental agencies	5	Developing bulk water and wastewater infrastructure of municipal reticulation infrastructure	Feasibility
Liquid Fuels
Mthombo	PetroSA	200	Construction of 3 000kbbl/d oil refinery at Coega with supporting infrastructure of R100 bn	Feasibility
Oil and gas exploration on the West Coast	PetroSA	8.5	F-O field exploration for deepwater oil and gas reserves in support of the gas-to-liquid refinery	Feasibility
Biofuels	Department of Energy	2	Construction of 90 million l/a plant at Cradock using sugar, beet and sorghum	Design

Source: National Treasury

2015 BUDGET REVIEW

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C

Additional tax amendments

This annexure should be read with Chapter 4 of the Budget Review. It elaborates on some of the proposals contained in that chapter, clarifies certain matters and presents additional technical proposals.

¢	Tax expenditure statement: February 2015

Tax expenditures are legislative provisions that reduce the amount of tax revenue that could otherwise have been realised. Such expenditures can be defined as deviations from the benchmark of a standard tax legislative framework.

As shown in Table C.2, total tax expenditure in 2012/13 was about R119.8 billion or 14.7 per cent of total gross tax revenue. Tax expenditure estimates reported in the previous statements may have changed due to availability of updated data, assumptions and other corrections.

Major changes to tax expenditure

This report now includes tax expenditure on medical credits, which were introduced in 2012/13 to replace income tax deductions for medical scheme contributions. In addition, the 2014 tax expenditure estimates for small business corporation tax savings were misaligned by one year (for example, estimates for 2008/09 should have been for 2009/10, and so on). This has been rectified. Diesel refunds previously offset against domestic VAT have been reversed out of domestic VAT and added to diesel refunds, increasing the level of refunds previously reflected in the report.

With the exception of the changes mentioned above, all other adjustments are the result of improved data availability due to increased levels of assessment. For 2012/13, some amounts are lower than for 2011/12 due to a lower level of assessment at the time the data was extracted for this exercise.

VAT relief on fuel sales

Because petrol, diesel and illuminating paraffin are zero-rated for VAT purposes, the resulting difference from a standard rating, when used by final consumers, is regarded as tax expenditure. It was assumed that 20 per cent of petrol sales was used for business purposes (by VAT vendors) and would have qualified for input VAT. For diesel, it was assumed that 90 per cent of sales was used for business purposes and would have qualified for input VAT.

Average national diesel, petrol and paraffin prices are shown below.

Table C.1 National average price and quantity of fuel sold (million litres)

	2009/10		2010/11		2011/12		2012/13
Fuel type	Price (Rand/l)	Quantity	Price (Rand/l)	Quantity	Price (Rand/l)	Quantity	Price (Rand/l)	Quantity
Petrol	8.6	11 055	7.6	11 319	8.4	11 541	10.3	11 972
Diesel	9.0	9 914	6.7	9 570	7.7	10 333	9.7	11 291
Paraffin	7.1	506	4.8	776	5.4	482	7.3	576

Source: National Treasury

2015 BUDGET REVIEW

Estimates of tax expenditure

The following table summarises tax expenditure in terms of the Income Tax Act (1962), the VAT Act (1991) and the Customs and Excise Act (1964).

Table C.2 Tax expenditure estimates (R million)

	2009/10	2010/11	2011/12	2012/13
Personal income tax
Pension and retirement annuity contributions[1]	17 966	20 380	22 277	24 393
Pension contributions – employees	6 765	7 647	8 344	9 083
Pension contributions – employers	7 608	8 600	9 384	10 215
Retirement annuity	3 593	4 133	4 549	5 094
Medical	12 237	14 808	16 413	19 782
Medical contributions & deductions – employees	6 917	14 808	16 413	3 901
Medical contributions – employers [2]	5 320	—	—	—
Medical credits [3]	—	—	—	15 881
Interest exemptions	1 730	2 960	1 468	2 202
Secondary rebate (65 years and older)	1 061	1 151	1 252	1 330
Tertiary rebate (75 years and older)	—	0	107	111
Donations	115	134	167	195
Capital gains tax (annual exclusion)	88	111	143	292

Total personal income tax	33 196	39 545	41 828	48 305

Corporate income tax
Small business corporation tax savings	1 300	1 361	1 455	1 467
Reduced headline rate	1 280	1 343	1 434	1 450
Section 12E depreciation allowance	20	18	21	17
Research and development	966	1 153	964	343
Learnership allowances	740	1 144	1 004	689
Strategic industrial policy[4]	352	740	38	3
Film incentive	283	185	288	1
Urban development zones	207	285	390	208

Total corporate income tax	3 848	4 868	4 139	2 710

Value-added tax Zero-rated supplies
19 basic food items[5]	14 258	15 497	17 106	18 628
Petrol[6]	9 660	10 845	13 797	15 343
Diesel[6]	903	1 107	1 532	1 759
Paraffin[6]	519	367	585	611
Municipal property rates	3 973	6 032	7 568	9 598
Reduced inclusion rate for commercial accommodation	127	142	153	175
Subtotal zero-rated supplies	29 440	33 989	40 742	46 115

Exempt supplies (public transport and education)	905	999	1 088	1 175

Customs duties and excise
Motor vehicles (MIDP/APDP, including IRCCs)[7]	12 089	12 673	16 306	15 823
Textile and clothing (duty credits – DCCs)[7]	2 024	2 230	860	652
Furniture and fixtures	128	153	150	163
Other customs[8]	1 230	787	847	678
Diesel refund	1 993	2 184	2 668	4 137
Total customs and excise	17 464	18 027	20 831	21 453

Total tax expenditure	84 853	97 429	108 627	119 758

Tax expenditure as % of total gross tax revenue	14.2%	14.5%	14.6%	14.7%
Total gross tax revenue	598 705	674 183	742 650	813 826

Tax expenditure as % of GDP	3.3%	3.4%	3.5%	3.6%

1.	Some of this tax expenditure is recouped when amounts are withdrawn as either a lump sum or an annuity
2.	Prior to their abolishment on 1 March 2010, employer contributions were assumed to be equivalent to employee deductions
3.	Medical credits were introduced in 2012/13 to replace income tax deductions for medical scheme contributions
4.	Tax expenditure for all years is attributable to allowances under the s12I Strategic Industrial Policy
5.	VAT relief in respect of basic food items based on National Treasury research of 2010/11 income and expenditure survey data
6.	Based on fuel volumes and average retail selling prices
7.	Motor Industry Development Programme (MIDP), replaced in 2013 by the Automative Production Development Programme (APDP); import rebate credit certificate (IRCC), duty credit certificates (DCC)
8.	Goods manufactured exclusively for exports, television monitors and agricultural goods exempted

Source: National Treasury

ANNEXURE C: ADDITIONAL TAX AMENDMENTS

¢	Personal income tax tables and graphs

The marginal rate of tax for all individuals from the second tax bracket onwards has been increased by one percentage point. The primary rebate has been increased to R13 257 per year for all individuals. The secondary rebate, which applies to individuals aged 65 years and over, is increased to R7 407 per year. The third rebate, which applies to individuals aged 75 years and over, is increased to R2 466 per year. The threshold below which individuals are not subject to personal income tax is increased to R73 650 of taxable income per year for those below the age of 65, R114 800 per year for those aged 65 to 74, and R128 500 for individuals aged 75 and over. The rates for the 2014/15 tax year and the proposed rates for 2015/16 are set out in Table C.3.

Table C.3 Personal income tax rate and bracket adjustments, 2014/15 – 2015/16

2014/15		2015/16
Taxable income (R)	Rates of tax	Taxable income (R)	Rates of tax
R0 - R174 550	18% of each R1	R0 - R181 900	18% of each R1
R174 551 - R272 700	R31 419 + 25% of the	R181 901 - R284 100	R32 742 + 26% of the
	amount above R174 550		amount above R181 900
R272 701 - R377 450	R55 957 + 30% of the	R284 101 - R393 200	R59 314 + 31% of the
	amount above R272 700		amount above R284 100
R377 451 - R528 000	R87 382 + 35% of the	R393 201 - R550 100	R93 135 + 36% of the
	amount above R377 450		amount above R393 200
R528 001 - R673 100	R140 074 + 38% of the	R550 101 - R701 300	R149 619 + 39% of the
	amount above R528 000		amount above R550 100
R673 101 and above	R195 212 + 40% of the	R701 301 and above	R208 587 + 41% of the
	amount above R673 100		amount above R701 300
Rebates		Rebates
Primary	R12 726	Primary	R13 257
Secondary	R7 110	Secondary	R7 407
Tertiary	R2 367	Tertiary	R2 466

Tax threshold		Tax threshold
Below age 65	R70 700	Below age 65	R73 650
Age 65 and over	R110 200	Age 65 and over	R114 800
Age 75 and over	R123 350	Age 75 and over	R128 500

Source: National Treasury

The proposed tax schedule in Table C.3 compensates individuals for the effect of inflation on income tax liabilities and increases the marginal rate of tax. This reduces the tax liability for taxpayers with taxable income below R350 000. The impacts of these proposals are set out in tables C.4, C.5 and C.6. The average tax rates (tax as a percentage of taxable income) for individuals are illustrated in figures C.1, C.2 and C.3.

2015 BUDGET REVIEW

Table C.4 Annual income tax payable, 2015/16 (taxpayers below age 65)

Taxable income (R)	2014/15 rates (R)	Proposed 2015/16 rates (R)	Tax change (R)	% change
85 000	2 574	2 043	-531	-20.6%
90 000	3 474	2 943	-531	-15.3%
100 000	5 274	4 743	-531	-10.1%
120 000	8 874	8 343	-531	-6.0%
150 000	14 274	13 743	-531	-3.7%
200 000	25 056	24 191	-865	-3.5%
250 000	37 556	37 191	-365	-1.0%
300 000	51 421	50 986	-435	-0.8%
400 000	82 549	82 326	-223	-0.3%
500 000	117 549	118 326	778	0.7%
750 000	213 247	215 297	2 050	1.0%
1 000 000	313 247	317 797	4 550	1.5%

Source: National Treasury

Figure C.1 Average tax rates for taxpayers below age 65

ANNEXURE C: ADDITIONAL TAX AMENDMENTS

Table C.5 Annual income tax payable, 2015/16 (taxpayers aged 65 to 74)

Taxable income (R)	2014/15 rates (R)	Proposed 2015/16 rates (R)	Tax change (R)	% change
120 000	1 764	936	-828	-46.9%
150 000	7 164	6 336	-828	-11.6%
200 000	17 946	16 784	-1 162	-6.5%
250 000	30 446	29 784	-662	-2.2%
300 000	44 311	43 579	-732	-1.7%
400 000	75 439	74 919	-520	-0.7%
500 000	110 439	110 919	481	0.4%
750 000	206 137	207 890	1 753	0.9%
1 000 000	306 137	310 390	4 253	1.4%

Source: National Treasury

Figure C.2 Average tax rates for taxpayers aged 65 to 74

2015 BUDGET REVIEW

Table C.6 Annual income tax payable, 2015/16 (taxpayers aged 75 and over)

Taxable income (R)	2014/15 rates (R)	Proposed 2015/16 rates (R)	Tax change (R)	% change
150 000	4 797	3 870	-927	-19.3%
200 000	15 579	14 318	-1 261	-8.1%
250 000	28 079	27 318	-761	-2.7%
300 000	41 944	41 113	-831	-2.0%
400 000	73 072	72 453	-619	-0.8%
500 000	108 072	108 453	382	0.4%
750 000	203 770	205 424	1 654	0.8%
1 000 000	303 770	307 924	4 154	1.4%

Source: National Treasury

Figure C.3 Average tax rates for taxpayers aged 75 and over

ANNEXURE C: ADDITIONAL TAX AMENDMENTS

¢	Excise duty tables

Government proposes that the customs and excise duties in the Customs and Excise Act (part 1 and section A of part 2 of schedule 1) be amended with effect from 25 February 2015 to the extent shown in Table C.7.

Table C.7 Specific excise duties, 2014/15 – 2015/16

Tariff item	Tariff subheading	Article description	2014/15 Rate of excise duty	2015/16 Rate of excise duty
104.00		PREPARED FOODSTUFFS; BEVERAGES, SPIRITS AND VINEGAR; TOBACCO
104.01	19.01	Malt extract; food preparations of flour, groats, meal, starch or malt extract, not containing cocoa or containing less than 40 per cent by mass of cocoa calculated on a totally defatted basis, not elsewhere specified or included; food preparations of goods of headings 04.01 to 04.04, not containing cocoa or containing less than 5 per cent by mass of cocoa calculated on a totally defatted basis not elsewhere specified or included:
104.01.10	1901.90.20	Traditional African beer powder as defined in Additional Note 1 to Chapter 19	34.7c/kg	34.7c/kg
104.10	22.03	Beer made from malt:
104.10.10	2203.00.05	Traditional African beer as defined in Additional Note 1 to Chapter 22	7.82c/li	7.82c/li
104.10.20	2203.00.90	Other	R68.92/li aa	R73.05/li aa
104.15	22.04	Wine of fresh grapes, including fortified wines; grape must (excluding that of heading 20.09):
104.15.01	2204.10	Sparkling wine	R9.11/li	R9.75/li
104.15	2204.21	In containers holding 2 li or less:
104.15	2204.21.4	Unfortified wine:
104.15.03	2204.21.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R2.87/li	R3.07/li
104.15.04	2204.21.42	Other	R137.54/li aa	R149.23/li aa
104.15	2204.21.5	Fortified wine:
104.15.05	2204.21.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R5.21/li	R5.46/li
104.15.06	2204.21.52	Other	R137.54/li aa	R149.23/li aa
104.15	2204.29	Other:
104.15	2204.29.4	Unfortified wine:
104.15.07	2204.29.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R2.87/li	R3.07/li
104.15.08	2204.29.42	Other	R137.54/li aa	R149.23/li aa
104.15	2204.29.5	Fortified wine:
104.15.09	2204.29.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R5.21/li	R5.46/li
104.15.10	2204.29.52	Other	R137.54/li aa	R149.23/li aa
104.16	22.05	Vermouth and other wine of fresh grapes flavoured with plants or aromatic substances:
104.16	2205.10	In containers holding 2 li or less:
104.16.01	2205.10.10	Sparkling	R9.11/li	R9.75/li
104.16	2205.10.2	Unfortified:
104.16.03	2205.10.21	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 15 per cent by vol.	R2.87/li	R3.07/li
104.16.04	2205.10.22	Other	R137.54/li aa	R149.23/li aa
104.16	2205.10.3	Fortified:
104.16.05	2205.10.31	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R5.21/li	R5.46/li
104.16.06	2205.10.32	Other	R137.54/li aa	R149.23/li aa
104.16	2205.90	Other:
104.16	2205.90.2	Unfortified:
104.16.09	2205.90.21	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 15 per cent by vol.	R2.87/li	R3.07/li
104.16.10	2205.90.22	Other	R137.54/li aa	R149.23/li aa

2015 BUDGET REVIEW

Table C.7 Specific excise duties, 2014/15 – 2015/16 (continued)

Tariff item	Tariff subheading	Article description	2014/15 Rate of excise duty	2015/16 Rate of excise duty
104.16	2205.90.3	Fortified:
104.16.11	2205.90.31	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R5.21/li	R5.46/li
104.16.12	2205.90.32	Other	R137.54/li aa	R149.23/li aa
104.17	22.06	Other fermented beverages (for example, cider, perry and mead); mixtures of fermented beverages and mixtures of fermented beverages and non-alcoholic beverages, not elsewhere specified or included:
104.17.03	2206.00.05	Sparkling fruit beverages and sparkling mead	R9.11/li	R9.75/li
104.17.05	2206.00.15	Traditional African beer as defined in Additional Note 1 to Chapter 22	7.82c/li	7.82c/li
104.17.07	2206.00.17	Other fermented beverages, unfortified, with an alcoholic strength less than 2.5 per cent by volume	R68.92/li aa	R73.05/li aa
104.17.09	2206.00.19	Other fermented beverages of non-malted cereal grains, unfortified, with an alcoholic strength by volume of 2.5 per cent or more by vol. but not exceeding 9 per cent by vol.	R68.92/li aa	R73.05/li aa
104.17.15	2206.00.81	Other fermented apple or pear beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R3.45/li	R3.65/li
104.17.16	2206.00.82	Other fermented fruit beverages and mead beverages, including mixtures of fermented beverages derived from the fermentation of fruit or honey, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R3.45/li	R3.65/li
104.17.17	2206.00.83	Other fermented apple or pear beverages, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R56.19/li aa	R60.97/li aa
104.17.21	2206.00.84	Other fermented fruit beverages and mead beverages including mixtures of fermented beverages derived from the fermentation of fruit or honey, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R56.19/li aa	R60.97/li aa
104.17.22	2206.00.85	Other mixtures of fermented fruit or mead beverages and non-alcoholic beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R3.45/li	R3.65/li
104.17.25	2206.00.87	Other mixtures of fermented fruit or mead beverages and non- alcoholic beverages, fortified , with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R56.19/li aa	R60.97/li aa
104.17.90	2206.00.90	Other	R68.92/li aa	R73.05/li aa
104.21	22.07	Undenatured ethyl alcohol of an alcoholic strength by volume of 80 per cent vol. or higher; ethyl alcohol and other spirits, denatured, of any strength:
104.21.01	2207.10	Undenatured ethyl alcohol of an alcoholic strength by volume of 80 per cent vol. or higher	R137.54/li aa	R149.23/li aa
104.21.03	2207.20	Ethyl alcohol and other spirits, denatured, of any strength	R137.54/li aa	R149.23/li aa
104.23	22.08	Undenatured ethyl alcohol of an alcoholic strength by volume of less than 80 per cent vol.; spirits, liqueurs and other spirituous beverages:
104.23	2208.20	Spirits obtained by distilling grape wine or grape marc:
104.23.01	2208.20.10	In containers holding 2 li or less	R137.54/li aa	R149.23/li aa
104.23.03	2208.20.90	Other	R137.54/li aa	R149.23/li aa
104.23	2208.30	Whiskies:
104.23.05	2208.30.10	In containers holding 2 li or less	R137.54/li aa	R149.23/li aa
104.23.07	2208.30.90	Other	R137.54/li aa	R149.23/li aa
104.23	2208.40	Rum and other spirits obtained by distilling fermented sugarcane products:
104.23.09	2208.40.10	In containers holding 2 li or less	R137.54/li aa	R149.23/li aa

ANNEXURE C: ADDITIONAL TAX AMENDMENTS

Table C.7 Specific excise duties, 2014/15 – 2015/16 (continued)

Tariff item	Tariff subheading	Article description	2014/15 Rate of excise duty	2015/16 Rate of excise duty
104.23.11	2208.40.90	Other	R137.54/li aa	R149.23/li aa
104.23	2208.50	Gin and Geneva:
104.23.13	2208.50.10	In containers holding 2 li or less	R137.54/li aa	R149.23/li aa
104.23.15	2208.50.90	Other	R137.54/li aa	R149.23/li aa
104.23	2208.60	Vodka:
104.23.17	2208.60.10	In containers holding 2 li or less	R137.54/li aa	R149.23/li aa
104.23.19	2208.60.90	Other	R137.54/li aa	R149.23/li aa
104.23	2208.70	Liqueurs and cordials:
104.23	2208.70.2	In containers holding 2 li or less:
104.23.21	2208.70.21	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R56.19/li aa	R60.97/li aa
104.23.22	2208.70.22	Other	R137.54/li aa	R149.23/li aa
104.23	2208.70.9	Other:
104.23.23	2208.70.91	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R56.19/li aa	R60.97/li aa
104.23.24	2208.70.92	Other	R137.54/li aa	R149.23/li aa
104.23	2208.90	Other:
104.23	2208.90.2	In containers holding 2 li or less:
104.23.25	2208.90.21	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R56.19/li aa	R60.97/li aa
104.23.26	2208.90.22	Other	R137.54/li aa	R149.23/li aa
104.23	2208.90.9	Other:
104.23.27	2208.90.91	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R56.19/li aa	R60.97/li aa
104.23.28	2208.90.92	Other	R137.54/li aa	R149.23/li aa
104.30	24.02	Cigars, cheroots, cigarillos and cigarettes, of tobacco or of tobacco substitutes:
104.30	2402.10	Cigars, cheroots and cigarillos containing tobacco:
104.30.01	2402.10.10	Imported from Switzerland	R2 690.00/kg net	R2 824.35/kg net
104.30.03	2402.10.90	Other	R2 690.00/kg net	R2 824.35/kg net
104.30	2402.20	Cigarettes containing tobacco:
104.30.05	2402.20.10	Imported from Switzerland	R5.80/10 cigarettes	R6.21/10 cigarettes
104.30.07	2402.20.90	Other	R5.80/10 cigarettes	R6.21/10 cigarettes
104.30	2402.90.1	Cigars, cheroots and cigarillos of tobacco substitutes:
104.30.09	2402.90.12	Imported from Switzerland	R2 690.00/kg net	R2 824.35/kg net
104.30.11	2402.90.14	Other	R2 690.00/kg net	R2 824.35/kg net
104.30	2402.90.2	Cigarettes of tobacco substitutes:
104.30.13	2402.90.22	Imported from Switzerland	R5.80/10 cigarettes	R6.21/10 cigarettes
104.30.15	2402.90.24	Other	R5.80/10 cigarettes	R6.21/10 cigarettes
104.35	24.03	Other manufactured tobacco and manufactured tobacco substitutes; “homogenised” or “reconstituted” tobacco; tobacco extracts and essences:
104.35	2403.1	Smoking tobacco, whether or not containing tobacco substitutes in any proportion:

2015 BUDGET REVIEW

Table C.7 Specific excise duties, 2014/15 – 2015/16 (continued)

Tariff item	Tariff subheading	Article description	2014/15 Rate of excise duty	2015/16 Rate of excise duty
104.35.01	2403.11	Water pipe tobacco specified in Subheading Note 1 to Chapter 24	R145.20/kg net	R155.60/kg net
104.35	2403.19	Other:
104.35.02	2403.19.10	Pipe tobacco in immediate packings of a content of less than 5 kg	R145.20/kg net	R155.60/kg net
104.35.03	2403.19.20	Other pipe tobacco	R145.20/kg net	R155.60/kg net
104.35.05	2403.19.30	Cigarette tobacco	R260.60/kg	R278.80/kg
104.35	2403.99	Other:
104.35.07	2403.99.30	Other cigarette tobacco substitutes	R260.60/kg	R278.80/kg
104.35.09	2403.99.40	Other pipe tobacco substitutes	R145.20/kg net	R155.60/kg net

Source: National Treasury

Table C.8 Amendment of schedule 1 part 1

By the insertion of the following additional note(s) after note 5(c)(4) in chapter 22 of section 4 to part 1 of schedule 1:

6. Subheading 2206.00.19 is limited to beverages that are the end products of fermentation of a liquor (wort) of non-malted cereal grains classifiable in chapter 10 of schedule 1 part 1, whether or not flavoured but not mixed with any other beverages, provided the fermentable sugars are derived solely from the liquor (wort) without the addition of any other sugars during or prior to fermentation.

By the insertion of the following:

Subheading	Check digit	Article description	Statistical	Rate of duty
			unit	General	EU	EFTA	SADC
2206.00.19	6	Other fermented beverages of non- malted cereal grains, unfortified, with an alcoholic strength by volume of 2.5 per cent or more by vol. but not exceeding 9 per cent by vol.	li	25%	free	25%	free

Source: National Treasury

¢	Additional tax amendments

Additional tax amendments proposed for the upcoming legislative cycle are set out below.

Individuals, employment and savings

Medical tax credits as part of PAYE: over 65 years

Employees over 65 are experiencing a decrease in their take-home pay as a result of the move to medical tax credits, although they may claim back some of these amounts on assessment after the end of the tax year. To alleviate this burden, it is proposed that medical tax credits related to medical scheme contributions be taken into account for both PAYE and provisional tax purposes.

Bus rapid transit payments to affected taxi operators

In 2010, government introduced the bus rapid transit system, which resulted in the compensation of affected taxi operators for the loss of potential earnings. It is proposed that the tax treatment of such payments to affected taxi operators be reviewed.

ANNEXURE C: ADDITIONAL TAX AMENDMENTS

Employee share schemes

The interrelationships in the application of section 8C of the Income Tax Act, including the taxation of directors and employees on vesting of equity instruments; the attribution of capital gains to beneficiaries; the income tax exemption of dividends; and the employees’ tax provision related to the return of capital, will be reviewed to remove anomalies.

Income and disposal to and from deceased estates

Section 25 of the Income Tax Act provides that no income or disposal is triggered in the deceased’s hands upon death, but that income may be recognised in the hands of the deceased estate, heir or legatee. Paragraph 40 of schedule 8, however, recognises capital gains and losses upon death. To address the anomalies created when the two regimes interact, the provisions will be examined and amendments may be proposed.

Withdrawal from retirement annuity funds by non-residents

Non-residents who move to South Africa for a fixed term of employment often contribute to a retirement annuity fund to continue saving for retirement in a tax-efficient manner. The current definition of “retirement annuity fund” does not allow these individuals to withdraw the amounts they have saved over this fixed term if they return to their home countries. In contrast, if South Africans emigrate, they are allowed to withdraw their retirement annuity interest. The mismatch in treatment will be reviewed.

Harmonisation of the treatment of retirement funds

The taxation of contributions and the rules on compulsory annuitisation for pension funds, provident funds and retirement annuity funds will change from 1 March 2016. The level of deductible contributions will be limited to 27.5 per cent of the greater of taxable income or remuneration per year. An additional amendment will be investigated to correct an omission in 2013 that inadvertently excludes some retirement funds that enjoy the benefit of higher deductions without being subject to the uniform annuitisation rules.

A maximum age for the preservation of retirement assets

From 1 March 2015, a retirement fund member may defer the drawing of their retirement income until after their retirement date (if the retirement fund allows). This will provide greater flexibility for retirement fund members and encourage the preservation of retirement assets. However, to limit tax planning opportunities, it is proposed that a maximum age at which withdrawals must be taken be introduced. This is in line with other countries that have similar retirement funding arrangements.

Estate duty and retirement funds

Amendments in 2008 removed the upper age limit at which an individual was required to purchase an annuity if they had an interest in a retirement annuity fund, and excluded retirement fund benefits from the dutiable estate when a member passed away. These two amendments have made it possible for some individuals to avoid estate duty by transferring their assets into a retirement annuity fund before their death. In the deceased’s tax calculation, lump sums paid to the estate are subject to the lump sum retirement taxable. However, lump sums equal to amounts above the allowable deduction (non-deductible contributions) are not subject to the lump sum tax table or estate duty.

To eliminate the potential to avoid estate duty, government proposes that an amount equal to the non-deductible contributions to retirement funds be included in the dutiable estate when a retirement fund member passes away.

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Business (general)

Corporate reorganisation rules

Township developer allowance: Section 45 of the Income Tax Act makes provision for allowances on capital assets to be transferred. However, the definition of a capital asset in section 41 excludes trading stock. The township developer allowance covers assets that qualify as trading stock, so it cannot be transferred in terms of this section. Government proposes to amend the wording of the section to include the allowance.

Asset for share transaction: The current anti-avoidance measure in section 42(5) of the Income Tax Act is creating anomalies and needs to be clarified.

Cross-border intra-group transactions: In 2012, section 45(3A) of the Income Tax Act was amended to clarify that the section also applies to cross-border intra-group transactions. However, subparagraph (c) of this section was inadvertently not amended, which creates anomalies. It is proposed that this subparagraph be amended to clarify that the provisions of this section refer to the same group of companies as defined in section 1 of the act.

Distribution and issue of shares for no consideration

The current wording in section 40C of the Income Tax Act creates anomalies when a company distributes shares internally. It is proposed that changes be made to clarify that the section’s provisions only apply to the issue of shares, not their distribution.

Amounts from disposal of shares

Government will consider the provisions of section 9C of the Income Tax Act to address the problem of return of capital after a taxpayer has held a share for a period of three years, as well as the meaning of the term “disposal” for the purpose of this section.

Cancellation of contracts

If a contract is cancelled, it is expected that the parties will be restored to the status quo before the transaction. However, it is argued that the cancellation of contracts results in the rebasing of the asset’s base cost, leading to zero capital gain or capital loss. This is prevalent between connected persons. It is proposed that this potential anomaly be removed.

Third-party-backed shares

In 2014, changes were made in the Income Tax Act regarding the refinancing of third-party-backed shares for qualifying transactions and limited pledges. Further refinements are needed to clarify the requirements or meaning of “qualifying purpose” to further the provisions’ objectives.

Sharia-compliant financing arrangements

In 2010, government enacted legislation that recognises certain forms of Islamic finance as equivalent to traditional finance entailing interest. In 2014, changes were made in the Income Tax Act to include public entities in the Islamic finance arrangements and to extend the definition of sukuk to include other entities. To create a more enabling environment for Islamic finance, it is proposed that the murabaha and sukuk financing arrangements be extended to listed entities and that section 8A of the Securities Transfer Tax Act (2007) be amended to cater for murabaha transactions.

ANNEXURE C: ADDITIONAL TAX AMENDMENTS

Business (financial sector)

REITS

In 2012, a special tax dispensation for listed REITS was introduced in the Income Tax Act. The provisions of section 25BB will be refined to remove anomalies.

Unlisted property-owning companies

Unlisted property-owning companies marketed to the general public or held by institutional investors do not qualify for the same special tax dispensation as listed real estate investment trusts. Government proposes that unlisted property-owning companies should qualify for the same tax treatment if they become regulated. A regulatory framework for unlisted property-owning companies will be developed.

Hedge funds

Government proposes that hedge funds be declared as collective investment schemes, subjecting them to similar rules as other collective investment schemes in terms of the Collective Investment Schemes Control Act (2002). Tax amendments will be considered to minimise any inadvertent tax consequences that may arise from the restructuring of regulated hedge funds.

Securities lending arrangements

The transfer of collateral in a securities lending arrangement provides the lender with confidence that they will not lose the underlying value of the securities lent, which increases liquidity in this market. However, the transfer of collateral currently results in securities transfer tax and capital gains tax. The taxation consequences of the collateral transfer may negatively affect liquidity and South Africa’s attractiveness as an investment destination.

Government proposes to review the tax treatment of the transfer in beneficial ownership of collateral to reduce any negative effects on acceptable business practices and limit the use of collateral in possible tax avoidance arrangements. In addition, the current tax treatment of securities lending arrangements will be reviewed to account for corporate actions during the term of such arrangements.

Introduction of the SAM basis of regulating long-term insurers

In 2016, the Financial Services Board intends to implement Solvency Assessment and Management (SAM), a risk-based supervisory regime for long- and short-term insurers. The SAM basis of valuing policyholder liabilities is not in line with the current tax treatment. To take account of SAM, government proposes a new valuation method for the policyholder liabilities of long-term insurers. The new approach will be based on an adjusted International Financial Reporting Standards method of valuation.

Business (incentives)

Industrial policy projects

The industrial policy project tax incentive supports the National Industrial Policy Framework’s objectives to diversify South Africa’s industrial output, develop the knowledge-based economy and create higher levels of employment. To allow for more projects to be included, it is proposed that the window period for the incentive be extended from 31 December 2015 to 31 December 2017.

Depreciation deductions for hydropower generation

Investments in renewable energy to generate electricity are incentivised through accelerated depreciation deductions. However, a capacity limit of 30 megawatts is in place for hydropower generation because of concerns about possible environmental impact.

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This limit may be overly restrictive because installed capacity alone may not be the best indication of a project’s environmental impact. Consideration will be given to including hydropower generators of more than 30 megawatts if other environmental concerns are addressed. A broader incentive could increase electricity supply and support the transition to a low-carbon economy.

Urban development zone incentive

Current legislation allows municipalities with a population of more than 2 million people to demarcate two areas as urban development zones (UDZs). With the amalgamation of various municipalities, the need for the demarcation of more than one UDZ has become apparent. Consideration will be given to allowing for the demarcation of two or more UDZs per municipality, within an overall limit of the area of the UDZs.

Research and development incentive

The research and development (R&D) tax incentive was introduced to boost R&D as a percentage of gross domestic product, and to encourage knowledge transfer and skills development. For expenditure to qualify for the tax incentive in terms of the Income Tax Act, the taxpayer must submit an application for approval to the adjudication committee. However, the backlog in the approval process is creating difficulties, especially for smaller businesses, which have to wait months for approval. Measures will be considered to ensure that taxpayers are not disadvantaged by undue delays by the adjudication committee. The issue of third-party funding for R&D activities will also be considered.

Government grants

Government will review the tax treatment of government grants to remove unintended anomalies arising before and after the introduction of section 12P of the Income Tax Act, as well as the regulatory mechanism relating to these grants. Government aims to address anomalies related to grants that were not previously listed, the claiming of deductions on tax-exempt grants, and grant relationships with public-private partnerships.

Indefeasible right of use of transmitting electronic communications outside South African territorial waters

In 2009, government introduced a deduction for premiums or consideration paid for the “right of use” of transmission lines or cables used to transmit electronic communications outside South African territorial waters, where the term of the right of use is 20 years or more. Due to the change in business models and international best practices, it is necessary to review the term set as a condition of this deduction.

Revision of manufacturing assets deduction

Section 12C of the Income Tax Act makes provision for an accelerated depreciation deduction for manufacturing assets, provided that the assets are directly used by the taxpayer for the purposes of his or her trade. Due to changes in the business models of some manufacturing activities, government will review the conditions of the granting of this allowance without undermining the current limitation provisions in section 23D of the Income Tax Act.

Film incentives

Government will refine film incentives in section 12O of the Income Tax Act to remove anomalies arising as a result of the interaction of its provisions with other provisions in the Income Tax Act.

Special economic zones: definition of qualifying company

In order for a company to qualify for the 15 per cent special economic zone income tax benefit, at least 90 per cent of its income must be derived from conducting business or providing services within approved special economic zones. However, there is a risk that profits may be artificially shifted from fully taxable connected persons to the qualifying company. Government therefore proposes that a company be disqualified from the tax benefit if more than 20 per cent of its expenditure or gross income arises from transactions with connected persons.

ANNEXURE C: ADDITIONAL TAX AMENDMENTS

International tax

Withdrawal of special foreign tax credits for service fees sourced in South Africa

In 2011, government introduced a special foreign tax credit for withholding taxes imposed on South African residents by foreign countries for services rendered in South Africa for clients who were residents in those countries. However, taxes imposed in these circumstances were not in accordance with the provisions of tax treaties between South Africa and these countries. The concession aims to alleviate the compliance burden on South African taxpayers to apply for a refund of the tax that was incorrectly imposed. While the introduction of relief was well intended, it has resulted in a significant compliance burden to both taxpayers and SARS. Some taxpayers are also exploiting this relief. As a result, it is proposed that the special foreign tax credits for services be withdrawn.

Capital gains tax implications on cross-issue of shares

In 2013, government amended the Income Tax Act to counter base erosion and profit shifting. If a South African resident company issues shares as a consideration for an acquisition of shares in a foreign company, it will result in a capital gain for the resident company. Although the concerns that led to the changes in tax legislation are understood, these changes may affect legitimate commercial transactions, curtailing the growth and expansion of South African multinationals. Government will consider relaxing the provision’s requirements, without losing sight of the initial policy intent, which is to counter untaxed corporate migration out of South Africa.

Controlled foreign company rules

Before 2011, the controlled foreign company (CFC) legislation had diversionary rules to prevent the shifting of income offshore through the sale of goods by a CFC to a connected resident. In 2011, these rules were removed because transfer pricing rules could be applied as an alternative. However, CFC rules have proven less effective in immediately addressing profit shifting by South African resident companies. Although transfer pricing rules can be applied in these circumstances, the CFC diversionary rules are more effective in taxing profits from these transactions. It is proposed that diversionary rules applicable to the sale of goods by a CFC to a connected resident be reinstated. In addition, consideration will be given to allowing CFCs held by interposed trusts to be subject to tax in South Africa.

Sale of immovable property by non-residents

Withholding on disposal of immovable property by non-residents: Section 35A of the Income Tax Act states that a purchaser does not need to withhold tax from a deposit “until the agreement for that disposal has been entered into”. It is proposed that the wording should be amended to clarify the timing of the withholding.

Definition of immovable property: To remove any anomalies, it is proposed that the definition of immovable property in paragraph 2(2) of schedule 8 be aligned with the definition in the Organisation for Economic Cooperation and Development’s model tax treaty, specifically the definition related to the right to work mineral deposits.

Withholding tax on interest

Definition of interest: It is proposed that interest for withholding tax purposes be defined. This will ensure that there is no confusion with other definitions related to interest in the Income Tax Act.

Alignment of section 50B(1) with section 9(2)(b) of the Income Tax Act: The provisions of these sections should be aligned to provide for exemption for interest paid to a non-resident for debt owed by another non-resident, unless the other non-resident was present in South Africa for a period exceeding 183 days or the debt claim is effectively connected to a permanent establishment in South Africa.

2015 BUDGET REVIEW

Withholding tax on services

It is proposed that the section be reviewed to clarify definitions and remove any anomalies.

Value-added tax

Educational services

Educational services are currently exempt from VAT, but there are uncertainties around the exact definition of “educational services” and the VAT treatment of certain expenditures, such as accommodation and the provision of meals. The Davis Tax Committee is reviewing the VAT implications for educational institutions, and its conclusions will guide potential changes.

Thresholds for payment basis

To help with cash flow, some vendors with annual taxable supplies below R2.5 million are allowed to account for VAT on a payment basis rather than an accrual basis. These vendors must be natural persons or unincorporated bodies of which all members are natural persons. The Davis Tax Committee is reviewing this provision. There may be scope to increase the threshold and/or broaden the application to include incorporated businesses under this regime. However, the abuses previously experienced when businesses on the accrual basis transact with businesses on the payment basis will have to be addressed.

VAT on SABC TV licences

The South African Broadcasting Corporation Limited (SABC) is a Public Finance Management Act (1999) schedule 2 public entity. Under the Broadcasting Act (1999), anyone who possesses or uses a television set or any device capable of receiving a broadcast television signal must pay an annual television licence fee. The SABC issues notices of renewal two months before the TV licence expires. Under VAT rules, the SABC should account for output tax on the earlier of an issued invoice or payment received. However, the SABC is experiencing a high level of licence non-payment. This is compounded by the VAT requirement to account for output tax on an invoice basis for revenue it might not be able to collect. Government proposes that the SABC be allowed to account for VAT on a payment basis on its entire operations, including that of its subsidiaries.

Regulation prescribing foreign electronic services

To address base erosion and profit shifting, several legislative amendments were made to the VAT Act, including the introduction of a framework for VAT on foreign electronic services. The regulations prescribing electronic services will be updated to include software and other electronic services and to remove some uncertainties.

Adjusted cost

To remove unintended anomalies, it is proposed that the definition of “adjusted cost” in section 1 of the VAT Act be amended to deem VAT at the standard rate to be included where the acquisition was subject to VAT at the zero-rate.

Commercial accommodation

The definition of “commercial accommodation” in section 1 of the VAT Act states that an establishment is a commercial accommodation if it regularly or systematically supplies the listed supplies and where the total annual receipts from such supplies exceed (or are expected to exceed) R60 000 in a period of 12 months. It is proposed that the registration and threshold requirements of a commercial accommodation be reviewed to limit potential abuse.

ANNEXURE C: ADDITIONAL TAX AMENDMENTS

Fixed property

The supply of a share by a share block company that confers the right to or an interest in the use of immovable property is subject to VAT at the standard rate in terms of section 7(1)(a) of the VAT Act because it is specifically included in the definition of fixed property in section 1 of the act. Similar rights or interests in the use of immovable property supplied by a cooperative, however, do not fall within the ambit of the definition of “fixed property”. To address this anomaly, it is proposed that the definition of “fixed property” in section 1 be amended to include a right or interest in the use of immovable property supplied by cooperatives or other entities entering into similar arrangements.

Resident of the republic

It is proposed that the definition of “resident of the republic” in section 1 of the VAT Act be clarified to remove anomalies.

Deemed supply: corporate reorganisation rules

To qualify for corporate relief in terms of section 8(25) of the VAT Act, a vendor must comply with the requirements of the provisions of section 42, 44, 45 or 47 of the Income Tax Act. These provisions only apply to groups of companies that are incorporated, and do not apply to unincorporated entities such as joint ventures and partnerships. The VAT Act, however, recognises unincorporated persons as vendors. It is proposed that the VAT Act be amended to remove the unintended anomalies and allow for reorganisation relief for all vendors.

Time of supply: connected persons (undetermined amounts)

It is proposed that sections 9(2) and 10(4) of the VAT Act be amended to clarify the time and value of supplies between connected persons where the value of the supply cannot be determined until a future date.

Zero-rating: goods delivered by a cartage contractor

The supply of movable goods in terms of a sale or instalment sale agreement to a customs-controlled enterprise or an industrial development zone operator is subject to zero-rated VAT, provided that the goods are delivered by a registered cartage contractor whose “main activity” is transporting goods. In terms of SARS Interpretation Note 30 (issue 3), the term “cartage contractor” is defined as a person whose “activities include” the transportation of goods. This has a wider scope than the VAT Act’s current requirement. It is proposed that the term cartage contractor in section 11(1)(m)(ii) of the VAT Act be broadened to align it with the term’s definition in Interpretation Note 30 (issue 3).

Zero-rating of services: loop transactions

Section 11(1)(q) of the VAT Act provides for the zero-rating of goods supplied to a non-resident recipient that are delivered to the recipient’s customer in South Africa. Section 11(2)(l)(ii)(bb) of the VAT Act, however, allows for the zero-rating of services supplied to a non-resident recipient if the services are in relation to goods situated in South Africa and form part of the recipient’s supply of goods to a vendor in the country. The VAT Act does not provide a comparable zero-rating provision for services supplied to a non-resident recipient but that are actually provided to the recipient’s customer in South Africa where such services do not form part of the supply referred to in section 11(2)(l)(ii)(bb) of the VAT Act. It is proposed that a comparable provision be included in the VAT Act to cater for such loop transactions where the supply is of services only and they do not relate to any goods situated in South Africa.

Zero-rating of services: vocational training

In terms of section 11(2)(r) of the VAT Act, the words “for an employer who is not a resident” implies that for zero-rating to apply, a contractual relationship must exist between the person supplying the

2015 BUDGET REVIEW

vocational services and the employer. It does not cater for situations where the employees’ training is subcontracted by a non-resident supplier to a third-party vendor in South Africa. It is proposed that the section be amended to refer to vocational training provided “for the benefit” of a non-resident employer.

National housing programme

In terms of section 11(2)(s) and section 8(23) of the VAT Act, a person is deemed to have supplied services to a public authority or municipality to the extent of any payment made to or on behalf of that vendor in terms of the national housing programme contemplated in the Housing Act (1997), which is approved by the Minister of Finance after consultation with the Minister of Human Settlements. These services may be zero-rated. There has been confusion among taxpayers and municipalities regarding the scope of the services that qualify for zero-rating. It is proposed that the provisions of the sections dealing with this issue be reviewed to remove anomalies.

Ad valorem excise duties

Digital cinema projectors are subject to a 7 per cent ad valorem excise duty, regardless of whether they are used for household, commercial or industrial use. This excise duty negatively affects the movie industry as it moves towards digital technologies and is not in line with the abolition of ad valorem excise duties on cinematographic cameras and projectors in 2007. It is proposed that the excise duty on digital cinema projectors above R250 000 per unit be abolished on 1 April 2015. This monetary limit will ensure that the relief is limited to commercial use only.

Environmental taxation

Tyre levy

South Africa generates an estimated 108 million tonnes of waste each year, of which only 10 per cent is recycled. Government has designed additional environmental levies on a range of waste streams to help divert waste away from landfills towards reuse, recycling and recovery. Government proposes a tyre levy, with effect from the last quarter of 2015, to be implemented through the Customs and Excise Act and collected by SARS. The existing levy arrangements for tyres as per the Department of Environmental Affairs’ regulations will be replaced with the proposed tyre levy. Revenues from the levy will be deposited into the National Revenue Fund, and an on-budget allocation will be made available through the budget of the Department of Environmental Affairs for the recycling of waste tyres and other waste streams.

Carbon tax

Two discussion documents were published in 2013 and 2014 and the proposed carbon tax has been further refined after a review of the comments received. The potential use of carbon offsets was well received as a cost-effective mechanism to reduce greenhouse gas emissions and taxpayers’ carbon tax liabilities. The tax design seeks to minimise potential adverse effects on low-income households and industry competitiveness. The publication of the draft Carbon Tax Bill later in 2015 will allow for a further period of consultation. This will also allow for the tax to be aligned with the proposed carbon budgets. Amendments to the Customs and Excise Act will be effected to provide for the administration of the carbon tax.

Diesel refund system

The diesel refund system’s implementation has experienced technical and administrative challenges. As noted in Chapter 4, the system’s administration will be comprehensively reviewed. While the review is under way, steps will be undertaken to deal with some of the immediate challenges. This includes, among others, disputes over refunds for subcontracting in the mining sector through cession mining licences in terms of the Mineral and Petroleum Resources Development Act (2002). In the farming sector, attention will be given to rules for sugarcane contract farming and issues related to small-scale sugarcane growers. The review also aims to clarify the record-keeping requirements that apply to diesel deliveries to claimants’ premises and the approval of diesel tanks on these premises.

ANNEXURE C: ADDITIONAL TAX AMENDMENTS

Transfer Duty Act

The definitions of “date of acquisition” and “property” in the Transfer Duty Act (1949) need to be reviewed to align the terms with other legislative provisions.

National gambling tax bill

The national gambling tax bill will be processed in 2015.

Tax administration

Self-assessment system for income tax: Amendments to the Income Tax Act are proposed to provide for the move to an income tax self-assessment system.

Appeal and dispute resolution procedures for customs and excise: Uniform appeal and dispute resolution procedures for taxes administered by SARS are proposed by aligning the procedures under the Customs Control Act (2014), the Customs Duty Act (2013) and the Customs and Excise Act (1964) with dispute resolution procedures under the Tax Administration Act (2011).

Technical corrections

In addition to the amendments described above, the 2015 tax legislation will effect various technical corrections, which mainly cover inconsequential items – typing errors, grammar, punctuation, numbering, incorrect cross-references, updating and removing obsolete provisions, removing superfluous text, and incorporating regulations and commonly accepted interpretations into formal law. Technical corrections also include changes to effective dates and the proper coordination of transitional tax changes.

A final set of technical corrections relate to modifications that account for practical implementation of the tax law. Although tax amendments go through an intensive comment and review process, new issues arise once the law is applied (including obvious omissions and ambiguities). These issues typically arise when tax returns are prepared for the first time after the tax legislation is applied. Technical corrections of this nature are almost exclusively limited to recent legislative changes.

D

Financial sector regulatory reforms

¢	Introduction

An inclusive, efficient financial sector that treats customers fairly can support accelerated economic growth and development. The National Treasury’s long-term programme of regulatory reform for the financial sector aims to help achieve these goals, as set out in the 2011 publication, A safer financial sector to serve South Africa better. This report1 outlines four major areas for reform:

•	Strengthening financial stability

•	Improving how financial services firms conduct their business and treat customers (market conduct)

•	Expanding the reach of financial services to all (financial inclusion)

•	Combating financial crime and enhancing financial integrity.

In addition to domestic initiatives, South Africa continues to be an active participant in the development of new global standards for the financial sector. Members of the Group of 20 (G20), including South Africa, have made significant progress in reforming the regulatory fault lines that contributed to the 2008 global financial crisis.

In line with international best practice, in 2014 the International Monetary Fund (IMF) conducted a five-yearly evaluation of South Africa’s regulatory system. The Financial Sector Assessment Programme2 concluded that South Africa has a generally well-regulated and well-capitalised financial sector. Nevertheless, it recommended enhancing regulator coordination, including group-wide supervision; conducting system-wide stress tests; introducing deposit insurance; improving collective investment scheme regulation, particularly for money market funds; and increasing supervision of over-the-counter derivatives. Government is considering these recommendations and will respond later in 2015 after consulting interested parties.

[1]	See www.treasury.gov.za/twinpeaks.
[2]	See http://www.imf.org/external/country/zaf/index.htm.

2015 BUDGET REVIEW

¢	Update on “twin peaks” implementation

Flowing from A safer financial sector to serve South Africa better, the National Treasury is undertaking a comprehensive regulatory overhaul of the financial sector, centred on the “twin peaks” model. This approach makes the financial sector safer by empowering the Reserve Bank to oversee financial stability, entrenching a culture of coordination among regulatory authorities and strengthening the protection of financial customers. Supervision of financial institutions will be more intensive and intrusive, in keeping with the understanding that the financial sector is highly innovative, with attendant risks to both proper market conduct and financial system stability. The twin peaks approach establishes two complementary regulators: the Prudential Authority, responsible for the safety and soundness of financial institutions, and the Financial Sector Conduct Authority, covering market conduct and securities regulation.

These reforms are contained in a second draft of the Financial Sector Regulation Bill, published in December 2014 for consultation. An amended bill will be tabled for Parliamentary consideration before June 2015.3

¢	Prudential framework

A robust prudential framework will be applied consistently across the financial sector, including capital, liquidity and leverage requirements where appropriate.

The Insurance Bill, which will be introduced in 2015, will apply prudential standards to insurance companies from January 2016. This will align South Africa with international prudential standards by providing for group supervision, governance and risk management, and promoting financial access to insurance products. It will also promote consistency with Basel III, the prudential framework for banks. In line with its more intensive approach to regulation, government is strengthening the supervision of all investment funds, starting with hedge funds. From 1 April 2015, hedge funds will be treated as collective investment schemes with appropriate governance and tax implications. The regulatory framework will also be updated to reflect future globally agreed standards. An appropriate treatment of unlisted property schemes will be introduced in 2015/16.

Annexure C contains further proposals on the tax treatment of certain financial instruments such as hedge funds, real estate investment trusts, securities lending and insurance.

¢	Improving market conduct

Financial products often fail to live up to customer expectations. They can be complex, with opaque fee structures that make it difficult to assess real value or ultimate cost. As a result, customers may purchase incomprehensible or inappropriate products. A draft market conduct policy framework and a retail distribution review,4 published in late 2014, set out proposals to improve the regulatory environment, including streamlining fragmented and inconsistent legislation.

Market conduct measures to reduce over-indebtedness

One of the biggest challenges facing households is their high level of indebtedness, with the associated financial harm and wider negative effects that bring great hardship to many working families. This has been exacerbated by poor market conduct by credit providers and debt collectors. Based on the December 2013 Cabinet decision, steps will be taken to enable customers to confirm debit orders before they take effect; deal with unlawful emolument attachment (“garnishee”) orders; introduce affordability assessment criteria; harmonise the treatment of debt collectors, particularly legal firms; and finalise holistic measures to deal with problems in consumer credit insurance.

[3]	Further information is available at www.treasury.gov.za/twinpeaks.
[4]	Available at www.treasury.gov.za/twinpeaks and www.fsb.co.za respectively.

ANNEXURE D: FINANCIAL SECTOR REGULATORY REFORMS

Government welcomes employer initiatives to help over-indebted employees, including taking steps to review and, where possible, stop emolument attachment orders that apply to their employees. Government also supports steps taken by major banks to restructure payment terms for over-indebted consumers, and will consider proposals to expand voluntary debt mediation measures to non-bank lenders.

Improving market conduct for the retirement industry

Government will continue to build on its retirement reform initiative, which aims to facilitate an environment in which all employees can retire comfortably and not face poverty in their old age.5 It will:

•	Encourage preservation before retirement and annuitising at retirement

•	Improve governance and disclosure of retirement funds

•	Reduce costs including enabling greater use of passive funds

•	Harmonise regulation and supervision between private and public retirement funds

•	Design a uniform tax and contribution system.

Many of these reforms are urgent, and delays will be at the cost of pensioners. As noted in the 2014 Budget, government is committed to engaging with key stakeholders (trade unions, trustees, employers and industry) directly and through the National Economic Development and Labour Council (NEDLAC), to finalise the legislative framework for retirement reform.

The policy measures outlined here seek to address critical shortcomings in the current system. Over the past three years, government released several technical papers on retirement reforms, and various policy reforms have been legislated. These reforms are expected to be largely consistent with further progress on social security reform, which is expected to take longer given its complexity. The social security reform process will be initiated after Cabinet has approved a framework for consultation with key stakeholders.

Progress has also been made on non-retirement savings, which will be supported by the introduction of the tax-free savings account from 1 March 2015.

Harmonisation and annuitisation

The Taxation Laws Amendment Act (2013) outlined a system that harmonises the taxation of retirement contributions and benefits in retirement. As a result of consultations with the labour constituency in NEDLAC, government postponed the effective date of the act to 1 March 2016 to enable further public communication and discussion with affected parties.

In addition, annexure C in the Budget Review contains a proposed amendment to correct an omission in the Tax Law Amendment Act (2013) that inadvertently excludes some retirement funds which enjoy the benefit of higher deductions without being subject to the uniform annutisation rules.

Default regulations

The 2014 Budget announced that draft regulations on default preservation, investment strategy and annuities would be released for public comment in 2014. Drafting the regulations has taken longer than expected due to their complexity, and they are now projected to be released early in 2015.

Mandatory system under consideration

The 2014 Budget announced that government would consider a mandatory contribution system and a retirement system to help vulnerable workers save for their retirement. It will discuss these initiatives with key stakeholders to ensure that a cost-effective and suitable retirement system is designed for this group of workers – or, at a minimum, that a cost-effective default fund is established.

[5]	See 2014 Budget update on retirement reforms, released 14 March 2014.

2015 BUDGET REVIEW

Demarcation between medical schemes and health insurance

The National Treasury and the Department of Health aim to publish final regulations before June 2015 to demarcate medical schemes and health insurance products. Parameters are proposed for health insurance products to preserve the principles of social solidarity and cross-subsidisation embedded in medical schemes, while affordable medical schemes for low-income individuals are also being considered. A roadmap for implementing consumer credit insurance proposals will also be released. Annexure C contains further proposals on the tax treatment of certain financial instruments.

¢	Financial inclusion

Extending access to poorer households and communities is an important developmental objective. More than 80 per cent of adults now use a financial service or product, with 75 per cent using formal banking and more than 50 per cent accessing credit. But more work is needed to expand transactional services, lower fees, reduce over-reliance on credit and expand small enterprises’ access to financial services. New, viable financial service providers need to be encouraged, particularly in the low-income segment. The cooperative banking sector is growing and forthcoming legislation will facilitate the entry of dedicated banks. The corporatisation of Postbank will expand its provision of financial services to poorer communities. Government is supporting the extension of mobile payments and remittances to enable affordable and convenient services. It also seeks to improve the availability of credit for small enterprises.

To facilitate these reforms, in 2015 the National Treasury plans to publish a more comprehensive financial inclusion policy framework and establish a national financial inclusion forum.

¢	Combating financial crime and enhancing financial integrity

Illicit financial flows and transactions have gained international prominence, with fines levied on international and domestic institutions. The Financial Intelligence Centre Act (2001) is being reviewed to align it with international practices to reduce illicit financial flows. Legislation to this effect will be introduced in 2015.

¢	Modernising capital flow management

Rules and conditions continue to be modernised to attract investment and enable South African firms to expand internationally, particularly into Africa. The exchange control manual is being simplified and this process will be completed in 2015. The following threshold changes will take effect from 1 April 2015:

•	Authorised dealers may process corporate investment up to R1 billion per year, from R500 million previously, as well as the carrying forward of any unused allowance.

•	South African residents’ foreign capital allowance will increase from R4 million to R10 million per calendar year or upon emigration, or R20 million per family unit.

•	The subcategories under the individual single discretionary allowance are removed and the annual R1 million allowances may be used for any legal purpose abroad.

•	The dispensation for credit card usage, currently limited to individuals, will be extended to corporates.

These dispensations are subject to the statutory requirements of the Reserve Bank and the South African Revenue Service. Further administrative details will be communicated by the Reserve Bank.

E

Summary of Budget

2015 BUDGET REVIEW

Summary of the national budget

	2014/15		2015/16	2016/17	2017/18
R million	Budget estimate	Revised estimate	Budget estimate	Medium-term estimates
REVENUE

Estimate of revenue before tax proposals			1 041 015

Budget 2015/16 proposals:

Tax proposals after fiscal drag 2015/16 (Net):			8 275

Personal income tax			—
Fiscal drag relief			-8 500
Rate increase in income tax			9 420
Medical credits			-920
Business income tax			-150
Energy-efficiency savings tax incentive			-150

Taxes on property			100
Adjustment in transfer duty			100

Indirect taxes			8 325
Increase in general fuel levy			6 490
Increase in excise duties on tobacco products			602
Increase in alcoholic beverages			1 234

Estimate of revenue after tax proposals	962 782	954 269	1 049 291	1 165 988	1 265 409
Percentage change from previous year			10.0%	11.1%	8.5%

EXPENDITURE

Direct charges against the National Revenue Fund	501 667	501 606	537 847	577 095	615 123

Debt-service costs	114 901	115 016	126 440	140 971	153 376
Provincial equitable share	359 922	359 922	382 673	405 265	428 893
General fuel levy sharing with metropolitan municipalities	10 190	10 190	10 659	11 224	11 785
Skills levy and sector education and training authorities	13 440	13 200	14 690	16 140	17 400
Other 1)	3 214	3 278	3 384	3 496	3 669

Appropriated by vote	637 896	633 516	679 498	717 849	760 740
Current payments	187 903	187 717	194 475	207 091	218 985
Transfers and subsidies	428 913	426 944	464 956	493 017	522 068
Payments for capital assets	17 509	15 466	16 696	17 395	19 322
Payments for financial assets	3 571	3 389	3 371	345	365
Plus:
Unallocated reserves	3 000	—	5 000	15 000	45 000

Estimate of national expenditure	1 142 562	1 135 122	1 222 345	1 309 944	1 420 862
Percentage change from previous year			7.7%	7.2%	8.5%

2014 Budget estimate of expenditure		1 142 562	1 232 590	1 323 624
Increase / decrease (-)		-7 441	-10 246	-13 680

Gross domestic product	3 789 630	3 879 920	4 191 752	4 538 780	4 926 134

1)	Includes direct appropriations in respect of the salaries of the President, Deputy President, judges, magistrates, members of Parliament, and National Revenue Fund payments (previously classified as extraordinary payments)

Source: National Treasury

ANNEXURE E: SUMMARY OF BUDGET

Summary of the consolidated budget

	2014/15		2015/16	2016/17	2017/18
R million	Budget estimate	Revised estimate	Budget estimate	Medium-term estimates
National budget revenue 1)	962 782	954 269	1 049 291	1 165 988	1 265 409

Revenue of provinces, social security funds and public entities	136 466	136 722	139 564	165 526	174 122

Consolidated budget revenue 2)	1 099 248	1 090 991	1 188 855	1 331 514	1 439 531

National budget expenditure 1)	1 142 562	1 135 122	1 222 345	1 309 944	1 420 862

Expenditure of provinces, social security funds and public entities	109 752	108 248	128 662	138 859	140 878

Consolidated budget expenditure 2)	1 252 314	1 243 370	1 351 007	1 448 804	1 561 740

Consolidated budget balance	-153 066	-152 379	-162 152	-117 290	-122 209
Percentage of GDP	-4.0%	-3.9%	-3.9%	-2.6%	-2.5%

FINANCING

Domestic loans (net)	156 786	167 544	158 926	134 927	133 570

Foreign loans (net)	3 423	10 330	10 360	-374	12 220

Change in cash and other balances	-7 143	-25 494	-7 134	-17 262	-23 581

Total financing (net)	153 066	152 379	162 152	117 290	122 209

1)	Transfers to provinces, social security funds and public entities presented as part of the national budget
2)	Flows between national, provincial, social security funds and public entities are netted out

Source: National Treasury

2015 BUDGET REVIEW

Glossary

Accounting officer	The public servant in a department who is accountable to Parliament for financial management, usually the director-general or head of the department.

Accrual	An accounting convention by which payments and receipts are recorded as they occur, even if no cash flow takes place.

Acquisition debt	Debt used to purchase shares or assets.

Ad valorem duties	Duties levied on commodities as a certain percentage of their value.

Adjustments estimate	Presentation to Parliament of the amendments to be made to the appropriations voted in the main budget for the year.

Administered prices	Prices set outside ordinary market processes through administrative decisions by government, a public entity or a regulator.

Allocated expenditure	The part of the national budget that can be divided between the national, provincial and local spheres of government, after interest and the contingency reserve have been taken into account.

Amortisation	The repayment of a loan by instalments over the duration of the loan.

Appropriation	The approval by Parliament of spending from the National Revenue Fund, or by a provincial legislature from a provincial revenue fund.

Artificial debt	A “loan” that is presented as debt but is in effect equity. Often used in tax avoidance or evasion.

Asset price bubble	A condition occurring when prices for a category of assets rise above the level justified by economic fundamentals.

Asset swap	An arrangement in which financial institutions exchange a portfolio of South African shares and securities for a portfolio of foreign shares and securities.

Balance of payments	A summary statement of all the international transactions of the residents of a country with the rest of the world over a particular period of time.

Basel III	Reforms developed by the Basel Committee on Banking Supervision to strengthen the regulation, supervision and risk management of the banking sector.

Baseline	The initial allocations used during the budget process, derived from the previous year’s forward estimates.

Basis point	One hundredth of one per cent.

Bond	A certificate of debt issued by a government or corporation guaranteeing payment of the original investment plus interest by a specified future date.

2015 BUDGET REVIEW

Bond premium	Amount by which the purchase price of a bond is greater than its par value.

Bond spread	The difference in yield between two bonds.

Bond-switch programme	An auction that aims to ease pressure on targeted areas of the redemption profile by exchanging shorter-dated debt for longer-term debt.

Budget balance	The difference between budgeted expenditure and budgeted revenue. If expenditure exceeds revenue, the budget is in deficit. If the reverse is true, it is in surplus.

Capital adequacy	A measure of a financial institution’s capital, expressed as a percentage of its credit exposure.

Capital asset	Property of any kind, including assets that are movable or immovable, tangible or intangible, fixed or circulating, but excluding trading stock held for the purpose of realising a financial or economic return.

Capital expenditure	Spending on assets such as buildings, land, infrastructure and equipment.

Capital flow	A flow of investments in or out of the country.

Capital formation	A measure of the net increase in the country’s total stock of capital goods, after allowing for depreciation.

Capital gains tax	Tax levied on the income realised from the disposal of a capital asset by a taxpayer. A capital gain is the excess of the selling price over the purchase price of the capital asset.

Capital goods	Durable goods used over a period of time for the production of other goods. See also intermediate goods.

Capital-output ratio	The amount of capital employed to produce a certain level of output.

Carbon tax	An environmental tax on emissions of carbon dioxide (CO2).

Category A, B and C municipalities	Municipal categories established by the Constitution: Category A, or metropolitan municipalities; Category B, or local municipalities; and Category C, or district municipalities.

Clean development mechanism	An initiative developed under the Kyoto Protocol that allows emission-reduction projects in developing countries to earn certified emission-reduction credits, each equivalent to one tonne of CO2. These credits can be traded and sold, and used to meet emission-reduction targets.

Collective bargaining	Negotiations between employees and employers on procedures and rules to cover conditions of work and rates of pay.

Conditional grants	Allocations of money from one sphere of government to another, conditional on certain services being delivered or on compliance with specified requirements.

Connected person debt/credit	Debt or credit granted by a person/entity to a connected person/entity. In the case of a holding company, for example, a subsidiary company would be a connected person.

GLOSSARY

Consolidated general government	National, provincial and local government, as well as extra-budgetary government institutions and social security funds.

Consolidated government expenditure	Total expenditure by national and provincial government, social security funds and selected public entities, including transfers and subsidies to municipalities, businesses and other entities.

Consumer price index (CPI)	The measure of inflation based on prices in a basket of goods and services.

Consumption expenditure	Expenditure on goods and services, including salaries, which are used up within a short period of time, usually a year.

Contingency reserve	An amount set aside, but not allocated in advance, to accommodate changes to the economic environment and to meet unforeseeable spending pressures.

Contingent liability	A government obligation, such as a guarantee, that will only result in expenditure upon the occurrence of a specific event.

Controlled foreign entity	A foreign business in which South Africans hold a greater than 50 per cent interest, usually of the share capital of a company.

Corporatisation	The transformation of state-owned enterprises into commercial entities, subject to commercial legal requirements and governance structures, while retaining state ownership.

Cost-push inflation	Inflation that is caused by an increase in production costs, such as wages or oil prices.

Countercyclical fiscal policy	Policy that has the opposite effect on economic activity to that caused by the business cycle, such as slowing spending growth in a boom period and accelerating spending in a recession.

Coupon (bond)	The periodic interest payment made to bondholders during the life of the bond. The interest is usually paid twice a year.

Credit rating	An indicator of the risk of default by a borrower or the riskiness of a financial instrument. Grades such as AAA, Baa2 and D are given, signifying the extent of the borrower’s capacity to meet its financial obligations or the probability that the value of the financial instrument will be realised.

Crowding-in	An increase in private investment through the income-raising effect of government spending financed by deficits.

Crowding-out	A fall in private investment or consumption as a result of increased government expenditure financed through borrowing, thereby competing for loanable funds and raising the interest rate, which curtails private investment and consumption spending.

Currency risk	The potential for a change in the price of a currency that would affect investors with assets, liabilities or operations denominated in other currencies.

Current account (of the balance of payments)	The difference between total imports and total exports, taking into account service payments and receipts, interest, dividends and transfers. The current account can be in deficit or surplus. See also trade balance.

2015 BUDGET REVIEW

Current balance	The difference between revenue and current expenditure, which consists of compensation of employees, goods and services, and interest and rent on land.

Current expenditure	Government expenditure on salaries and goods and services, such as rent, maintenance and interest payments. See also consumption expenditure.

Customs duties	Tax levied on imported goods.

Debenture	An unsecured loan backed by general credit rather than by specified assets.

Debt-service costs	The cost of interest on government debt and other costs directly associated with borrowing.

Debt switching	The exchange of bonds to manage refinancing risk or improve tradability.

Deleveraging	The reduction of debt previously used to increase the potential return of an investment.

Depreciation (capital)	A reduction in the value of fixed capital as a result of wear and tear or redundancy.

Depreciation (exchange rate)	A reduction in the external value of a currency.

Derivative financial instrument	A financial asset that derives its value from an underlying asset, which may be a physical asset such as gold, or a financial asset such as a government bond.

Designated countries	Foreign countries from which income may be exempt from South African tax under certain circumstances. See also double tax agreement.

Development finance institutions	State agencies that aim to meet the credit needs of riskier but socially and economically desirable projects that are beyond the acceptance limits of commercial banks.

Direct taxes	Taxes charged on taxable income or capital of individuals and legal entities.

Disposable income	Total income by households less all taxes and employee contributions.

Dissaving	An excess of current expenditure, including the depreciation of fixed capital, over current income.

Dividend	The distribution of a portion of a company’s earnings to a class of its shareholders.

Dividend withholding tax	A tax on dividends that is subtracted and withheld by a company or intermediary before the net dividend is paid to the shareholder.

Division of revenue	The allocation of funds between spheres of government, as required by the Constitution. See also equitable share.

Domestic demand	The total level of spending in an economy, including imports but excluding exports.

GLOSSARY

Double tax agreement	An agreement between two countries to prevent income that is taxed in one country from being taxed in the other as well. See also designated countries.

Economically active population	The part of the population that is of working age and is either employed or seeking work.

Economic cost	The cost of an alternative that must be forgone to pursue a certain action. In other words, the benefits that could have been received by taking an alternative action.

Economic growth	An increase in the total amount of output, income and spending in the economy.

Economic rent	The difference between the return made by a factor of production (capital or labour) and the return necessary to keep the factor in its current occupation. For example, a firm making excess profits is earning economic rent.

Effective tax rate	Actual tax liability (or a reasonable estimate thereof) expressed as a percentage of a pre-tax income base rather than as a percentage of taxable income. In other words, tax rates that take into account not only the statutory or nominal tax rate, but also other aspects of the tax system (for example, allowable deductions), which determine the tax liability.

Embedded derivative	A provision in a contract modifying its cash flows by making them dependent on an underlying measure – such as interest or exchange rates, or commodity prices – the value of which changes independently.

Emerging economies	A name given by international investors to middle-income economies.

Employment coefficient	The ratio of employment growth to economic growth.

Equalisation Fund levy	A dedicated fuel levy used to subsidise the local synthetic fuel industry. It is also used to smooth the impact of fluctuations in the international oil price (and exchange rate) on the domestic fuel price.

Equitable share	The allocation of revenue to the national, provincial and local spheres of government as required by the Constitution. See also division of revenue.

Equity finance	Raising money by selling shares of stock to investors, who receive an ownership interest in return.

Exchange control	Rules that regulate the flow of currency out of South Africa, or restrict the amount of foreign assets held by South African individuals and companies.

Exchange-traded funds	Funds that track indexes, commodities or baskets of assets, and trade like stocks.

Excise duties	Taxes on the manufacture or sale of certain domestic or imported products. Excise duties are usually charged on products such as alcoholic beverages, tobacco and petroleum.

2015 BUDGET REVIEW

Extra-budgetary institutions	Public entities not directly funded from the fiscus.

Fair-value adjustment	A change in the value of an asset or liability resulting from the periodic reassessment of its expected future economic in- or outflows.

Financial account	A statement of all financial transactions between the nation and the rest of the world, including portfolio and fixed investment flows and movements in foreign reserves.

Financial and Fiscal Commission (FFC)	An independent body established by the Constitution to make recommendations to Parliament and provincial legislatures about financial issues affecting the three spheres of government.

Financial Services Board	An independent institution established by statute that regulates insurers, intermediaries, retirement funds, friendly societies, unit trust schemes, management companies and financial markets.

Financial Stability Board	An international body made up of representatives of financial authorities and institutions, and central banks. It proposes regulatory, supervisory and other policies in the interest of financial stability.

Financial year	The 12 months according to which companies and organisations budget and account. See also fiscal year.

Fiscal consolidation	Policy aimed at reducing government deficits and debt accumulation.

Fiscal incidence	The combined overall economic impact that fiscal policy has on the economy.

Fiscal policy	Policy on taxation, public spending and borrowing by the government.

Fiscal space	The ability of government’s budget to provide additional resources for a desired programme without jeopardising fiscal or debt sustainability.

Fiscal year	The 12 months on which government budgets are based, beginning 1 April and ending 31 March of the subsequent calendar year.

Fixed-income bond	A bond that pays a specific interest rate.

Fixed investment/capital formation	Spending on buildings, machinery and equipment contributing to production capacity in the economy. See also gross fixed capital formation.

Floating rate notes	A bond on which the interest rate is reset periodically in line with a money market reference rate.

Flow-through vehicles	A vehicle, such as a trust, where income earned is treated as income of the vehicle’s beneficiaries.

Foreign currency swaps	The exchange of principal and/or interest payments in one currency for those in another.

Foreign direct investment (FDI)	The acquisition of a controlling interest by governments, institutions or individuals of a business in another country.

GLOSSARY

Forward book	The total amount of contracts for the future exchange of foreign currency entered into by the Reserve Bank at any given point in time.

Forward cover	Transactions involving an agreed exchange rate at which foreign currency will be purchased or sold at a future date.

Forward markets	Markets in which currencies, commodities or securities are bought and sold at agreed prices for delivery at specified future dates.

Fringe benefit	A benefit supplementing an employee’s wages or salary, such as medical insurance, company cars, housing allowances and pension schemes.

Fuel levy	An excise tax on liquid fuels.

Function shift	The movement of a function from one departmental vote or sphere of government to another.

Funded pension arrangements	A pension scheme in which expected future benefits are funded in advance and as entitlement accrues.

Gold and foreign exchange reserves	Reserves held by the Reserve Bank to meet foreign exchange obligations and to maintain liquidity in the presence of external shocks.

Government debt	The total amount of money owed by the government as a consequence of its past borrowing.

Government guarantee	An assurance made by government to a lender that a financial obligation will be honoured, even if the borrowing government institution is unable to repay the debt.

Green paper	A policy document intended for public discussion.

Gross borrowing requirement	The sum of the main budget balance, extraordinary receipts and payments (referred to as National Revenue Fund receipts and payments), and maturing debt. The amount is funded through domestic short- and long-term loans, foreign loans and changes in cash balances.

Gross domestic product (GDP)	A measure of the total national output, income and expenditure in the economy. GDP per head is the simplest overall measure of welfare, although it does not take account of the distribution of income, nor of goods and services that are produced outside the market economy, such as work within the household.

Gross domestic product inflation	A measure of the total increase in prices in the whole economy. Unlike CPI inflation, GDP inflation includes price increases in goods that are exported and intermediate goods such as machines, but excludes imported goods.

Gross fixed capital formation	The addition to a country’s fixed capital stock during a specific period, before provision for depreciation.

Gross value added	The value of output less intermediate consumption. It is also a measure of the contribution to the economy made by an industry or sector.

2015 BUDGET REVIEW

Hedging	An action taken by a buyer or seller to protect income against changes in prices, interest rates or exchange rates.

Horizontal equity	A principle in taxation that holds that similarly situated taxpayers should face a similar tax treatment or tax burden. In other words, taxpayers with the same amount of income or capital should be accorded equal treatment.

Impaired advances	Loans or advances that may not be collected in full.

Impairment	A reduction in the recorded value of a long-lived asset arising from circumstances that prevent the asset from generating the future economic benefits previously expected and recorded.

Import parity pricing	When a firm sells goods locally at the price customers would pay if they were to import the same goods from another country.

Inclusion rate	The portion of the net capital gain derived from the disposal of an asset that will be taxed at the applicable rate.

Independent Power Producers Initiative	A programme to establish and support electricity generation from the private sector.

Industrial development zone	Designated sites linked to an international air or sea port, supported by incentives to encourage investment in export-orientated manufacturing and job creation.

Inflation	An increase in the overall price level of goods and services in an economy over a specific period of time.

Inflation targeting	A monetary policy framework intended to achieve price stability over a certain period of time.

Intermediate goods	Goods produced to be used as inputs in the production of final goods.

Inventories	Stocks of goods held by firms. An increase in inventories reflects an excess of output relative to spending over a period of time.

Labour intensity	The relative amount of labour used to produce a unit of output.

Liquidity	The ease with which assets can be bought and sold.

Liquidity requirements	The amount of liquid or freely convertible assets that banks are required to hold relative to their liabilities, for prudential and regulatory purposes.

Liquidity risk	The risk that an asset might not easily and quickly be converted into cash through sale, or the risk to a debtor that it cannot meet its current debt obligations.

Lump-sum benefit	A one-time payment for the total or partial value of an asset, usually received in place of recurring smaller payments.

M3	The broadest definition of money supply in South Africa, including notes and coins, demand and fixed deposits, and credit.

GLOSSARY

Macroeconomics	The branch of economics that deals with the whole economy – including issues such as growth, inflation, unemployment and the balance of payments.

Marginal income tax rate	The rate of tax on an incremental unit of income.

Marginal lending rate	A penalty rate of interest charged by the Reserve Bank for lending to financial institutions in the money market in excess of the daily liquidity provided to the money market at the repurchase rate. See also repurchase agreements.

Marketable securities	Tradable financial securities listed with a securities exchange.

Means test	A method for determining whether someone qualifies for state assistance.

Medium Term Expenditure Committee (MTEC)	The technical committee responsible for evaluating the medium-term expenditure framework budget submissions of national departments and making recommendations to the Minister of Finance regarding allocations to national departments.

Medium-term expenditure framework (MTEF)	The three-year spending plans of national and provincial governments, published at the time of the Budget.

Microeconomics	The branch of economics that deals with the behaviour of individual firms, consumers and sectors.

Ministers’ Committee on the Budget	The political committee that considers key policy and budgetary issues that pertain to the budget process before they are tabled in Cabinet.

Monetary policy	Policy concerning total money supply, exchange rates and the general level of interest rates.

Money supply	The total stock of money in an economy.

National budget	The projected revenue and expenditures that flow through the National Revenue Fund. It does not include spending by provinces or local government from their own revenues.

National Development Plan	A planning framework prepared by the National Planning Commission that aims to eliminate poverty and reduce inequality by 2030.

National Revenue Fund	The consolidated account of the national government into which all taxes, fees and charges collected by SARS and departmental revenue must be paid.

Negotiable certificate of deposit	Short-term deposit instruments issued by banks, at a variable interest rate, for a fixed period.

Net borrowing requirement	The sum of the main budget balance, extraordinary receipts and extraordinary payments (referred to as National Revenue Fund receipts and payments). Deficits increase the borrowing requirement; surpluses reduce the requirement.

Net exports	Exports less imports.

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Net open foreign currency position	Gold and foreign exchange reserves minus the oversold forward book. The figure is expressed in dollars.

Net trade	The difference between the value of exports and the value of imports.

Nominal exchange rates	The current rate of exchange between the rand and foreign currencies. The “effective” exchange rate is a trade-weighted average of the rates of exchange with other currencies.

Nominal wage	The return, or wage, to employees at the current price level.

Non-competitive bid auction	An auction in which an investor agrees to purchase a certain number of securities such as bonds at the average price of all competitive bids over a given period of time.

Non-financial public enterprises	Government-owned or controlled organisations that deliver goods and non-financial services, trading as business enterprises, such as Eskom or Transnet.

Non-interest expenditure	Total expenditure by government less debt-service costs.

Non-tax revenue	Income received by government as a result of administrative charges, licences, fees, sales of goods and services, and so on.

Occupation-specific salary dispensation	Revised salary structures unique to identified occupations in the public service, including doctors, nurses and teachers.

Opportunity cost	The value of that which must be given up to achieve or acquire something. It is represented by the next highest valued alternative use of a resource.

Organisation for Economic Cooperation and Development (OECD)	An organisation of 34 mainly industrialised member countries. South Africa is not a member.

PAYE	The pay-as-you-earn (PAYE) system of income tax withholding requires employers to deduct income tax, and in some cases, the employees’ portion of social benefit taxes, from each paycheque delivered to employees.

Payroll tax	Tax an employer withholds and/or pays on behalf of employees based on employee wages or salaries.

Policy reserve	Additional money in the fiscus to fund new and crucial priorities.

Portfolio investment	Investment in financial assets such as stocks and bonds.

Potential growth	The fastest growth an economy can sustain without increasing inflation.

Presidential Infrastructure Coordinating Commission (PICC)	A commission established by Cabinet to develop, review and coordinate a 20-year infrastructure plan.

GLOSSARY

Price discovery	The process of determining the price level of a commodity or asset based on supply and demand factors.

Primary deficit/surplus	The difference between total revenue and non-interest expenditure. When revenue exceeds non-interest expenditure there is a surplus.

Primary sector	The agricultural and mining sectors of the economy.

Private-sector credit extension	Credit provided to the private sector. This includes all loans, credit cards and leases.

Privatisation	The full or partial sale of state-owned enterprises to private individuals or companies.

Producer price inflation (PPI)	Price increases measured by the producer price index – a measure of the prices paid based mainly on producers’ published price lists.

Productivity	A measure of the amount of output generated from every unit of input. Typically used to measure changes in labour efficiency.

Profit shifting	The allocation of income and expenses between related corporations or branches of the same legal entity to reduce overall tax liability.

Public-benefit organisations (PBOs)	Organisations that are mainly funded by donations from the public and other institutions, which engage in social activities to meet the needs of the general public.

Public entities	Companies, agencies, funds and accounts that are fully or partly owned by government or public authorities and are regulated by law.

Public Finance Management Act (PFMA)	The act regulating financial management of national and provincial government, including the efficiency and effectiveness of public expenditure and the responsibilities of those engaging with government financial management.

Public goods	Goods and services that would not be fully provided in a pure free-market system and are largely provided by government.

Public Investment Corporation (PIC)	A government-owned investment management company that invests funds on behalf of public-sector entities. Its largest client is the Government Employees Pension Fund.

Public-private partnerships (PPPs)	A contractual arrangement whereby a private party performs part of a government function and assumes the associated risks. In return, the private party receives a fee according to predefined performance criteria.

Public sector	National government, provincial government, local government, extra-budgetary governmental institutions, social security funds and non-financial public enterprises.

Public-sector borrowing requirement	The consolidated cash borrowing requirement of general government and non-financial public enterprises.

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Purchasing managers’ index (PMI)	A composite index measuring the change in manufacturing activity compared with the previous month. An index value of 50 indicates no change in activity, a value above 50 indicates increased activity and a value below 50 indicates decreased activity.

Quantitative easing	A measure used by central banks to stimulate economic growth when interest rates are near zero by increasing money supply.

Quarterly Employment Survey	An establishment-based survey conducted by Statistics South Africa to obtain information about the number of employees and gross salaries paid.

Quarterly Labour Force Survey	A household-based survey conducted by Statistics South Africa to measure the dynamics of the labour market, producing indicators such as employment, unemployment and inactivity.

Rating agency	A company that evaluates the ability of countries or other borrowers to honour their debt obligations. Credit ratings are used by international investors as indications of sovereign risk. See also credit rating.

Real effective exchange rate	A measure of the rate of exchange of the rand relative to a trade-weighted average of South Africa’s trading partners’ currencies, adjusted for price trends in South Africa and the countries included.

Real exchange rate	The level of the exchange rate taking account of inflation differences.

Real expenditure	Expenditure measured in constant prices after taking account of inflation.

Real interest rate	The level of interest after taking account of inflation.

Real wage	The return, or wage, to employees, measured at a constant price level.

Recapitalisation	Injection of funds into a company or entity to aid liquidity, either as a loan or in return for equity.

Recession	A period in which national output and income decline. A recession is usually defined as two consecutive quarters of negative growth.

Redemption	The return of an investor’s principal in a fixed-income security, such as a preferred stock or bond.

Refinancing	The repayment of debt at a scheduled time with the proceeds of new loans.

Refinancing risk	The risk that government will not be able to raise money to repay debt at any scheduled point, or that it will have to do so at a high cost.

Regional integration	An economic policy intended to boost economic activity in a geographical area extending beyond one country.

Remuneration	The costs of personnel, including salaries, housing allowances, car allowances and other benefits received by personnel.

Repurchase agreements	Short-term contracts between the Reserve Bank and private banks in the money market to sell specified amounts of money at an interest rate determined by daily auction.

GLOSSARY

Repurchase (repo) rate	The rate at which the Reserve Bank lends to commercial banks.

Reserves (foreign exchange)	Holdings of foreign exchange, either by the Reserve Bank only or by the Reserve Bank and domestic banking institutions.

Residence-based income tax system	A tax system in which the worldwide income accruing to a resident of a country is subject to the taxes of that country.

Revaluation gain/loss	The difference between the value of a foreign currency deposit from the original (historical) rate to execution of a trade based on the spot rate.

Risk premium	A return that compensates for uncertainty.

Saving	The difference between income and spending.

Seasonally adjusted and annualised	Removal of seasonal volatility (monthly or quarterly) from a time series. This provides a measure of the underlying trend in the data.

Secondary rebate	A rebate from income tax, in addition to the primary rebate, that is available to taxpayers aged 65 years and older.

Secondary sector	The part of the economy concerned with the manufacture of goods.

Secondary tax on companies (STC)	Tax on dividends declared by a company, calculated at the rate of 10 per cent of the net amount of dividends declared. This was discontinued in 2012 and replaced with a 15 per cent dividend withholding tax.

Section 21 company	Non-profit entities registered in terms of Section 21 of the Companies Act.

Sector education and training authorities	Institutions funded through employer training levies, responsible for learnership programmes and implementing strategic sector skills plans.

Secured debt instruments	Debt backed or secured by collateral to reduce the risk of lending.

Service and transfer payments	Services involve transactions of non-tangible commodities, while transfers are unrequited transactions that do not generate a counter-economic value (for example, gifts and grants).

Skills development levy	A payroll tax designed to finance training initiatives in terms of the skills development strategy.

Social infrastructure	Infrastructure that supports social services.

Social wage	Social benefits available to all individuals, funded wholly or partly by the state.

Source-based income tax system	A system in which income is taxed in the country where the income originates.

Southern African Customs Union (SACU) agreement	An agreement between South Africa, Botswana, Namibia, Lesotho and Swaziland that allows for the unrestricted flow of goods and services, and the sharing of customs and excise revenue.

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Southern African Development Community (SADC)	A regional intergovernmental organisation that promotes collaboration, economic integration and technical cooperation throughout southern Africa.

Sovereign debt	Debt issued by a government.

Sovereign debt rating	An assessment of the likelihood that a government will default on its debt obligations.

Spatial planning	Planning to influence the geographic distribution of people and economic activity.

Special economic zones	A designated zone where business and trade laws incentivise trade, investment and employment.

Specific excise duty	A tax on each unit of output or sale of a good, unrelated to the value of a good.

Standing appropriations	Government’s expenditure obligations that do not require a vote or statutory provision, including contractual guarantee commitments and international agreements.

Statutory appropriations	Amounts appropriated to be spent in terms of statutes and not requiring appropriation by vote.

Sterilisation	Action taken by the Reserve Bank to neutralise excess cash created in the money market when purchasing foreign currency.

Structural budget balance	A representation of what government revenue and expenditure would be if output were at its potential level, with cyclical variations stripped out.

Structural constraints	Imbalances in the structure of the economy that hinder growth and development.

Switch auction	An auction to exchange bonds to manage refinancing risk or improve tradability.

Syndicated loan	A large loan in which a group of banks work together to provide funds, which they solicit from their clients for the borrower.

Tax amnesty	A period allowed by tax authorities during which taxpayers who are outside the tax net, but should be registered for tax purposes, can register for tax without incurring penalties.

Tax avoidance	When individuals or businesses legitimately use provisions in the tax law to reduce their tax liability.

Tax base	The aggregate value of income, sales or transactions on which particular taxes are levied.

Tax evasion	When individuals or businesses illegally reduce their tax liability.

GLOSSARY

Tax gap	A measure of tax evasion that emerges from comparing the tax liability or tax base declared to the tax authorities with the tax liability or tax base calculated from other sources.

Tax incentives	Specific provisions in the tax code that provide favourable tax treatment to individuals and businesses to encourage specific behaviour or activities.

Tax incidence	The final distribution of the burden of tax. Statutory incidence defines where the law requires a tax to be levied. Economic incidence refers to those who experience a decrease in real income as a result of the imposition of a tax.

Tax loopholes	Unintended weaknesses in the legal provisions of the tax system used by taxpayers to avoid paying tax liability.

Tax-to-GDP ratio	For public finance comparison purposes, a country’s tax burden, or tax-to- GDP ratio, is computed by taking the total tax payments for a particular fiscal year as a fraction or percentage of the GDP for that year.

Term-to-maturity	The time between issuance and expiry.

Terms of trade	An index measuring the ratio of a country’s export prices relative to its import prices.

Tertiary sector	The part of the economy concerned with the provision of services.

Total factor productivity	An index used to measure the efficiency of all inputs that contribute to the production process.

Trade balance	The monetary record of a country’s net imports and exports of physical merchandise. See also current account.

Trade regime	The system of tariffs, quotas and quantitative restrictions applied to protect domestic industries, together with subsidies and incentives used to promote international trade.

Trademark	A legal right pointing distinctly to the origin or ownership of merchandise to which it is applied and legally reserved for the exclusive use of the owner as maker or seller.

Trade-weighted rand	The value of the rand pegged to or expressed relative to a market basket of selected foreign currencies.

Treasury committee	The Cabinet committee that evaluates all requests for additional funds for unavoidable and unforeseen expenditure during a financial year.

Trend GDP growth	The theoretical level of GDP growth determined by the full utilisation of all factors of production (land, labour and capital). Growth above the trend rate results in macroeconomic imbalances such as rising inflation or a weakening of the current account. Increases in trend GDP growth are achieved through capital formation, growth in employment and/or technological development.

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Unallocated reserves	Potential expenditure provision not allocated to a particular use. It mainly consists of the contingency reserve and amounts of money left unallocated by provinces.

Unemployment (broad definition)	All those of working age who are unemployed, including those actively seeking employment and discouraged work seekers.

Unemployment (official definition)	Those of working age, who are unemployed and actively seeking work (excludes discouraged work seekers).

Unit labour cost	The cost of labour per unit of output, calculated by dividing average wages by productivity (output per worker per hour).

Unsecured debt instruments	Debt not backed or secured by collateral to reduce the risk of lending.

Unsecured lending	A loan that is not backed or secured by any type of collateral to reduce the lender’s risk.

User charge	Payments made in exchange for direct benefits accrued, for example, road toll fees.

Vertical equity	A doctrine in taxation that holds that differently situated taxpayers should be treated differently in terms of income tax provisions. In other words, taxpayers with more income and/or capital should pay more tax.

Virement	The transfer of resources from one programme to another within the same department during a financial year.

Vote	An appropriation voted by Parliament.

Water trading account	A departmental account that ring-fences revenue from the sale of bulk water and related services to secure funding to manage the sustainability of water resources and infrastructure.

Weighted average cost of capital	The average rate of return an organisation expects to pay to investors in its securities, such as bonds, debt and shares. Each category of security is accorded a proportionate weight in the calculation.

Withholding tax	Tax on income deducted at source. Withholding taxes are widely used for dividends, interest and royalties.

Yield	A financial return or interest paid to buyers of government bonds. The yield/rate of return on bonds takes into account the total annual interest payments, the purchase price, the redemption value and the amount of time remaining until maturity.

Yield curve	A graph showing the relationship between the yield on bonds of the same credit quality but different maturity at a given point in time.

STATISTICAL TABLES

2015 BUDGET REVIEW

Statistical tables

1	Main budget: revenue, expenditure, budget balance and financing, 2008/09 to 2017/18

2	Main budget: estimates of national revenue – summary of revenue, 1997/98 to 2017/18

3	Main budget: estimates of national revenue – detailed classification of revenue, 2011/12 to 2017/18

4	Main budget: expenditure defrayed from the National Revenue Fund by vote, 2011/12 to 2017/18

5	Consolidated national, provincial and social security funds expenditure: economic classification, 2011/12 to 2017/18

6	Consolidated national, provincial and social security funds expenditure: functional classification, 2011/12 to 2017/18

7	Consolidated government revenue and expenditure: economic classification, 2011/12 to 2017/18

8	Consolidated government expenditure: functional classification, 2011/12 to 2017/18

9	Consolidated government revenue, expenditure and financing, 2011/12 to 2017/18

10	Total debt of government, 1990/91 to 2017/18

11	Net loan debt, provisions and contingent liabilities, 2004/05 to 2017/18

¢	Explanatory notes

The statistical tables present details of the main budget, consolidated national and provincial expenditure, consolidated government expenditure, the borrowing requirement and financing of government debt, total government debt, and provisions and contingent liabilities.

The tables are categorised according to government levels, from the main budget to the consolidated government account. The main budget consists of National Revenue Fund receipts, expenditure either voted by Parliament or allocated by statutory appropriation, and the financing of the deficit. It is the national budget, including transfers to other spheres of government as appropriated.

The consolidated national, provincial and social security funds expenditure consists of the main (national) budget, and the provincial and the social security funds’ budgets or expenditure. These budgets are aggregated and transfers between the three spheres of government are netted out to arrive at a total consolidated expenditure figure. The consolidated government revenue, expenditure and financing budget includes national, provincial and social security funds, the Reconstruction and Development Programme (RDP) Fund and national public entities. This is referred to as the consolidated budget.

While government revenues are concentrated at national level, a large proportion of expenditure has shifted to the provinces since 1994. Equitable share transfers to the nine provinces are included as a government statutory commitment on the National Treasury vote, while the local government equitable share is appropriated on the vote of the Department of Cooperative Governance and Traditional Affairs. The consolidated government account consists of all the activities of national and provincial government, and includes most of the listed public entities. The consolidation also includes several national government business enterprises.

More than 70 per cent of total national expenditure on the 2015/16 main budget consists of transfer payments to other levels of general government, which means that economic and functional classifications of national budget expenditure are not comprehensive. For analysis purposes, it would be preferable to present economic and functional classifications of general government expenditure, but this would require information on expenditure at all levels of general government and on its financing through revenue, balances brought forward and transfer payments (mainly from the national budget). This information is not readily available for local government. Historical data on general government finances are, however, published by the Reserve Bank in its Quarterly Bulletin and by Statistics South Africa.

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Change in recording of extraordinary receipts and payments in the budget tables

Since 2014, the consolidated government accounts have been presented in a more transparent format in line with the International Monetary Fund’s Government Finance Statistics manual (2001). This format provides details of operating activities, capital and infrastructure investment, as well as transactions in financial assets and liabilities. It includes all government transactions in the calculation of the budget balance. Previously, extraordinary receipts and payments were added to the budget deficit to calculate government’s net borrowing requirement. In the new format, there is no longer a difference between the budget balance and the net borrowing requirement. These transactions are now referred to as National Revenue Fund receipts and payments.

Treatment of foreign grants to the RDP Fund

Before 1999/00, foreign grants were paid to the National Revenue Fund and expenditure was included in departmental appropriations. Since 1999/00, no foreign grants for RDP-related purposes have been included in national appropriations. All international technical assistance and other RDP-related grants are paid to the RDP Fund account, which is separated from government accounts. Departments incur expenditure on RDP-related projects by direct requisitions from this account. However, disbursements of foreign grants and technical assistance are included in the consolidated national and provincial expenditure estimates in Tables 5 and 6, and in the consolidated government expenditure in Table 7.

Adjustments due to transactions in government debt

As part of the state’s active management of its debt portfolio, government bonds are repurchased or switched into new bonds. In the process, government may make a capital profit, which is a book entry change in the bond discount. As such, capital profit does not represent actual cash flow and is regarded as a “book profit”, lowering the outstanding debt.

A premium may also be accrued, or payable, in managing the debt portfolio or when entering into new loans. Under the new format, premiums paid and/or received are included as National Revenue Fund receipts and payments, and no longer as extraordinary payments and/or extraordinary receipts.

Sources of information

The information in Tables 1 to 11 on national and provincial government and public entity finances is obtained from the following sources:

•	Reports of the Auditor-General on the Appropriation and Miscellaneous Accounts

•	Printed estimates of revenue and expenditure for the national and provincial budgets

•	The Reserve Bank

•	The Development Bank of Southern Africa (DBSA)

•	The South African Revenue Service (SARS)

•	Monthly press releases of the National Treasury, published in terms of section 32 of the Public Finance Management Act (1999).

Main budget: revenue, expenditure, budget balance and financing (Table 1)

Table 1 summarises the main budget balances since 2008/09 and medium-term estimates to 2017/18. In line with the economic reporting format introduced in 2004/05, the revenue classification has been amended to show departmental sales of capital assets separately.

Repayments of loans and advances, which were previously shown as negative expenditure, have been reclassified as revenue. Given that revenue increased and expenditure decreased by the same amount, the national budget deficit is unaffected.

STATISTICAL TABLES

Appropriations by vote are divided into current payments, transfers and subsidies, payments for capital assets and payments for financial assets. Both current and capital transfers are included in transfers and subsidies, in line with the economic reporting format’s requirements.

The deficit figures presented in this table differ from those presented in budgets before 1995/96 because a number of items that were previously regarded as “below-the-line” expenditure have been included in total expenditure. In addition, revaluations of foreign loan obligations are now excluded from expenditure, in keeping with international practice.

Under the “financing” item, domestic short-term loans include net transactions in Treasury bills and borrowing from the Corporation for Public Deposits. Long-term loans include all transactions in government bonds and foreign loans (new loan issues, repayments on maturity, buy-backs, switches and reverse purchase transactions).

Main budget: estimates of national revenue (Tables 2 and 3)

Table 2 presents a summary of revenue and the details are set out in Table 3. Main budget revenue collections are recorded on an adjusted cash basis as the revenue is recorded in the SARS ledgers. Tax revenue is classified according to standard international categories and departmental receipts according to the economic reporting format’s requirements.

In Table 3, a large amount of data cannot be reclassified to align with the economic reporting format because departments capture these transactions within their ledgers as miscellaneous receipts.

Main budget: expenditure defrayed from the National Revenue Fund by vote (Table 4)

Table 4 contains estimates of expenditure on national budget votes for the period 2011/12 to 2017/18. In 2014/15, amounts included in the budget estimate, the adjusted appropriation and the revised estimate on each vote are shown. Following the 2014 elections, new departments were created, some functions were shifted between departments and some existing departments were renamed. Historical data has been adjusted to account for function shifts between departments. As a result, the figures presented for some departments may differ from their financial statements. Total expenditure, however, is not influenced by these changes.

Consolidated national, provincial and social security funds expenditure (Tables 5 and 6)

Tables 5 and 6 show the economic and functional classification of payments for consolidated national and provincial government and social security funds, including the Unemployment Insurance Fund, the Road Accident Fund and the Compensation Funds. Provincial expenditure estimates are preliminary because their budgets are tabled after the national budget. These estimates are based on preliminary information provided by the provinces and are subject to change before being tabled in provincial legislatures.

The functional classification

The functional classification in this annexure is aligned with the classification of government functions set out in the Government Finance Statistics manual. Before 2009, the functions were classified at a higher, less detailed level. Since then, classification has been presented at a more detailed level, which means that departmental programmes that were allocated to one function can be disaggregated to more due to the availability of detailed information. The historical data published in these tables has been reclassified accordingly. Chapter 5 of the Budget Review, which sets out the medium-term expenditure framework, outlines the budget allocations across these function groups.

To support this approach, data at programme and entity level is aggregated into spending categories, which provides for a higher level of aggregation than in the functional classification. For example, functional classification tables include local development and social infrastructure as distinct functions. The fiscal statistics are an outcome of the budget process and can only be used as a guide to categorise expenditure for budgeting purposes. They are not used as a framework for presenting budget allocations.

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Some of the most important differences between the key spending categories presented in Chapter 5 and the more detailed functional classification presented in the statistical tables are as follows:

•

Basic education and post-school education and training: These two categories are grouped together as part of the education function in the statistical tables. This includes expenditure related to maintaining and supporting the South African school system, and assisting the higher and vocational education sector.

•	Defence, public order and safety: This includes expenditure related to military health, which is classified as part of the health function in the statistical tables.

•	Economic affairs: This function group includes spending on environmental protection, which is a separate category in the statistical tables.

•

General public services: In the key spending categories, transfers made to international organisations are classified within the category of the paying department. In the statistical tables, they are classified under general public services.

Consolidated government revenue and expenditure (Tables 7 and 8)

Tables 7 and 8 show the economic and functional classification of payments for the consolidated government budget. This consists of the consolidated national, provincial and social security figures presented in Tables 5 and 6, combined with general government entities, as well as some government business enterprises.

The government budget consolidation includes all entities controlled and mainly financed by government revenue, where such revenue is defined as either taxes, levies and administrative or service fees prescribed by government, or direct budgetary support in the form of transfer payments. This consolidation also includes a number of government business enterprises, based on the principle that they either sell most of their goods and services to government institutions or departments at regulated prices, and are therefore not businesses in the true sense of the word, or they are directly involved in infrastructure financing and development.

Accordingly, state-owned entities are broadly identified as one of the following:

•	Enterprises that sell mainly to government departments or institutions, have no clear competitors and whose prices are therefore not clearly market related.

•	Science councils that conduct research or fulfil a regulatory or advisory function, where regulatory or administration fees are determined by government.

•

Government-regulated businesses that are primarily financed by a dedicated tax, administration fee or levy, the level of which is dictated by government, or that are directly involved in the maintenance or extension of critical infrastructure.

To present consolidated accounts, all units must adopt the same accounting standards and policies. The format of the accounts, terminology used, classification, transaction coverage and accounting base (cash or accrual) must be the same. In this respect, the consolidated government budget is prepared on the adjusted cash basis of accounting. This is not strictly comparable to the financial information published in the consolidated financial statements, which has two components – a consolidation of departments using the modified cash basis of accounting and a separate consolidation of public entities that apply the accrual basis of accounting.

All transactions that occur between units being consolidated are eliminated. A transaction of one unit is matched with the same transaction as recorded for the second unit and both transactions are eliminated from the consolidation. For example, if a public entity sells a service to a government department and data for the two units is being consolidated, neither the sale nor the purchase of the service is reported. In this way, only transactions between government and non-government entities are recorded, without inflating total government revenue as a result of internal transactions.

STATISTICAL TABLES

Not all intra-entity transactions are eliminated, however, because in the accounting systems of government and many of its agencies, not all such transactions are identifiable. Only those that can be identified have been eliminated. These broadly include:

•

Transactions involving transfers from one government unit to another, including transfers made by national departments to public entities and transfers between public entities (such as water trading entity transfers to water boards).

•	Purchases of goods and services from other government units included in the consolidation (such as transactions between the Trans-Caledon Tunnel Authority, water boards and the water trading entity).

This process is not yet comprehensive. As data collection and recording procedures for transactions improve, additional intra-entity transactions will be identified and removed from the consolidated government budget.

A total of 163 national and provincial departments and 197 entities are included in the 2015 consolidated government budget. The National Treasury is committed to presenting a full consolidation of the whole of general government over time. This means that the consolidated account presented in this budget must still be extended to include local government accounts. A process has been initiated and initial data sets for local government have been published in the Local Government Budgets and Expenditure Review. However, considerable work remains to align this data with the consolidated account, after which it will be included in the consolidation.

A discussion on the consolidation procedures, as well as a detailed list of all entities included in the consolidation, is available in Annexure W2 of the Budget Review on the National Treasury website: www.treasury.gov.za.

Consolidated government revenue, expenditure and financing (Table 9)

Table 9 presents the new format of the government account, which distinguishes between government’s operating activities and its plans to invest in capital and infrastructure.

The balance on the operating account shows the outcome of government’s operating activities, which is a measure of the cost of ongoing operations. It is calculated as the difference between current revenue and current expenditure, and the resulting balance shows how much government must borrow to run its operations. The current balance demonstrates the sustainability of government operations.

Capital investment activities are presented in the capital account. Government’s capital financing requirement is the outcome of this account, which is calculated as the difference between capital revenue and capital expenditure. This account will mainly be in deficit due to continuous investment in infrastructure and substantial capital outlays.

Total debt of government (Table 10)

Table 10 shows the major components of government debt. Net total loan debt consists of total domestic and foreign debt less the cash balances of the National Revenue Fund. Realised and unrealised profits and losses on the gold and foreign exchange contingency reserve account are also disclosed. The projections for 2014/15 to 2017/18 are based on national budget data.

Net loan debt, provisions and contingent liabilities (Table 11)

Provisions are liabilities with uncertain payment dates or amounts. The provisions for the multilateral institutions are the unpaid portion of government’s subscriptions to these institutions, which are payable on request. Contingent liabilities are obligations, such as guarantees, that only result in expenditure when a specific event occurs. Amounts drawn in respect of guarantees and interest on these amounts, if guaranteed, are disclosed. The National Treasury published detailed information on provisions and contingent liabilities in the annual consolidated financial statements of national departments.

2015 BUDGET REVIEW

Table 1 Main budget: Revenue, expenditure, budget balance and financing 1)
		2008/09	2009/10	2010/11	2011/12	2012/13	2013/14
R million		Actual outcome				Preliminary outcome
Main budget revenue
Current revenue		607 867.5	578 691.1	668 489.7	735 418.4	786 079.8	872 465.3
Tax revenue (gross)	2)	625 100.2	598 705.4	674 183.1	742 649.7	813 825.8	900 013.5
Less: SACU payments		-28 920.6	-27 915.4	-14 991.3	-21 760.0	-42 151.3	-43 374.4
Other adjustment	3)	—	—	-2 914.4	—	—	—
Non-tax revenue (departmental receipts)	4)	11 687.9	7 901.1	12 212.3	14 528.6	14 405.3	15 826.2
Financial transactions in assets and liabilities	5)	9 000.5	7 385.7	4 226.3	9 758.2	13 968.1	14 762.9
Sales of capital assets		131.2	36.3	35.4	114.7	94.3	37.0

Total revenue		616 999.2	586 113.1	672 751.5	745 291.3	800 142.2	887 265.1
Main budget expenditure
Direct charges against the National Revenue Fund		269 616.9	311 484.4	350 386.7	390 580.9	426 909.6	462 603.0
Debt-service costs	6)	54 393.7	57 129.2	66 226.8	76 460.0	88 121.1	101 184.7
Provincial equitable share		201 795.6	236 890.8	265 139.4	291 735.5	313 015.8	336 495.3
General fuel levy sharing with metropolitan municipalities		—	6 800.1	7 542.4	8 573.1	9 039.7	9 613.4
Skills levy and SETAs		7 234.1	7 815.6	8 379.3	10 025.3	11 694.5	12 090.2
Other	7)	6 193.4	2 848.7	3 098.8	3 787.0	5 038.5	3 219.4
Appropriated by vote		370 620.6	436 383.5	455 592.4	499 330.6	538 586.0	585 160.9
Current payments	8)	101 323.1	114 745.6	128 898.6	142 697.4	153 960.4	176 508.1
Transfers and subsidies	9)	249 672.6	279 020.7	294 049.0	343 175.4	368 592.2	391 260.3
Payments for capital assets	10)	8 652.1	9 453.9	11 406.9	12 043.4	13 996.0	14 008.5
Payments for financial assets	11)	10 972.6	33 163.3	21 237.9	1 414.4	2 037.4	3 383.9
Unallocated reserves		—	—	—	—	—	—

Total expenditure		640 237.4	747 868.0	805 979.1	889 911.5	965 495.6	1 047 763.8

Main budget balance		-23 238.3	-161 754.9	-133 227.7	-144 620.2	-165 353.3	-160 498.7
Percentage of GDP		-1.0%	-6.3%	-4.7%	-4.7%	-5.0%	-4.4%

Financing
Change in loan liabilities
Domestic short-term loans (net)		12 225.1	49 770.3	34 893.0	18 724.6	22 555.0	23 048.0
Domestic long-term loans (net)		23 059.0	118 855.8	136 849.8	138 500.8	125 767.8	149 414.1
Market loans		44 301.4	132 794.3	150 292.0	154 860.9	161 557.7	172 112.2
Loans issued for switches		-1 947.1	-399.4	93.4	-753.0	-3 851.8	-1 135.3
Redemptions		-19 295.3	-13 539.1	-13 535.6	-15 607.1	-31 938.1	-21 562.8
Foreign loans (net)		-3 954.4	23 257.5	2 839.6	9 135.3	-11 622.0	377.8
Market loans		—	30 872.4	5 151.1	12 025.2	—	19 619.1
Arms procurement loan agreements		3 057.3	800.0	470.4	569.4	60.6	—
World Bank loans		1.4	—	—	—	—	—
Redemptions (including revaluation of loans)	12)	-7 013.1	-8 414.9	-2 781.9	-3 459.3	-11 682.6	-19 241.3
Change in cash and other balances (- increase)		-8 091.4	-30 128.7	-41 354.7	-21 740.5	28 652.5	-12 341.2

Total financing (net)		23 238.3	161 754.9	133 227.7	144 620.2	165 353.3	160 498.7

GDP		2 408 662	2 551 316	2 826 071	3 080 887	3 327 630	3 609 844

National Revenue Fund transactions	13)
National Revenue Fund receipts		8 203.4	6 428.6	3 013.9	5 209.2	12 302.8	11 709.3
National Revenue Fund payments		-4 284.1	-671.2	-838.6	-1 388.3	-2 587.2	-516.3

Net		3 919.3	5 757.4	2 175.3	3 820.9	9 715.6	11 193.0

1)	This table summarises revenue, expenditure and the main budget balance since 2008/09. As available data is incomplete, the estimates are not fully consistent with other sources, such as the government finance statistics series of the Reserve Bank.
2)	Mining leases and ownership has been reclassified as non-tax revenue (rent on land). Historical numbers have been adjusted for comparative purposes.
3)	Payment to Southern African Customs Union partners in respect of a previous error in calculation of the 1969 agreement.
4)	Excludes sales of capital assets, discount and revaluation of foreign loan repayments.
5)	Includes National Revenue Fund receipts (previously classified as extraordinary receipts).
6)	Includes interest, cost of raising loans and management cost but excludes discount on the issue of new government debt instruments and the revaluation of foreign loan repayments.
7)	Includes direct appropriations in respect of the salaries of the President, Deputy President, judges, magistrates, members of Parliament, and National Revenue Fund payments (previously classified as extraordinary payments).

Source: National Treasury

STATISTICAL TABLES

							Table 1 Main budget: Revenue, expenditure, budget balance and financing 1)

2014/15			2015/16	2016/17	2017/18
Budget estimate	Revised estimate	Deviation	Medium-term estimates				R million
							Main budget revenue
958 143.5	943 313.1	-14 830.4	1 045 288.1	1 165 903.3	1 265 321.9		Current revenue
993 650.0	979 000.0	-14 650.0	1 081 275.0	1 179 199.4	1 289 711.0	2)	Tax revenue (gross)
-51 737.7	-51 737.7	-0.0	-51 021.9	-36 513.3	-45 444.3		Less: SACU payments
—	—	—	—	—	—	3)	Other adjustment
16 231.1	16 050.8	-180.3	15 035.0	23 217.2	21 055.3	4)	Non-tax revenue (departmental receipts)
4 571.3	10 871.5	6 300.1	3 922.0	—	—	5)	Financial transactions in assets and liabilities
66.9	84.2	17.3	80.5	84.6	87.5		Sales of capital assets

962 781.8	954 268.8	-8 513.0	1 049 290.6	1 165 987.9	1 265 409.4		Total revenue
							Main budget expenditure
501 666.7	501 605.7	-61.0	537 847.2	577 095.4	615 122.8		Direct charges against the National Revenue Fund
114 900.5	115 016.2	115.7	126 440.4	140 970.9	153 376.0	6)	Debt-service costs
359 921.8	359 921.8	—	382 673.5	405 264.6	428 892.5		Provincial equitable share
10 190.2	10 190.2	—	10 658.9	11 223.8	11 785.0		General fuel levy sharing with metropolitan municipalities
13 440.0	13 200.0	-240.0	14 690.0	16 140.0	17 400.0		Skills levy and SETAs
3 214.2	3 277.6	63.3	3 384.4	3 496.1	3 669.2	7)	Other
637 895.7	633 515.9	-4 379.8	679 497.5	717 849.0	760 739.6		Appropriated by vote
187 903.2	187 717.2	-186.1	194 475.2	207 091.3	218 985.0	8)	Current payments
428 913.4	426 943.5	-1 969.8	464 955.6	493 016.9	522 067.8	9)	Transfers and subsidies
17 508.6	15 466.0	-2 042.6	16 696.1	17 395.4	19 321.7	10)	Payments for capital assets
3 570.5	3 389.1	-181.4	3 370.7	345.5	365.1	11)	Payments for financial assets
3 000.0	—	-3 000.0	5 000.0	15 000.0	45 000.0		Unallocated reserves

1 142 562.4	1 135 121.6	-7 440.8	1 222 344.7	1 309 944.4	1 420 862.4		Total expenditure

-179 780.6	-180 852.8	-1 072.2	-173 054.1	-143 956.5	-155 453.0		Main budget balance
-4.7%	-4.7%	0.1%	-4.1%	-3.2%	-3.2%		Percentage of GDP

							Financing
							Change in loan liabilities
23 000.0	10 000.0	-13 000.0	13 000.0	20 000.0	40 000.0		Domestic short-term loans (net)
132 097.6	156 448.5	24 350.9	144 809.0	115 638.0	97 718.0		Domestic long-term loans (net)
167 102.5	189 856.0	22 753.5	172 500.0	172 500.0	185 000.0		Market loans
—	246.5	246.5	—	—	—		Loans issued for switches
-35 004.9	-33 654.0	1 350.9	-27 691.0	-56 862.0	-87 282.0		Redemptions
1 288.0	8 356.0	7 068.0	7 797.0	4 208.5	13 373.0		Foreign loans (net)
16 290.0	22 952.0	6 662.0	11 530.0	16 815.5	17 115.0		Market loans
—	—	—	—	—	—		Arms procurement loan agreements
—	—	—	—	—	—		World Bank loans
-15 002.0	-14 596.0	406.0	-3 733.0	-12 607.0	-3 742.0	12)	Redemptions (including revaluation of loans)
23 395.0	6 048.3	-17 346.7	7 448.1	4 110.0	4 362.0		Change in cash and other balances (- increase)

179 780.6	180 852.8	1 072.2	173 054.1	143 956.5	155 453.0		Total financing (net)

3 789 630	3 879 920	90 290	4 191 752	4 538 780	4 926 134		GDP

						13)	National Revenue Fund transactions
2 850.0	8 942.1	6 092.1	2 000.0	5 400.0	2 500.0		National Revenue Fund receipts
—	-310.9	-310.9	-121.0	—	—		National Revenue Fund payments

2 850.0	8 631.2	5 781.2	1 879.0	5 400.0	2 500.0		Net

8)	Includes compensation of employees, payments for goods and services, interest and rent on land. Payment for medical benefits to former employees has been moved to transfers.
9)	Includes current and capital transfers and subsidies to business, households, foreign countries and other levels and funds of general government.
10)	Includes acquisition and own account construction of new assets and the cost of upgrading, improving and extending to existing capital assets.
11)	Consists mainly of lending to public corporations or making equity investments in them for policy purposes. Previously included in transfers and subsidies.
12)	Revaluation estimates are based on National Treasury’s projection of exchange rates.
13)	National Revenue Fund payments include premiums paid on loan transactions and revaluation adjustments when utilising foreign exchange deposits.

National Revenue Fund receipts include proceeds from the sale of state assets, premiums received on loan transactions and revaluation adjustments when utilising foreign exchange deposits.

2015 BUDGET REVIEW

Table 2

Main budget: estimates of national revenue

Summary of revenue 1)

R million		1997/98	1998/99	1999/00	2000/01	2001/02	2002/03	2003/04
Taxes on income and profits		95 003.6	108 021.5	116 148.9	126 145.2	147 310.4	164 565.9	171 962.8
Persons and individuals		68 342.4	77 733.9	85 883.8	86 478.0	90 389.5	94 336.7	98 495.1
Gold mines		332.5	188.6	—	—	—	—	—
Other mines		1 349.4	1 946.1	—	—	—	—	—
Companies		19 696.4	20 388.0	20 971.6	29 491.8	42 354.5	55 745.1	60 880.8
Secondary tax on companies/Dividend tax		1 446.4	1 930.8	3 149.9	4 031.3	7 162.7	6 325.6	6 132.9
Tax on retirement funds		3 229.7	5 098.8	5 330.4	5 219.8	6 190.6	6 989.7	4 897.7
Other	1)	606.8	735.3	813.1	924.3	1 213.1	1 169.0	1 556.3
Taxes on payroll and workforce		—	—	0.1	1 257.4	2 717.3	3 352.1	3 896.4
Skills development levy	2)	—	—	0.1	1 257.4	2 717.3	3 352.1	3 896.4
Taxes on property		2 618.4	2 830.4	3 808.4	3 978.8	4 628.3	5 084.6	6 707.5
Donations tax		17.7	9.1	15.2	32.1	20.6	17.7	17.1
Estate duty		302.6	256.4	304.2	442.7	481.9	432.7	417.1
Securities transfer tax	3)	442.3	721.1	1 090.4	1 102.1	1 212.8	1 205.2	1 101.1
Transfer duties		1 855.8	1 565.4	1 821.6	2 401.9	2 913.0	3 429.0	5 172.1
Demutualisation charge		—	278.5	577.0	—	—	—	—
Domestic taxes on goods and services		60 619.0	66 213.2	72 184.7	78 877.5	86 885.1	97 311.5	110 108.6
Value-added tax	4)	40 095.6	43 985.4	48 376.8	54 455.2	61 056.6	70 149.9	80 681.8
Specific excise duties		7 425.8	8 052.8	8 886.1	9 126.6	9 797.2	10 422.6	11 364.6
Ad valorem excise duties		581.6	518.9	584.3	693.9	776.1	1 050.2	1 016.2
General fuel levy		12 091.2	13 640.0	14 289.8	14 495.3	14 923.2	15 333.8	16 652.4
Air departure tax		—	—	—	85.8	296.4	324.8	367.2
Other	5)	424.8	16.0	47.6	20.7	35.5	30.3	26.5
Taxes on international trade and transactions		5 638.6	6 052.5	6 778.1	8 226.6	8 680.1	9 619.8	8 414.3
Customs duties		6 055.7	5 985.7	6 517.8	7 853.6	8 632.2	9 330.7	8 479.4
Import surcharges		-1.4	1.6	0.4	0.0	0.5	0.0	—
Other	6)	-415.7	65.2	259.9	372.9	47.5	289.1	-65.1

Stamp duties and fees		1 483.8	1 489.0	1 618.9	1 561.6	1 767.2	1 572.4	1 360.1
State miscellaneous revenue	7)	-36.0	179.3	727.0	72.0	306.7	433.0	-7.1

TOTAL TAX REVENUE (gross)		165 327.4	184 785.9	201 265.9	220 119.1	252 295.0	281 939.3	302 442.6
Non-tax revenue	8)	6 246.7	7 553.8	11 332.1	6 852.4	8 331.4	12 995.7	8 309.5
Less: SACU payments	9)	-5 237.2	-5 576.7	-7 197.3	-8 396.1	-8 204.8	-8 259.4	-9 722.7

TOTAL MAIN BUDGET REVENUE		166 337.0	186 763.0	205 400.7	218 575.4	252 421.5	286 675.6	301 029.4

Current revenue		166 318.5	186 736.2	205 359.0	218 531.9	252 417.4	286 617.8	301 012.9
Direct taxes		95 323.9	108 565.5	117 045.3	127 877.4	150 530.1	168 368.4	176 293.5
Indirect taxes		70 039.5	76 041.1	83 493.7	92 169.7	101 458.2	113 137.9	126 156.1
State miscellaneous revenue		-36.0	179.3	727.0	72.0	306.7	433.0	-7.1
Non-tax revenue (excluding sales of capital assets)	11)	6 228.3	7 526.9	11 290.4	6 808.9	8 327.2	12 937.9	8 293.0
Less: SACU payments		-5 237.2	-5 576.7	-7 197.3	-8 396.1	-8 204.8	-8 259.4	-9 722.7
Sales of capital assets		18.4	26.9	41.7	43.5	4.2	57.8	16.5

National Revenue Fund receipts	12)	2 947.4	2 757.6	7 238.3	2 983.5	4 159.1	8 167.9	1 598.2

1)	Includes interest on overdue income tax, non-resident shareholders’ tax (prior to 1999/00), non-residents’ tax on interest (prior to 1999/00), undistributed profits tax (prior to 1999/00) and small business tax amnesty (in 2006/07, 2007/08 and 2008/09).
2)	Levy on payroll dedicated to skills development.
3)	The securities transfer tax replaced the uncertificated securities tax from 1 July 2008. The uncertificated securities tax replaced the marketable securities tax from 1 June 1999.
4)	The value-added tax (VAT) replaced the general sales tax in September 1991.
5)	Includes plastic bag levy (from 2004/05), Universal Service Fund (from 1998/99), Human Resources Fund and Universal Service Agency (in 1998/99 and 1999/00), levies on financial services (up to 2004/05) and carbon dioxidemotor vehicle emissions tax (from 2010/11). Mining leases and ownership has been reclassified as non-tax revenue. The historical years from 1998/99 have been adjusted for comparative purposes.

Source: National Treasury

STATISTICAL TABLES

								Table 2 Main budget: estimates of national revenue Summary of revenue 1)

2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11
Actual collections								R million
195 219.1	230 803.6	279 990.5	332 058.3	383 482.7	359 044.8	379 941.2		Taxes on income and profits
110 981.9	125 645.3	140 578.3	168 774.4	195 145.7	205 145.0	226 925.0		Persons and individuals
—	—	—	—	—	—	—		Gold mines
—	—	—	—	—	—	—		Other mines
70 781.9	86 160.8	118 998.6	140 119.8	165 539.0	134 883.4	132 901.7		Companies
7 487.1	12 277.6	15 291.4	20 585.4	20 017.6	15 467.8	17 178.2		Secondary tax on companies/Dividend tax
4 406.1	4 783.1	3 190.5	285.4	143.3	42.7	2.8		Tax on retirement funds
1 562.2	1 936.7	1 931.7	2 293.3	2 637.2	3 505.9	2 933.6	1)	Other
4 443.3	4 872.0	5 597.4	6 330.9	7 327.5	7 804.8	8 652.3		Taxes on payroll and workforce
4 443.3	4 872.0	5 597.4	6 330.9	7 327.5	7 804.8	8 652.3	2)	Skills development levy
9 012.6	11 137.5	10 332.3	11 883.9	9 477.1	8 826.4	9 102.3		Taxes on property
25.2	29.5	47.0	27.6	125.0	60.1	64.6		Donations tax
506.9	624.7	747.4	691.0	756.7	759.3	782.3		Estate duty
1 365.9	1 973.4	2 763.9	3 757.1	3 664.5	3 324.0	2 932.9	3)	Securities transfer tax
7 114.6	8 510.0	6 774.0	7 408.2	4 930.9	4 683.0	5 322.5		Transfer duties
—	—	—	—	—	—	—		Demutualisation charge
131 980.6	151 223.7	174 671.4	194 690.3	201 416.0	203 666.8	249 490.4		Domestic taxes on goods and services
98 157.9	114 351.6	134 462.6	150 442.8	154 343.1	147 941.3	183 571.4	4)	Value-added tax
13 066.7	14 546.5	16 369.5	18 218.4	20 184.5	21 289.3	22 967.6		Specific excise duties
1 015.2	1 157.3	1 282.7	1 480.5	1 169.5	1 275.9	1 596.2		Ad valorem excise duties
19 190.4	20 506.7	21 844.6	23 740.5	24 883.8	28 832.5	34 417.6		General fuel levy
412.2	458.2	484.8	540.6	549.4	580.3	647.8		Air departure tax
138.3	203.4	227.2	267.5	285.7	405.7	1 293.3	5)	Other
13 286.5	18 201.9	24 002.2	27 081.9	22 852.4	19 318.9	26 977.1		Taxes on international trade and transactions
12 888.4	18 303.5	23 697.0	26 469.9	22 751.0	19 577.1	26 637.4		Customs duties
—	—	—	—	—	—	—		Import surcharges
398.1	-101.6	305.2	612.0	101.4	-258.3	339.7	6)	Other
1 167.7	792.8	615.7	557.1	571.8	49.5	3.1		Stamp duties and fees
-130.9	164.2	339.2	212.2	-27.4	-5.7	16.7	7)	State miscellaneous revenue

354 978.8	417 195.7	495 548.6	572 814.6	625 100.2	598 705.4	674 183.1		TOTAL TAX REVENUE (gross)
8 695.4	15 602.3	14 281.4	14 542.4	20 819.6	15 323.1	16 474.0	8)	Non-tax revenue
-13 327.8	-14 144.9	-25 194.9	-24 712.6	-28 920.6	-27 915.4	-14 991.3	9)	Less: SACU payments

350 346.5	418 653.1	484 635.1	562 644.4	616 999.2	586 113.1	672 751.5		TOTAL MAIN BUDGET REVENUE

350 316.3	418 573.8	484 596.3	562 414.2	616 868.0	586 076.8	672 716.0		Current revenue
200 194.5	236 329.7	286 382.4	339 107.8	391 691.9	367 669.0	389 440.5		Direct taxes
154 915.3	180 701.8	208 827.1	233 494.6	233 435.6	231 042.1	284 726.0		Indirect taxes
-130.9	164.2	339.2	212.2	-27.4	-5.7	16.7		State miscellaneous revenue
8 665.2	15 523.0	14 242.6	14 312.2	20 688.4	15 286.8	16 438.5	11)	Non-tax revenue (excluding sales of capital assets)
-13 327.8	-14 144.9	-25 194.9	-24 712.6	-28 920.6	-27 915.4	-17 905.7		Less: SACU payments
30.2	79.3	38.8	230.2	131.2	36.3	35.4		Sales of capital assets

2 492.0	6 905.2	3 438.1	1 849.8	8 203.4	6 428.6	3 013.9	12)	National Revenue Fund receipts

6)	Includes miscellaneous customs and excise receipts, ordinary levy (up to 2004/05) and diamond export duties.
7)	Includes revenue received by SARS that could not be allocated to a specific revenue type.
8)	Includes sales of goods and services, fines, penalties and forfeits, interest, dividends and rent on land (including mineral and petroleum royalties), sales of capital assets as well as transactions in financial assets and liabilities.
9)	Payments in terms of SACU agreements.
10)	Payment to SACU partners in respect of a previous error in calculation of the 1969 agreement.
11)	Excludes sales of capital assets.
12)	Previously classified as extraordinary revenue, includes sales of strategic fuel stocks, proceeds from sales of state assets and certain other receipts are, by law, paid into the National Revenue Fund.

2015 BUDGET REVIEW

Table 2

Main budget: estimates of national revenue

Summary of revenue 1)

		2011/12	2012/13	2013/14	2014/15		2015/16
		Actual collections			Revised estimates	% change on actual 2013/14	Budget estimates
							Before	After
R million							tax proposals
Taxes on income and profits		426 583.7	457 313.8	507 759.2	556 700.0	9.6%	621 040.3	620 890.3
Persons and individuals		250 399.6	275 821.6	309 834.1	350 000.0	13.0%	393 889.6	393 889.6
Companies		151 626.7	159 259.2	177 324.3	183 000.0	3.2%	202 182.1	202 032.1
Secondary tax on companies/Dividend tax		21 965.4	19 738.7	17 308.8	21 400.0	23.6%	22 483.8	22 483.8
Tax on retirement funds		6.7	0.2	—	—	—	—	—
Other	1)	2 585.3	2 494.1	3 292.0	2 300.0	-30.1%	2 484.7	2 484.7
Taxes on payroll and workforce		10 173.1	11 378.5	12 475.6	13 200.0	5.8%	14 690.0	14 690.0
Skills development levy	2)	10 173.1	11 378.5	12 475.6	13 200.0	5.8%	14 690.0	14 690.0
Taxes on property		7 817.5	8 645.2	10 487.1	12 602.7	20.2%	13 591.7	13 691.7
Donations tax		52.7	82.1	112.8	172.4	52.9%	186.2	186.2
Estate duty		1 045.2	1 013.0	1 101.5	1 430.3	29.9%	1 545.2	1 545.2
Securities transfer tax	3)	2 886.1	3 271.9	3 784.3	4 300.0	13.6%	4 645.4	4 645.4
Transfer duties		3 833.6	4 278.3	5 488.5	6 700.0	22.1%	7 214.9	7 314.9
Domestic taxes on goods and services		263 949.9	296 921.5	324 548.2	355 717.9	9.6%	381 101.9	389 427.3
Value-added tax	4)	191 020.2	215 023.0	237 666.6	260 600.0	9.6%	283 793.6	283 793.6
Specific excise duties		25 411.1	28 377.7	29 039.5	32 000.0	10.2%	32 647.9	34 483.3
Ad valorem excise duties		1 828.3	2 231.9	2 363.3	3 231.7	36.7%	3 491.2	3 491.2
General fuel levy		36 602.3	40 410.4	43 684.7	48 200.0	10.3%	49 176.0	55 666.0
Air departure tax		762.4	873.1	878.7	966.3	10.0%	1 043.9	1 043.9
Electricity levy		6 429.7	7 983.9	8 818.9	8 600.0	-2.5%	8 774.1	8 774.1
Other	5)	1 895.8	2 021.4	2 096.5	2 119.9	1.1%	2 175.1	2 175.1
Taxes on international trade and transactions		34 121.0	39 549.1	44 732.2	40 779.4	-8.8%	42 575.8	42 575.8
Customs duties		34 197.9	38 997.9	44 178.7	39 900.0	-9.7%	41 660.0	41 660.0
Other	6)	-76.9	551.2	553.4	879.4	58.9%	915.8	915.8
Stamp duties and fees		-2.9	0.5	31.7	—	-100.0%	—	—
State miscellaneous revenue	7)	7.4	17.2	-20.3	—	—	—	—

TOTAL TAX REVENUE (gross)		742 649.7	813 825.8	900 013.5	979 000.0	8.8%	1 072 999.7	1 081 275.0
Non-tax revenue	8)	24 401.5	28 467.7	30 626.1	27 006.5	-11.8%	19 037.5	19 037.5
Less: SACU payments	9)	-21 760.0	-42 151.3	-43 374.4	-51 737.7	19.3%	-51 021.9	-51 021.9
Other adjustment	10)	—	—	—	—	—	—	—

TOTAL MAIN BUDGET REVENUE		745 291.3	800 142.2	887 265.1	954 268.8	7.6%	1 041 015.3	1 049 290.6

Current revenue		745 176.5	800 047.9	887 228.1	954 184.6	7.5%	1 040 934.8	1 049 210.1
Direct taxes		437 854.7	469 787.4	521 449.0	571 502.7	9.6%	637 461.7	637 311.7
Indirect taxes		304 787.6	344 021.2	378 584.8	407 497.3	7.6%	435 538.0	443 963.3
State miscellaneous revenue		7.4	17.2	-20.3	—	-100.0%	—	—
Non-tax revenue (excluding sales of capital assets)	11)	24 286.8	28 373.4	30 589.1	26 922.3	-12.0%	18 957.1	18 957.1
Less: SACU payments		-21 760.0	-42 151.3	-43 374.4	-51 737.7	19.3%	-51 021.9	-51 021.9
Sales of capital assets		114.7	94.3	37.0	84.2	127.5%	80.5	80.5

National Revenue Fund receipts	12)	5 209.2	12 302.8	11 709.3	8 942.0	-23.6%	2 000.0	2 000.0

1)	Includes interest on overdue income tax, non-resident shareholders’ tax (prior to 1999/00), non-residents’ tax on interest (prior to 1999/00), undistributed profits tax (prior to 1999/00) and small business tax amnesty (in 2006/07, 2007/08 and 2008/09).
2)	Levy on payroll dedicated to skills development.
3)	The securities transfer tax replaced the uncertificated securities tax from 1 July 2008. The uncertificated securities tax replaced the marketable securities tax from 1 June 1999.
4)	The value-added tax (VAT) replaced the general sales tax in September 1991.
5)	Includes plastic bag levy (from 2004/05), Universal Service Fund (from 1998/99), Human Resources Fund and Universal Service Agency (in 1998/99 and 1999/00), levies on financial services (up to 2004/05) and carbon dioxidemotor vehicle emissions tax (from 2010/11). Mining leases and ownership has been reclassified as non-tax revenue. The historical years from 1998/99 have been adjusted for comparative purposes.

Source: National Treasury

STATISTICAL TABLES

							Table 2 Main budget: estimates of national revenue Summary of revenue 1)

2015/16		2016/17		2017/18
% change on revised 2014/15	% of total budget revenue	Estimates	% change after tax proposals 2015/16	Estimates	% change on 2016/17		R million
11.5%	59.2%	678 651.9	9.3%	744 472.9	9.7%		Taxes on income and profits
12.5%	37.5%	433 842.2	10.1%	479 189.3	10.5%		Persons and individuals
10.4%	19.3%	218 211.4	8.0%	236 690.7	8.5%		Companies
5.1%	2.1%	23 910.7	6.3%	25 677.1	7.4%		Secondary tax on companies/Dividend tax
—	—	—	—	—	—		Tax on retirement funds
8.0%	0.2%	2 687.5	8.2%	2 915.8	8.5%	1)	Other
11.3%	1.4%	16 140.0	9.9%	17 800.0	10.3%		Taxes on payroll and workforce
11.3%	1.4%	16 140.0	9.9%	17 800.0	10.3%	2)	Skills development levy
8.6%	1.3%	14 822.6	8.3%	16 088.8	8.5%		Taxes on property
8.0%	0.0%	199.6	7.2%	213.7	7.0%		Donations tax
8.0%	0.1%	1 670.2	8.1%	1 811.7	8.5%		Estate duty
8.0%	0.4%	5 027.1	8.2%	5 456.0	8.5%	3)	Securities transfer tax
9.2%	0.7%	7 925.7	8.4%	8 607.4	8.6%		Transfer duties
9.5%	37.1%	422 378.1	8.5%	458 883.3	8.6%		Domestic taxes on goods and services
8.9%	27.0%	313 689.5	10.5%	346 711.0	10.5%	4)	Value-added tax
7.8%	3.3%	35 390.8	2.6%	36 428.2	2.9%		Specific excise duties
8.0%	0.3%	3 782.3	8.3%	4 101.1	8.4%		Ad valorem excise duties
15.5%	5.3%	57 130.7	2.6%	58 807.4	2.9%		General fuel levy
8.0%	0.1%	1 130.4	8.3%	1 226.8	8.5%		Air departure tax
2.0%	0.8%	9 004.5	2.6%	9 268.5	2.9%		Electricity levy
2.6%	0.2%	2 249.9	3.4%	2 340.3	4.0%	5)	Other
4.4%	4.1%	47 206.8	10.9%	52 466.0	11.1%		Taxes on international trade and transactions
4.4%	4.0%	46 191.9	10.9%	51 338.1	11.1%		Customs duties
4.1%	0.1%	1 014.9	10.8%	1 128.0	11.1%	6)	Other
—	—	—	—	—	—		Stamp duties and fees
—	—	—	—	—	—	7)	State miscellaneous revenue

10.4%	103.0%	1 179 199.4	9.1%	1 289 711.0	9.4%		TOTAL TAX REVENUE (gross)

-29.5%	1.8%	23 301.7	22.4%	21 142.7	-9.3%	8)	Non-tax revenue
-1.4%	-4.9%	-36 513.3	-28.4%	-45 444.3	24.5%	9)	Less: SACU payments
—	—	—	—	—	—	10)	Other adjustment

10.0%	100.0%	1 165 987.9	11.1%	1 265 409.4	8.5%		TOTAL MAIN BUDGET REVENUE

10.0%	100.0%	1 165 903.3	11.1%	1 265 321.9	8.5%		Current revenue
11.5%	60.7%	696 661.8	9.3%	764 298.3	9.7%		Direct taxes
8.9%	42.3%	482 537.7	8.7%	525 412.7	8.9%		Indirect taxes
—	—	—	—	—	—		State miscellaneous revenue
-29.6%	1.8%	23 217.2	22.5%	21 055.3	-9.3%	11)	Non-tax revenue (excluding sales of capital assets)
-1.4%	-4.9%	-36 513.3	-28.4%	-45 444.3	24.5%		Less: SACU payments
-4.4%	0.0%	84.6	5.1%	87.5	3.4%		Sales of capital assets

—	0.2%	5 400.0	170.0%	2 500.0	-53.7%	12)	National Revenue Fund receipts

6)	Includes miscellaneous customs and excise receipts, ordinary levy (up to 2004/05) and diamond export duties.
7)	Includes revenue received by SARS that could not be allocated to a specific revenue type.
8)	Includes sales of goods and services, fines, penalties and forfeits, interest, dividends and rent on land (including mineral and petroleum royalties), sales of capital assets as well as transactions in financial assets and liabilities.
9)	Payments in terms of SACU agreements.
10)	Payment to SACU partners in respect of a previous error in calculation of the 1969 agreement.
11)	Excludes sales of capital assets.
12)	Previously classified as extraordinary revenue, includes sales of strategic fuel stocks, proceeds from sales of state assets and certain other receipts are, by law, paid into the National Revenue Fund.

2015 BUDGET REVIEW

Table 3

Main budget: estimates of national revenue

Detailed classification of revenue

		2011/12	2012/13	2013/14
R thousands		Actual collections		Before tax proposals	After tax proposals	Revised estimate	Actual collection
Taxes on income and profits		426 583 730	457 313 835	509 595 117	501 353 117	505 474 658	507 759 154
Income tax on persons and individuals		250 399 638	275 821 599	313 570 000	306 188 000	308 929 567	309 834 087
Tax on corporate income
Companies		151 626 676	159 259 228	170 690 004	169 830 004	176 965 091	177 324 273
Secondary tax on companies/dividend tax		21 965 409	19 738 709	22 930 000	22 930 000	17 000 000	17 308 790
Tax on retirement funds		6 665	159	—	—	—	—
Other
Interest on overdue income tax		2 585 012	2 493 543	2 405 113	2 405 113	2 580 000	3 290 755
Small business tax amnesty		330	597	—	—	—	1 250
Taxes on payroll and workforce		10 173 133	11 378 478	12 403 000	12 403 000	12 299 914	12 475 597
Skills development levy		10 173 133	11 378 478	12 403 000	12 403 000	12 299 914	12 475 597
Taxes on property		7 817 499	8 645 211	9 070 000	9 070 000	10 375 309	10 487 061
Estate, inheritance and gift taxes
Donations tax		52 657	82 101	90 000	90 000	112 057	112 752
Estate duty		1 045 163	1 012 978	900 000	900 000	1 130 930	1 101 505
Taxes on financial and capital transactions
Securities transfer tax	1)	2 886 114	3 271 855	3 490 000	3 490 000	3 653 314	3 784 262
Transfer duties		3 833 565	4 278 277	4 590 000	4 590 000	5 479 008	5 488 542
Domestic taxes on goods and services		263 949 858	296 921 469	327 513 673	333 344 041	326 044 162	324 548 175
Value-added tax
Domestic VAT		220 215 115	242 416 471	272 104 000	272 104 000	262 804 129	263 460 913
Import VAT		101 812 696	111 426 923	125 414 000	125 414 000	129 530 167	131 084 644
Refunds		-131 007 613	-138 820 359	-154 528 000	-154 528 000	-153 048 071	-156 878 978
Specific excise duties
Beer		7 602 586	8 444 749	8 496 662	9 172 709	9 272 899	9 177 266
Sorghum beer and sorghum flour		33 743	26 363	36 809	36 809	10 443	8 945
Wine and other fermented beverages		1 875 112	2 053 458	1 986 422	2 150 010	2 297 308	2 263 439
Spirits		3 399 456	4 257 562	3 923 030	4 333 663	3 406 992	4 007 480
Cigarettes and cigarette tobacco		10 172 151	10 978 223	11 799 507	12 538 090	11 460 871	10 910 866
Pipe tobacco and cigars		628 820	637 863	731 705	807 854	488 311	546 048
Petroleum products	2)	924 433	929 222	1 073 461	1 073 461	932 330	945 323
Revenue from neighbouring countries	3)	774 847	1 050 271	1 152 403	1 152 403	1 073 521	1 180 103
Ad valorem excise duties		1 828 347	2 231 941	2 400 000	2 400 000	2 401 519	2 363 310
General fuel levy		36 602 263	40 410 389	41 700 000	44 970 000	43 300 000	43 684 654
Taxes on use of goods or permission to use goods or to perform activities
Air passenger tax		762 416	873 060	950 000	950 000	890 069	878 697
Plastic bags levy		53 832	150 817	170 000	260 000	209 234	169 243
Electricity levy		6 429 721	7 983 940	8 130 000	8 130 000	9 125 545	8 818 930
Incandescent light bulb levy		143 787	136 792	133 673	183 673	108 938	71 802
CO2 tax - motor vehicle emissions		1 617 353	1 567 382	1 620 000	1 975 368	1 636 848	1 711 179
Turnover tax for micro businesses		5 703	11 319	10 000	10 000	16 038	17 461
Other
Universal Service Fund		75 089	155 084	210 000	210 000	127 070	126 852
Taxes on international trade and transactions		34 120 983	39 549 121	41 833 712	41 833 712	44 774 576	44 732 170
Import duties
Customs duties		34 197 901	38 997 933	41 340 000	41 340 000	44 500 067	44 178 728
Other
Miscellaneous customs and excise receipts		-141 146	495 813	438 162	438 162	206 353	460 036
Diamond export levy		64 229	55 375	55 550	55 550	68 156	93 406
Other taxes		-2 894	494	—	—	31 381	31 659
Stamp duties and fees		-2 894	494	—	—	31 381	31 659
State miscellaneous revenue	4)	7 403	17 206	—	—	—	-20 347

TOTAL TAX REVENUE (gross)		742 649 713	813 825 815	900 415 502	898 003 870	899 000 000	900 013 471

Less: SACU payments	5)	-21 759 964	-42 151 276	-43 374 338	-43 374 338	-43 374 384	-43 374 384
Payments in terms of Customs Union agreements (sec. 51(2) of Act 91 of 1964)		-21 759 964	-42 151 276	-43 374 338	-43 374 338	-43 374 384	-43 374 384
Other adjustment	6)	—	—	—	—	—	—

TOTAL TAX REVENUE (net of SACU payments)		720 889 749	771 674 539	857 041 164	854 629 532	855 625 616	856 639 087

1)	The securities transfer tax replaced the uncertificated securities tax from 1 July 2008.
2)	Specific excise duties on petrol, distillate fuel, residual fuel and base oil.

Source: National Treasury

STATISTICAL TABLES

							Table 3 Main budget: estimates of national revenue Detailed classification of revenue

2014/15				2015/16
Budget estimates			% change on
Before	After	Revised	2013/14	Before	After
tax proposals		estimate	actual	tax proposals			R thousands
567 200 678	556 950 678	556 700 000	9.6%	621 040 257	620 890 257		Taxes on income and profits
346 193 993	335 943 993	350 000 000	13.0%	393 889 606	393 889 606		Income tax on persons and individuals
							Tax on corporate income
198 935 012	198 935 012	183 000 000	3.2%	202 182 091	202 032 091		Companies
19 249 861	19 249 861	21 400 000	23.6%	22 483 828	22 483 828		Secondary tax on companies/dividend tax
—	—	—	—	—	—		Tax on retirement funds
							Other
2 821 812	2 821 812	2 300 000	-30.1%	2 484 732	2 484 732		Interest on overdue income tax
—	—	—	-100.0%	—	—		Small business tax amnesty
13 440 000	13 440 000	13 200 000	5.8%	14 690 000	14 690 000		Taxes on payroll and workforce
13 440 000	13 440 000	13 200 000	5.8%	14 690 000	14 690 000		Skills development levy
11 476 740	11 476 740	12 602 722	20.2%	13 591 679	13 691 679		Taxes on property
							Estate, inheritance and gift taxes
122 559	122 559	172 381	52.9%	186 226	186 226		Donations tax
1 236 927	1 236 927	1 430 341	29.9%	1 545 223	1 545 223		Estate duty
							Taxes on financial and capital transactions
4 065 723	4 065 723	4 300 000	13.6%	4 645 368	4 645 368	1)	Securities transfer tax
6 051 530	6 051 530	6 700 000	22.1%	7 214 862	7 314 862		Transfer duties
356 644 595	361 319 595	355 717 884	9.6%	381 101 935	389 427 250		Domestic taxes on goods and services
							Value-added tax
290 899 006	290 899 006	287 000 000	8.9%	313 961 475	313 961 475		Domestic VAT
151 659 162	151 659 162	135 000 000	3.0%	139 995 862	139 995 862		Import VAT
-175 398 124	-175 398 124	-161 400 000	2.9%	-170 163 710	-170 163 710		Refunds
							Specific excise duties
9 260 423	10 032 556	10 169 000	10.8%	10 374 903	11 002 546		Beer
8 554	8 554	5 000	-44.1%	3 800	3 800		Sorghum beer and sorghum flour
2 329 294	2 507 571	2 421 000	7.0%	2 522 595	2 678 054		Wine and other fermented beverages
3 269 473	3 734 063	4 882 000	21.8%	4 980 000	5 430 493		Spirits
11 573 227	12 223 953	12 187 000	11.7%	12 365 701	12 931 042		Cigarettes and cigarette tobacco
448 919	493 194	561 000	2.7%	590 000	626 379		Pipe tobacco and cigars
941 653	941 653	866 000	-8.4%	883 535	883 535	2)	Petroleum products
1 138 247	1 138 247	909 000	-23.0%	927 405	927 405	3)	Revenue from neighbouring countries
2 622 603	2 622 603	3 231 651	36.7%	3 491 211	3 491 211		Ad valorem excise duties
44 951 564	47 516 564	48 200 000	—	49 175 957	55 665 957		General fuel levy
							Taxes on use of goods or permission to use goods or to perform activities
973 491	973 491	966 311	10.0%	1 043 923	1 043 923		Air passenger tax
233 258	233 258	173 258	2.4%	188 409	188 409		Plastic bags levy
9 789 314	9 789 314	8 600 000	-2.5%	8 774 133	8 774 133		Electricity levy
112 087	112 087	112 087	56.1%	114 357	114 357		Incandescent light bulb levy
1 684 160	1 684 160	1 600 000	-6.5%	1 632 397	1 632 397		CO2 tax - motor vehicle emissions
17 541	17 541	10 915	-37.5%	11 791	11 791		Turnover tax for micro businesses
							Other
130 742	130 742	223 663	76.3%	228 191	228 191		Universal Service Fund
50 463 020	50 463 020	40 779 394	-8.8%	42 575 814	42 575 814		Taxes on international trade and transactions
							Import duties
50 300 410	50 300 410	39 900 000	-9.7%	41 660 017	41 660 017		Customs duties
							Other
81 845	81 845	791 946	72.1%	824 380	824 380		Miscellaneous customs and excise receipts
80 765	80 765	87 448	-6.4%	91 417	91 417		Diamond export levy
—	—	—	-100.0%	—	—		Other taxes
—	—	—	-100.0%	—	—		Stamp duties and fees
—	—	—	-100.0%	—	—	4)	State miscellaneous revenue

999 225 032	993 650 032	979 000 000	8.8%	1 072 999 685	1 081 275 000		TOTAL TAX REVENUE (gross)

-51 737 656	-51 737 656	-51 737 656	19.3%	-51 021 909	-51 021 909	5)	Less: SACU payments
							Payments in terms of Customs Union agreements
-51 737 656	-51 737 656	-51 737 656	19.3%	-51 021 909	-51 021 909		(sec. 51(2) of Act 91 of 1964)
—	—	—	—	—	—	6)	Other adjustment

947 487 375	941 912 375	927 262 344	8.2%	1 021 977 775	1 030 253 091		TOTAL TAX REVENUE (net of SACU payments)

3)	Excise duties that are collected by Botswana, Lesotho, Namibia and Swaziland.
4)	Revenue received by SARS in respect of taxation that could not be allocated to specific revenue types.
5)	Payments in terms of SACU agreements.

2015 BUDGET REVIEW

Table 3

Main budget: estimates of national revenue

Detailed classification of revenue

		2011/12	2012/13	2013/14
R thousands		Actual collections		Before tax proposals	After tax proposals	Revised estimate	Actual collection
TOTAL TAX REVENUE (net of SACU payments)		720 889 749	771 674 539	857 041 164	854 629 532	855 625 616	856 639 087

Sales of goods and services other than capital assets		2 893 829	2 620 125	2 071 628	2 071 628	3 124 638	2 865 573
Sales of goods and services produced by departments
Sales by market establishments	7)	54 466	53 196	44 767	44 767	50 505	52 978
Administrative fees		2 194 707	1 877 019	1 338 706	1 338 706	2 389 336	2 096 951
Other sales		626 487	674 280	657 666	657 666	652 316	698 605
Sales of scrap, waste, arms and other used current goods		18 169	15 630	30 489	30 489	32 481	17 039
Transfers received		360 296	571 490	171 207	171 207	171 939	422 477
Fines, penalties and forfeits		934 175	992 518	1 103 517	1 103 517	2 348 314	1 466 192
Interest, dividends and rent on land		10 340 305	10 221 159	10 606 858	10 606 858	10 950 894	11 071 954
Interest
Cash and cash equivalents		233 598	94 521	78 877	78 877	1 725 554	414 874
Interest on loan		—	—	681 000	681 000	320 000	—
Exchequer investments		2 725 257	3 130 059	1 700 000	1 700 000	100 000	2 169 778
Dividends
Airports Company South Africa		—	—	—	—	—	73 933
South African Special Risks Insurance Association		—	—	142 639	142 639	119 694	—
Vodacom		1 118 057	—	1 666 721	1 666 721	1 708 130	1 708 130
Industrial Development Corporation		50 000	1 666 721	50 000	50 000	—	50 000
Reserve Bank (National Treasury)		126 656	—	—	—	86 909	107 287
Telkom		300 219	—			—	—
Public Investment Corporation		—	—	330 991	330 991	—	—
Other		—	156 900			51 948	—
Rent on land
Mineral and petroleum royalties	8)	5 611 539	5 015 037	5 900 000	5 900 000	6 500 000	6 439 251
Mining leases and ownership	9)	79 732	11 107	—	—	—	99 777
Royalties, prospecting fees and surface rental	10)	89 193	87 001	—	—	46 078	—
Land rent		6 054	9 707	56 630	56 630	12 581	8 924
Sales of capital assets		114 745	94 294	65 695	65 695	66 765	37 002
Financial transactions in assets and liabilities	11)	9 758 163	13 968 106	9 309 487	9 309 487	13 878 456	14 762 855

TOTAL NON-TAX REVENUE	12)	24 401 513	28 467 692	23 328 392	23 328 392	30 541 006	30 626 053

TOTAL MAIN BUDGET REVENUE		745 291 262	800 142 231	880 369 556	877 957 924	886 166 622	887 265 140

National Revenue Fund receipts		5 209 227	12 302 788	4 992 000	4 992 000	11 789 675	11 709 339
Revaluation profits on foreign currency transactions		640 938	939 005	252 000	252 000	5 664 542	5 670 623
Premiums on loan transactions		3 483 031	10 541 967	4 740 000	4 740 000	3 994 000	5 510 307
Liquidation of South African Special Risks Insurance Association investment		227 987	50 000			75 000	75 000
Saambou Bank curatorship		30 000	—			—	—
Profits on the gold and foreign exchange contingency reserve account		794 283	—			—	—
Equalisation Fund account transfer		—	—			—	—
Other		24 712	2 638			7 743	8 346
Proceeds from foreign exchange amnesty		—	—			—	399 268
Special dividends from Telkom		—	—			—	—
Surplus cash from Independent Communications Authority of South Africa		8 276	—			8 795	8 795
2010 FIFA close-up project		—	381 560			381 560	—
Electricity Distribution Industry Holding Company		—	387 618			37 000	37 000

6)	Payment to SACU partners in respect of a previous error in calculation of the 1969 agreement.
7)	New item introduced on the standard chart of accounts from 2008/09.
8)	Mineral royalties imposed on the transfer of mineral resources in terms of the Mineral and Petroleum Resources Royalty Act (2008), which came into operation on 1 May 2009.
9)	Mining leases and ownership has been reclassified as non-tax revenue. The historical years from 1998/99 have been adjusted for comparative purposes.
10)	Royalties, prospecting fees and surface rental collected by the Department of Minerals and Energy.

Source: National Treasury

STATISTICAL TABLES

							Table 3 Main budget: estimates of national revenue Detailed classification of revenue

2014/15				2015/16
Budget estimates			% change on
Before	After	Revised	2013/14	Before	After
tax proposals		estimate	actual	tax proposals			R thousands
947 487 375	941 912 375	927 262 344	8.2%	1 021 977 775	1 030 253 091		TOTAL TAX REVENUE (net of SACU payments)

2 721 087	2 721 087	2 501 334	-12.7%	2 558 962	2 558 962		Sales of goods and services other than capital assets
							Sales of goods and services produced by departments
52 859	52 859	53 433	0.9%	55 259	55 259	7)	Sales by market establishments
1 981 629	1 981 629	1 792 453	-14.5%	1 932 092	1 932 092		Administrative fees
655 436	655 436	610 964	-12.5%	538 091	538 091		Other sales
31 163	31 163	44 484	161.1%	33 520	33 520		Sales of scrap, waste, arms and other used current goods
174 635	174 635	174 879	-58.6%	185 288	185 288		Transfers received
1 257 552	1 257 552	1 145 296	-21.9%	1 199 002	1 199 002		Fines, penalties and forfeits
12 077 856	12 077 856	12 229 284	10.5%	11 091 779	11 091 779		Interest, dividends and rent on land
							Interest
1 473 621	1 473 621	2 022 678	387.5%	1 077 444	1 077 444		Cash and cash equivalents
711 000	711 000	711 037	—	613 169	613 169		Interest on loan
110 000	110 000	513 000	-76.4%	500 000	500 000		Exchequer investments
							Dividends
—	—	223 797	202.7%	—	—		Airports Company South Africa
119 777	119 777	205 777	—	134 350	134 350		South African Special Risks Insurance Association
1 666 721	1 666 721	1 666 721	-2.4%	1 666 721	1 666 721		Vodacom
—	—	50 000	—	50 000	50 000		Industrial Development Corporation
70 000	70 000	—	-100.0%	10 000	10 000		Reserve Bank (National Treasury)
347 541	347 541	—	—	—	—		Telkom
—	—	—	—	—	—		Public Investment Corporation
52 046	52 046	4		—	—		Other
							Rent on land
7 166 790	7 166 790	5 635 959	-12.5%	6 220 717	6 220 717	8)	Mineral and petroleum royalties
—	—	—	—	—	—	9)	Mining leases and ownership
49 303	49 303	46 554	-53.3%	112 236	112 236	10)	Royalties, prospecting fees and surface rental
11 057	11 057	6 757	-24.3%	7 142	7 142		Land rent
66 905	66 905	84 174	127.5%	80 471	80 471		Sales of capital assets
4 571 347	4 571 347	10 871 486	-26.4%	3 922 026	3 922 026	11)	Financial transactions in assets and liabilities

20 869 382	20 869 382	27 006 453	-11.8%	19 037 528	19 037 528		TOTAL NON-TAX REVENUE

968 356 757	962 781 757	954 268 797	7.6%	1 041 015 303	1 049 290 619		TOTAL MAIN BUDGET REVENUE

2 850 000	2 850 000	8 942 000		2 000 000	2 000 000		National Revenue Fund receipts
2 850 000	2 850 000	4 250 000		2 000 000	2 000 000		Revaluation profits on foreign currency transactions
—	—	4 650 000		—	—		Premiums on loan transactions
—	—	40 000		—	—		Liquidation of South African Special Risks Insurance Association investment
—	—	—		—	—		Saambou Bank curatorship
—	—	—		—	—		Profits on the gold and foreign exchange contingency reserve account
—	—	—		—	—		Equalisation Fund account transfer
—	—	2 000		—	—		Other
—	—	—		—	—		Proceeds from foreign exchange amnesty
—	—	—		—	—		Special dividends from Telkom
—	—	—		—	—		Surplus cash from Independent Communications Authority of South Africa
—	—	—		—	—		2010 FIFA close-up project
—	—	—		—	—		Electricity Distribution Industry Holding Company

11)	Includes recoveries of loans and advances.
12)	Includes National Revenue Fund receipts previously accounted for separately.

2015 BUDGET REVIEW

Table 4

Main budget: expenditure defrayed from the

National Revenue Fund by vote

		2011/12			2012/13
		Expenditure	of which		Expenditure	of which
R million		on budget vote outcome	transfers to provinces 1)	transfers to local government 2)	on budget vote outcome	transfers to provinces 1)
1 The Presidency		387.3	—	—	365.3	—
2 Parliament		1 214.8	—	—	1 297.9	—
3 Communications		1 018.1	—	—	1 257.9	—
4 Cooperative Governance and Traditional Affairs		46 221.6	15.1	44 869.1	53 434.4	0.9
of which: local government equitable share		—	—	33 173.2	—	—
5 Home Affairs		5 687.0	—	—	5 443.6	—
6 International Relations and Cooperation		5 021.8	—	—	5 185.1	—
7 National Treasury		20 272.4	—	1 162.0	21 019.0	—
8 Planning, Monitoring and Evaluation		547.3	—	—	622.2	—
9 Public Enterprises		343.7	—	—	1 364.3	—
10 Public Service and Administration		645.5	—	—	703.7	—
11 Public Works		7 061.4	2 229.0	363.9	7 203.9	2 308.4
12 Statistics South Africa		3 674.4	—	—	1 761.7	—
13 Women		138.2	—	—	150.7	—
14 Basic Education		13 346.2	10 803.0	—	14 885.9	11 205.9
15 Higher Education and Training		30 024.9	—	—	33 473.9	—
16 Health		26 212.7	23 989.3	—	28 282.5	25 882.0
17 Social Development		103 166.8	—	—	111 144.8	—
18 Correctional Services		16 276.8	—	—	17 313.6	—
19 Defence and Military Veterans		34 331.4	—	—	37 702.2	—
20 Independent Police Investigative Directorate		153.5	—	—	171.4	—
21 Justice and Constitutional Development		10 963.2	—	—	12 320.5	—
22 Office of the Chief Justice and Judicial Administration		507.2	—	—	587.9	—
23 Police		57 933.1	—	—	63 156.6	—
24 Agriculture, Forestry and Fisheries		4 920.2	1 666.6	—	5 813.2	2 062.4
25 Economic Development		577.6	—	—	673.5	—
26 Energy		6 174.3	—	1 376.6	6 659.0	—
27 Environmental Affairs		4 131.5	—	—	4 942.7	—
28 Labour		2 007.1	—	—	2 034.6	—
29 Mineral Resources		1 029.4	—	—	1 173.6	—
30 Science and Technology		4 403.5	—	—	4 973.3	—
31 Small Business Development		735.5	—	—	841.6	—
32 Telecommunications and Postal Services		1 325.4	—	—	1 017.9	—
33 Tourism		1 250.2	—	—	1 372.0	—
34 Trade and Industry		6 065.5	—	—	7 444.8	—
35 Transport		41 690.9	11 350.3	4 647.1	39 328.2	12 299.1
36 Water and Sanitation		8 450.9	—	992.3	8 907.9	—
37 Arts and Culture		2 405.8	569.9	—	2 659.3	564.6
38 Human Settlements		22 312.9	15 121.5	6 267.0	24 196.9	15 395.0
39 Rural Development and Land Reform		7 997.7	—	—	8 919.6	—
40 Sport and Recreation South Africa		810.6	452.0	—	1 054.1	469.6

Total appropriation by vote		501 438.5	66 196.8	59 678.1	540 861.0	70 187.9
Plus:
Direct charges against the National Revenue Fund
President and Deputy President salaries (The Presidency)		4.0	—	—	2.6	—
Members’ remuneration (Parliament)		357.6	—	—	389.1	—
Debt-service costs (National Treasury)		76 460.0	—	—	88 121.1	—
Provincial equitable share (National Treasury)	4)	289 627.6	289 627.6	—	310 740.7	310 740.7
General fuel levy sharing with metropolitan municipalities (National Treasury)		8 573.1	—	8 573.1	9 039.7	—
National Revenue Fund payments (National Treasury)		1 388.3	—	—	2 587.2	—
of which:
Defrayal of the gold and foreign exchange contingency reserve account losses		940.1	—	—	152.5	—
Revaluation losses on foreign currency transactions		448.2	—	—	263.1	—
Premiums on loan transactions		0.0	—	—	2 171.6	—
Saambou Bank		—	—	—	—	—
Skills levy and sector education and training authorities (Higher Education and Training)		10 025.3	—	—	11 694.5	—
Magistrates’ salaries (Justice and Constitutional Development)		1 326.2	—	—	1 314.8	—
Judges’ salaries (Office of the Chief Justice and Judicial Administration)		710.9	—	—	744.8	—

Total direct charges against the National Revenue Fund		388 472.9	289 627.6	8 573.1	424 634.5	310 740.7
Unallocated reserves		—	—	—	—	—
National government projected underspending		—	—	—	—	—
Local government repayment to the National Revenue Fund		—	—	—	—	—

Main budget expenditure		889 911.5	355 824.4	68 251.2	965 495.6	380 928.6

1)	Includes provincial equitable share and conditional grants allocated to provinces.
2)	Includes local government equitable share and conditional grants allocated to local government as well as general fuel levy sharing with metropolitan municipalities.

Source: National Treasury

STATISTICAL TABLES

							Table 4 Main budget: expenditure defrayed from the National Revenue Fund by vote

2012/13	2013/14			2014/15
of which	Expenditure	of which
transfers to local government 2)	on budget vote outcome	transfers to provinces 1)	transfers to local government 2)	Budget estimate 3)	Adjusted appro- priation		R million
—	415.2	—	—	1 010.2	484.5		1 The Presidency
—	1 535.5	—	—	1 508.2	1 508.2		2 Parliament
—	1 348.4	—	—	1 283.3	1 295.3		3 Communications
51 321.9	56 401.6	93.6	53 718.1	63 212.7	63 453.9		4 Cooperative Governance and Traditional Affairs
37 139.5	—	—	38 964.3	—	—		of which: local government equitable share
—	6 909.9	—	—	6 544.8	7 144.8		5 Home Affairs
—	5 871.3	—	—	5 754.3	6 104.3		6 International Relations and Cooperation
1 056.3	25 107.1	—	1 149.2	27 265.0	26 703.9		7 National Treasury
—	646.6	—	—	208.2	733.8		8 Planning, Monitoring and Evaluation
—	269.4	—	—	256.4	319.5		9 Public Enterprises
—	809.1	—	—	875.1	875.1		10 Public Service and Administration
661.5	6 022.7	610.2	611.3	6 121.3	6 121.3		11 Public Works
—	1 728.4	—	—	2 242.5	2 242.5		12 Statistics South Africa
—	161.6	—	—	218.5	180.8		13 Women
—	17 011.1	12 326.3	—	19 680.1	19 689.9		14 Basic Education
—	36 370.0	—	—	38 988.5	38 988.5		15 Higher Education and Training
—	30 228.5	27 487.2	—	34 380.0	34 325.1		16 Health
—	117 110.8	—	—	128 799.4	128 597.7		17 Social Development
—	18 700.0	—	—	19 721.1	19 721.8		18 Correctional Services
—	40 447.5	—	—	42 831.2	42 856.9		19 Defence and Military Veterans
—	193.1	—	—	234.7	234.7		20 Independent Police Investigative Directorate
—	13 058.4	—	—	14 593.8	14 584.8		21 Justice and Constitutional Development
—	669.3	—	—	565.1	574.0		22 Office of the Chief Justice and Judicial Administration
—	68 791.4	—	—	72 507.2	72 507.2		23 Police
—	6 111.3	2 148.6	—	6 692.4	6 692.4		24 Agriculture, Forestry and Fisheries
—	771.4	—	—	696.9	696.9		25 Economic Development
1 351.4	6 477.1	—	1 815.5	7 415.6	7 437.8		26 Energy
—	5 200.3	—	—	5 668.4	5 680.4		27 Environmental Affairs
—	2 371.4	—	—	2 527.3	2 546.3		28 Labour
—	1 387.2	—	—	1 471.3	1 475.5		29 Mineral Resources
—	6 169.5	—	—	6 470.2	6 479.9		30 Science and Technology
—	1 039.5	—	—	1 148.1	1 084.6		31 Small Business Development
—	1 701.5	—	—	973.2	1 616.4		32 Telecommunications and Postal Services
—	1 512.7	—	—	1 662.1	1 583.3		33 Tourism
—	8 340.7	—	—	8 686.9	8 834.2		34 Trade and Industry
4 921.7	43 036.8	13 290.3	5 602.2	48 726.5	48 770.7		35 Transport
562.4	10 505.9	—	1 129.2	12 480.3	13 647.4		36 Water and Sanitation
—	2 758.2	594.8	—	3 527.7	3 527.7		37 Arts and Culture
7 392.2	27 443.3	17 028.3	9 076.9	30 521.4	29 417.6		38 Human Settlements
—	9 454.1	—	—	9 455.3	9 455.3		39 Rural Development and Land Reform
123.1	1 073.0	497.6	120.0	970.4	970.4		40 Sport and Recreation South Africa

67 390.7	585 160.9	74 076.9	73 222.3	637 895.7	639 165.2		Total appropriation by vote
							Plus:
							Direct charges against the National Revenue Fund
—	2.6	—	—	3.0	5.5		President and Deputy President salaries (The Presidency)
—	401.9	—	—	481.0	481.0		Members’ remuneration (Parliament)
—	101 184.7	—	—	114 900.5	114 485.0		Debt-service costs (National Treasury)
—	336 495.3	336 495.3	—	359 921.8	359 921.8	4)	Provincial equitable share (National Treasury)
9 039.7	9 613.4	—	9 613.4	10 190.2	10 190.2		General fuel levy sharing with metropolitan municipalities (National Treasury)
—	516.3	—	—	—	310.9		National Revenue Fund payments (National Treasury)
							of which:
—	28.1	—	—	—	67.9		Defrayal of the gold and foreign exchange contingency reserve account losses
—	—	—	—	—	—		Revaluation losses on foreign currency transactions
—	457.2	—	—	—	243.0		Premiums on loan transactions
—	31.0	—	—	—	—		Saambou Bank
—	12 090.2	—	—	13 440.0	13 200.0		Skills levy and sector education and training authorities (Higher Education and Training)
—	1 510.0	—	—	1 901.3	1 874.3		Magistrates’ salaries (Justice and Constitutional Development)
—	788.7	—	—	829.0	856.0		Judges’ salaries (Office of the Chief Justice and Judicial Administration)

9 039.7	462 603.0	336 495.3	9 613.4	501 666.7	501 324.6		Total direct charges against the National Revenue Fund
—	—	—	—	3 000.0	—		Unallocated reserves
—	—	—	—	—	-3 650.0		National government projected underspending
—	—	—	—	—	-500.0		Local government repayment to the National Revenue Fund

76 430.4	1 047 763.8	410 572.2	82 835.7	1 142 562.4	1 136 339.8		Main budget expenditure

3)	Budget estimate adjusted for function shifts.
4)	Provincial equitable share excluding conditional grants to provinces.

2015 BUDGET REVIEW

Table 4

Main budget: expenditure defrayed from the

National Revenue Fund by vote

		2014/15			2015/16
			of which			of which
R million		Revised Estimate	transfers to provinces 1)	transfers to local government 2)	Budget Estimate	transfers to provinces 1)	transfers to local government 2)
1 The Presidency		456.5	—	—	510.3	—	—
2 Parliament		1 508.2	—	—	1 566.9	—	—
3 Communications		1 295.3	—	—	1 280.9	—	—
4 Cooperative Governance and Traditional Affairs		61 418.9	197.4	58 229.2	69 314.2	103.2	65 904.0
of which: local government equitable share		—	—	43 290.1	—	—	50 207.7
5 Home Affairs		7 144.8	—	—	6 450.8	—	—
6 International Relations and Cooperation		6 104.3	—	—	5 698.6	—	—
7 National Treasury		25 997.8	—	1 399.7	26 957.3	—	1 435.3
8 Planning, Monitoring and Evaluation		733.8	—	—	717.7	—	—
9 Public Enterprises		319.5	—	—	267.5	—	—
10 Public Service and Administration		853.1	—	—	930.9	—	—
11 Public Works		6 031.3	606.9	594.6	6 411.1	591.2	587.7
12 Statistics South Africa		2 085.2	—	—	2 245.2	—	—
13 Women		180.8	—	—	187.0	—	—
14 Basic Education		19 580.5	13 532.6	—	21 511.1	15 856.5	—
15 Higher Education and Training		38 987.3	—	—	41 844.0	—	—
16 Health		33 624.3	30 164.1	—	36 468.0	31 857.9	—
17 Social Development		128 397.7	29.0	—	138 168.6	47.5	—
18 Correctional Services		19 721.8	—	—	20 617.6	—	—
19 Defence and Military Veterans		42 856.9	—	—	44 579.4	—	—
20 Independent Police Investigative Directorate		234.7	—	—	234.8	—	—
21 Justice and Constitutional Development		14 584.8	—	—	14 984.0	—	—
22 Office of the Chief Justice and Judicial Administration		574.0	—	—	742.4	—	—
23 Police		72 507.2	—	—	76 377.1	—	—
24 Agriculture, Forestry and Fisheries		6 692.4	2 389.1	—	6 383.0	2 188.1	—
25 Economic Development		696.9	—	—	885.8	—	—
26 Energy		7 393.0	—	1 241.6	7 482.1	—	2 158.2
27 Environmental Affairs		5 680.4	—	—	5 948.0	—	—
28 Labour		2 509.3	—	—	2 686.9	—	—
29 Mineral Resources		1 475.5	—	—	1 618.5	—	—
30 Science and Technology		6 479.9	—	—	7 482.1	—	—
31 Small Business Development		1 084.6	—	—	1 103.2	—	—
32 Telecommunications and Postal Services		1 535.4	—	—	1 413.3	—	—
33 Tourism		1 583.3	—	—	1 800.2	—	—
34 Trade and Industry		8 616.3	—	—	9 593.7	—	—
35 Transport		48 770.7	14 194.2	5 946.1	53 357.3	14 790.1	6 049.9
36 Water and Sanitation		12 939.7	—	989.8	16 446.5	—	2 305.0
37 Arts and Culture		3 425.6	1 016.2	—	3 919.9	1 311.0	—
38 Human Settlements		29 117.6	17 084.4	10 484.7	30 943.4	18 202.7	10 654.3
39 Rural Development and Land Reform		9 355.3	—	—	9 379.7	—	—
40 Sport and Recreation South Africa		961.4	525.6	—	988.5	537.3	—

Total appropriation by vote		633 515.9	79 739.5	78 885.6	679 497.5	85 485.4	89 094.4
Plus:
Direct charges against the National Revenue Fund
President and Deputy President salaries (The Presidency)		5.5	—	—	5.7	—	—
Members’ remuneration (Parliament)		481.0	—	—	503.1	—	—
Debt-service costs (National Treasury)		115 016.2	—	—	126 440.4	—	—
Provincial equitable share (National Treasury)	4)	359 921.8	359 921.8	—	382 673.5	382 673.5	—
General fuel levy sharing with metropolitan municipalities (National Treasury)		10 190.2	—	10 190.2	10 658.9	—	10 658.9
National Revenue Fund payments (National Treasury)		310.9	—	—	121.0	—	—
of which:
Defrayal of the gold and foreign exchange contingency reserve account losses		67.9	—	—	121.0	—	—
Revaluation losses on foreign currency transactions		—	—	—	—	—	—
Premiums on loan transactions		243.0	—	—	—	—	—
Saambou Bank		—	—	—	—	—	—
Skills levy and sector education and training authorities (Higher Education and Training)		13 200.0	—	—	14 690.0	—	—
Magistrates’ salaries (Justice and Constitutional Development)		1 624.3	—	—	1 880.8	—	—
Judges’ salaries (Office of the Chief Justice and Judicial Administration)		856.0	—	—	873.7	—	—

Total direct charges against the National Revenue Fund		501 605.7	359 921.8	10 190.2	537 847.2	382 673.5	10 658.9
Unallocated reserves		—	—	—	5 000.0	—	—
National government projected underspending		—	—	—	—	—	—
Local government repayment to the National Revenue Fund		—	—	—	—	—	—

Main budget expenditure		1 135 121.6	439 661.3	89 075.8	1 222 344.7	468 158.9	99 753.3

1)	Includes provincial equitable share and conditional grants allocated to provinces.
2)	Includes local government equitable share and conditional grants allocated to local government as well as general fuel levy sharing with metropolitan municipalities.

Source: National Treasury

STATISTICAL TABLES

Table 4 Main budget: expenditure defrayed from the National Revenue Fund by vote

2016/17			2017/18
	of which			of which
Budget Estimates	transfers to provinces 1)	transfers to local government 2)	Budget Estimate	transfers to provinces 1)	transfers to local government 2)		R million
524.7	—	—	552.4	—	—		1 The Presidency
1 655.4	—	—	1 746.5	—	—		2 Parliament
1 344.7	—	—	1 418.9	—	—		3 Communications
73 460.7	111.5	69 135.0	77 758.7	123.4	72 576.8		4 Cooperative Governance and Traditional Affairs
—	—	52 868.7	—	—	55 512.1		of which: local government equitable share
7 196.2	—	—	7 049.6	—	—		5 Home Affairs
5 943.6	—	—	6 543.3	—	—		6 International Relations and Cooperation
25 713.8	—	1 486.5	27 378.2	—	1 598.3		7 National Treasury
738.6	—	—	784.6	—	—		8 Planning, Monitoring and Evaluation
274.3	—	—	289.8	—	—		9 Public Enterprises
978.4	—	—	1 040.2	—	—		10 Public Service and Administration
6 935.2	761.7	664.0	7 367.7	809.4	716.4		11 Public Works
2 498.9	—	—	2 278.0	—	—		12 Statistics South Africa
196.3	—	—	211.9	—	—		13 Women
22 528.6	16 373.0	—	23 860.4	17 267.3	—		14 Basic Education
44 094.2	—	—	46 317.0	—	—		15 Higher Education and Training
38 923.5	34 338.2	—	42 337.2	37 495.5	—		16 Health
148 106.3	47.5	—	157 917.4	—	—		17 Social Development
21 858.3	—	—	23 135.3	—	—		18 Correctional Services
47 118.7	—	—	50 113.5	—	—		19 Defence and Military Veterans
246.1	—	—	259.9	—	—		20 Independent Police Investigative Directorate
15 997.8	—	—	16 997.0	—	—		21 Justice and Constitutional Development
804.3	—	—	849.9	—	—		22 Office of the Chief Justice and Judicial Administration
80 815.6	—	—	86 372.7	—	—		23 Police
6 342.5	2 262.5	—	6 777.5	2 404.5	—		24 Agriculture, Forestry and Fisheries
685.7	—	—	727.9	—	—		25 Economic Development
7 695.0	—	2 221.9	8 334.3	—	2 400.3		26 Energy
6 467.5	—	—	6 537.9	—	—		27 Environmental Affairs
2 998.2	—	—	3 162.7	—	—		28 Labour
1 684.9	—	—	1 732.6	—	—		29 Mineral Resources
7 562.2	—	—	7 608.6	—	—		30 Science and Technology
1 125.2	—	—	1 257.4	—	—		31 Small Business Development
1 545.7	—	—	1 275.3	—	—		32 Telecommunications and Postal Services
2 053.3	—	—	2 127.6	—	—		33 Tourism
10 505.3	—	—	9 509.2	—	—		34 Trade and Industry
56 132.2	15 288.3	6 264.2	59 327.8	16 280.9	6 717.2		35 Transport
16 361.5	—	1 765.0	18 204.8	—	2 399.9		36 Water and Sanitation
4 103.4	1 367.1	—	4 347.0	1 452.8	—		37 Arts and Culture
33 206.0	19 884.0	11 175.9	35 246.6	21 060.3	11 823.1		38 Human Settlements
10 392.0	—	—	10 888.7	—	—		39 Rural Development and Land Reform
1 034.4	560.7	—	1 093.6	595.8	—		40 Sport and Recreation South Africa

717 849.0	90 994.5	92 712.5	760 739.6	97 490.0	98 231.9		Total appropriation by vote
Plus:
Direct charges against the National Revenue Fund
6.0	—	—	6.4	—	—		President and Deputy President salaries (The Presidency)
529.8	—	—	556.3	—	—		Members’ remuneration (Parliament)
140 970.9	—	—	153 376.0	—	—		Debt-service costs (National Treasury)
405 264.6	405 264.6	—	428 892.5	428 892.5	—	4)	Provincial equitable share (National Treasury)
11 223.8	—	11 223.8	11 785.0	—	11 785.0		General fuel levy sharing with metropolitan municipalities (National Treasury)
—	—	—	—	—	—		National Revenue Fund payments (National Treasury)
of which:
—	—	—	—	—	—		Defrayal of the gold and foreign exchange contingency reserve account losses
—	—	—	—	—	—		Revaluation losses on foreign currency transactions
—	—	—	—	—	—		Premiums on loan transactions
—	—	—	—	—	—		Saambou Bank
16 140.0	—	—	17 400.0	—	—		Skills levy and sector education and training authorities (Higher Education and Training)
2 040.2	—	—	2 140.5	—	—		Magistrates’ salaries (Justice and Constitutional Development)
920.1	—	—	966.1	—	—		Judges’ salaries (Office of the Chief Justice and Judicial Administration)

577 095.4	405 264.6	11 223.8	615 122.8	428 892.5	11 785.0		Total direct charges against the National Revenue Fund
15 000.0	—	—	45 000.0	—	—		Unallocated reserves
—	—	—	—	—	—		National government projected underspending
—	—	—	—	—	—		Local government repayment to the National Revenue Fund

1 309 944.4	496 259.1	103 936.3	1 420 862.4	526 382.5	110 017.0		Main budget expenditure

3)	Budget estimate adjusted for function shifts.
4)	Provincial equitable share excluding conditional grants to provinces.

2015 BUDGET REVIEW

Table 5

Consolidated national, provincial and social security

funds expenditure: economic classification 1)

		2011/12		2012/13		2013/14		2014/15
R million		Outcome	% of total	Outcome	% of total	Outcome	% of total	Revised estimate
Current payments		512 143.6	55.5%	558 188.9	55.7%	612 394.0	55.8%	666 700.2
Compensation of employees		315 088.2	34.2%	341 708.8	34.1%	371 268.1	33.8%	402 614.6
Goods and services		120 405.4	13.1%	128 215.0	12.8%	139 827.8	12.7%	148 990.8
Interest and rent on land		76 650.0	8.3%	88 265.2	8.8%	101 298.2	9.2%	115 094.8
Transfers and subsidies		366 845.5	39.8%	395 188.3	39.4%	435 502.6	39.7%	471 511.6
Provinces and municipalities		72 225.3	7.8%	81 180.4	8.1%	87 636.7	8.0%	94 215.3
of which: local government share	2)	59 678.1	6.5%	67 390.7	6.7%	73 222.3	6.7%	78 885.6
Departmental agencies and accounts		83 600.8	9.1%	84 961.9	8.5%	90 653.2	8.3%	98 024.9
Higher education institutions		19 729.1	2.1%	21 275.8	2.1%	22 718.3	2.1%	24 402.9
Foreign governments and international organisations		1 310.1	0.1%	1 396.7	0.1%	1 930.6	0.2%	1 721.1
Public corporations and private enterprises		28 340.4	3.1%	31 330.5	3.1%	34 832.1	3.2%	40 073.7
Public corporations		22 495.3	2.4%	24 686.4	2.5%	26 673.9	2.4%	31 455.7
Subsidies on products and production		9 307.0	1.0%	10 541.6	1.1%	10 703.1	1.0%	11 906.5
Other transfers		13 188.3	1.4%	14 144.8	1.4%	15 970.8	1.5%	19 549.3
Private enterprises		5 845.0	0.6%	6 644.2	0.7%	8 158.2	0.7%	8 618.0
Subsidies on products and production		2 335.1	0.3%	3 218.1	0.3%	4 120.7	0.4%	4 453.3
Other transfers		3 509.9	0.4%	3 426.0	0.3%	4 037.5	0.4%	4 164.7
Non-profit institutions		19 216.0	2.1%	19 896.2	2.0%	23 518.0	2.1%	24 411.5
Households		142 423.8	15.4%	155 146.8	15.5%	174 213.7	15.9%	188 662.1
Social benefits		120 757.4	13.1%	131 635.4	13.1%	149 187.8	13.6%	160 008.1
Other transfers to households		21 666.4	2.3%	23 511.3	2.3%	25 025.9	2.3%	28 654.1
Payments for capital assets		39 967.8	4.3%	43 530.4	4.3%	44 928.5	4.1%	46 653.3
Buildings and other fixed structures		30 324.7	3.3%	34 228.8	3.4%	35 410.7	3.2%	38 612.0
Buildings		20 645.5	2.2%	21 915.5	2.2%	22 074.1	2.0%	23 866.3
Other fixed structures		9 679.2	1.0%	12 313.3	1.2%	13 336.6	1.2%	14 745.7
Machinery and equipment		8 870.9	1.0%	8 835.1	0.9%	9 044.8	0.8%	7 573.4
Transport equipment		3 193.6	0.3%	3 047.9	0.3%	3 159.0	0.3%	2 275.9
Other machinery and equipment		5 677.3	0.6%	5 787.2	0.6%	5 885.8	0.5%	5 297.4
Land and sub-soil assets		195.6	0.0%	173.1	0.0%	137.0	0.0%	138.8
Software and other intangible assets		545.4	0.1%	239.1	0.0%	296.4	0.0%	264.9
Other assets	3)	31.1	0.0%	54.3	0.0%	39.5	0.0%	64.3
Payments for financial assets	4)	3 044.3	0.3%	4 934.5	0.5%	4 135.9	0.4%	3 746.2

Subtotal: votes and direct charges		922 001.2	100.0%	1 001 842.2	100.0%	1 096 961.1	100.0%	1 188 611.3
Plus:
Unallocated reserves		—	—	—	—	—	—	—

Total consolidated expenditure		922 001.2	100.0%	1 001 842.2	100.0%	1 096 961.1	100.0%	1 188 611.3

1)	These figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank. The numbers in this table are not strictly comparable to those published in previous years due to the reclassification of expenditure items for previous years. Data for the previous years has been adjusted accordingly.
2)	Includes equitable share and conditional grants to local government.

Source: National Treasury

STATISTICAL TABLES

								Table 5 Consolidated national, provincial and social security funds expenditure: economic classification 1)

	2015/16		2016/17		2017/18
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total		R million
56.1%	712 682.9	55.4%	762 653.5	55.3%	809 750.2	54.3%		Current payments
33.9%	432 757.6	33.6%	459 842.2	33.3%	486 541.5	32.6%		Compensation of employees
12.5%	153 407.3	11.9%	161 763.8	11.7%	169 752.2	11.4%		Goods and services
9.7%	126 518.0	9.8%	141 047.5	10.2%	153 456.5	10.3%		Interest and rent on land
39.7%	512 750.4	39.8%	544 728.5	39.5%	574 021.6	38.5%		Transfers and subsidies
7.9%	105 194.7	8.2%	109 152.0	7.9%	115 511.1	7.7%		Provinces and municipalities
6.6%	89 094.4	6.9%	92 712.5	6.7%	98 231.9	6.6%	2)	of which: local government share
8.2%	103 734.4	8.1%	110 931.1	8.0%	117 698.7	7.9%		Departmental agencies and accounts
2.1%	26 451.6	2.1%	27 849.6	2.0%	29 227.4	2.0%		Higher education institutions
0.1%	1 739.2	0.1%	1 840.1	0.1%	1 885.6	0.1%		Foreign governments and international organisations
3.4%	43 306.1	3.4%	44 828.9	3.2%	45 429.5	3.0%		Public corporations and private enterprises
2.6%	33 792.3	2.6%	34 413.2	2.5%	35 999.2	2.4%		Public corporations
1.0%	11 452.9	0.9%	11 878.5	0.9%	12 569.5	0.8%		Subsidies on products and production
1.6%	22 339.3	1.7%	22 534.7	1.6%	23 429.8	1.6%		Other transfers
0.7%	9 513.8	0.7%	10 415.7	0.8%	9 430.3	0.6%		Private enterprises
0.4%	5 304.9	0.4%	6 080.2	0.4%	4 878.5	0.3%		Subsidies on products and production
0.4%	4 208.9	0.3%	4 335.6	0.3%	4 551.7	0.3%		Other transfers
2.1%	26 173.7	2.0%	27 305.6	2.0%	28 722.3	1.9%		Non-profit institutions
15.9%	206 150.6	16.0%	222 821.2	16.2%	235 547.1	15.8%		Households
13.5%	176 669.8	13.7%	189 918.9	13.8%	200 685.9	13.5%		Social benefits
2.4%	29 480.9	2.3%	32 902.3	2.4%	34 861.2	2.3%		Other transfers to households
3.9%	53 528.6	4.2%	56 907.1	4.1%	62 323.0	4.2%		Payments for capital assets
3.2%	44 007.6	3.4%	46 919.6	3.4%	50 338.5	3.4%		Buildings and other fixed structures
2.0%	26 536.5	2.1%	28 755.7	2.1%	30 520.2	2.0%		Buildings
1.2%	17 471.1	1.4%	18 163.9	1.3%	19 818.3	1.3%		Other fixed structures
0.6%	9 126.8	0.7%	9 735.2	0.7%	11 718.3	0.8%		Machinery and equipment
0.2%	2 921.2	0.2%	3 080.4	0.2%	4 212.0	0.3%		Transport equipment
0.4%	6 205.6	0.5%	6 654.8	0.5%	7 506.4	0.5%		Other machinery and equipment
0.0%	115.1	0.0%	114.1	0.0%	148.1	0.0%		Land and sub-soil assets
0.0%	235.8	0.0%	99.8	0.0%	84.6	0.0%		Software and other intangible assets
0.0%	43.2	0.0%	38.5	0.0%	33.5	0.0%	3)	Other assets
0.3%	3 491.7	0.3%	345.5	0.0%	365.1	0.0%	4)	Payments for financial assets

100.0%	1 282 453.5	99.6%	1 364 634.6	98.9%	1 446 459.9	96.98%		Subtotal: votes and direct charges
								Plus:
—	5 000.0	0.4%	15 000.0	1.1%	45 000.0	3.0%		Unallocated reserves

100.0%	1 287 453.5	100.0%	1 379 634.6	100.0%	1 491 459.9	100.0%		Total consolidated expenditure

3)	Includes biological, heritage and specialised military assets.
4)	Includes National Revenue Fund payments previously accounted for separately.

2015 BUDGET REVIEW

Table 6

Consolidated national, provincial and social security

funds expenditure: functional classification 1)

		2011/12		2012/13		2013/14		2014/15
R million		Estimated outcome	% of total	Estimated outcome	% of total	Estimated outcome	% of total	Revised estimate
General public services	2)	136 386.8	14.8%	151 941.26	15.2%	170 972.2	15.6%	188 589.2
of which: debt-service costs		76 460.0	8.3%	88 121.1	8.8%	101 184.7	9.2%	115 016.2
Defence		34 549.9	3.7%	38 027.1	3.8%	40 647.5	3.7%	43 176.0
Public order and safety		91 675.0	9.9%	100 121.9	10.0%	108 817.1	9.9%	115 173.4
Police services		62 199.4	6.7%	68 204.2	6.8%	74 506.2	6.8%	78 257.2
Law courts		13 716.7	1.5%	15 187.5	1.5%	16 237.8	1.5%	17 885.3
Prisons		15 758.9	1.7%	16 730.2	1.7%	18 073.0	1.6%	19 030.9
Economic affairs		102 490.9	11.1%	105 348.8	10.5%	115 224.0	10.5%	124 293.6
General economic, commercial, and labour affairs		15 106.6	1.6%	16 504.6	1.6%	17 687.6	1.6%	18 150.9
Agriculture, forestry, fishing and hunting		15 911.6	1.7%	17 495.4	1.7%	18 017.3	1.6%	17 745.7
Fuel and energy		5 282.1	0.6%	5 143.2	0.5%	9 157.3	0.8%	10 157.3
Mining, manufacturing and construction		1 187.9	0.1%	2 435.4	0.2%	1 669.8	0.2%	1 785.1
Transport		58 249.7	6.3%	56 109.3	5.6%	59 816.6	5.5%	67 139.3
Communication		2 198.4	0.2%	2 058.5	0.2%	2 785.0	0.3%	2 602.2
Other industries		1 824.7	0.2%	2 121.7	0.2%	2 359.2	0.2%	2 482.7
Economic affairs not elsewhere classified		2 729.9	0.3%	3 480.6	0.3%	3 731.2	0.3%	4 230.4
Environmental protection		4 575.5	0.5%	5 161.6	0.5%	5 392.0	0.5%	5 677.0
Housing and community amenities		92 992.7	10.1%	103 419.2	10.3%	112 249.5	10.2%	123 970.0
Housing development		23 771.4	2.6%	26 270.4	2.6%	29 354.8	2.7%	32 061.9
Community development		60 213.8	6.5%	67 697.4	6.8%	71 942.8	6.6%	78 539.3
Water supply		9 007.5	1.0%	9 451.4	0.9%	10 951.9	1.0%	13 368.8
Housing and community amenities not elsewhere classified		—	—	—	—	—	—	—
Health		115 086.3	12.5%	126 147.7	12.6%	134 737.7	12.3%	146 054.3
Recreation and culture		6 391.2	0.7%	6 939.7	0.7%	7 866.3	0.7%	8 760.6
Education		197 437.8	21.4%	212 783.2	21.2%	229 619.7	20.9%	246 275.5
Social protection		140 415.3	15.2%	151 951.8	15.2%	171 435.2	15.6%	186 641.8

Subtotal: votes and direct charges		922 001.2	100.0%	1 001 842.2	100.0%	1 096 961.1	100.0%	1 188 611.3
Plus:
Unallocated reserves		—		—		—		—

Total consolidated expenditure		922 001.2	100.0%	1 001 842.2	100.0%	1 096 961.1	100.0%	1 188 611.3

1)	These figures were estimated by the National Treasury and may differ from data published by Statistics South Africa. The numbers in this table are not strictly comparable to those published in previous years due to the allocation of some of the unallocable expenditure for previous years. Data for the previous years has been adjusted accordingly.

Source: National Treasury

STATISTICAL TABLES

								Table 6 Consolidated national, provincial and social security funds expenditure: functional classification 1)

	2015/16		2016/17		2017/18
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total		R million
15.9%	202 279.3	15.8%	221 196.1	16.2%	236 796.8	16.4%	2)	General public services
9.7%	126 440.4	9.9%	140 970.9	10.3%	153 376.0	10.6%		of which: debt-service costs
3.6%	44 954.8	3.5%	47 476.3	3.5%	50 341.3	3.5%		Defence
9.7%	120 404.5	9.4%	127 465.9	9.3%	135 776.7	9.4%		Public order and safety
6.6%	81 779.2	6.4%	86 328.3	6.3%	92 219.9	6.4%		Police services
1.5%	18 741.3	1.5%	20 037.6	1.5%	21 245.7	1.5%		Law courts
1.6%	19 884.1	1.6%	21 100.0	1.5%	22 311.1	1.5%		Prisons
10.5%	134 270.8	10.5%	138 714.8	10.2%	145 789.4	10.1%		Economic affairs
1.5%	19 091.9	1.5%	19 779.7	1.4%	20 892.8	1.4%		General economic, commercial, and labour affairs
1.5%	17 939.7	1.4%	18 912.6	1.4%	19 831.9	1.4%		Agriculture, forestry, fishing and hunting
0.9%	10 282.2	0.8%	7 468.7	0.5%	8 095.0	0.6%		Fuel and energy
0.2%	2 314.0	0.2%	2 971.6	0.2%	2 287.7	0.2%		Mining, manufacturing and construction
5.6%	75 310.0	5.9%	79 517.9	5.8%	84 433.8	5.8%		Transport
0.2%	2 515.4	0.2%	2 702.3	0.2%	2 497.0	0.2%		Communication
0.2%	2 702.1	0.2%	2 961.0	0.2%	3 071.0	0.2%		Other industries
0.4%	4 115.5	0.3%	4 401.0	0.3%	4 680.1	0.3%		Economic affairs not elsewhere classified
0.5%	6 058.3	0.5%	6 356.4	0.5%	6 462.6	0.4%		Environmental protection
10.4%	137 166.6	10.7%	144 636.3	10.6%	154 140.6	10.7%		Housing and community amenities
2.7%	33 561.3	2.6%	36 080.0	2.6%	38 302.5	2.6%		Housing development
6.6%	86 610.4	6.8%	91 588.3	6.7%	97 057.6	6.7%		Community development
1.1%	16 994.9	1.3%	16 968.0	1.2%	18 780.5	1.3%		Water supply
—	—	—	—	—	—	—		Housing and community amenities not elsewhere classif
12.3%	157 480.3	12.3%	167 686.2	12.3%	177 802.4	12.3%		Health
0.7%	9 417.2	0.7%	9 593.1	0.7%	10 123.1	0.7%		Recreation and culture
20.7%	264 507.0	20.6%	280 960.9	20.6%	296 521.0	20.5%		Education
15.7%	205 914.7	16.1%	220 548.6	16.2%	232 706.1	16.1%		Social protection

100.0%	1 282 453.5	99.6%	1 364 634.6	98.9%	1 446 459.9	96.98%		Subtotal: votes and direct charges
								Plus:
	5 000.0		15 000.0		45 000.0			Unallocated reserves

100.0%	1 287 453.5	100.0%	1 379 634.6	100.0%	1 491 459.9	100.0%		Total consolidated expenditure

2)	Mainly general administration, cost of raising loans and unallocable capital expenditure as well as National Revenue Fund payments previously accounted for separately.

2015 BUDGET REVIEW

Table 7

Consolidated government revenue and expenditure:

Economic classification 1)

		2011/12		2012/13		2013/14		2014/15
R million		Outcome	% of total	Outcome	% of total	Outcome	% of total	Revised estimate
Revenue
Current revenue		841 916.4	100.0%	908 387.6	100.0%	1 007 847.4	100.0%	1 090 541.3
Tax revenue (net of SACU)		761 349.0	90.4%	818 142.7	90.0%	908 093.3	90.1%	982 987.7
Non-tax revenue	2)	80 567.5	9.6%	90 244.8	9.9%	99 754.2	9.9%	107 553.6
Sales of capital assets		248.4	0.0%	349.1	0.0%	255.3	0.0%	449.8

Total revenue		842 164.8	100.0%	908 736.6	100.0%	1 008 102.7	100.0%	1 090 991.1
Expenditure
Economic classification
Current payments		579 924.9	60.9%	632 600.6	60.6%	693 390.2	60.5%	746 374.8
Compensation of employees		347 424.0	36.5%	376 576.1	36.1%	409 543.1	35.8%	445 289.3
Goods and services		150 788.5	15.8%	162 737.9	15.6%	174 581.5	15.2%	180 297.3
Interest and rent on land		81 712.4	8.6%	93 286.6	8.9%	109 265.6	9.5%	120 788.2
Transfers and subsidies		307 010.2	32.2%	340 755.5	32.6%	373 297.9	32.6%	406 947.3
Provinces and municipalities		74 527.3	7.8%	83 257.0	8.0%	89 580.0	7.8%	96 563.6
Departmental agencies and accounts		19 935.4	2.1%	22 367.1	2.1%	21 500.0	1.9%	26 587.1
Higher education institutions		19 749.0	2.1%	22 084.8	2.1%	23 952.2	2.1%	26 047.4
Foreign governments and international organisations		1 560.6	0.2%	2 200.7	0.2%	2 159.7	0.2%	2 214.8
Public corporations and private enterprises		19 790.5	2.1%	24 358.7	2.3%	24 626.0	2.2%	28 508.9
Non-profit institutions		21 328.7	2.2%	21 738.6	2.1%	25 848.4	2.3%	26 749.5
Households		150 118.7	15.8%	164 748.5	15.8%	185 631.6	16.2%	200 275.9
Payments for capital assets		62 329.9	6.5%	66 279.5	6.3%	74 506.2	6.5%	86 301.8
Buildings and other fixed structures		45 749.5	4.8%	49 891.9	4.8%	55 417.8	4.8%	64 316.2
Machinery and equipment		12 912.7	1.4%	13 518.0	1.3%	16 464.7	1.4%	19 224.1
Land and sub-soil assets		2 532.5	0.3%	1 453.9	0.1%	1 086.0	0.1%	1 297.3
Software and other intangible assets		1 102.8	0.1%	1 357.1	0.1%	1 492.2	0.1%	1 385.8
Other assets	3)	32.4	0.0%	58.5	0.0%	45.5	0.0%	78.4
Payments for financial assets	4)	3 044.3	0.3%	4 934.5	0.5%	4 135.9	0.4%	3 746.2

Subtotal: economic classification		952 309.3	100%	1 044 570.0	100.0%	1 145 330.2	100.0%	1 243 370.1
Unallocated reserves		—		—		—		—

Total consolidated expenditure		952 309.3		1 044 570.0		1 145 330.2		1 243 370.1

Budget balance		-110 144.5		-135 833.4		-137 227.5		-152 379.0
Percentage of GDP		-3.6%		-4.1%		-3.8%		-3.9%

Financing
Change in loan liabilities
Domestic short- and long-term loans (net)		156 555.1		143 567.1		172 167.1		167 543.8
Foreign loans (net)		11 472.3		-10 558.2		610.0		10 329.7
Change in cash and other balances (- increase)		-57 882.9		2 824.5		-35 549.5		-25 494.4
Borrowing requirement (net)		110 144.5		135 833.4		137 227.5		152 379.1
GDP		3 080 887.0		3 327 630.0		3 609 844.0		3 879 920.1

1)	Consisting of national and provincial government, social security funds and public entities. Refer to Annexure W2 for a detailed list of entities included. In some cases figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank.
2)	Includes National Revenue Fund receipts previously accounted for separately.

Source: National Treasury

STATISTICAL TABLES

								Table 7 Consolidated government revenue and expenditure: Economic classification 1)

2014/15	2015/16		2016/17		2017/18
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total		R million
								Revenue
100.0%	1 188 398.8	100.0%	1 331 044.3	100.0%	1 439 036.6	100.0%		Current revenue
90.1%	1 085 872.1	91.3%	1 218 147.8	91.5%	1 322 173.9	91.8%		Tax revenue (net of SACU)
9.9%	102 526.7	8.6%	112 896.5	8.5%	116 862.7	8.1%	2)	Non-tax revenue
0.0%	455.9	0.0%	469.4	0.0%	494.9	0.0%		Sales of capital assets

100.0%	1 188 854.7	100.0%	1 331 513.7	100.0%	1 439 531.5	100.0%		Total revenue
								Expenditure
								Economic classification
60.0%	799 601.6	59.4%	856 695.4	59.7%	907 252.1	59.8%		Current payments
35.8%	479 511.4	35.6%	509 638.1	35.5%	539 563.5	35.6%		Compensation of employees
14.5%	187 677.3	13.9%	200 296.6	14.0%	209 437.1	13.8%		Goods and services
9.7%	132 412.9	9.8%	146 760.7	10.2%	158 251.5	10.4%		Interest and rent on land
32.7%	445 415.1	33.1%	473 058.7	33.0%	497 762.2	32.8%		Transfers and subsidies
7.8%	107 235.3	8.0%	111 464.4	7.8%	118 037.0	7.8%		Provinces and municipalities
2.1%	30 289.4	2.3%	31 332.8	2.2%	33 369.1	2.2%		Departmental agencies and accounts
2.1%	27 020.6	2.0%	28 000.7	2.0%	29 342.4	1.9%		Higher education institutions
0.2%	2 016.7	0.1%	2 198.5	0.2%	2 289.3	0.2%		Foreign governments and international organisations
2.3%	31 460.0	2.3%	33 110.4	2.3%	33 255.7	2.2%		Public corporations and private enterprises
2.2%	27 884.3	2.1%	29 065.6	2.0%	30 491.8	2.0%		Non-profit institutions
16.1%	219 508.9	16.3%	237 886.4	16.6%	250 977.0	16.5%		Households
6.9%	97 498.4	7.2%	103 704.3	7.2%	111 360.7	7.3%		Payments for capital assets
5.2%	74 554.7	5.5%	79 086.1	5.5%	83 624.3	5.5%		Buildings and other fixed structures
1.5%	20 279.1	1.5%	21 750.9	1.5%	24 899.8	1.6%		Machinery and equipment
0.1%	1 326.1	0.1%	1 410.9	0.1%	1 374.4	0.1%		Land and sub-soil assets
0.1%	1 278.9	0.1%	1 410.6	0.1%	1 420.8	0.1%		Software and other intangible assets
0.0%	59.6	0.0%	45.8	0.0%	41.4	0.0%	3)	Other assets
0.3%	3 491.7	0.3%	345.5	0.0%	365.1	0.0%	4)	Payments for financial assets

100.0%	1 346 006.8	100.0%	1 433 803.8	100.0%	1 516 740.0	100.0%		Subtotal: economic classification
	5 000.0		15 000.0		45 000.0			Unallocated reserves

	1 351 006.8		1 448 803.8		1 561 740.0			Total consolidated expenditure

	-162 152.1		-117 290.2		-122 208.5			Budget balance
	-3.9%		-2.6%		-2.5%			Percentage of GDP

								Financing
								Change in loan liabilities
	158 926.0		134 927.1		133 569.7			Domestic short- and long-term loans (net)
	10 359.8		-374.4		12 219.8			Foreign loans (net)
	-7 133.7		-17 262.4		-23 581.0			Change in cash and other balances (- increase)
	162 152.1		117 290.2		122 208.5			Borrowing requirement (net)
	4 191 752.4		4 538 780.0		4 926 133.5			GDP

3)	Includes biological, heritage and specialised military assets.
4)	Includes extraordinary payments previously accounted for separately.

2015 BUDGET REVIEW

Table 8 Consolidated government expenditure: functional classification 1)
		2011/12		2012/13		2013/14		2014/15
R million		Outcome	% of total	Outcome	% of total	Outcome	% of total	Revised estimate
General public services	2)	142 413.7	15.0%	159 413.9	15.3%	177 238.7	15.5%	198 088.5
of which: debt-service costs		76 460.0	8.0%	88 121.1	8.4%	101 184.7	8.8%	115 016.2

Defence		34 476.4	3.6%	38 014.7	3.6%	40 851.0	3.6%	43 357.4

Public order and safety		91 769.3	9.6%	100 223.7	9.6%	108 975.8	9.5%	115 335.4
Police services		62 217.4	6.5%	68 233.4	6.5%	74 511.9	6.5%	78 290.8
Law courts		13 682.1	1.4%	15 143.0	1.4%	16 256.0	1.4%	17 845.2
Prisons		15 758.9	1.7%	16 730.2	1.6%	18 073.0	1.6%	19 030.9
Public order and safety not elsewhere classified		111.0	0.0%	117.1	0.0%	134.9	0.0%	168.5

Economic affairs		113 729.2	11.9%	124 316.3	11.9%	138 755.3	12.1%	148 171.6
General economic, commercial, and labour affairs		19 100.9	2.0%	20 580.3	2.0%	22 454.6	2.0%	24 091.6
Agriculture, forestry, fishing and hunting		16 637.4	1.7%	17 747.7	1.7%	18 763.7	1.6%	18 507.1
Fuel and energy		6 048.6	0.6%	6 203.2	0.6%	10 243.5	0.9%	11 223.7
Mining, manufacturing and construction		1 763.9	0.2%	2 986.9	0.3%	2 407.2	0.2%	2 582.6
Transport		62 630.1	6.6%	67 896.9	6.5%	75 060.1	6.6%	81 127.5
Communication		2 462.7	0.3%	2 895.7	0.3%	3 248.6	0.3%	2 962.0
Other industries		2 059.6	0.2%	2 095.1	0.2%	2 460.1	0.2%	2 677.8
Economic affairs not elsewhere classified		3 026.2	0.3%	3 910.6	0.4%	4 117.6	0.4%	4 999.3

Environmental protection		6 433.0	0.7%	6 464.1	0.6%	6 973.2	0.6%	7 039.8

Housing and community amenities		104 476.5	11.0%	116 145.7	11.1%	127 709.3	11.2%	138 941.0
Housing development		20 549.6	2.2%	27 837.1	2.7%	30 645.0	2.7%	33 616.2
Community development		65 145.4	6.8%	68 477.4	6.6%	72 647.7	6.3%	79 714.6
Water supply		18 781.4	2.0%	19 831.3	1.9%	24 416.5	2.1%	25 610.3
Housing and community amenities not elsewhere classified		—	—	—	—	—	—	—

Health		115 164.7	12.1%	126 485.6	12.1%	135 562.2	11.8%	146 166.0

Recreation and culture		6 502.7	0.7%	7 192.3	0.7%	8 273.0	0.7%	9 195.3

Education		197 679.7	20.8%	214 821.5	20.6%	229 503.4	20.0%	250 228.0

Social protection		139 664.2	14.7%	151 492.2	14.5%	171 488.3	15.0%	186 846.9

Subtotal: functional classification		952 309.3	100%	1 044 570.0	100%	1 145 330.2	100%	1 243 370.1

Plus:
Unallocated reserves		—		—		—		—
Unallocated

Total consolidated expenditure		952 309.3		1 044 570.0		1 145 330.2		1 243 370.1

1)	Consisting of national and provincial government, social security funds and public entities. Refer to Annexure W2 for a detailed list of entities included. In some cases figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank.

Source: National Treasury

STATISTICAL TABLES

								Table 8 Consolidated government expenditure: functional classification 1)
2014/15	2015/16		2016/17		2017/18
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total		R million

15.9%	213 913.4	15.9%	234 956.2	16.4%	250 839.1	16.5%	2)	General public services
9.3%	126 440.4	9.4%	140 970.9	9.8%	153 376.0	10.1%		of which: debt-service costs

3.5%	45 152.4	3.4%	47 824.6	3.3%	50 603.0	3.3%		Defence

9.3%	120 581.1	9.0%	127 680.3	8.9%	135 926.3	9.0%		Public order and safety
6.3%	81 815.4	6.1%	86 362.8	6.0%	92 252.9	6.1%		Police services
1.4%	18 675.3	1.4%	20 021.5	1.4%	21 159.8	1.4%		Law courts
1.5%	19 884.1	1.5%	21 100.0	1.5%	22 311.1	1.5%		Prisons
0.0%	206.2	0.0%	196.1	0.0%	202.4	0.0%		Public order and safety not elsewhere classified

11.9%	159 975.8	11.9%	163 348.4	11.4%	170 995.5	11.3%		Economic affairs
1.9%	23 614.1	1.8%	24 963.4	1.7%	25 960.0	1.7%		General economic, commercial, and labour affairs
1.5%	18 592.9	1.4%	19 607.8	1.4%	20 559.7	1.4%		Agriculture, forestry, fishing and hunting
0.9%	11 952.4	0.9%	9 379.1	0.7%	10 361.2	0.7%		Fuel and energy
0.2%	3 151.4	0.2%	3 882.9	0.3%	3 185.4	0.2%		Mining, manufacturing and construction
6.5%	91 627.7	6.8%	93 503.2	6.5%	98 409.6	6.5%		Transport
0.2%	3 149.5	0.2%	3 706.6	0.3%	3 883.7	0.3%		Communication
0.2%	2 877.8	0.2%	3 140.2	0.2%	3 254.0	0.2%		Other industries
0.4%	5 010.2	0.4%	5 165.2	0.4%	5 381.9	0.4%		Economic affairs not elsewhere classified

0.6%	7 612.2	0.6%	7 988.5	0.6%	8 266.0	0.5%		Environmental protection

11.2%	153 360.9	11.4%	165 597.4	11.5%	174 725.5	11.5%		Housing and community amenities
2.7%	34 666.3	2.6%	37 336.3	2.6%	39 543.3	2.6%		Housing development
6.4%	87 967.4	6.5%	92 940.0	6.5%	98 543.4	6.5%		Community development
2.1%	30 727.2	2.3%	35 321.1	2.5%	36 638.8	2.4%		Water supply
—	—	—	—	—	—	—		Housing and community amenities not elsewhere classified

11.8%	158 702.7	11.8%	169 039.7	11.8%	179 353.2	11.8%		Health

0.7%	10 032.1	0.7%	10 035.8	0.7%	10 628.5	0.7%		Recreation and culture

20.1%	270 278.8	20.1%	286 366.3	20.0%	302 492.3	19.9%		Education

15.0%	206 397.4	15.3%	220 966.6	15.4%	232 910.8	15.4%		Social protection

100%	1 346 006.8	100%	1 433 803.8	100%	1 516 740.0	100%		Subtotal: functional classification

								Plus:
	5 000.0		15 000.0		45 000.0			Unallocated reserves
								Unallocated

	1 351 006.8		1 448 803.8		1 561 740.0			Total consolidated expenditure

2)	Mainly general administration, cost of raising loans and unallocable capital expenditure as well as National Revenue Fund payments previously accounted for separately.

2015 BUDGET REVIEW

Table 9

Consolidated government revenue, expenditure and financing

	2011/12	2012/13	2013/14	2014/15
	Outcome	Outcome	Outcome	Revised estimate
R million
Operating account
Current receipts	830 721.2	893 378.9	993 126.0	1 079 254.6
Tax receipts (net of SACU transfers)	761 349.0	818 142.7	908 093.3	982 987.7
Non-tax receipts (including departmental receipts)	62 863.0	69 107.9	78 027.5	88 491.8
Transfers received	6 509.2	6 128.2	7 005.3	7 775.2

Current payments	838 550.7	921 058.0	1 010 887.3	1 095 575.0
Compensation of employees	347 424.0	376 576.1	409 543.1	445 289.3
Goods and services	150 788.5	162 737.9	174 581.5	180 297.3
Interest and rent on land	81 712.4	93 286.6	109 265.6	120 788.2
Transfers and subsidies	258 625.8	288 457.4	317 497.1	349 200.2

Current balance	-7 829.5	-27 679.1	-17 761.3	-16 320.4
Percentage of GDP	-0.3%	-0.8%	-0.5%	-0.4%

Capital account
Capital receipts	248.4	349.1	255.3	449.8
Transfers and subsidies	48 384.4	52 298.1	55 800.8	57 747.1
Payments for capital assets	62 329.9	66 279.5	74 506.2	86 301.8

Capital financing requirement	-110 465.9	-118 228.5	-130 051.7	-143 599.1
Percentage of GDP	-3.6%	-3.6%	-3.6%	-3.7%

Transactions in financial assets and liabilities	8 151.0	10 074.2	10 585.5	7 540.4

Unallocated reserves	—	—	—	—
Budget balance	-110 144.5	-135 833.4	-137 227.5	-152 379.1
Percentage of GDP	-3.6%	-4.1%	-3.8%	-3.9%

Primary balance	-28 432.1	-42 546.8	-27 961.9	-31 590.8
Percentage of GDP	-0.9%	-1.3%	-0.8%	-0.8%

Financing
Change in loan liabilities

Domestic short- and long-term loans (net)	156 555.1	143 567.1	172 167.1	167 543.8

Foreign loans (net)	11 472.3	-10 558.2	610.0	10 329.7

Change in cash and other balances (- increase)	-57 882.9	2 824.5	-35 549.5	-25 494.4

Borrowing requirement (net)	110 144.5	135 833.4	137 227.5	152 379.1

GDP	3 080 887.0	3 327 630.0	3 609 844.0	3 879 920.1

Source: National Treasury

STATISTICAL TABLES

Table 9 Consolidated government revenue, expenditure and financing
2015/16	2016/17	2017/18
Budget estimate	Budget estimate	Budget estimate	R million
Operating account
1 184 490.1	1 323 670.2	1 434 479.5	Current receipts
1 085 872.1	1 218 147.8	1 322 173.9	Tax receipts (net of SACU transfers)
91 632.1	98 589.0	105 410.8	Non-tax receipts (including departmental receipts)
6 985.9	6 933.4	6 894.8	Transfers received

1 181 449.0	1 261 883.5	1 334 128.0	Current payments
479 511.4	509 638.1	539 563.5	Compensation of employees
187 677.3	200 296.6	209 437.1	Goods and services
132 412.9	146 760.7	158 251.5	Interest and rent on land
381 847.3	405 188.2	426 875.9	Transfers and subsidies

3 041.1	61 786.6	100 351.5	Current balance
0.1%	1.4%	2.0%	Percentage of GDP

Capital account
455.9	469.4	494.9	Capital receipts
63 567.8	67 870.5	70 886.3	Transfers and subsidies
97 498.4	103 704.3	111 360.7	Payments for capital assets

-160 610.3	-171 105.4	-181 752.1	Capital financing requirement
-3.8%	-3.8%	-3.7%	Percentage of GDP

417.0	7 028.7	4 192.1	Transactions in financial assets and liabilities

5 000.0	15 000.0	45 000.0	Unallocated reserves
-162 152.1	-117 290.2	-122 208.5	Budget balance
-3.9%	-2.6%	-2.5%	Percentage of GDP

-29 739.2	29 470.6	36 042.9	Primary balance
-0.7%	0.6%	0.7%	Percentage of GDP

Financing
Change in loan liabilities

158 926.0	134 927.1	133 569.7	Domestic short- and long-term loans (net)

10 359.8	-374.4	12 219.8	Foreign loans (net)

-7 133.7	-17 262.4	-23 581.0	Change in cash and other balances (- increase)

162 152.1	117 290.2	122 208.5	Borrowing requirement (net)

4 191 752.4	4 538 780.0	4 926 133.5	GDP

2015 BUDGET REVIEW

Table 10

Total debt of government 1)

		1990/91	1991/92	1992/93	1993/94	1994/95	1995/96	1996/97
R million

Domestic debt
Marketable		85 546	104 646	138 681	181 460	225 662	263 844	290 424
Government bonds		82 824	100 662	132 853	174 892	210 191	248 877	276 124
Treasury bills		2 722	3 984	5 828	6 568	7 018	10 700	14 300
Bridging bonds		—	—	—	—	8 453	4 267	—
Non-marketable	3)	7 989	6 520	4 703	3 310	5 705	4 700	6 421

Gross loan debt		93 535	111 166	143 384	184 770	231 367	268 544	296 845
Cash balances	4)	-8 524	-9 762	-4 750	-4 591	-6 665	-8 630	-2 757
Net loan debt		85 011	101 404	138 634	180 179	224 702	259 914	294 088

Foreign debt
Gross loan debt	5)	1 770	2 940	2 348	5 201	8 784	10 944	11 394
Cash balances	4)	—	—	—	—	—	—	—
Net loan debt		1 770	2 940	2 348	5 201	8 784	10 944	11 394

Gross loan debt		95 305	114 106	145 732	189 971	240 151	279 488	308 239
Net loan debt		86 781	104 344	140 982	185 380	233 486	270 858	305 482

Gold and foreign exchange contingency reserve account	6)	10 351	12 508	8 934	2 190	4 147	—	2 169

Composition of gross debt (excluding deduction of cash balances)
Marketable domestic debt		89.8%	91.7%	95.2%	95.5%	94.0%	94.4%	94.2%
Government bonds		86.9%	88.2%	91.2%	92.1%	87.5%	89.0%	89.6%
Treasury bills		2.9%	3.5%	4.0%	3.5%	2.9%	3.8%	4.6%
Bridging bonds		0.0%	0.0%	0.0%	0.0%	3.5%	1.5%	0.0%
Non-marketable domestic debt	3)	8.4%	5.7%	3.2%	1.7%	2.4%	1.7%	2.1%

Domestic debt		98.1%	97.4%	98.4%	97.3%	96.3%	96.1%	96.3%
Foreign debt	5)	1.9%	2.6%	1.6%	2.7%	3.7%	3.9%	3.7%

Total as percentage of GDP
Gross domestic debt		31.2%	32.3%	37.5%	41.8%	46.5%	47.6%	45.5%
Net domestic debt		28.4%	29.5%	36.2%	40.8%	45.2%	46.1%	45.1%
Gross foreign debt		0.6%	0.9%	0.6%	1.2%	1.8%	1.9%	1.7%
Net foreign debt		0.6%	0.9%	0.6%	1.2%	1.8%	1.9%	1.7%
Gross loan debt		31.8%	33.2%	38.1%	43.0%	48.3%	49.5%	47.3%
Net loan debt		29.0%	30.3%	36.8%	41.9%	47.0%	48.0%	46.8%

1)	Debt of the central government, excluding extra-budgetary institutions and social security funds
2)	As projected at the end of January 2015
3)	Includes non-marketable Treasury bills, retail bonds, loan levies, former regional authorities and Namibian loans
4)	Bank balances of the National Revenue Fund (balances of government’s accounts with the Reserve Bank and commercial banks) Bank balances in foreign currencies are revaluated using forward estimates of exchange rates
Source:	National Treasury and South African Reserve Bank.

STATISTICAL TABLES

								Table 10 Total debt of government 1)
1997/98	1998/99	1999/00	2000/01	2001/02	2002/03	2003/04
								R million
								Domestic debt
318 773	344 938	354 706	365 231	349 415	350 870	388 300		Marketable
301 488	325 938	332 706	339 731	331 505	328 820	359 700		Government bonds
17 285	19 000	22 000	25 500	17 910	22 050	28 600		Treasury bills
—	—	—	—	—	—	—		Bridging bonds
2 778	2 013	998	2 382	2 030	1 910	1 999	3)	Non-marketable

321 551	346 951	355 704	367 613	351 445	352 780	390 299		Gross loan debt
-4 798	-5 166	-7 285	-2 650	-6 549	-9 730	-12 669	4)	Cash balances
316 753	341 785	348 419	364 963	344 896	343 050	377 630		Net loan debt

								Foreign debt
14 560	16 276	25 799	31 938	82 009	74 286	64 670	5)	Gross loan debt
—	—	—	—	—	—	—	4)	Cash balances
14 560	16 276	25 799	31 938	82 009	74 286	64 670		Net loan debt

336 111	363 227	381 503	399 551	433 454	427 066	454 969		Gross loan debt
331 313	358 061	374 218	396 901	426 905	417 336	442 300		Net loan debt

73	14 431	9 200	18 170	28 024	36 577	18 036	6)	Gold and foreign exchange contingency reserve account

								Composition of gross debt (excluding deduction of cash balances)
94.8%	95.0%	93.0%	91.4%	80.6%	82.2%	85.3%		Marketable domestic debt
89.7%	89.7%	87.2%	85.0%	76.5%	77.0%	79.1%		Government bonds
5.1%	5.2%	5.8%	6.4%	4.1%	5.2%	6.3%		Treasury bills
0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%		Bridging bonds
0.8%	0.6%	0.3%	0.6%	0.5%	0.4%	0.4%	3)	Non-marketable domestic debt

95.7%	95.5%	93.2%	92.0%	81.1%	82.6%	85.8%		Domestic debt
4.3%	4.5%	6.8%	8.0%	18.9%	17.4%	14.2%	5)	Foreign debt

								Total as percentage of GDP
44.8%	44.7%	41.4%	37.6%	32.6%	28.2%	28.7%		Gross domestic debt
44.1%	44.0%	40.6%	37.4%	31.9%	27.4%	27.8%		Net domestic debt
2.0%	2.1%	3.0%	3.3%	7.6%	5.9%	4.8%		Gross foreign debt
2.0%	2.1%	3.0%	3.3%	7.6%	5.9%	4.8%		Net foreign debt
46.8%	46.8%	44.4%	40.9%	40.1%	34.1%	33.5%		Gross loan debt
46.2%	46.1%	43.6%	40.6%	39.5%	33.4%	32.6%		Net loan debt

5)	Valued at appropriate foreign exchange rates up to 31 March 2014 as at the end of each period. Forward estimates are based on exchange rates prevailing at 31 January 2015, projected to depreciate in line with inflation differentials
6)	The balance on the gold and foreign exchange contingency reserve account on 31 March 2015 represents an estimated balance on the account No provision for any profits or losses on this account has been made for subsequent years. A negative balance indicates a profit and a positive balance a loss

2015 BUDGET REVIEW

Table 10

Total debt of government 1)

		2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11
R million

Domestic debt
Marketable		428 593	457 780	467 864	478 265	527 751	700 532	869 588
Government bonds		394 143	417 380	422 064	426 415	462 751	585 992	733 438
Treasury bills		34 450	40 400	45 800	51 850	65 000	114 540	136 150
Bridging bonds		—	—	—	—	—	—	—
Non-marketable	3)	3 498	3 699	3 238	2 555	1 956	4 943	23 133

Gross loan debt		432 091	461 479	471 102	480 821	529 707	705 475	892 721
Cash balances	4)	-30 870	-58 187	-75 315	-93 809	-101 349	-106 550	-111 413
Net loan debt		401 221	403 292	395 787	387 012	428 358	598 925	781 308

Foreign debt
Gross loan debt	5)	69 405	66 846	82 581	96 218	97 268	99 454	97 851
Cash balances	4)	—	—	—	—	—	-25 339	-58 750
Net loan debt		69 405	66 846	82 581	96 218	97 268	74 115	39 101

Gross loan debt		501 496	528 325	553 683	577 039	626 975	804 929	990 572
Net loan debt		470 626	470 138	478 368	483 230	525 626	673 040	820 409

Gold and foreign exchange contingency reserve account	6)	5 292	-1 751	-28 514	-72 189	-101 585	-35 618	-28 283

Composition of gross debt (excluding deduction of cash balances)
Marketable domestic debt		85.5%	86.6%	84.5%	82.9%	84.2%	87.0%	87.8%
Government bonds		78.6%	79.0%	76.2%	73.9%	73.8%	72.8%	74.0%
Treasury bills		6.9%	7.6%	8.3%	9.0%	10.4%	14.2%	13.7%
Bridging bonds		0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%
Non-marketable domestic debt	3)	0.7%	0.7%	0.6%	0.4%	0.3%	0.6%	2.3%

Domestic debt		86.2%	87.3%	85.1%	83.3%	84.5%	87.6%	90.1%
Foreign debt	5)	13.8%	12.7%	14.9%	16.7%	15.5%	12.4%	9.9%

Total as percentage of GDP
Gross domestic debt		28.6%	27.4%	24.7%	22.1%	22.0%	27.7%	31.6%
Net domestic debt		26.6%	24.0%	20.7%	17.8%	17.8%	23.5%	27.6%
Gross foreign debt		4.6%	4.0%	4.3%	4.4%	4.0%	3.9%	3.5%
Net foreign debt		4.6%	4.0%	4.3%	4.4%	4.0%	2.9%	1.4%
Gross loan debt		33.2%	31.4%	29.0%	26.6%	26.0%	31.5%	35.1%
Net loan debt		31.2%	27.9%	25.0%	22.3%	21.8%	26.4%	29.0%

1)	Debt of the central government, excluding extra-budgetary institutions and social security funds
2)	As projected at the end of January 2015
3)	Includes non-marketable Treasury bills, retail bonds, loan levies, former regional authorities and Namibian loans
4)	Bank balances of the National Revenue Fund (balances of government’s accounts with the Reserve Bank and commercial banks) Bank balances in foreign currencies are revaluated using forward estimates of exchange rates

Source: National Treasury and South African Reserve Bank.

STATISTICAL TABLES

								Table 10 Total debt of government 1)
2011/12	2012/13	2013/14	2014/15 2)	2015/16	2016/17	2017/18
								R million
								Domestic debt
1 045 415	1 210 834	1 409 718	1 598 837	1 782 320	1 953 207	2 126 096		Marketable
890 256	1 038 849	1 217 512	1 396 631	1 567 114	1 718 001	1 850 890		Government bonds
155 159	171 985	192 206	202 206	215 206	235 206	275 206		Treasury bills
—	—	—	—	—	—			Bridging bonds
25 524	30 300	31 381	31 666	32 208	32 580	33 570	3)	Non-marketable

1 070 939	1 241 134	1 441 099	1 630 503	1 814 528	1 985 787	2 159 666		Gross loan debt
-130 450	-103 774	-120 807	-112 157	-112 157	-110 157	-107 157	4)	Cash balances
940 489	1 137 360	1 320 292	1 518 346	1 702 371	1 875 630	2 052 509		Net loan debt

								Foreign debt
116 851	124 555	143 659	160 978	168 644	168 092	185 033	5)	Gross loan debt
-67 609	-80 308	-84 497	-95 279	-89 696	-85 618	-85 844	4)	Cash balances
49 242	44 247	59 162	65 699	78 948	82 474	99 189		Net loan debt

1 187 790	1 365 689	1 584 758	1 791 481	1 983 172	2 153 879	2 344 699		Gross loan debt
989 731	1 181 607	1 379 454	1 584 045	1 781 319	1 958 104	2 151 698		Net loan debt

-67 655	-125 552	-177 913	-195 716	-195 716	-195 716	-195 716	6)	Gold and foreign exchange contingency reserve account

								Composition of gross debt (excluding deduction of cash balances)
88.0%	88.7%	89.0%	89.2%	89.9%	90.7%	90.7%		Marketable domestic debt
75.0%	76.1%	76.8%	78.0%	79.0%	79.8%	78.9%		Government bonds
13.1%	12.6%	12.1%	11.3%	10.9%	10.9%	11.7%		Treasury bills
0.0%	0.0%	0.0%	0.0%	0.0%	0.0%	0.0%		Bridging bonds
2.1%	2.2%	2.0%	1.8%	1.6%	1.5%	1.4%	3)	Non-marketable domestic debt

90.2%	90.9%	90.9%	91.0%	91.5%	92.2%	92.1%		Domestic debt
9.8%	9.1%	9.1%	9.0%	8.5%	7.8%	7.9%	5)	Foreign debt

								Total as percentage of GDP
34.8%	37.3%	39.9%	42.0%	43.3%	43.8%	43.8%		Gross domestic debt
30.5%	34.2%	36.6%	39.1%	40.6%	41.3%	41.7%		Net domestic debt
3.8%	3.7%	4.0%	4.1%	4.0%	3.7%	3.8%		Gross foreign debt
1.6%	1.3%	1.6%	1.7%	1.9%	1.8%	2.0%		Net foreign debt
38.6%	41.0%	43.9%	46.2%	47.3%	47.5%	47.6%		Gross loan debt
32.1%	35.5%	38.2%	40.8%	42.5%	43.1%	43.7%		Net loan debt

5)	Valued at appropriate foreign exchange rates up to 31 March 2014 as at the end of each period. Forward estimates are based on exchange rates prevailing at 31 January 2015, projected to depreciate in line with inflation differentials
6)	The balance on the gold and foreign exchange contingency reserve account on 31 March 2015 represents an estimated balance on the account No provision for any profits or losses on this account has been made for subsequent years. A negative balance indicates a profit and a positive balance a loss

2015 BUDGET REVIEW

Table 11

Net loan debt, provisions and contingent liabilities 1)

		2004/05	2005/06	2006/07	2007/08	2008/09	2009/10	2010/11
R million

Net loan debt	2)	470 626	470 138	478 368	483 230	525 626	673 040	820 409

Provisions	3)	48 447	46 303	49 071	55 263	61 869	81 051	73 693
African Development Bank		6 742	6 541	7 670	8 641	10 186	8 091	7 492
Development Bank of Southern Africa Limited		4 800	4 800	4 800	4 800	4 800	4 800	4 800
Government employee leave credits		7 242	7 480	7 861	8 503	8 503	9 762	10 815
International Bank for Reconstruction and Development		10 225	9 464	11 096	12 354	14 482	11 187	10 360
International Monetary Fund		19 326	18 018	17 538	20 847	23 760	47 104	40 127
Multilateral Investment Guarantee Agency		112	—	106	118	138	107	99

Contingent liabilities		155 940	159 997	185 493	177 160	195 386	268 841	294 661

Guarantees	4)	74 072	67 880	67 783	64 485	63 038	129 099	149 600
Agricultural cooperatives		100	100	95	95	94	94	94
Central Energy Fund		587	445	360	243	130	19	—
Denel		—	—	—	—	880	1 850	1 850
Development Bank of Southern Africa		11 447	11 568	12 178	12 414	12 348	26 370	25 713
Eskom		156	143	133	—	—	46 678	67 057
Foreign Central Banks and Governments		361	155	145	91	58	25	—
Former regional authorities		322	262	248	212	206	190	154
Guarantee scheme for housing loans to employees		638	586	446	374	255	154	104
Guarantee scheme for motor vehicles - senior officials		18	14	14	10	8	3	3
Industrial Development Corporation of South Africa		1 437	1 172	1 220	1 194	1 446	952	740
Irrigation boards		65	67	44	43	43	46	44
Kalahari East Water Board		16	17	16	16	16	16	16
Komati Basin Water Authority		1 687	1 746	1 548	1 514	1 453	1 406	1 340
Land Bank		—	—	1 500	1 500	1 500	2 500	1 750
Lesotho Highlands Development Authority		723	614	618	613	524	401	227
Nuclear Energy Corporation of South Africa		20	20	20	20	20	20	20
Passenger Rail Agency of South Africa		—	—	—	—	—	1 217	468
Servcon Housing Solutions		205	20	—	—	—	—	—
South African Airways		—	—	1 300	4 460	4 460	1 351	1 916
South African Broadcasting Corporation						—	1 000	1 000
South African Express		—	—	—	—	—	—	—
South African National Roads Agency Limited		6 655	6 199	5 885	6 441	6 708	12 287	18 605
South African Post Office		—	—	—	—	—	—	—
South African Reserve Bank		4 558	4 356	763	842	142	—	—
Telkom South Africa		4 749	4 769	4 785	140	138	108	90
Trans-Caledon Tunnel Authority		19 235	16 940	17 690	19 271	19 588	20 721	18 489
Transnet		20 397	18 256	18 420	14 716	12 895	11 620	9 887
Universities and technikons		696	431	355	276	126	71	33

Other contingent liabilities	5)	81 868	92 117	117 710	112 675	132 348	139 742	145 061
Claims against government departments		7 518	9 148	11 807	10 933	17 737	24 064	31 310
Export Credit Insurance Corporation of SA Limited		7 473	7 243	10 858	12 662	13 351	9 191	9 614
Government Employees Pension Fund		3 032	12 775	12 775	—	—	—	—
Post-retirement medical assistance		37 000	37 000	56 000	56 000	56 000	56 000	65 348
Road Accident Fund		23 084	21 351	23 935	30 339	42 500	45 366	33 547
Unemployment Insurance Fund		2 484	2 300	2 035	2 341	2 401	3 728	3 315
SASRIA reinsurance cover		1 000	1 000	—	—	—	—	—
Other		277	1 300	300	400	359	1 393	1 927

Total		675 013	676 438	712 932	715 653	782 881	1 022 932	1 188 763
Percentage of GDP		44.7%	40.2%	37.3%	33.0%	32.5%	40.1%	42.1%

Percentage of total
Net loan debt		69.7%	69.5%	67.1%	67.5%	67.1%	65.8%	69.0%
Provisions		7.2%	6.8%	6.9%	7.7%	7.9%	7.9%	6.2%
Guarantees		11.0%	10.0%	9.5%	9.0%	8.1%	12.6%	12.6%
Other contingent liabilities		12.1%	13.6%	16.5%	15.7%	16.9%	13.7%	12.2%

1)	Medium-term forecasts of some figues are not available and are kept constant
2)	Debt of the central government, excluding extra-budgetary institutions and socal security funds
3)	Provisions are liabilities for which the payment date or amount is uncertain. The provisions for multilateral institutions are the unpaid portion of government’s subscription to these institutions, payable on request

Source: National Treasury

STATISTICAL TABLES

								Table 11 Net loan debt, provisions and contingent liabilities 1)
2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
								R million
989 731	1 181 607	1 379 454	1 584 045	1 781 319	1 958 104	2 151 698	2)	Net loan debt

98 593	116 231	134 024	148 702	170 627	167 551	170 663	3)	Pro visions
27 300	32 725	38 063	39 613	41 484	40 332	41 052		African Development Bank
4 800	4 800	4 800	20 000	20 000	20 000	20 000		Development Bank of Southern Africa Limited
11 266	12 316	12 903	13 548	14 226	14 937	15 684		Government employee leave credits
11 703	15 935	19 407	20 197	21 151	20 564	20 931		International Bank for Reconstruction and Development
43 412	50 321	58 697	55 184	73 598	71 555	72 830		International Monetary Fund
112	134	154	160	168	163	166		Multilateral Investment Guarantee Agency

335 451	391 760	440 126	465 678	485 474	506 529	497 915		Contingent liabilities

153 924	180 240	209 569	224 932	240 983	265 337	274 301	4)	Guarantees
94	93	93	93	93	93	93		Agricultural cooperatives
—	—	—	—	—	—	—		Central Energy Fund
1 850	1 850	1 850	1 850	1 758	1 723	1 598		Denel
25 554	25 497	25 635	10 125	10 451	10 390	10 453		Development Bank of Southern Africa
77 230	103 523	125 125	144 546	151 949	173 401	182 944		Eskom
—	—	—	—	—	—	—		Foreign Central Banks and Governments
138	124	112	112	112	112	112		Former regional authorities
64	46	26	20	20	20	20		Guarantee scheme for housing loans to employees
2	1	1	1	1	1	1		Guarantee scheme for motor vehicles - senior officials
646	575	504	423	513	499	514		Industrial Development Corporation of South Africa
48	46	44	44	44	44	44		Irrigation boards
15	6	—	—	—	—	—		Kalahari East Water Board
1 247	1 190	1 148	1 148	1 148	1 148	1 148		Komati Basin Water Authority
1 000	800	1 004	2 000	2 500	2 500	2 500		Land Bank
171	132	113	99	111	109	112		Lesotho Highlands Development Authority
20	20	20	20	20	20	20		Nuclear Energy Corporation of South Africa
264	133	92	92	92	—	—		Passenger Rail Agency of South Africa
—	—	—	—	—	—	—		Servcon Housing Solutions
1 300	2 238	5 010	8 345	11 345	11 345	11 345		South African Airways
889	167	—	—	—	—	—		South African Broadcasting Corporation
—	—	539	1 106	1 106	1 106	1 106		South African Express
19 426	19 482	23 866	30 174	35 071	38 180	37 910		South African National Roads Agency Limited
—	—	—	120	270	270	—		South African Post Office
—	—	—	—	—	—	—		South African Reserve Bank
85	90	111	107	104	101	106		Telkom South Africa
19 886	20 460	20 516	20 747	20 515	20 515	20 515		Trans-Caledon Tunnel Authority
3 975	3 757	3 757	3 757	3 757	3 757	3 757		Transnet
20	10	3	3	3	3	3		Universities and technikons

181 527	211 520	230 557	240 746	244 491	241 192	223 614	5)	Other contingent liabilities
42 969	43 628	46 346	46 346	46 346	46 346	46 346		Claims against government departments
10 025	12 482	13 780	22 684	30 531	36 158	33 622		Export Credit Insurance Corporation of SA Limited
—	—	—	—	—	—	—		Government Employees Pension Fund
65 348	65 348	65 348	65 348	65 348	65 348	65 348		Post-retirement medical assistance
53 919	82 838	97 000	97 915	93 443	84 147	68 734		Road Accident Fund
3 381	3 241	3 611	3 981	4 351	4 721	5 092		Unemployment Insurance Fund
—	—	—	—	—	—	—		SASRIA reinsurance cover
5 885	3 983	4 472	4 472	4 472	4 472	4 472		Other

1 423 775	1 689 598	1 953 604	2 198 425	2 437 420	2 632 184	2 820 276		Total
46.2%	50.8%	54.1%	56.7%	58.1%	58.0%	57.3%		Percentage of GDP

								Percentage of total
69.5%	69.9%	70.6%	72.1%	73.1%	74.4%	76.3%		Net loan debt
6.9%	6.9%	6.9%	6.8%	7.0%	6.4%	6.1%		Provisions
10.8%	10.7%	10.7%	10.2%	9.9%	10.1%	9.7%		Guarantees
12.7%	12.5%	11.8%	11.0%	10.0%	9.2%	7.9%		Other contingent liabilities

4)	Amounts drawn against financial guarantees, inclusive of accrued interest
5)	Other contingent liabilities as disclosed in the consolidated financial statements of departments published annually by the National Treasury

W1

Website annexure to the 2015 Budget Review

Explanatory memorandum to the division of revenue

¢ Background

Section 214(1) of the Constitution requires that every year a Division of Revenue Act determine the equitable division of nationally raised revenue between national government, the nine provinces and 278 municipalities. This process takes into account the powers and functions assigned to each sphere of government. The division of revenue process fosters transparency and is at the heart of constitutional cooperative governance.

The Intergovernmental Fiscal Relations Act (1997) prescribes the process for determining the equitable sharing and allocation of nationally raised revenue. Sections 9 and 10(4) of the act set out the consultation process to be followed with the Financial and Fiscal Commission (FFC), including considering recommendations made regarding the division of revenue.

This explanatory memorandum to the 2015 Division of Revenue Bill fulfils the requirement set out in section 10(5) of the Intergovernmental Fiscal Relations Act that the bill be accompanied by an explanatory memorandum detailing how it takes account of the matters listed in sections 214(2)(a) to (j) of the Constitution, government’s response to the FFC’s recommendations, and any assumptions and formulas used in arriving at the respective divisions among provinces and municipalities. This explanatory memorandum has six sections:

•	Part 1 lists the factors that inform the division of resources between national, provincial and local government.

•	Part 2 describes the 2015 division of revenue.

•	Part 3 sets out how the FFC’s recommendations on the 2015 division of revenue have been taken into account.

•	Part 4 explains the formula and criteria for the division of the provincial equitable share and conditional grants among provinces.

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2015 BUDGET REVIEW

•	Part 5 sets out the formula and criteria for the division of the local government equitable share and conditional grants among municipalities.

•	Part 6 summarises issues that will form part of subsequent reviews of provincial and local government fiscal frameworks.

The Division of Revenue Bill and its underlying allocations are the result of extensive consultation between national, provincial and local government. The Budget Council deliberated on the matters discussed in this memorandum at several meetings during the year. The approach to local government allocations was discussed with organised local government at technical meetings with the South African Local Government Association (SALGA), culminating in meetings of the Budget Forum (the Budget Council and SALGA). An extended Cabinet meeting involving ministers, provincial premiers and the SALGA chairperson was held in October 2014. The division of revenue, and the government priorities that underpin it, was agreed for the next three years.

¢ Part 1: Constitutional considerations

Section 214 of the Constitution requires that the annual Division of Revenue Act be enacted after factors in sub-sections (2)(a) to (j) of the Constitution are taken into account. These include national interest, debt provision, the needs of national government, flexibility in responding to emergencies, resource allocation for basic services and developmental needs, the fiscal capacity and efficiency of provincial and local government, reduction of economic disparities, and promotion of stability and predictability. The constitutional principles taken into account in deciding on the division of revenue are briefly noted below.

National interest and the division of resources

The national interest is encapsulated by governance goals that benefit the nation as a whole. The National Development Plan, endorsed by Cabinet in November 2012, sets out a long-term vision for the country’s development. This is complemented by the strategic integrated projects overseen by the Presidential Infrastructure Coordinating Council and the 14 priority outcomes adopted by Cabinet in 2014 for the 2014–2019 Medium Term Strategic Framework. In the 2014 Medium Term Budget Policy Statement, the Minister of Finance outlined how the resources available to government over the 2015 medium-term expenditure framework (MTEF) would be allocated to help achieve these goals. Chapter 4 of the 2014 Medium Term Budget Policy Statement and Chapters 5 and 6 of the 2015 Budget Review discuss how funds have been allocated across the three spheres of government based on these priorities. The frameworks for each conditional grant allocated as part of the division of revenue also note how the grant is linked to the 14 priority outcomes.

Provision for debt costs

The resources shared between national, provincial and local government include proceeds from national government borrowing used to fund public spending. National government provides for the resulting debt costs to protect the country’s integrity and credit reputation. A more detailed discussion can be found in Chapter 7 of the 2015 Budget Review.

National government’s needs and interests

The Constitution assigns exclusive and concurrent powers and functions to each sphere of government. National government is exclusively responsible for functions that serve the national interest and are best centralised. National and provincial government have concurrent responsibility for a range of functions. Provincial and local government receive equitable shares and conditional grants to enable them to provide basic services and perform their functions. Functions may shift between spheres of government to better meet government’s needs. The division of revenue responds to this by modifying the funding arrangements. For example, in 2015/16 the port health and further education and training functions will shift from provincial to national government, so the funds for these functions will move from the provincial equitable share and conditional grants to the budgets of the national departments of Health and

2

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Higher Education and Training. Changes continue to be made to various national transfers to provincial and local government to improve their efficiency, effectiveness and alignment with national strategic objectives.

Provincial and local government basic services

Provinces and municipalities are assigned service delivery functions such as education, health, social development, housing, roads, and provision of electricity, water and municipal infrastructure. They have significant autonomy to allocate resources to meet basic needs and respond to provincial and local priorities, while also giving effect to national objectives. The division of revenue provides equitable shares to provinces and local government, together with conditional grants for basic service delivery.

Baseline reductions to the provincial and local fiscal frameworks in this year’s division of revenue have been structured to minimise the effect on basic service delivery. For example, the comprehensive HIV and AIDS grant to provinces and the local government equitable share have not been reduced. Transfers to local government have grown significantly in recent years, providing municipalities with greater resources to deliver basic services. This is in addition to local government’s substantial own-revenue-raising powers.

The 2015 division of revenue has made additional resources available to accelerate the rollout of water and sanitation infrastructure, and a new grant to municipalities affected by the 2016 boundary changes will help minimise any negative effects that the transition may have on service delivery.

Fiscal capacity and efficiency

National government has primary revenue-raising powers. Provinces have limited revenue-raising capacity and the resources required to deliver provincial functions do not lend themselves to self-funding or cost recovery. Municipalities finance most of their expenditure through property rates, user charges and fees. However, rural municipalities raise significantly less revenue than larger urban and metropolitan municipalities. Due to their limited revenue-raising potential and their responsibility to implement government priorities, provinces receive a larger share of nationally raised revenue than local government.

Local government’s share of revenue has increased from 3 per cent in 2000/01 to 9 per cent over the 2015 MTEF period. A review of the local government equitable share was completed in 2012 and a new formula is being phased in from 2013/14 to 2017/18. The new formula incorporates a revenue adjustment factor that considers the fiscal capacity of the recipient municipality (full details of the formula are provided in part 5 of this annexure). The mechanisms for allocating funds to provinces and municipalities are continuously reviewed to improve their efficiency. A new approach to the funding of provincial infrastructure is being implemented to promote better planning and implementation, and to improve efficiency in the delivery of health and education infrastructure. To maximise the effect of allocations, many provincial and local government conditional grants use criteria that consider the efficiency with which the recipient has used previous allocations.

Developmental needs

Developmental needs are accounted for at two levels. First, in the determination of the division of revenue, which explains the continued commitment to grow the provincial and local government shares of nationally raised revenue, and second, in the determination of the division within each sphere through the formulas used to divide national transfers among municipalities and provinces. Developmental needs are encapsulated in the equitable share formulas for provincial and local government and in specific conditional grants, such as the municipal infrastructure grant, which allocates funds according to the number of households in a municipality without access to basic services. Various infrastructure grants and growing capital budgets aim to boost the economic and social development of provinces and municipalities.

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2015 BUDGET REVIEW

Economic disparities

The equitable share and infrastructure grant formulas are redistributive towards poorer provinces and municipalities. Through the division of revenue, government continues to invest in economic infrastructure (such as roads) and social infrastructure (such as schools, hospitals and clinics) to stimulate economic development, create jobs, and address economic and social disparities.

Obligations in terms of national legislation

The Constitution confers autonomy on provincial governments and municipalities to determine priorities and allocate budgets. National government is responsible for policy development, national mandates, setting national norms and standards for provincial and municipal functions, and monitoring implementation for concurrent functions. The 2015 MTEF and division of revenue provide additional funding for municipalities affected by significant boundary changes due to take effect after the 2016 local government elections. National government will also ensure that baseline reductions do not affect important obligations that are already funded through existing provincial and local government allocations.

Predictability and stability

Provincial and local government equitable share allocations are based on estimates of nationally raised revenue. If this revenue falls short of the estimates within a given year, the equitable shares of provinces and local government will not be adjusted downwards. Allocations are assured (voted, legislated and guaranteed) for the first year and are transferred according to a payment schedule. To contribute to longer-term predictability and stability, estimates for a further two years are published with the annual proposal for appropriations. Adjusted estimates as a result of changes to data underpinning the equitable share formulas and revisions to the formulas are phased in to ensure minimal disruption.

Flexibility in responding to emergencies

Government has a contingency reserve that provides a cushion for emergencies and unforeseeable events. In addition, two conditional grants for disasters allow for the swift allocation and transfer of funds to affected provinces and municipalities in the immediate aftermath of a declared disaster. Sections 16 and 25 of the Public Finance Management Act (1999) make specific provision for the allocation of funds to deal with emergency situations. Section 30(2) deals with adjustment allocations for unforeseeable and unavoidable expenditure. Section 29 of the Municipal Finance Management Act (2003) allows a municipal mayor to authorise unforeseeable and unavoidable expenditure in an emergency.

¢ Part 2: The 2015 division of revenue

As announced in the 2014 Medium Term Budget Policy Statement, government has lowered its expenditure ceiling to reduce the budget deficit and stabilise public debt (see Chapters 1, 3 and 5 of the Budget Review). However, the most important public spending programmes that help poor South Africans, contribute to growth and generate employment have been protected from major reductions. The 2015 division of revenue reprioritises existing funds to ensure these objectives are met despite a lower expenditure ceiling. The lower spending ceiling has been applied proportionately across the three spheres of government. Parts 4 and 5 of this annexure set out in more detail how the baseline reductions have been effected on provincial and local government transfers.

Excluding debt-service costs and the contingency reserve, allocated expenditure shared between the three spheres amounts to R1.1 trillion, R1.2 trillion and R1.2 trillion over each of the MTEF years. These allocations take into account government’s spending priorities, each sphere’s revenue-raising capacity and responsibilities, and input from various intergovernmental forums and the FFC. The provincial and local equitable share formulas are designed to ensure fair, stable and predictable revenue shares, and to address economic and fiscal disparities.

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Government’s policy priorities for the 2015 MTEF period

Following the reductions to the baseline, existing budgets need to be reprioritised to meet government’s policy priorities outlined in the Medium Term Strategic Framework. Priorities over the 2015 MTEF period that are funded through reprioritisations in the division of revenue include:

•	The repair of provincial and municipal infrastructure damaged by disasters during 2013 and 2014

•	The upgrade of the R573 Moloto Road by the South African National Roads Agency Limited

•	The accelerated provision of bulk water and sanitation and the extension of basic infrastructure to areas without water supply

•	A new grant to assist municipalities with the costs associated with major boundary changes.

Table W1.1 shows how major reprioritisations are distributed to priority areas across national, provincial and local government over the MTEF period.

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2015 BUDGET REVIEW

Table W1.1 Top increases and major rescheduling, 2015/16 – 2017/18

R million	2015/16	2016/17	2017/18	Total
National departments
Compensation of employees cost pressures	1 334	1 212	952	3 498
Water and Sanitation
Water infrastructure grants: Shift from the water trading entity	700	700	1 000	2 400
Regional water programme: Housing development and social infrastructure	—	—	550	550
Rural Development and Land Reform
Settlement of land restitution claims: Administration, research and payment of	461	489	163	1 113
Implementation of Spatial Planning Land Use Management Act, 2013	27	139	—	165
Establishment of the office of the valuer-general	33	35	76	144
National Treasury
Military pensions and other benefits: Inclusion of non-statutory forces	266	271	273	810
South African Revenue Service: Adequacy of accumulated surplus	-464	-75	381	-158
Defence and Military Veterans
Spares for military machinery and equipment, and acquisition of transport aircraft to transport troops and equipment to deployment area	84	262	457	803
Telecommunications and Postal Services
Funding of pilot for SA Connect: Broadband policy	200	268	272	740
Transport
South African National Roads Agency: Moloto Road upgrade	45	331	329	705
Repair to transport infrastructure damaged by disasters	163	215	270	648
Human Settlements
Repair of housing infrastructure damaged by disasters	232	195	134	561
National Housing Finance Corporation: Affordable housing finance	100	100	100	300
Housing Development Agency: Project management and informal settlement upgrading support	72	57	100	229
Statistics SA
Large sample community survey	89	381	39	509
Cooperative Governance and Traditional Affairs
Repair to municipal infrastructure damaged by disasters	167	140	—	307
Municipal demarcation transition conditional allocation: Gauteng and KwaZulu-Natal	39	50	50	139
Justice and Constitutional Development
Capacitation of courts in rural areas: Employment of 67 court administrators	74	79	83	236
Legal Aid South Africa: Employment of public defenders to complement the increase in magistrates’ capacity to reduce case backlogs	39	42	45	127
Public Service and Administration
Public Service Sector Education and Training Authority: Skills development project plans	68	72	75	215
Basic education
National Education Collaboration Trust: Piloting of interventions to improve the	20	30	150	200
Trade and Industry
Export Credit Insurance Corporation interest make-up scheme: Support to exporters to access new export markets and diversify South African exports	50	50	50	150
Small Business Development
2014 national macro organisation of the state: Establishment of department, and interventions to assist small, medium and micro businesses and cooperatives	44	46	49	139
Home Affairs
Implementation of new immigration regulations: Employment of 111 immigration inspectors	36	37	45	118
Mineral Resources
Shale gas exploration: Consultations, advocacy and research	28	36	44	108
Police
Transport equipment: Extending the replacement cycle of vehicles	—	-494	400	-94

Source: National Treasury

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

The fiscal framework

Table W1.2 presents the medium-term macroeconomic forecasts for the 2015 Budget. It sets out the growth assumptions and fiscal policy targets on which the fiscal framework is based.

Table W1.2 Medium-term macroeconomic assumptions, 2014/15 – 2017/18

	2014/15		2015/16		2016/17		2017/18
	2014	2015	2014	2015	2014	2015	2015
R billion/percentage of GDP	Budget	Budget	Budget	Budget	Budget	Budget	Budget
Gross domestic product	3 789.6	3 879.9	4 150.5	4 191.8	4 552.9	4 538.8	4 926.1
Real GDP growth	2.9%	1.4%	3.3%	2.0%	3.5%	2.6%	3.0%
GDP inflation	6.3%	6.0%	6.0%	5.9%	5.9%	5.5%	5.4%
National budget framework
Revenue	962.8	954.3	1 058.1	1 049.3	1 172.6	1 166.0	1 265.4
Percentage of GDP	25.4%	24.6%	25.5%	25.0%	25.8%	25.7%	25.7%
Expenditure	1 142.6	1 135.1	1 232.6	1 222.3	1 323.6	1 309.9	1 420.9
Percentage of GDP	30.1%	29.3%	29.7%	29.2%	29.1%	28.9%	28.8%
Main budget balance[1]	-179.8	-180.9	-174.5	-173.1	-151.0	-144.0	-155.5
Percentage of GDP	-4.7%	-4.7%	-4.2%	-4.1%	-3.3%	-3.2%	-3.2%

1.	A positive number reflects a surplus and a negative number a deficit

Source: National Treasury

Table W1.3 sets out the division of revenue for the 2015 MTEF period after accounting for new policy priorities.

Table W1.3 Division of nationally raised revenue, 2011/12 – 2017/18

	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
Revised
R million	Outcome			estimate	Medium-term estimates
Division of available funds
National departments	389 376	420 015	453 171	491 368	522 992	553 778	586 087
of which:
Indirect transfers to provinces	700	2 315	2 693	4 116	3 458	3 596	3 967
Indirect transfers to local government	2 660	4 548	5 523	8 536	10 395	10 634	10 916
Provinces	355 824	380 929	410 572	439 661	468 159	496 259	526 382
Equitable share	289 628	310 741	336 495	359 922	382 673	405 265	428 893
Conditional grants	66 197	70 188	74 077	79 739	85 485	90 994	97 490
Local government	68 251	76 430	82 836	89 076	99 753	103 936	110 017
Equitable share	33 173	37 139	38 964	43 290	50 208	52 869	55 512
Conditional grants	26 505	30 251	34 258	35 595	38 887	39 844	42 720
General fuel levy sharing with metropolitan municipalities	8 573	9 040	9 613	10 190	10 659	11 224	11 785

Non-interest allocations	813 451	877 374	946 579	1 020 105	1 090 904	1 153 973	1 222 486
Percentage increase	10.0%	7.9%	7.9%	7.8%	6.9%	5.8%	5.9%

Debt-service costs	76 460	88 121	101 185	115 016	126 440	140 971	153 376
Unallocated reserves	—	—	—	—	5 000	15 000	45 000

Main budget expenditure	889 911	965 496	1 047 764	1 135 122	1 222 345	1 309 944	1 420 862
Percentage increase	10.4%	8.5%	8.5%	8.3%	7.7%	7.2%	8.5%

Percentage shares
National departments	47.9%	47.9%	47.9%	48.2%	47.9%	48.0%	47.9%
Provinces	43.7%	43.4%	43.4%	43.1%	42.9%	43.0%	43.1%
Local government	8.4%	8.7%	8.8%	8.7%	9.1%	9.0%	9.0%

Source: National Treasury

Table W1.4 shows how additional resources are divided. The new focus areas and additional allocations are accommodated by shifting savings towards priorities.

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2015 BUDGET REVIEW

Table W1.4 Changes over baseline, 2015/16 – 2016/17

R thousand	2015/16	2016/17
National departments	-4 966	-5 224
Provinces	-3 779	-5 976
Local government	-294	-1 250

Allocated expenditure	-9 039	-12 450

Source: National Treasury

Table W1.5 sets out schedule 1 of the Division of Revenue Bill, which reflects the legal division of revenue between national, provincial and local government. In this division, the national share includes all conditional grants to provinces and local government in line with section 214(1) of the Constitution, and the allocations for each sphere reflect equitable shares only.

Table W1.5 Schedule 1 of the Division of Revenue Bill, 2015/16 – 2017/18

	2015/16	2016/17	2017/18
	Column A	Column B
R million	Allocation	Forward estimates
National[1,2]	789 464	851 811	936 458
Provincial	382 673	405 265	428 893
Local	50 208	52 869	55 512

Total	1 222 345	1 309 944	1 420 862

1.	National share includes conditional grants to provinces and local government, general fuel levy sharing with metropolitan municipalities, debt-service costs and the contingency reserve
2.	Direct charges for the provincial equitable share are netted out

Source: National Treasury

The 2015 Budget Review sets out in detail how constitutional issues and government’s priorities are taken into account in the 2015 division of revenue. It describes economic and fiscal policy considerations, revenue issues, debt and financing considerations, and expenditure plans. Chapter 6 focuses on provincial and local government financing.

¢ Part 3: Response to the FFC’s recommendations

Section 9 of the Intergovernmental Fiscal Relations Act requires the FFC to make recommendations regarding:

a)	“An equitable division of revenue raised nationally, among the national, provincial and local spheres of government;

b)	the determination of each province’s equitable share in the provincial share of that revenue; and

c)	any other allocations to provinces, local government or municipalities from the national government’s share of that revenue, and any conditions on which those allocations should be made.”

The act requires that the FFC table these recommendations at least 10 months before the start of each financial year. The FFC tabled its Submission for the Division of Revenue 2015/16 to Parliament in May 2014. These recommendations are divided into 11 chapters, which cover four main areas: macroeconomic and fiscal frameworks for inclusive growth; improving investments in education and health; investment in infrastructure; and the implications of municipal demarcations.

Section 214 of the Constitution requires that the FFC’s recommendations be considered before tabling the division of revenue. Section 10 of the Intergovernmental Fiscal Relations Act requires that the Minister of Finance table a Division of Revenue Bill with the annual budget in the National Assembly. The bill must be accompanied by an explanatory memorandum setting out how government has taken into account the FFC’s recommendations when determining the division of revenue. This part of the explanatory memorandum complies with this requirement.

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

The FFC’s recommendations can be divided into three categories:

•	Recommendations that apply directly to the division of revenue

•	Recommendations that indirectly apply to issues related to the division of revenue

•	Recommendations that do not relate to the division of revenue.

Government responses to the first and second categories are provided below. The relevant national departments are considering the recommendations that do not relate to the division of revenue, and they will respond directly to the FFC.

Recommendations that apply directly and indirectly to the division of revenue

Chapter 2: Public debt challenges and the need for fiscal reforms

Use cost-cutting as an opportunity for reform

The FFC recommends that, “Government does not resort simply to cutting costs to reduce public debt. The need to restrain spending should be an opportunity to reform programmes and service delivery. Simple cost cutting may be effective in achieving deficit reduction targets but does not encourage longer-run fiscal stability or allow for reforms that will generate more value for money spent.”

Government response

Government agrees with the recommendation. The National Treasury has undertaken a careful review of current expenditure trends to identify areas where spending on non-essential items can be reduced. Government’s major programmes to reduce poverty and create jobs have been protected. This includes expenditure on social grants, public employment programmes and economic incentives. Major cuts have focused on non-essential goods and services, including catering, entertainment and travel budgets.

Avoid expenditure ceilings as a means of debt control

The FFC recommends that, “Government avoids across-the-board cuts or expenditure ceilings as a means of debt control. Such blunt tools treat valuable, efficiently run programmes and outdated, poorly managed programmes in the same way. Spending should be aligned with government priorities, to ensure adequate funding of high-priority initiatives and elimination or substantial reduction of lower-priority programmes.”

Government response

The expenditure ceiling announced in the 2012 Budget is an important policy tool for ensuring that government closes its structural budget deficit over the medium term. Government agrees that maintaining this ceiling should not be done using across-the-board cuts. Government has carefully analysed current expenditure trends to ensure that spending in priority areas is maintained, including the large poverty-reduction and job-creation programmes. In national departmental budgets, major cuts have been limited to non-essential goods and services, and provinces and municipalities have been encouraged to follow the same approach in their budgets. In the event of a shortfall in revenue in 2015/16, further fiscal consolidation will focus on poorly managed programmes.

Chapter 4: Equitable resourcing of schools for better outcomes

Education infrastructure grants

The FFC recommends that, “The allocation framework for education infrastructure conditional grants sets out clear expenditure targets for quintile 1 to 3 schools and timelines for addressing priority infrastructure backlogs in each quintile. The school infrastructure backlogs grant must also make provision for the transitional asset handover process to school governing boards and provincial education departments on newly built schools. This would address alignment between funding for non-physical inputs and physical inputs, as well as curb the decay of newly constructed infrastructure.”

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2015 BUDGET REVIEW

Government response

The aim of the school infrastructure backlogs grant is to replace unsafe school structures with appropriately built ones. While government appreciates the FFC’s research into the appropriate frameworks for such grants, a project list has already been established and projects are at various stages of implementation. As a result, it is not feasible to shift schools on this project list on the basis of the quintiles in which they fall without delaying the overall backlog reduction.

Government agrees on the importance of timelines for addressing infrastructure backlogs and ensuring that schools have access to water, sanitation and electricity, and are built with appropriate and safe materials. In 2013, government published minimum norms and standards for school infrastructure, and provinces have been given until 2016 for all schools to meet these standards.

Government’s focus on replacing, upgrading or rehabilitating existing schools to meet safety or basic service standards, rather than building new schools, means the problem of poorly planned handovers is largely avoided. However, government does acknowledge the risk, which is why the provincial education department must be notified before a school is transferred onto its asset register. This ensures that there is a current budget (for employees, learner materials and maintenance) so that the school is functional before the start of the school year.

Chapter 5: Adequacy and efficiency in primary healthcare financing

Increase primary healthcare allocation levels in line with norms and standards

The FFC recommends that, “Provincial governments increase their allocation levels to primary healthcare funding, to be in line with the minimum norms and standards for the primary healthcare package set by the national Department of Health, in particular on clinic services such as integrated management of childhood illnesses, reproductive health and HIV/AIDS.”

Further engagements with the FFC led to the clarification that this recommendation should be read as: “The provincial equitable share or health conditional grants may need to increase or be re-allocated to take account of provincial primary healthcare requirements set out by the national Department of Health. An absence of such increased funding or revising the allocation method of current funding may result in norms and standards, set by the national department, not being met adequately by the provincial departments with service delivery suffering as a result.”

Government response

Government welcomes the suggestion that further work is needed to ensure primary healthcare funding is sufficient and equitably allocated. However, the norms and standards referenced in the study were published in 2000, so updated norms and standards are needed before increased funding or reallocation can be considered. Government has recently taken steps to improve the functioning of primary healthcare clinics through the ideal clinic initiative. The conditional health grants – together with departmental budgets – are being aligned with this initiative. A reengineering of primary healthcare is also envisaged as part of the national health insurance reforms, with emphasis shifting from a curative to a preventative approach. Government continues to commit funds in this regard. For example, indirect national health grant (national health insurance component) funds will be used to test contracting with health professionals in the 10 national health insurance pilot districts.

Chapter 6: Impact of fiscal expenditure on food security

Better enforcement of agricultural grant conditions

The FFC recommends that, “The Department of Agriculture, Forestry and Fisheries strengthens its ability to enforce the conditions in the grant framework to ensure better oversight of provinces, so that spending and performance of the agricultural conditional grants can be improved. The Commission suggests that norms and standards be developed to assess the performance of provinces and five-year evaluations of conditional grants be institutionalised.”

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Government response

Government agrees that norms and standards should be developed to assess provincial performance. Regarding the institutionalisation of the evaluation of agricultural conditional grants, government (via the Department of Planning, Monitoring and Evaluation) is reviewing the comprehensive agricultural support programme grant’s performance. The review report will be used as a basis to institutionalise evaluation processes.

Review agricultural grants

The FFC recommends that, “The terms of reference for the committee to review the agricultural conditional grants are finalised without unnecessary delays. The review should be comprehensive in scope and should include assessing the value chain of conditional grants and unlocking operational constraints, especially in relation to planning, procurement, comprehensive smallholder support, cash-flow and monitoring and evaluation. Stakeholders such as the Department of Rural Development and Land Reform should be invited to be part of the committee, and ways to streamline the funding overlap between the Ilima/Letsema projects grant and the recapitalisation and development programme should be examined.”

Government response

Government agrees with the recommendation that this work is a priority and that overlaps between grants are to be avoided. The Department of Agriculture, Forestry and Fisheries, the National Treasury and the Department of Rural Development and Land Reform are discussing ways to streamline existing overlaps in provincial grants.

Chapter 8: Improving public transport for better mobility

Develop a transport subsidy framework

The FFC recommends that, “The Department of Transport (the custodian of national transport policy) formulates and implements a transport subsidy framework, which explicitly incorporates social welfare, service productivity and environmental management, which are the three aspects endorsed by national transport policy.”

Further discussions with the FFC led to the clarification that this recommendation should be read as: “The development of a transport subsidy framework is crucial to effectively guiding the allocation of transport conditional grants. The FFC study found that the existing public transport grants perpetuate the fragmented transport planning processes and are not effective in achieving the goal of integrated public transport. Therefore the consolidation of transport funding, allocated via the Division of Revenue Act, is required and should be driven by a new transport subsidy framework.”

Government response

Government agrees that a more integrated approach to funding public transport and a transport subsidy framework is required. It has begun taking steps in this regard – in the 2015 division of revenue, two of the municipal public transport grants have been consolidated into a single grant and the framework for this new public transport network grant includes a commitment for the national Department of Transport to develop a draft public transport subsidy framework. The City Support Programme in the National Treasury has undertaken to assist the Department of Transport in this regard.

Chapter 11: The impact of demarcations on municipal finances

Demarcation grant to affected municipalities

The FFC recommends that, “For every vertically decided demarcation process, government bears the transitional costs of the restructuring. A transitional demarcation grant should be awarded to the amalgamated municipality. This grant should be temporary and be awarded over at least three years (at least a year before, the year of and the year after demarcation takes place). The purpose of the grant will be to facilitate the restructuring process. This includes the following:

a.	Planning and preparing an amalgamated municipality’s delivery model, e.g. combining the delivery models of individual municipalities.

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2015 BUDGET REVIEW

b.	Rationalising and harmonising policy regimes, integrated development plans and bylaws of different municipalities.

c.	Rationalising tariffs.

d.	Rationalising employment policies and other human resources systems (grading of workers and job evaluation processes).

e.	Rationalising and harmonising evaluation rolls and asset registers.

f.	Building capacity to deal with change management.

g.	Facilitating communication about the demarcation.”

Government response

Government agrees that major boundary changes can be costly for affected municipalities. The Select Committee on Appropriations has also recommended in its report on the 2014 Division of Revenue Bill that funding be allocated to provide for these costs. As such, government is proposing a municipal demarcation transition grant for the demarcation changes that will come into effect after the 2016 local government elections. Rather than unconditionally funding every cost associated with changed demarcations, government proposes that the following principles should be applied:

a.	Only major re-demarcations should be eligible for funding (for example, amalgamations).

b.	Only administrative costs directly related to the change in demarcations can be funded (for example, upgrading service levels should not qualify).

c.	A differentiated approach should be applied, so that municipalities with larger own-revenue capacity are expected to fund more of the re-demarcation costs themselves.

d.	Benefits and efficiencies that can be gained as a result of the new demarcations should also be taken into account in determining allocations for support.

e.	Funds should be allocated for a maximum of one year before the boundary change (for planning and preparation costs only) and for two years following the change.

Government has consulted relevant stakeholders and used research by the FFC and SALGA to assist in the costing of such a grant. Based on this research and the above principles, government has introduced a grant worth R139 million over the MTEF period, with R39 million transferred in 2015/16 to 21 municipalities for preparatory costs. In 2016/17 and 2017/18, R50 million per year will be transferred to the 10 new municipalities.

¢ Part 4: Provincial allocations

Sections 214 and 227 of the Constitution require that an equitable share of nationally raised revenue be allocated to provincial government to enable it to provide basic services and perform its allocated functions.

National transfers to provinces increase from R439.7 billion in 2014/15 to R468.2 billion in 2015/16. Over the MTEF period, provincial transfers will grow at an average annual rate of 6.2 per cent to R526.4 billion in 2017/18. Table W1.6 sets out the total transfers to provinces for 2015/16. A total of R382.7 billion is allocated to the provincial equitable share and R85.5 billion to conditional grants, which includes an unallocated R100 million for the provincial disaster grant, but excludes indirect transfers of R3.5 billion.

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.6 Total transfers to provinces, 2015/16

	Equitable	Conditional	Total
R million	share	grants	transfers
Eastern Cape	54 312	10 060	64 372
Free State	21 757	6 609	28 367
Gauteng	73 413	17 123	90 537
KwaZulu-Natal	82 254	16 881	99 135
Limpopo	45 377	6 742	52 120
Mpumalanga	31 030	6 851	37 881
Northern Cape	10 138	3 665	13 803
North West	26 151	6 942	33 093
Western Cape	38 242	10 507	48 749
Unallocated	—	103	103

Total	382 673	85 485	468 159

Source: National Treasury

Changes to provincial allocations

The baseline reductions discussed in Chapter 5 of the Budget Review were shared across the three spheres of government in proportion to the division of revenue. In 2015/16, provincial baselines are reduced by R4.4 billion compared to indicative figures published in the 2014 Budget. To protect basic services funded by the provincial equitable share, such as health and education, only 60 per cent (R2.6 billion) of this reduction was taken from the equitable share, despite its accounting for over 80 per cent of transfers to provinces. The remaining 40 per cent (R1.8 billion) of this reduction came from provincial conditional grants, although two grants that fund essential services (the national school nutrition programme grant and the comprehensive HIV and Aids grant) and two small grants (the occupational-specific dispensation for education sector therapists and the substance abuse treatment grant) were not reduced. The reduction that would have been made on these grants was offset by reprioritising funds from the indirect school infrastructure backlogs grant and the national health grant. As a result of these baseline reductions, the provincial equitable share baseline was reduced by 0.7 per cent and most conditional grants were reduced by 2.1 per cent in 2015/16. Many of the grants with reduced baselines have a history of underspending, so the impact on service delivery should be minimised if spending patterns improve. The amount reduced on each grant is detailed in Table W1.7.

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2015 BUDGET REVIEW

Table W1.7 Baseline reductions to provincial allocations, as announced in the 2014 MTBPS

R million	2015/16	2016/17
Provincial equitable share	-2 631	-3 960

Direct conditional grants	-1 496	-2 248
Agriculture, Forestry and Fisheries	-50	-74
Comprehensive agricultural support programme	-37	-55
Ilima/Letsema projects	-11	-16
Land care programme: poverty relief and infrastructure development	-2	-2
Arts and Culture	-30	-44
Community library services	-30	-44
Basic Education	-228	-339
Education infrastructure	-214	-319
HIV and AIDS (life skills education)	-5	-8
Maths, science and technology	-8	-12
National school nutrition programme	—	—
Occupational-specific dispensation for education sector therapists	—	—
Cooperative Governance and Traditional Affairs	-3	-4
Provincial disaster	-3	-4
Health	-417	-616
Comprehensive HIV and AIDS	—	—
Health facility revitalisation	-123	-180
Health professions training and development	-54	-81
National tertiary services	-238	-353
National health insurance	-2	-2
Higher Education and Training	—	—
Further education and training colleges	—	—
Human Settlements	-411	-641
Human settlements development	-411	-641
Public Works	-14	-25
Expanded public works programme integrated grant for provinces	-6	-10
Social sector expanded public works programme incentive for provinces	-8	-15
Social Development	—	—
Substance abuse treatment	—	—
Sport and Recreation South Africa	-13	-18
Mass participation and sport development	-13	-18
Transport	-332	-488
Provincial roads maintenance	-219	-320
Public transport operations	-113	-168

Indirect transfers	-257	-392
Basic Education	-121	-176
School infrastructure backlogs	-121	-176
Health	-137	-216
National health	-137	-216

Total	-4 385	-6 600

Source: National Treasury

In addition to these baseline reductions, there were also several other reprioritisations and technical changes to conditional grants during the budget process that will be implemented over the 2015 MTEF period. These are shown in Table W1.8.

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.8 Revisions to baseline provincial allocations, 2015/16 – 2017/18

R million	2015/16	2016/17	2017/18	2015 MTEF
Technical revisions	-5 723	-6 044	-6 356	-18 123
Provincial equitable share	-2 663	-2 814	-2 957	-8 435
Function shifts to the national Department of Higher Education	-2 215	-2 343	-2 460	-7 018
Function shift to the national Department of Health (Port Health Services)	-118	-127	-136	-380
Funding shift to the national Department of Health (National Health Laboratory Services)	-330	-345	-362	-1 037
Direct conditional grants	-2 776	-3 149	-3 364	-9 289
Education Infrastructure	262	55	—	317
Comprehensive HIV and AIDS (NHLS funding shift)	-220	-230	-241	-691
Further education and training colleges (function shift)	-2 819	-2 974	-3 123	-8 915
Indirect transfers	-284	-80	-35	-399
National health	-22	-25	-35	-82
Schools infrastructure backlog	-262	-55	—	-317

Additions to baseline	334	410	404	1 148
Direct transfers	334	410	404	1 148
Health facility revitalisation	10	—	—	10
Human settlements development	161	195	134	491
Provincial roads maintenance	163	215	270	648

Reductions to baseline	-4 444	-6 500	-316	-11 259
Provincial equitable share	-2 631	-3 960	—	-6 591
Impact of reductions to provincial equitable share baseline announced in 2014 MTBPS	-2 631	-3 960	—	-6 591
Direct transfers	-1 744	-2 481	-241	-573
Impact of reductions to conditional grant baseline announced in 2014 MTBPS (see detail in Table W1.7)	-1 496	-2 248	—	-3 744
Maths, science and technology	-5	-5	-6	-16
Provincial disaster grant	-99	-100	-100	-299
Human settlements development	-80	-80	-80	-240
Social sector expanded public works programme incentive grant for provinces	-19	—	—	-19
Provincial roads maintenance	-46	-49	-55	-149
Indirect transfers	-69	-59	-75	-203
Impact of reductions to conditional grant baseline announced in 2014 MTBPS (see detail in Table W1.7)	-257	-392	—	-650
National health	-65	-54	-71	-190
School infrastructure backlogs	-4	-4	-5	-13

Total changes to provincial allocations
Changes to provincial equitable share	-5 294	-6 774	-2 957	-15 026
Changes to direct conditional grants	-4 186	-5 221	-3 200	-12 607
Changes to indirect conditional gramts	-353	-139	-110	-602

Net change to provincial allocations	-9 833	-12 133	-6 268	-28 234

Source: National Treasury

Two function shifts and a change to the National Health Laboratory Service (NHLS) funding arrangements will also be effected over the 2015 MTEF period. The further education and training colleges and adult basic education function is shifted from provinces to the national Department of Higher Education and Training. As a result, the full value of the further education and training colleges grant (R8.9 billion over the MTEF period) and R7 billion from the provincial equitable share are shifted to the national department’s budget. The port health function is transferred from provinces to the national Department of Health, resulting in a total of R380.4 million shifting from the provincial equitable share to the national department’s budget over the MTEF period. The FFC has assessed these function shifts and the accompanying changes to provincial transfers, and the Budget Council and sector MinMECs have given their approval.

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The NHLS funding arrangements are being amended so that national functions for training and research are funded directly by the national Department of Health from 2015/16, and no longer paid for through fees charged to provinces for NHLS services. To ensure this change does not affect provincial budgets, the fees charged for NHLS services will be reduced to offset the funds taken out of the provincial equitable share and the comprehensive HIV and Aids grant. Over the 2015 MTEF period, the provincial equitable share will be reduced by R1 billion. The comprehensive HIV and AIDS grant will be reduced by R691.2 million. These funds will be allocated to the national department for the NHLS’s national functions. The Budget Council has agreed to this arrangement and an audit will be conducted after the first year to ensure that the change is revenue-neutral for provinces.

After accounting for the reductions and function shifts, net revisions to the provincial direct and indirect allocations amount to a reduction of R10.1 billion in 2015/16 and R12.5 billion in 2016/17.

The provincial equitable share

The equitable share is the main source of revenue for meeting provincial expenditure responsibilities. To ensure that allocations are fair, the equitable share is allocated through a formula using objective data on the context and demand for services in each of the nine provinces. The revisions due to function shifts in health and higher education and the change in NHLS funding arrangements reduce the provincial equitable share by R5.3 billion in 2015/16, R6.8 billion in 2016/17 and R3 billion in 2017/18. This brings the equitable share allocations to R382.7 billion, R405.3 billion and R428.9 billion respectively for each year of the 2015 MTEF period. These revisions result in the provincial equitable share increasing by 6.3 per cent between 2014/15 and 2015/16, and growing at an average annual rate of 6 per cent over the MTEF period.

Allocations calculated outside the equitable share formula

The equitable share includes an amount of R2.3 billion in 2015/16 that was previously part of the devolution of property rate funds grant. This grant, which funded provinces to pay municipal charges on provincial properties that were previously administered by national government, has been transferred as part of the provincial equitable share since 2013/14. These funds are still allocated to provinces in the same proportions as the former grant, but from 2016/17 they will be allocated using the provincial equitable share formula.

Over the 2015 MTEF period, the amounts taken out of the provincial equitable share to implement the change in the NHLS’s funding arrangements will be subtracted from each province’s allocation in proportion to their share of the formula’s health component.

The equitable share formula

The provincial equitable share formula is reviewed and updated with new data annually. For the 2015 MTEF, the formula has been updated with data from the 2014 mid-year population estimates published by Statistics South Africa; the 2014 preliminary data published by the Department of Basic Education on school enrolment; data from the 2013 General Household Survey for medical aid coverage; and data from the health sector and the Risk Equalisation Fund for the risk-adjusted capitation index. Because the formula is largely population-driven, the allocations capture shifts in population across provinces, which results in changes in the relative demand for public services across these areas. The effect of these updates on the provincial equitable share is phased in over three years (2015/16 to 2017/18).

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Full impact of data updates on the provincial equitable share

Table W1.9 shows the full impact of the data updates on the provincial equitable share per province. It compares the target shares for the 2014 and 2015 MTEF periods. The details of how the data updates affect each component of the formula are described in detail in the subsections below.

Table W1.9 Full impact of data updates on the equitable share

	2014 MTEF weighted average	2015 MTEF weighted average	Difference

Eastern Cape	14.0%	14.0%	-0.01%
Free State	5.6%	5.6%	-0.00%
Gauteng	19.5%	19.5%	0.04%
KwaZulu-Natal	21.3%	21.3%	-0.06%
Limpopo	11.8%	11.8%	-0.04%
Mpumalanga	8.2%	8.2%	0.01%
Northern Cape	2.7%	2.7%	-0.00%
North West	6.9%	6.9%	0.00%
Western Cape	10.0%	10.1%	0.06%

Total	100.0%	100.0%	—

Source: National Treasury

Phasing in the formula

To mitigate the effect of annual data updates on provincial equitable shares, the new shares are phased in over the three-year MTEF period. An amended phase-in mechanism was introduced for the 2014 MTEF to ensure that the weighted share of the provincial equitable share allocated to each province over the medium term closely follows the indicative shares for each year published in the previous MTEF.

The equitable share formula data is updated every year and a new target share for each province is calculated, which is shown in Table W1.10. The phase-in mechanism provides a smooth path to achieving these weighted shares by the third year of the MTEF period. It takes the difference between the target weighted share for each province at the end of the MTEF period and the indicative allocation for 2015/16 that was published in the 2014 MTEF, and closes the gap between these shares by a third in each year of the 2015 MTEF period. As a result, one-third of the impact of the data updates is implemented in 2015/16, two-thirds in the indicative allocations for 2016/17, and the updates are fully implemented in the indicative allocations for 2017/18.

Table W1.10 Implementation of the equitable share weights, 2015/16 – 2017/18

	2015/16	2015/16	2016/17	2017/18
	Indicative
	weighted
	shares from	2015 MTEF weighted shares
Percentage	2014 MTEF	3-year phasing
Eastern Cape	14.2%	14.1%	14.1%	14.0%
Free State	5.7%	5.7%	5.6%	5.6%
Gauteng	19.3%	19.3%	19.4%	19.5%
KwaZulu-Natal	21.4%	21.4%	21.3%	21.3%
Limpopo	11.9%	11.8%	11.8%	11.8%
Mpumalanga	8.2%	8.2%	8.2%	8.2%
Northern Cape	2.7%	2.7%	2.7%	2.7%
North West	6.9%	6.9%	6.9%	6.9%
Western Cape	9.9%	10.0%	10.0%	10.1%

Total	100.0%	100.0%	100.0%	100.0%

Source: National Treasury

Provision for cushioning the impact of 2011 Census data updates and baseline reductions

The provincial equitable share formula was updated with 2011 Census data in 2013/14. The incorporation of new Census data for the first time in a decade resulted in significant changes to certain components of

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2015 BUDGET REVIEW

the formula. To give provinces time to adjust to their new allocations, the Census updates were phased in over three years and R4.2 billion was added as a “top-up” for provinces with declining shares over the 2013 MTEF period. This cushioning was due to come to an end in 2015/16, but it has been extended for another year to reduce the impact of the baseline reductions discussed above. The same provinces that required support for the Census reductions will experience the slowest growth in their allocations due to the baseline reductions. To prevent this, provinces agreed that R2.1 billion should be taken out of the equitable share as a whole (from all nine provinces) and allocated as cushioning to the four affected provinces for another year (2016/17). Table W1.11 shows how these funds are allocated to the Eastern Cape, the Free State, KwaZulu-Natal and Limpopo in 2015/16 and 2016/17.

Further work will be undertaken during 2015 to examine the long-term implications of the current approach to updating and phasing in the data used in the equitable share formula for the financial sustainability of provinces. The Technical Committee on Finance and the Budget Council will be consulted as part of this work.

Table W1.11 Cushioning for 2011 Census impact on provinces with declining shares in the 2015 MTEF

	2015/16	2016/17	2017/18
R thousand	Medium-term estimates
Eastern Cape	685 628	685 628	—
Free State	171 261	171 261	—
Gauteng	—	—	—
KwaZulu-Natal	773 075	773 075	—
Limpopo	487 036	487 036	—
Mpumalanga	—	—	—
Northern Cape	—	—	—
North West	—	—	—
Western Cape	—	—	—

Total	2 117 000	2 117 000	—

Source: National Treasury

Provincial equitable share allocations

The final equitable share allocations per province for the 2015 MTEF are detailed in Table W1.12. These allocations include the full impact of the data updates, phased in over three years, as well as the cushioning and amounts determined outside of the formula, as described above.

Table W1.12 Provincial equitable share, 2015/16 – 2017/18

	2015/16	2016/17	2017/18
R million
Eastern Cape	54 312	57 368	60 069
Free State	21 757	22 775	23 979
Gauteng	73 413	78 237	83 602
KwaZulu-Natal	82 254	86 885	91 430
Limpopo	45 377	48 121	50 502
Mpumalanga	31 030	32 971	35 113
Northern Cape	10 138	10 730	11 397
North West	26 151	27 676	29 493
Western Cape	38 242	40 501	43 308

Total	382 673	405 265	428 893

Source: National Treasury

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Summary of the formula’s structure

The formula, shown in Table W1.13 below, consists of six components that capture the relative demand for services between provinces and take into account specific provincial circumstances. The formula’s components are neither indicative budgets nor guidelines as to how much should be spent on functions in each province or by provinces collectively. Rather, the education and health components are weighted broadly in line with historical expenditure patterns to indicate relative need. Provincial executive councils have discretion regarding the determination of departmental allocations for each function, taking into account the priorities that underpin the division of revenue.

For the 2015 Budget, the formula components are set out as follows:

•	An education component (48 per cent), based on the size of the school-age population (ages 5 to 17) and the number of learners (Grades R to 12) enrolled in public ordinary schools.

•	A health component (27 per cent), based on each province’s risk profile and health system case load.

•	A basic component (16 per cent), derived from each province’s share of the national population.

•	An institutional component (5 per cent), divided equally between the provinces.

•	A poverty component (3 per cent), based on income data. This component reinforces the redistributive bias of the formula.

•	An economic output component (1 per cent), based on regional gross domestic product (GDP-R, measured by Statistics South Africa).

Table W1.13 Distributing the equitable shares by province, 2015 MTEF

	Education 48%	Health 27%	Basic share 16%	Poverty 3%	Economic activity 1%	Institu- tional 5%	Weighted average 100%
Eastern Cape	15.1%	13.5%	12.6%	16.2%	7.5%	11.1%	14.0%
Free State	5.3%	5.4%	5.2%	5.3%	5.2%	11.1%	5.6%
Gauteng	17.7%	21.4%	23.9%	17.1%	34.7%	11.1%	19.5%
KwaZulu-Natal	22.5%	21.8%	19.8%	22.2%	15.8%	11.1%	21.3%
Limpopo	13.0%	10.4%	10.4%	13.6%	7.1%	11.1%	11.8%
Mpumalanga	8.5%	7.3%	7.8%	9.2%	7.1%	11.1%	8.2%
Northern Cape	2.3%	2.1%	2.2%	2.2%	2.2%	11.1%	2.7%
North West	6.5%	6.7%	6.8%	8.1%	6.4%	11.1%	6.9%
Western Cape	9.0%	11.3%	11.3%	6.1%	14.0%	11.1%	10.1%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Source: National Treasury

Education component (48 per cent)

The education component uses the school-age population (5 to 17 years), based on the 2011 Census, and enrolment data drawn from the Department of Basic Education’s 2014 School Realities Survey. Each of these elements is assigned a weight of 50 per cent.

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2015 BUDGET REVIEW

Table W1.14 shows the effect of updating the education component with new enrolment data on the education component shares.

Table W1.14 Impact of changes in school enrolment on the education component share

		School enrolment		Changes in	Weighted average		Difference in
	Age cohort 5 –17	2013	2014	enrolment	2014 MTEF	2015 MTEF	weighted average
Eastern Cape	1 856 317	1 927 081	1 916 285	-10 796	15.2%	15.1%	-0.12%
Free State	657 489	663 312	671 139	7 827	5.3%	5.3%	0.01%
Gauteng	2 231 793	2 116 391	2 178 282	61 891	17.5%	17.7%	0.16%
KwaZulu-Natal	2 758 594	2 857 959	2 865 984	8 025	22.6%	22.5%	-0.08%
Limpopo	1 536 294	1 713 696	1 719 134	5 438	13.1%	13.0%	-0.04%
Mpumalanga	1 053 846	1 049 995	1 055 243	5 248	8.5%	8.5%	-0.02%
Northern Cape	288 839	281 500	287 904	6 404	2.3%	2.3%	0.01%
North West	824 724	787 470	798 894	11 424	6.5%	6.5%	0.02%
Western Cape	1 174 625	1 048 883	1 074 161	25 278	9.0%	9.0%	0.06%

Total	12 382 521	12 446 287	12 567 026	120 739	100.0%	100.0%	—

Source: National Treasury

Health component (27 per cent)

The health component uses a risk-adjusted capitation index and output data from public hospitals to estimate each province’s share of the health component. These methods work together to balance needs (risk-adjusted capitation) and demands (output component).

The health component is presented in three parts below. Table W1.15 shows the shares of the risk-adjusted component, which accounts for 75 per cent of the health component.

Table W1.15 Risk-adjusted sub-component shares

	Mid-year population estimates	Insured population	Risk- adjusted	Weighted	Risk-adjusted shares
Thousand	2014	2013	index	population	2014	2015	Change
Eastern Cape	6 787	10.5%	96.9%	5 883	13.1%	13.4%	0.22%
Free State	2 787	17.1%	103.3%	2 385	5.4%	5.4%	0.06%
Gauteng	12 915	29.3%	105.4%	9 626	21.9%	21.9%	-0.05%
KwaZulu-Natal	10 694	13.3%	98.9%	9 170	20.9%	20.8%	-0.03%
Limpopo	5 631	9.0%	91.6%	4 695	10.7%	10.7%	-0.04%
Mpumalanga	4 229	15.6%	95.7%	3 416	7.8%	7.8%	-0.01%
Northern Cape	1 167	20.2%	100.7%	937	2.2%	2.1%	-0.06%
North West	3 676	15.6%	102.2%	3 172	7.3%	7.2%	-0.06%
Western Cape	6 116	25.7%	104.0%	4 728	10.8%	10.7%	-0.03%

Total	54 002			44 013	100.0%	100.0%	—

Source: National Treasury

The risk-adjusted sub-component estimates a weighted population in each province using the risk-adjusted capitation index, which is calculated using data from the Council for Medical Schemes’ Risk Equalisation Fund. The percentage of the population with medical aid insurance, based on the 2013 General Household Survey, is deducted from the 2014 mid-year population estimates to estimate the uninsured population per province. The risk-adjusted index, which is an index of each province’s health risk profile, is applied to the uninsured population to estimate the weighted population. Each province’s share of this weighted population is used to estimate their share of the risk-adjusted sub-component. Table W1.15 shows the change in this sub-component between 2014 and 2015.

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

The output sub-component is shown in Table W1.16 below.

Table W1.16 Output sub-component shares

	Primary healthcare visits				Hospital workload patient-day equivalents
	2012/13	2013/14	Average	Share	2012/13	2013/14	Average	Share
Eastern Cape	17 725	17 379	17 552	13.6%	4 523	4 572	4 548	14.1%
Free State	7 488	6 894	7 191	5.6%	1 824	1 736	1 780	5.5%
Gauteng	23 084	23 647	23 366	18.1%	6 611	6 722	6 667	20.7%
KwaZulu-Natal	31 112	31 885	31 498	24.4%	8 112	7 995	8 054	25.0%
Limpopo	14 330	14 256	14 293	11.1%	2 898	2 922	2 910	9.0%
Mpumalanga	9 056	9 143	9 100	7.1%	1 819	1 931	1 875	5.8%
Northern Cape	3 413	3 398	3 406	2.6%	514	526	520	1.6%
North West	7 890	8 047	7 969	6.2%	1 578	1 674	1 626	5.0%
Western Cape	14 859	14 308	14 584	11.3%	4 196	4 283	4 240	13.2%

Total	128 957	128 957	128 957	100.0%	32 075	32 363	32 219	100.0%

Source: National Treasury

The output sub-component uses patient load data from the District Health Information Services. The average number of visits at primary healthcare clinics in 2012/13 and 2013/14 is calculated to estimate each province’s share of this part of the output component, which makes up 5 per cent of the health component. For hospitals, each province’s share of the total patient-day equivalents from public hospitals in 2012/13 and 2013/14 is used to estimate their share of this part of the output sub-component, making up 20 per cent of the health component. In total, the output component is 25 per cent of the health component.

Table W1.17 shows the updated health component shares for the 2015 MTEF period.

Table W1.17 Health component weighted shares

	Risk-	Primary	Hospital
	adjusted	healthcare	component	Weighted shares
Weight	75.0%	5.0%	20.0%	2014	2015	Change
Eastern Cape	13.4%	13.6%	14.1%	13.4%	13.5%	0.12%
Free State	5.4%	5.6%	5.5%	5.4%	5.4%	0.01%
Gauteng	21.9%	18.1%	20.7%	21.5%	21.4%	-0.07%
KwaZulu-Natal	20.8%	24.4%	25.0%	22.0%	21.8%	-0.14%
Limpopo	10.7%	11.1%	9.0%	10.4%	10.4%	-0.07%
Mpumalanga	7.8%	7.1%	5.8%	7.3%	7.3%	0.03%
Northern Cape	2.1%	2.6%	1.6%	2.1%	2.1%	-0.01%
North West	7.2%	6.2%	5.0%	6.8%	6.7%	-0.03%
Western Cape	10.7%	11.3%	13.2%	11.1%	11.3%	0.15%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	—

Source: National Treasury

Basic component (16 per cent)

The basic component is derived from the proportion of each province’s share of the national population. This component constitutes 16 per cent of the total equitable share. For the 2015 MTEF, population data is drawn from the 2014 Mid-Year Population Estimates produced by Statistics South Africa. Table W1.18 shows the impact on the basic component’s revised weighted shares.

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2015 BUDGET REVIEW

Table W1.18 Impact of the changes in population on the basic component shares

	Mid-year population estimates	Mid-year population estimates	Population	% population	Basic component shares		Change
	2013	2014	change	change	2014 MTEF	2015 MTEF
Eastern Cape	6 620 100	6 786 900	166 800	2.5%	12.5%	12.6%	0.07%
Free State	2 753 200	2 786 800	33 600	1.2%	5.2%	5.2%	-0.04%
Gauteng	12 728 400	12 914 800	186 400	1.5%	24.0%	23.9%	-0.11%
KwaZulu-Natal	10 456 900	10 694 400	237 500	2.3%	19.7%	19.8%	0.07%
Limpopo	5 518 000	5 630 500	112 500	2.0%	10.4%	10.4%	0.01%
Mpumalanga	4 128 000	4 229 300	101 300	2.5%	7.8%	7.8%	0.04%
Northern Cape	1 162 900	1 166 700	3 800	0.3%	2.2%	2.2%	-0.03%
North West	3 597 600	3 676 300	78 700	2.2%	6.8%	6.8%	0.02%
Western Cape	6 016 900	6 116 300	99 400	1.7%	11.4%	11.3%	-0.03%

Total	52 982 000	54 002 000	1 020 000	1.9%	100.0%	100.0%	—

Source: National Treasury

Institutional component (5 per cent)

The institutional component recognises that some costs associated with running a provincial government and providing services are not directly related to the size of a province’s population or the other factors included in other components. It is therefore distributed equally between provinces, constituting 5 per cent of the total equitable share, of which each province receives 11.1 per cent. This component benefits provinces with smaller populations, especially the Northern Cape, the Free State and the North West, because the allocation per person for these provinces is much higher in this component.

Poverty component (3 per cent)

The poverty component introduces a redistributive element to the formula and is assigned a weight of 3 per cent. The poor population includes people who fall in the lowest 40 per cent of household incomes in the 2010/11 Income and Expenditure Survey. The estimated size of the poor population in each province is calculated by multiplying the proportion in that province that fall into the poorest 40 per cent of South African households by the province’s population figure from the 2014 Mid-Year Population Estimates. Table W1.19 shows the proportion of the poor in each province from the Income and Expenditure Survey, the 2014 Mid-Year Population Estimates and the weighted share of the poverty component per province.

Table W1.19 Comparison of current and new poverty component weighted shares

	Income	Current (2014 MTEF)			New (2015 MTEF)			Difference in weighted shares
Thousand	and Expenditure Survey 2010/11	Mid-year population Estimates 2013	Poor population	Weighted Shares	Mid-year population estimates 2014	Poor population	Weighted shares
Eastern Cape	52.0%	6 620	3 445	16.1%	6 787	3 531	16.2%	0.08%
Free State	41.4%	2 753	1 140	5.3%	2 787	1 154	5.3%	-0.04%
Gauteng	28.9%	12 728	3 675	17.2%	12 915	3 728	17.1%	-0.09%
KwaZulu-Natal	45.3%	10 457	4 738	22.2%	10 694	4 845	22.2%	0.06%
Limpopo	52.9%	5 518	2 917	13.6%	5 631	2 976	13.6%	0.00%
Mpumalanga	47.3%	4 128	1 951	9.1%	4 229	1 998	9.2%	0.04%
Northern Cape	40.8%	1 163	474	2.2%	1 167	476	2.2%	-0.04%
North West	47.9%	3 598	1 723	8.1%	3 676	1 761	8.1%	0.01%
Western Cape	21.9%	6 017	1 316	6.2%	6 116	1 337	6.1%	-0.02%

Total		52 982	21 377	100.0%	54 002	21 807	100.0%	—

Source: National Treasury

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Economic activity component (1 per cent)

The economic activity component is a proxy for provincial tax capacity and expenditure assignments. Given that these assignments are a relatively small proportion of provincial budgets, the component is assigned a weight of 1 per cent. For the 2015 MTEF, 2013 GDP-R data is used. Table W1.20 shows the weighted shares of the economic activity component.

Table W1.20 Current and new economic activity component weighted shares

	Current (2014 MTEF)		New (2015 MTEF)		Difference in
	GDP-R, 2011 (R million)	Weighted shares	GDP-R, 2012 (R million)	Weighted shares	weighted shares
Eastern Cape	219 170	7.5%	234 536	7.5%	-0.04%
Free State	153 284	5.3%	162 601	5.2%	-0.07%
Gauteng	1 005 795	34.5%	1 089 535	34.7%	0.24%
KwaZulu-Natal	458 841	15.7%	496 431	15.8%	0.09%
Limpopo	207 308	7.1%	223 090	7.1%	0.00%
Mpumalanga	205 600	7.0%	222 149	7.1%	0.03%
Northern Cape	65 259	2.2%	70 203	2.2%	-0.00%
North West	189 047	6.5%	201 736	6.4%	-0.05%
Western Cape	413 235	14.2%	438 700	14.0%	-0.19%

Total	2 917 539	100.0%	3 138 981	100.0%	—

Source: National Treasury

Conditional grants to provinces

There are four types of provincial conditional grants:

•	Schedule 4A sets out general grants that supplement various programmes partly funded by provinces

•	Schedule 5A grants fund specific responsibilities and programmes implemented by provinces

•	Schedule 6A grants provide in-kind allocations through which a national department implements projects in provinces

•	Schedule 7A grants provide for the swift allocation and transfer of funds to a province to help it deal with a disaster.

Changes to conditional grants

Despite the baseline reductions described in Table W1.7, overall growth in direct conditional transfers to provinces is buoyant, averaging 6.9 per cent over the MTEF period. Direct conditional grant baselines total R85.5 billion in 2015/16, R91 billion in 2016/17 and R97.5 billion in 2017/18. Indirect conditional grants amount to R3.5 billion, R3.6 billion and R4 billion respectively for each year of the same period.

Table W1.21 provides a summary of conditional grants by sector for the 2015 MTEF period. More detailed information, including the framework and allocation criteria for each grant, is provided in Annexure W2 of the 2015 Division of Revenue Bill. The frameworks provide the conditions for each grant, the outputs expected, the allocation criteria used for dividing each grant between provinces, and a summary of the grant’s audited outcomes for 2013/14.

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2015 BUDGET REVIEW

Table W1.21 Conditional grants to provinces, 2014/15 – 2017/18

R million	2014/15	2015/16	2016/17	2017/18	MTEF total
Agriculture, Forestry and Fisheries	2 389	2 188	2 262	2 404	6 855
Comprehensive agricultural support programme	1 861	1 651	1 702	1 809	5 162
Ilima/Letsema projects	461	471	491	522	1 484
Land care programme: poverty relief and infrastructure development	68	66	69	74	209
Arts and Culture	1 016	1 311	1 367	1 453	4 131
Community library services	1 016	1 311	1 367	1 453	4 131
Basic Education	13 532	15 856	16 373	17 267	49 497
Education infrastructure	7 327	9 518	9 774	10 331	29 622
HIV and AIDS (life skills education)	212	221	231	245	697
Maths, science and technology	319	347	362	385	1 095
National school nutrition programme	5 462	5 704	6 006	6 306	18 016
Occupational-specific dispensation for education sector therapists	213	67	—	—	67
Cooperative Governance and Traditional Affairs	197	103	112	123	338
Provincial disaster	197	103	112	123	338
Health	30 164	31 858	34 338	37 495	103 692
Comprehensive HIV and AIDS	12 102	13 737	15 467	17 440	46 644
Health facility revitalisation	5 502	5 276	5 473	5 817	16 565
Health professions training and development	2 322	2 375	2 477	2 632	7 483
National tertiary services	10 168	10 398	10 847	11 526	32 771
National health insurance	70	72	75	80	228
Human Settlements	17 084	18 203	19 884	21 060	59 147
Human settlements development	17 084	18 203	19 884	21 060	59 147
Public Works	607	591	762	809	2 162
Expanded public works programme integrated grant for provinces	349	351	402	424	1 176
Social sector expanded public works programme incentive for provinces	258	241	360	386	986
Social Development	29	48	48	—	95
Substance abuse treatment	29	48	48	—	95
Sport and Recreation South Africa	526	537	561	596	1 694
Mass participation and sport development	526	537	561	596	1 694
Transport	14 194	14 790	15 288	16 281	46 359
Provincial roads maintenance	9 361	9 851	10 138	10 808	30 797
Public transport operations	4 833	4 939	5 150	5 473	15 563

Total direct conditional allocations	79 739	85 485	90 994	97 490	273 970

Indirect transfers	4 116	3 458	3 596	3 967	11 021
Basic Education	2 541	2 047	2 375	2 620	7 042
School infrastructure backlogs	2 541	2 047	2 375	2 620	7 042
Health	1 575	1 411	1 221	1 347	3 979
National health	1 575	1 411	1 221	1 347	3 979

Source: National Treasury

Agriculture grants

The comprehensive agricultural support programme aims to support newly established and emerging farmers, particularly subsistence, smallholder and previously disadvantaged farmers. Of the grant, 70 per cent is allocated to the production of livestock and crops. The grant also aims to expand farm infrastructure and provide support for dipping, fencing and rehabilitating viable irrigation schemes. Allocations over the MTEF period include R195.7 million for the repair of flood damage to agricultural infrastructure. The baseline reduction on this grant in 2015/16 is R37.1 million. The grant is allocated R5.2 billion over the medium term.

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The land care programme grant: poverty relief and infrastructure development aims to improve productivity and the sustainable use of natural resources. Provinces are also encouraged to use this grant to create jobs through the Expanded Public Works Programme. The baseline reduction on this grant in 2015/16 is R1.8 million. Over the medium term, R209.2 million is allocated to this grant.

The Ilima/Letsema projects grant aims to boost food production by helping previously disadvantaged farming communities. After the Department of Agriculture, Forestry and Fisheries has tested the new approach, it will make this grant subject to the standard operating procedure for farmer support. The baseline reduction on this grant in 2015/16 is R11 million. It is allocated R1.5 billion over the MTEF period.

Arts and culture grant

The community library services grant, administered by the Department of Arts and Culture, aims to help South Africans access knowledge and information to improve their socioeconomic situation. The grant is allocated to the relevant provincial department and administered by that department or through a service-level agreement with municipalities. In collaboration with provincial departments of basic education, the grant also funds dual service point libraries that serve both schools and the general public. Funds from this grant may also be used to shift the libraries function between provinces and municipalities. The baseline reduction on this grant in 2015/16 is R29.5 million, but average annual growth over the MTEF period remains strong at 12.7 per cent. The grant is allocated R4.1 billion over the next three years.

Basic education grants

Provinces use the education infrastructure grant to construct, maintain and refurbish education infrastructure and schools. The baseline reduction on this grant in 2015/16 is R213.9 million. The grant totals R29.6 billion over the MTEF period, which includes a ring-fenced amount of R322.1 million over the three years to repair school infrastructure damaged by natural disasters.

Infrastructure grant reforms to improve planning were introduced in 2013 after a decade of provincial capacity building through the Infrastructure Delivery Improvement Programme. Under the requirements introduced in the 2013 Division of Revenue Bill, provincial education departments had to go through a two-year planning process to be eligible to receive incentive allocations in 2015/16. The departments had to meet certain prerequisites in 2013/14 and have their infrastructure plans approved in 2014/15. The national Department of Basic Education and the National Treasury assessed the provinces’ infrastructure plans. A moderation process was undertaken between the national departments, provincial treasuries and provincial departments of basic education to agree on the final scores. Provinces needed to obtain a minimum score of 60 per cent to qualify for the incentive. Table W1.22 shows the final score and incentive allocation for each province.

Table W1.22 Education infrastructure grant allocations

	User Asset Management Plan assessment	2015/16			Final allocation for 2015/16
R million		Basic component	Incentive component	Disaster recovery funds
Eastern Cape	71%	1560	94	50	1 704
Free State	42%	763	—	—	763
Gauteng	63%	852	84	—	936
KwaZulu-Natal	64%	1870	85	24	1 979
Limpopo	43%	736	—	69	805
Mpumalanga	48%	848	—	10	857
Northern Cape	66%	359	88	—	447
North West	69%	852	92	51	995
Western Cape	81%	920	108	5	1 032

Total		8 758	550	209	9 518

Source: National Treasury

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The national Department of Basic Education is reviewing the education infrastructure grant formula for outer-year allocations, so changes should be expected in the indicative allocations published for 2016/17 and 2017/18. Allocations for the incentive component in the outer years are shown as unallocated.

The national school nutrition programme grant seeks to improve the nutrition of poor school children, enhance active learning capacity and increase school attendance. It provides a free daily meal to pupils in the poorest 60 per cent of schools (quintile 1 to 3). The grant’s purpose has been expanded to include deworming of learners without incurring a change in its 2015 MTEF allocations. This expansion will be funded through the grant’s nutrition and food production component. The grant is allocated R18 billion over the MTEF period. The baseline has not been reduced.

The maths, science and technology grant has been created by merging the Dinaledi schools grant with the technical secondary schools recapitalisation grant. By combining these similar and overlapping programmes, they can be better administered and expanded to reach more schools. The new grant’s baseline is the sum of the baseline allocations for the two previous grants after 1 per cent has been removed to fund improved administration of the grant at national level. The baseline reduction on this grant in 2015/16 is R8.3 million. It is allocated R1.1 billion over the 2015 MTEF period.

The HIV and Aids (life skills education) programme grant provides for life skills training and sexuality and HIV/AIDS education in primary and secondary schools. It is fully integrated into the school system, with learner and teacher support materials provided for Grades 1 to 9. The baseline reduction on this grant in 2015/16 is R5.3 million. It is allocated R697.2 million over the MTEF period.

The school infrastructure backlogs grant is an indirect grant to provinces that was introduced in 2011 as a temporary, high-impact grant. The national Department of Basic Education uses this grant to build and upgrade schools on behalf of provinces to address inappropriate structures and access to basic services. Due to the grant’s lack of spending, R297 million has been reprioritised over the MTEF period to offset the impact of the baseline reductions on the occupational-specific dispensation for education sector therapists grant, the further education and training colleges grant and the national school nutrition programme grant. The grant is allocated R7 billion over the next three years.

The occupational-specific dispensation for education sector therapists grant provides funds for provinces to implement the occupation-specific dispensation agreement for therapists, counsellors and psychologists in the education sector. The grant is allocated for two years (2014/15 and 2015/16) while back-pay is being funded and new remuneration levels are normalised. No baseline reduction has been effected on this grant. From 2016/17, the funds will be allocated as part of the provincial equitable share. The grant has been allocated R67 million for its last year in 2015/16.

Cooperative governance grant

The provincial disaster grant is administered by the National Disaster Management Centre in the Department of Cooperative Governance and is unallocated at the start of the financial year. The grant allows for an immediate (in-year) release of funds to be disbursed by the National Disaster Management Centre after a disaster is declared, without the need for the transfers to be gazetted first. The reconstruction of infrastructure damaged by disasters is funded separately through ring-fenced allocations in sector grants. Due to past underspending on this grant, R298.5 million has been reprioritised out of the grant over the 2015 MTEF period. To ensure that sufficient funds are available in the event of a disaster, section 26 of the 2015 Division of Revenue Bill allows for funds allocated to the municipal disaster grant to be transferred to provinces if funds in the provincial disaster grant have already been exhausted, and vice versa. The bill also allows for more than one transfer to be made to areas affected by disasters so that an initial payment for emergency aid can be made before a full assessment of damages and costs has been completed. The baseline reduction on this grant in 2015/16 is R2.6 million. Over the MTEF period, R338.2 million is available for disbursement through this grant.

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Health grants

The national tertiary services grant provides strategic funding to enable provinces to plan, modernise and transform tertiary hospital service delivery in line with national policy objectives. The grant operates in 33 hospitals across the nine provinces. The urban areas of Gauteng and the Western Cape receive the largest shares of the grant because they provide the largest proportion of high-level, sophisticated services for the benefit of the country’s health sector. The baseline reduction on this grant in 2015/16 is R237.9 million. The grant is allocated R32.8 billion over the MTEF period.

The health facility revitalisation grant funds the construction and maintenance of health infrastructure. It was created in 2013/14 through the merger of three previous grants. The grant funds a wide range of health infrastructure projects, including large projects to modernise hospital infrastructure and equipment, general maintenance and infrastructure projects at smaller hospitals, and the refurbishment and upgrading of nursing colleges and schools. The baseline reduction on this grant in 2015/16 is R122.8 million. The grant totals R16.6 billion over the MTEF period, which includes R17.8 million ring-fenced to repair clinics damaged by natural disasters.

Similar to the reforms to the education infrastructure grant discussed above, a two-year planning process is now required for provinces to access this grant. The national Department of Health and the National Treasury conducted an assessment of the provinces’ infrastructure plans, followed by a moderation process between the national departments, provincial treasuries and provincial departments of health to agree on the final scores. Provinces had to obtain a minimum score of 60 per cent to qualify for the incentive. Table W1.23 sets out the final score and the incentive allocation per province.

Table W1.23 Health facility revitalisation grant allocations

	User Asset Management Plan assessment	2015/16			Final allocation for 2015/16
R million		Basic component	Incentive component	Disaster Recovery funds
Eastern Cape	71%	451	139	2	592
Free State	52%	565	—	—	565
Gauteng	59%	314	—	—	314
KwaZulu-Natal	66%	1 100	129	—	1 230
Limpopo	58%	187	—	7	194
Mpumalanga	57%	287	—	1	288
Northern Cape	70%	456	137	—	594
North West	61%	569	120	7	695
Western Cape	76%	655	149	—	804

Total		4 585	674	17	5 276

Source: National Treasury

The national Department of Health is reviewing the health facility revitalisation grant formula for outer-year allocations, so changes should be expected in the indicative allocations for 2016/17 and 2017/18. Allocations for the incentive component in the outer years are shown as unallocated.

The health professions training and development grant funds the training of health professionals, and the development and recruitment of medical specialists. It enables the shifting of teaching activities from central to regional and district hospitals. The baseline reduction on this grant in 2015/16 is R53.9 million. The grant is allocated R7.5 billion over the medium term.

The comprehensive HIV and Aids grant supports HIV/AIDS prevention programmes and specific interventions, including voluntary counselling and testing, prevention of mother-to-child transmission, post-exposure prophylaxis, antiretroviral treatment and home-based care. In addition to substantial increases to this grant and the provincial equitable share over previous MTEF periods, no baseline reduction has been effected on this grant and R1.2 billion is added in the baseline in 2017/18 to cover the increased antiretroviral treatment take-up rate. Because funds from this grant are used to pay for a significant number of tests conducted by the NHLS, R691.2 million has been taken out of this grant over the MTEF period as part of the change in funding arrangements for the NHLS described above. This brings the baseline to R46.6 billion over the MTEF period, with average annual growth of 12.3 per cent.

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2015 BUDGET REVIEW

The national health insurance grant funds the national health insurance pilots introduced in 2012/13, which aim to strengthen primary healthcare for the implementation of national health insurance. Ten districts have been selected as pilot sites to test interventions that aim to strengthen health systems and improve performance. The baseline reduction on this grant in 2015/16 is R1.9 million. Over the 2015 MTEF period, the grant has been allocated R227.6 million. This grant is complemented by the national health insurance component within the national health grant.

The national health grant is an indirect grant introduced in 2013/14, which is spent by the Department of Health on behalf of provinces. The grant has three components, one to support infrastructure projects, a second to support the national health insurance scheme pilot sites, and a third to support the rollout of the human papillomavirus vaccine. The infrastructure component will be used to accelerate construction, maintenance, upgrades and rehabilitation for new and existing health infrastructure. The second component will be used to contract general practitioners from the private sector for national health insurance sites. It will also support 10 central hospitals to strengthen their patient information systems and develop and pilot alternative hospital reimbursement tools. Funds for exploring the use of diagnostic-related groups to structure health budgets has been shifted from the national health insurance component of the indirect national health grant to the Department of Health’s core budget. The human papillomavirus vaccine component is allocated for two years (2014/15 and 2015/16), and will be used to support provincial health departments with the rollout of the vaccine. Funds for the vaccine have been added to the provincial equitable share in 2016/17. A total of R352.7 million was reprioritised from this grant to offset the baseline reductions that would have been effected on the comprehensive HIV and Aids grant. The national health grant is allocated R4 billion over the MTEF period.

Human settlements grant

The human settlements development grant seeks to establish habitable, stable and sustainable human settlements in which all citizens have access to social and economic amenities. This grant is allocated using a formula with three components:

•

The first component shares 70 per cent of the total allocation between provinces in proportion to their share of the total number of households living in inadequate housing. Data from the 2011 Census is used for the number of households in each province living in informal settlements, shacks in backyards and traditional dwellings. Not all traditional dwellings are inadequate, which is why information on the proportion of traditional dwellings per province with damaged roofs and walls from the 2010 General Household Survey is used to adjust these totals so that only traditional dwellings that provide inadequate shelter are counted in the formula.

•

The second component determines 20 per cent of the total allocation based on the share of poor households in each province. The number of households with an income of less than R1 500 per month is used to determine 80 per cent of the component and the share of households with an income of between R1 500 and R3 500 per month is used to determine the remaining 20 per cent. Data used in this component comes from the 2011 Census.

•	The third component, which determines 10 per cent of the total allocation, is shared in proportion to the number of people in each province, as measured in the 2011 Census.

In addition to the allocations determined through the formula, a total of R3.3 billion is ring-fenced over the 2015 MTEF period to upgrade human settlements in mining towns in six provinces. These allocations respond to areas with significant informal settlement challenges, with a high proportion of economic activity based on the natural resources sector. A total of R740.1 million is also ring-fenced over the MTEF period to repair infrastructure damaged by natural disasters.

The baseline reduction on this grant in 2015/16 is R411.4 million. A further R240 million over the 2015 MTEF period has been reprioritised from the grant to the Housing Development Agency, which is expanding its mandate to include some of the planning and project development work that was previously carried out by provinces. The grant’s allocation totals R59.1 billion over the medium term.

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Public works grants

The expanded public works programme integrated grant for provinces incentivises provincial departments to use labour-intensive methods in infrastructure, environmental and other projects. Grant allocations are determined upfront based on the performance of provincial departments in meeting job targets in the preceding financial year. The baseline reduction on this grant in 2015/16 is R5.96 million. It is allocated R1.2 billion over the MTEF period.

The social sector expanded public works programme incentive grant for provinces rewards provinces for creating jobs in the preceding financial year in the areas of home-based care, early childhood development, adult literacy and numeracy, community safety and security, and sports programmes. The grant’s allocation model incentivises provincial departments to participate in the Expanded Public Works Programme and measures the performance of each province relative to its peers, providing additional incentives to those that perform well. The baseline reduction on this grant in 2015/16 is R8 million. The grant is allocated R985.8 million over the MTEF period.

Social development grant

The substance abuse treatment grant aims to build public substance abuse treatment facilities in the four provinces that do not already have such facilities: the Eastern Cape, the Free State, the Northern Cape and the North West. The grant is administered by the Department of Social Development and is expected to run for two more years before it is incorporated into the provincial equitable share in 2017/18. The grant has adopted the processes implemented for the education infrastructure grant and the health facility revitalisation grant to streamline the process of planning and building these facilities, although the allocation criteria for the grant remains unchanged. No baseline reduction has been effected on this grant. It has been allocated R95 million over the 2015 MTEF period.

Sport and recreation South Africa grant

The mass participation and sport development grant aims to increase and sustain mass participation in sport and recreational activities in the provinces, with greater emphasis on provincial and district academies. The baseline reduction on this grant in 2015/16 is R12.5 million. It is allocated R1.7 billion over the MTEF period.

Transport grants

The public transport operations grant subsidises commuter bus services. It supports provinces to ensure that contractual obligations are met and services are efficiently provided. The public transport contracting and regulatory functions may be assigned to certain metropolitan municipalities during 2015/16. If this takes place, funds for this grant will be transferred directly to the assigned municipality. The baseline reduction on this grant in 2015/16 amounted to R113.3 million. The grant is allocated R15.6 billion over the MTEF period.

The provincial roads maintenance grant consists of three components. The largest component enables provinces to expand their maintenance activities. The other components allow provinces to repair roads damaged by floods and rehabilitate roads that are heavily used in support of electricity production. Grant allocations are determined using a formula based on provincial road networks, road traffic and weather conditions. These factors reflect the different costs of maintaining road networks in each province. The grant requires provinces to follow best practices for planning and to use and regularly update road asset management systems.

In future the grant will be allocated based on performance. The model’s indicators – vehicle operating costs and remaining asset lifespan – have been finalised and the performance component will inform future grant allocations. An amount of R149 million has been reprioritised out of this grant over the 2015 MTEF

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2015 BUDGET REVIEW

period in anticipation of the transfer of the R573 Moloto Road from provinces to SANRAL. The agency will perform urgent upgrades to improve the road’s safety as part of its non-tolled network once the provincial governments in Gauteng, Mpumalanga and Limpopo formally transfer the road. The baseline reduction on this grant in 2015/16 is R219.1 million. The total allocation for the MTEF period is R30.8 billion, including ring-fenced allocations of R1 billion for the repair of infrastructure damaged by floods.

¢ Part 5: Local government fiscal framework and allocations

The local government fiscal framework responds to the constitutional assignment of powers and functions to this sphere of government. The framework refers to all resources available to municipalities to meet their expenditure responsibilities. National transfers account for a relatively small proportion of the local government fiscal framework, with the majority of local government revenues being raised by municipalities themselves through their substantial revenue-raising powers, including property rates and service charges. However, the proportion of revenue from transfers and own revenues varies dramatically across municipalities, with poor rural municipalities receiving most of their revenue from transfers, while urban municipalities raise the majority of their own revenues. This differentiation in the way municipalities are funded will continue in the period ahead.

The 2015 MTEF does not significantly alter the structure of transfers to local government. Instead, it makes several small changes as part of the ongoing policy reforms and baseline reductions outlined in the 2014 Medium Term Budget Policy Statement. Despite the reductions, allocations to municipalities continue to grow in real terms, with significant growth in water and sanitation and electricity grants. This emphasis on basic services aligns with the back-to-basics approach to local government announced by the Minister of Cooperative Governance in 2014. The local government fiscal framework as a whole – including all transfers and own revenues – is structured to support the achievement of the National Development Plan’s goals.

The first phase of the review of local government infrastructure grants is complete and its outcomes have begun to be implemented. The recommendation to rationalise grants, for example, has led to the consolidation of two public transport grants to cities. Elsewhere, the emphasis on enhanced life-cycle asset management is reflected in new conditions allowing certain grant funds to be used for refurbishment. Planned changes to individual conditional grants over the 2015 MTEF period are discussed in detail below and more extensive reforms will follow the second phase of the review.

This section outlines the transfers made to local government and how these funds are distributed between municipalities. Funds raised by national government are transferred to municipalities through conditional and unconditional grants. National transfers to municipalities are published to enable them to plan fully for their 2015/16 budgets, and to promote better accountability and transparency by ensuring that all national allocations are included in municipal budgets.

Transfers to local government

Over the 2015 MTEF period, R313.7 billion will be transferred directly to local government and a further R31.9 billion has been allocated to indirect grants. Direct transfers to local government in 2015/16 account for 9.1 per cent of national government’s non-interest expenditure. When indirect transfers are added to this, total spending on local government increases to 10 per cent of national non-interest expenditure.

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Table W1.24 Transfers to local government, 2011/12 – 2017/18

	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
Revised
R million	Outcome			estimate	Medium-term estimates
Direct transfers	68 251	76 430	82 836	89 076	99 753	103 936	110 017
Equitable share and related	33 173	37 139	38 964	43 290	50 208	52 869	55 512
Equitable share formula[1]	29 289	32 747	34 268	38 210	45 052	47 419	49 794
RSC levy replacement	3 544	3 733	3 930	4 146	4 337	4 567	4 795
Support for councillor remuneration and ward committees	340	659	766	935	819	883	923
General fuel levy sharing	8 573	9 040	9 613	10 190	10 659	11 224	11 785
Conditional grants	26 505	30 251	34 258	35 595	38 887	39 844	42 720
Infrastructures	24 643	27 923	31 991	33 345	36 440	37 254	39 911
Capacity building and other	1 862	2 329	2 267	2 250	2 447	2 590	2 809
Indirect transfers	2 660	4 548	5 523	8 536	10 395	10 634	10 916
Infrastructure	2 541	4 548	5 523	8 536	10 395	10 634	10 916
Capacity building and other	119	—	—	—	—	—	—

Total	70 911	80 978	88 359	97 612	110 149	114 570	120 933

1.	Outcome figures for the equitable share reflect amounts transferred after funds have been withheld to offset underspending by municipalities on conditional grants

Source: National Treasury

Changes to local government allocations

Direct transfers to local government will grow at an annual average rate of 7.3 per cent over the 2015 MTEF period. As discussed in Chapter 5 of the Budget Review, a reduced expenditure ceiling is being applied proportionately across all three spheres of government. No reductions are made to the local government equitable share, which continues to experience substantial growth in real terms in 2015/16. This protects the main source of funding for free basic services in municipalities. All conditional grants have been reduced by between 0.9 per cent and 5.5 per cent of each grant’s baseline allocation in 2015/16, with larger reductions on slow-spending grants and non-infrastructure grants. Grant administrators and municipalities should be able to absorb the impact of these reductions without having to reduce planned outputs. Achieving this will require greater efficiency in spending. Details of each conditional grant’s reductions are provided in Table W1.25.

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Table W1.25 Baseline reductions to local government allocations announced in the 2014 MTBPS

	2015/16	2016/17
R million	Medium-term estimates
Infrastructure conditional grants	-623	-1 000
Municipal infrastructure	-142	-219
Municipal water infrastructure	-76	-116
Urban settlements development	-100	-156
Integrated national electrification programme	-76	-129
Public transport network	-188	-304
Neighbourhood development partnership	-22	-38
Integrated city development	-15	-26
Rural roads asset management systems	-1	-1
Rural households infrastructure	-3	-11
Capacity building and other conditional grants	-297	-370
Municipal systems improvement	-10	-16
Local government financial management	-17	-29
Municipal human settlements capacity	-200	-200
Water services operating subsidy	-17	-29
Expanded public works programme	-23	-42
Infrastructure skills development	-5	-8
Energy efficiency and demand-side management	-10	-18
Municipal disaster	-15	-26

Total reduction to baseline	-921	-1 370

Source: National Treasury

In addition to the baseline reductions discussed above, several other reprioritisations and changes to the structure of conditional grants were agreed to during the budget process. These are summarised in Table W1.26.

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Table W1.26 Revisions to direct and indirect transfers to local government, 2015/16 – 2017/18

				2015 MTEF
R million	2015/16	2016/17	2017/18	Total revisions
Technical adjustments	—	—	—	—
Direct transfers	529	30	22	581
Municipal water infrastructure	500	—	—	500
Neighbourhood development partnership	29	30	22	81
Indirect transfers	-529	-30	-22	-581
Municipal water infrastructure	-500	—	—	-500
Neighbourhood development partnership	-29	-30	-22	-81

Additions to baselines	906	890	1 050	2 846
Direct transfers	206	190	550	946
Municipal demarcation transition	39	50	50	139
Municipal disaster recovery	167	140	—	307
Municipal water infrastructure	—	—	500	500
Indirect transfers	700	700	500	1 900
Regional bulk infrastructure	700	700	—	1 400
Municipal water infrastructure	—	—	500	500

Reductions to baseline	-1 096	-1 569	-223	-2 887
Direct transfers	-1 029	-1 470	-100	-2 599
Impact of reductions to baseline announced in 2014 MTBPS (see detail in Table W1.25)	-921	-1 370	—	-2 291
Municipal disaster	-100	-100	-100	-300
Expanded public works programme integrated grant for municipalities	-8	—	—	-8
Indirect transfers	-67	-99	-123	-288
Integrated national electrification programme	-67	-99	-123	-288

Total change to local government allocations
Change to direct transfers	-294	-1 250	472	-1 072
Change to indirect transfers	104	571	355	1 031

Net change to local government allocations	-190	-679	827	-41

Source: National Treasury

An addition of R2.4 billion has been made to the municipal water infrastructure grant and the regional bulk infrastructure grant over the MTEF period to accelerate the provision of basic water supply to all households and improve the state of water services infrastructure nationwide. A new grant of R139 million will subsidise the additional institutional and administrative costs arising from municipal mergers due to come into effect at the time of the 2016 local government elections, as announced by the Municipal Demarcation Board.

Other changes to local government allocations are more technical and reflect the shift of funds between direct and indirect grants, and the impact of the national macro-organisation of the state that followed the 2014 national elections. For example, the sanitation function, including all sanitation-related grants, has shifted from the Department of Human Settlements to the Department of Water and Sanitation.

After accounting for all reductions and additions, direct transfers decrease by a net amount of R1.1 billion over the medium term when compared to the indicative baseline published in the 2014 Budget. Indirect transfers to local government (allocations spent by national departments on behalf of municipalities) increase by R1 billion over the MTEF period, bringing the net decrease in local government allocations to R41 million. Despite this small baseline reduction, total allocations to local government will experience above-inflation growth over the MTEF period, increasing by R12.5 billion in 2015/16 alone.

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2015 BUDGET REVIEW

The local government equitable share

In terms of section 227 of the Constitution, local government is entitled to an equitable share of nationally raised revenue to enable it to provide basic services and perform its allocated functions. The local government equitable share is an unconditional transfer that supplements the revenue that municipalities can raise themselves (including property rates and service charges). The equitable share provides funding for municipalities to deliver free basic services to poor households and subsidises the cost of administration and other core services for those municipalities that have the least potential to cover these costs from their own revenues.

Over the 2015 MTEF period, the local government equitable share, including the RSC/JSB levies replacement grant and special support for councillor remuneration and ward committees, amounts to R158.6 billion – R50.2 billion in 2015/16, R52.9 billion in 2016/17, and R55.5 billion in 2017/18.

Formula for allocating the local government equitable share

The share of national revenue allocated to local government through the equitable share is determined in the national budget process and endorsed by Cabinet (the vertical division). Local government’s equitable share is divided among the country’s 278 municipalities using a formula (the horizontal division) to ensure objectivity.

A new formula for the local government equitable share was introduced in 2013/14, following a review of the previous formula by the National Treasury, the Department of Cooperative Governance and SALGA, in partnership with the FFC and Statistics South Africa. The new formula is based on data from the 2011 Census, which resulted in major changes to some allocations. As a result, new allocations are being phased in over a five-year period, ending in 2017/18. The local government equitable share formula’s principles and objectives were set out in detail in the Explanatory Memorandum to the 2013 Division of Revenue.

Structure of the local government equitable share formula

The formula uses demographics and other data to determine each municipality’s share of the local government equitable share. It has three parts, made up of five components:

•	The first part of the formula consists of the basic services component, which provides for the cost of free basic services for poor households.

•	The second part enables municipalities with limited resources to afford basic administrative and governance capacity, and perform core municipal functions. It does this through three components:

•	The institutional component provides a subsidy for basic municipal administrative costs.

•	The community services component provides funds for other core municipal services not included under basic services.

•

The revenue adjustment factor ensures that funds from this part of the formula are only provided to municipalities with limited potential to raise their own revenue. Municipalities that are least able to fund these costs from their own revenues should receive the most funding.

•	The third part of the formula provides predictability and stability through the correction and stabilisation factor, which ensures that all of the formula’s guarantees can be met.

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Each of these components is described in detail in the subsections that follow. The formula’s structure is summarised in the box.

Structure of the local government equitable share formula

LGES = BS + (I + CS)xRA ± C

where

LGES is the local government equitable share

BS is the basic services component

I is the institutional component

CS is the community services component

RA is the revenue adjustment factor

C is the correction and stabilisation factor

The basic services component

This component helps municipalities provide free basic water, sanitation, electricity and refuse removal services to households that fall below an affordability threshold. Following municipal consultation, the formula’s affordability measure (used to determine how many households need free basic services) is based on the level of two state old age pensions. When the 2011 Census was conducted, the state old age pension was worth R1 140 per month, which means that two old age pensions were worth R2 280 per month. A monthly household income of R2 300 per month (in 2011) has therefore been used to define the formula’s affordability threshold. Statistics South Africa has calculated that 59 per cent of all households in South Africa fall below this income threshold. The threshold is not an official poverty line or a required level to be used by municipalities in their own indigence policies – if municipalities choose to provide fewer households with free basic services than they are funded for through the local government equitable share, then their budget documentation should clearly set out why they have made this choice and how they have consulted with their community during the budget process.

The number of households per municipality, and the number below the poverty threshold, is updated annually based on the growth experienced in the period between the 2001 and 2011 Censuses. Provincial growth rates are then rebalanced to match the average annual provincial growth reported between 2002 and 2013 in the annual General Household Survey. Statistics South Africa has advised the National Treasury that, in the absence of official municipal household estimates, this is a credible method of estimating the household numbers per municipality needed for the formula. Statistics South Africa is researching methods for producing municipal-level data estimates, which may be used to inform equitable share allocations in future.

The basic services component provides a subsidy of R313.76 per month in 2015/16 for the cost of providing basic services to each of these households. The subsidy includes funding for the provision of free basic water (6 kilolitres per poor household per month), energy (50 kilowatt-hours per month) and sanitation and refuse (based on service levels defined by national policy). The monthly amount provided for each service is detailed in Table W1.27 and includes an allocation of 10 per cent for service maintenance costs.

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Table W1.27 Amounts per basic service allocated through the local government equitable share

	Allocation per household below affordability threshold (Rands per month)			Total allocation per service

	Operations	Maintenance	Total	(R millions)
Energy	59.57	6.62	66.19	7 122
Water	89.77	9.97	99.75	10 732
Sanitation	72.37	8.04	80.41	8 651
Refuse	60.67	6.74	67.41	7 252

Total basic services	282.38	31.38	313.76	33 757

Source: National Treasury

The formula uses the fairest estimates of the average costs of providing each service that could be derived from available information. More details of how the costs were estimated can be found in the discussion paper on the proposed structure of the new local government equitable share formula (available at: http://mfma.treasury.gov.za/Media_Releases/LGESDiscussions/Pages/default.aspx).

The per household allocation for each of the basic services in Table W1.27 is updated annually based on the following:

•

The electricity cost estimate is made up of bulk and other costs. Bulk costs are updated based on the multi-year price determination approved by the National Energy Regulator of South Africa (NERSA). In October 2014, NERSA granted Eskom a 12.69 per cent increase in electricity prices in 2015/16, which has been factored into the equitable share’s cost estimate. Bulk electricity prices for 2016/17 and 2017/18 are based on NERSA’s approved multi-year price determination increase of 8 per cent per year. If NERSA approves further increases, the revised amounts will be taken into account in future formula updates. Other electricity costs are updated based on the National Treasury’s inflation projections in the 2014 Medium Term Budget Policy Statement.

•

The water cost estimate is also made up of bulk and other costs. Bulk costs are updated based on the weighted average increase in bulk tariffs charged by water boards (although not all municipalities purchase bulk water from water boards, their price increases serve as a proxy for the cost increases for all municipalities). The approved weighted average tariff increase for bulk water from water boards in 2014/15 was 8.3 per cent. Other costs are updated based on the National Treasury’s inflation projections in the 2014 Medium Term Budget Policy Statement.

•	The costs for sanitation and refuse are updated based on the National Treasury’s inflation projections in the 2014 Medium Term Budget Policy Statement.

The basic services component allocation to each municipality is calculated by multiplying the monthly subsidy per household by the updated number of households below the affordability threshold in each municipal area.

The basic services component

BS = basic services subsidy x number of poor households

Funding for each basic service is allocated to the municipality (metro, district or local) that is authorised to provide that service. If another municipality provides a service on behalf of the authorised municipality, it must transfer funds to the provider in terms of section 29 of the Division of Revenue Act. The basic services component is worth R33.8 billion in 2015/16 and accounts for 74.9 per cent of the value of the local government equitable share.

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The institutional component

To provide basic services to households, municipalities need to be able to run a basic administration. Most municipalities should be able to fund the majority of their administration costs with their own revenue. But, because poor households are not able to contribute in full, the equitable share includes an institutional support component to help meet some of these costs. To ensure that this component supports municipalities with limited own-revenue-raising abilities, a revenue adjustment factor is applied so that a larger proportion of the allocation is received by municipalities with less potential to raise their own revenue. The revenue adjustment factor is described in more detail later in this annexure.

This component consists of a base allocation of R5.6 million, which goes to every municipality, and an additional amount that is based on the number of council seats in each municipality. This reflects the relative size of a municipality’s administration and is not intended to fund the costs of councillors only (the number of seats recognised for the formula is determined by the Minister of Cooperative Governance and Traditional Affairs). The base component acknowledges that there are some fixed costs that all municipalities face.

The institutional component

I = base allocation + [allocation per councillor * number of council seats]

The institutional component accounts for 10 per cent of the equitable share formula and is worth R4.5 billion in 2015/16. This component is also complemented by special support for councillor remuneration in poor municipalities, which is not part of the equitable share formula (described in more detail later).

The community services component

This component funds services that benefit communities rather than individual households (which are provided for in the basic services component). It includes funding for municipal health services, fire services, municipal roads, cemeteries, planning, storm water management, street lighting and parks. To ensure this component assists municipalities with limited own-revenue-raising abilities, a revenue adjustment factor is applied so that these municipalities receive a larger proportion of the allocation.

The allocation for this component is split between district and local municipalities, because both provide community services. In 2015/16, the allocation to district and metropolitan municipalities for municipal health and related services is R7.81 per household per month. The component’s remaining funds are allocated to local and metropolitan municipalities based on the number of households in each municipality.

The community services component

CS = [municipal health and related services allocation x number of households] + [other services allocation x number of households]

The community services component accounts for 15 per cent of the equitable share formula and is worth R6.8 billion in 2015/16.

The revenue adjustment factor

The Constitution gives local government substantial own-revenue-raising powers (particularly through property rates and surcharges on services). Municipalities are expected to fund most of their own administrative costs and cross-subsidise some services for indigent residents. Given the varied levels of poverty across South Africa, the formula does not expect all municipalities to be able to generate similar amounts of own revenue. A revenue adjustment factor is applied to the institutional and community services components of the formula to ensure that these funds assist municipalities that are least likely to be able to fund these functions from their own revenues.

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To account for the varying fiscal capacities of municipalities, this component is based on a per capita index using the following factors from the 2011 Census:

•	Total income of all individuals/households in a municipality (as a measure of economic activity and earning)

•	Reported property values

•	Number of households on traditional land

•	Unemployment rate

•	Proportion of poor households as a percentage of the total number of households in the municipality.

Based on this index, municipalities were ranked according to their per capita revenue-raising potential. The top 10 per cent of municipalities have a revenue adjustment factor of zero, which means that they do not receive an allocation from the institutional and community services components. The 25 per cent of municipalities with the lowest scores have a revenue adjustment factor of 100 per cent, which means that they receive their full allocation from the institutional and community services components. Municipalities between the bottom 25 per cent and top 10 per cent have a revenue adjustment factor applied on a sliding scale, so that those with higher per capita revenue-raising potential receive a lower revenue adjustment factor and those with less potential receive a larger revenue adjustment factor.

The revenue adjustment factor is not based on the actual revenues municipalities collect. This component therefore does not create any perverse incentive for municipalities to under-collect potential own revenues to receive a higher equitable share.

Because district municipalities do not collect own revenues from property rates, the revenue adjustment factor applied to these municipalities is based on the RSC/JSB levies replacement grant allocations. This grant replaces a source of own revenue previously collected by district municipalities and it is still treated as an own-revenue source in many respects. Similar to the revenue adjustment factor for local and metropolitan municipalities, the factor applied to district municipalities is based on their per capita RSC/JSB levies replacement grant allocations. District municipalities are given revenue adjustment factors on a sliding scale – those with a higher per capita RSC/JSB levies replacement grant allocation receive a lower revenue adjustment factor, while those with lower allocations receive a larger revenue adjustment factor.

Correction and stabilisation factor

Providing municipalities with predictable and stable equitable allocations is one of the principles of the equitable share formula. Indicative allocations are published for the second and third years of the MTEF period to ensure predictability. To provide stability for municipal planning, while giving national government flexibility to account for overall budget constraints and amend the formula, municipalities are guaranteed to receive at least 90 per cent of the indicative allocation for the middle year of the MTEF period.

A new equitable share formula was introduced in 2013/14 using updated 2011 Census data. As a result, some municipalities will experience large changes in their equitable share allocations. To smooth the impact of these changes and give municipalities time to adjust (both for municipalities with increasing and decreasing allocations), the new allocations are being phased in over five years, from 2013/14 to 2017/18. For municipalities with smaller allocations under the new formula, the phase-in mechanism measures the difference between the municipality’s old and new allocations and closes this gap by 20 per cent each year. This means that in the first year a municipality only experienced a change equivalent to 20 per cent of the gap between their allocations under the old and new formulas, in the second year they completed 40 per cent of the change, in the third year (2015/16) they will complete 60 per cent, in 2016/17 they will complete 80 per cent, and in 2017/18 – the final year of the 2015 MTEF period – their allocation will be determined entirely through the new formula.

To provide for this phase-in approach, while staying within the limits of the equitable share, municipalities with larger allocations will also have their increases phased in over five years. The total top-up amount

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needed to fund the phasing in for municipalities with declining allocations is calculated and deducted from those that do not require a top-up in proportion to their “surplus”. This means that municipalities with larger allocations will have some of those gains delayed over the phase-in period.

Ensuring the formula balances

The formula is structured so that all of the available funds are allocated. The basic services component is determined by the number of poor households per municipality and the estimated cost of free basic services, so it cannot be manipulated. This means that the balancing of the formula to the available resources must take place in the second part of the formula, which includes the institutional and community services components. The formula automatically determines the value of the allocation per council seat in the institutional component and the allocation per household for other services in the community services component to ensure that it balances. Significant increases in the cost of basic service provision – due to escalating bulk electricity prices for example – is fully funded by the formula, but this will result in slower growth in the institutional and community services allocations.

Potential future refinements to the formula

Although the local government equitable share formula has been through extensive consultations and technical work, national government continues to work with stakeholders to improve the formula. Areas of work include:

•	Exploring the introduction of factors to account for costs related to the size of the land area served and settlement types in municipalities.

•

Developing differentiated costing variables to take account of the different costs of services in various circumstances. SALGA and the FFC have completed the first phase of a project that could provide the basis for calculating such variables in future. This work will continue in 2015/16.

•

Exploring the creation of separate sub-components for fire services and municipal health services within the community services component. This would enhance transparency in allocations, although funds for the fire services function would need to be allocated to the municipality (district or local) authorised for this function within a specific area. The process can only be completed after the National Disaster Management Centre has completed its consideration of policy and legislative changes for fire services.

Government is committed to considering all proposed refinements to the formula, but another full review is not envisaged until the current formula has been fully phased in and municipalities have had time to adjust to the new allocations.

Details of new allocations

In addition to the three-year formula allocations published in the Division of Revenue Bill, a copy of the formula, including the data used for each municipality and each component, is published online (http://mfma.treasury.gov.za/Media_Releases/LGESDiscussions/Pages/default.aspx).

Other unconditional allocations

RSC/JSB levies replacement grant

Before 2006, district municipalities raised levies on local businesses through an RSC or JSB levy. This source of revenue was replaced in 2006/07 with the RSC/JSB levies replacement grant, which was allocated to all district and metropolitan municipalities based on the amounts they had previously collected through the levies (the RSC/JSB levies replacement grant for metropolitan municipalities has since been replaced by the sharing of the general fuel levy). The grant’s value increases every year. In 2015/16, the grant increases by 7.4 per cent a year for district municipalities authorised for water and sanitation and 2.5 per cent for unauthorised district municipalities. The different rates recognise the various service delivery responsibilities of these district municipalities.

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Special support for councillor remuneration and ward committees

Councillors’ salaries are subsidised in poor municipalities. The total value of the support provided in 2015/16 is R818.9 million, calculated separately to the local government equitable share and in addition to the funding for governance costs provided in the institutional component. The level of support for each municipality is allocated based on a system gazetted by the Minister of Cooperative Governance and Traditional Affairs, which classifies municipal councils into six grades based on their total income and population size. Special support is provided to the lowest three grades of municipal councils (the smallest and poorest municipalities). During 2014, gradings for all municipalities were recalculated using data from the 2011 Census. The revised gradings, approved by Members of the Executive Council for Cooperative Governance and collated by the national Department of Cooperative Governance, have been used to update the allocations for the 2015 MTEF period. The use of 2011 Census data means that a number of municipalities increased their grading levels and are consequently no longer eligible to receive the special support for councillor remuneration. These funds have been returned to the local government equitable share formula to be allocated to all municipalities.

A subsidy of 90 per cent of the gazetted maximum remuneration for a part-time councillor is provided for every councillor in grade 1 municipalities, 80 per cent for grade 2 municipalities and 70 per cent for grade 3 municipalities. Because the new maximum limits for councillor remuneration had not been gazetted when the 2015/16 allocations were determined, the level of subsidies provided for that year are based on the 2014/15 maximums plus inflation. In addition to this support for councillor remuneration, each local municipality in grades 1 to 3 receives an allocation to provide stipends of R500 per month to 10 members of each ward committee in their municipality. Each municipality’s allocation for this special support is published in the appendices to the Division of Revenue Bill.

Conditional grants to local government

National government allocates funds to local government through a variety of conditional grants. These grants fall into two main groups: infrastructure and capacity building. The total value of conditional grants directly transferred to local government increases from R38.9 billion in 2015/16 to R39.8 billion in 2016/17 and R42.7 billion in 2017/18.

Infrastructure conditional grants to local government

National transfers for infrastructure, including indirect or in-kind allocations to entities executing specific projects in municipalities, amount to R145.5 billion over the 2015 MTEF period.

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Table W1.28 Infrastructure grants to local government, 2011/12 – 2017/18

	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
				Revised
R million	Outcome			estimate	Medium-term estimates
Direct transfers	24 643	27 923	31 991	33 345	36 440	37 254	39 911
Municipal infrastructure	11 443	13 879	14 224	14 429	14 956	15 548	16 435
Municipal water infrastructure	—	—	602	536	1 804	1 186	1 773
Urban settlements development	6 267	7 392	9 077	10 285	10 554	11 076	11 708
Integrated national electrification programme	1 097	1 151	1 635	1 105	1 980	2 036	2 197
Public transport network	4 612	4 884	5 550	5 871	5 953	6 163	6 610
Neighbourhood development partnership	738	578	586	591	607	624	663
Integrated city development	—	—	40	255	251	267	292
Rural roads asset management systems	35	37	52	75	97	102	107
Rural households infrastructure	—	—	107	5	48	113	124
Municipal disaster recovery	450	—	118	194	189	140	—

Indirect transfers	2 541	4 548	5 523	8 536	10 395	10 634	10 916
Integrated national electrification programme	1 165	1 879	2 141	2 948	3 613	3 776	3 946
Neighbourhood development partnership	50	80	55	58	26	22	28
Regional bulk infrastructure	1 260	2 523	3 261	4 005	4 922	5 324	4 855
Municipal water infrastructure	—	—	—	559	792	1 512	2 087
Bucket eradication programme	—	—	—	899	975	—	—
Rural households infrastructure	65	65	65	66	67	—	—
Total	27 184	32 471	37 514	41 881	46 835	47 888	50 826

Source: National Treasury

Municipal infrastructure grant

The largest infrastructure transfer is made through the municipal infrastructure grant, which supports government’s aim to expand service delivery and alleviate poverty. The grant funds the provision of infrastructure for basic services, roads and social infrastructure for poor households in all non-metropolitan municipalities. Although the grant’s baseline reduction amounts to R142.3 million in 2015/16, total allocations still increase to R15 billion in the same year, R15.5 billion in 2016/17 and R16.4 billion in 2017/18.

The Department of Cooperative Governance, which administers the municipal infrastructure grant, conducted a policy review of the grant during 2014. This review collaborated with the review of local government infrastructure grants to make proposals on the grant’s future direction. These changes will be introduced in the 2016 Budget, but the 2015 Budget already makes a significant change through a new condition that allows the grant to be used for refurbishment projects, subject to proof of the asset’s proper maintenance. The grant framework also clarifies that funds can be used to upgrade informal settlements. The condition introduced in the 2014 Budget that municipalities with households served by bucket systems must prioritise sanitation upgrades is retained.

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The municipal infrastructure grant is allocated through a formula with a vertical and horizontal division. The vertical division allocates resources between sectors and the horizontal division takes account of poverty, backlogs and municipal powers and functions in allocating funds to municipalities. The five main components of the formula are described in the box.

Municipal infrastructure grant = C + B + P + E + N

C	Constant to ensure increased minimum allocation for small municipalities (this allocation is made to all municipalities)

B	Basic residential infrastructure (proportional allocations for water supply and sanitation, roads and other services such as street lighting and solid waste removal)

P	Public municipal service infrastructure (ring-fenced for municipal sport infrastructure)

E	Allocation for social institutions and micro-enterprises infrastructure

N	Allocation to the 24 priority districts identified by government

For the 2015 MTEF, the municipal infrastructure grant allocation formula uses data from the 2011 Census. Allocations for basic services sub-components are based on the proportion of the national backlog for that service in each municipality. Other components are based on the proportion of the country’s poor households located in each municipality. Table W1.29 sets out the proportion of the grant accounted for by each component of the formula. The C-component provides a R5 million base to all municipalities receiving municipal infrastructure grant allocations.

Table W1.29 Municipal infrastructure grant allocations per sector

		Proportion of municipal infrastructure grant per sector	Value of component 2015/16 (R millions)
Municipal infrastructure grant (formula)	Component weights
B-component	75.0%		10 291
Water and sanitation	72.0%	54.0%	7 409
Roads	23.0%	17.3%	2 367
Other	5.0%	3.8%	515
P-component	15.0%		2 058
Sports	100.0%	15.0%	2 058
E-component	5.0%	5.0%	686
N-component	5.0%	5.0%	686

Constant			1 235

Total			14 956

Source: National Treasury

Since 2011/12, the P-component (15 per cent of the grant) has been ring-fenced for municipal sport and recreation infrastructure. This continues in the 2015 MTEF.

Urban settlements development grant

The urban settlements development grant is an integrated source of funding to provide infrastructure for municipal services and upgrade urban informal settlements in the eight metropolitan municipalities. The grant is allocated as a supplementary grant to cities (schedule 4 of the Division of Revenue Act), which means that municipalities are expected to use a combination of grant funds and their own revenue to develop urban infrastructure and integrated human settlements. Cities report their progress on these projects against the targets set in their service delivery and budget implementation plans. The grant’s baseline is reduced by R100.4 million in 2015/16, and it is allocated a total of R33.3 billion over the 2015 MTEF period.

Metropolitan municipalities are still required to prioritise the eradication of bucket sanitation backlogs. In addition, new conditions in the framework require that at least 50 per cent of grant funds be used to upgrade informal settlements.

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Integrated cities development grant

The grant provides a financial incentive for metropolitan municipalities to focus their use of infrastructure investment and regulatory instruments to achieve more compact and efficient urban spaces. Cities are required to submit built environment performance plans for this grant, including a brief strategic overview of the city’s plans for the built environment, with a focus on the infrastructure grants that form part of the capital budget. The plan should show how the municipality will ensure alignment between its different grant-funded programmes and how it will address related policy and regulatory matters. All projects funded by sector-specific infrastructure grants, including the urban settlements development grant, the public transport infrastructure grant, the neighbourhood development partnership grant and the integrated national electrification programme grant, must form part of a metropolitan municipality’s built environment performance plan. The grant’s baseline reduction amounts to R14.7 million in 2015/16 and it is allocated R810.2 million over the 2015 MTEF period.

Neighbourhood development partnership grant

The neighbourhood development partnership grant supports cities in developing and implementing urban network plans. The aim is to create a platform for third-party public and private investment, which will improve the quality of life in township urban hubs. Projects in towns and rural areas are implemented in conjunction with the Department of Rural Development and Land Reform to support catalytic projects in these areas. The baseline reduction on this grant in 2015/16 is R22.1 million. The grant is allocated R2 billion over the MTEF period, which consists of R1.9 billion for the capital (direct) grant and R75.8 million for the technical assistance (indirect) grant.

Municipal water infrastructure grant

This grant was introduced in 2013/14 to accelerate the delivery of clean water to communities that do not have access to basic water services. The grant, administered by the Department of Water and Sanitation, provides funding for various projects, including the construction of new infrastructure and the refurbishment and extension of existing water schemes. It has both direct and indirect components. In areas where municipalities have the capacity to implement projects themselves, funds will be transferred through a direct grant. In other areas, the Department of Water and Sanitation will implement projects on behalf of municipalities through an indirect grant. As with other indirect grants, the national department is required to transfer skills to the municipalities benefiting from the indirect grant, so that they will be able to implement projects themselves in future. In 2015/16, R500 million is shifted from the indirect to the direct portion of the grant as municipal capacity to deliver improves. Following a reprioritisation within the department, an addition of R1 billion will be made available in 2017/18, which is split equally between the direct and indirect components.

The grant’s baseline is reduced by R76.3 million in 2015/16. It has a total allocation of R9.2 billion over the 2015 MTEF period, consisting of R4.8 billion and R4.4 billion for the direct and indirect components respectively.

Following the outcomes of the first phase of the local government infrastructure grant review, the municipal water infrastructure grant is one of several water and sanitation grants that will be restructured over the 2015 MTEF period. This grant is expected to merge with other water and sanitation grants for a more consolidated water services funding package to municipalities. Further details will be announced in the 2015 Medium Term Budget Policy Statement.

Regional bulk infrastructure grant

This indirect grant supplements the financing of the social component of regional bulk water and sanitation infrastructure. It targets projects that cut across several municipalities or large bulk projects within one municipality. The grant funds the bulk infrastructure needed to provide reticulated water and sanitation services to individual households. It may also be used to appoint service providers to carry out feasibility studies, related planning or management studies for infrastructure projects. A parallel programme on the budget of the Department of Water and Sanitation also funds water boards for the construction of bulk

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infrastructure. Though not part of the division of revenue, these projects still form part of the Department of Water and Sanitation’s larger programme of subsidising the construction of regional bulk infrastructure for water and sanitation.

Following reprioritisation in the department, additions of R700 million in 2015/16 and a further R700 million in 2016/17 have been made to the grant, bringing its total value to R15.1 billion over the 2015 MTEF period.

Rural households infrastructure grant

The rural households infrastructure grant funds the provision of on-site solutions for sanitation services for rural households where piped infrastructure is not feasible. The grant is now managed by the Department of Water and Sanitation, as a result of the shift of the sanitation function from the Department of Human Settlements. The grant has both direct and indirect components. In areas where municipalities have the capacity to implement projects themselves, funds will be transferred through the direct grant. In other areas, the Department of Water and Sanitation will implement projects on behalf of municipalities through an indirect grant. The baseline reduction on this grant in 2015/16 amounts to R2.8 million. It is allocated R353.2 million over the 2015 MTEF period and will be subject to the aforementioned restructuring of water and sanitation grants.

Bucket eradication programme grant

The bucket eradication programme grant – previously the indirect human settlements development grant to provinces under the Department of Human Settlements – is an indirect grant to municipalities administered by the Department of Water and Sanitation. It retains the same purpose of eradicating bucket sanitation systems, but it is now better aligned with functional arrangements, given that sanitation is a municipal function. The bucket eradication programme was established in 2014 for a period of two years, which is why this grant has an allocation of R975.4 million for 2015/16 only. Several other grants also fund the upgrading of sanitation backlogs, including the municipal infrastructure grant, the urban settlements development grant and the rural households infrastructure grant.

Integrated national electrification programme

The national electrification programme has been instrumental in providing 85 per cent of all households with access to electricity, as reported in the 2011 Census. To sustain progress in connecting poor households to electricity, government will spend R17.5 billion over the next three years on the programme, representing average annual growth of 14.9 per cent over the MTEF period. Of this, municipalities are allocated R6.2 billion and Eskom is allocated R11.3 billion to spend on behalf of municipalities through an indirect grant. The baseline reduction on this grant in 2015/16 amounts to R75.7 million.

Public transport network grant

The public transport network grant, administered by the Department of Transport, helps cities create or improve public transport systems in line with the National Land Transport Act (2009) and the Public Transport Strategy. This includes all integrated public transport network infrastructure, such as bus rapid transit systems, conventional bus services and upgrades for pedestrian and cycling infrastructure. It also subsidises the operations of these services. The grant is allocated R18.7 billion over the 2015 MTEF period.

This grant has been created through the merger of two separate grants: the public transport network operations grant and the public transport infrastructure grant, for operational and infrastructure expenditure respectively. This consolidation is the first step towards changing the implicit incentives in the grant structure, so that cities are encouraged to plan for systems that will meet their public transport needs while still being financially sustainable over the long term. The grant will still have separate operational and capital windows but it will be easier to shift funds between these windows. As a result, cities will have to trade-off increased capital funding from the grant against the need to make greater contributions from their own funds to the operating costs of their networks. During 2015, the grant’s allocation method and rules will be further refined as part of the review of local government infrastructure grants.

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Rural roads asset management systems grant

The rural roads asset management systems grant is administered by the Department of Transport to improve rural road infrastructure. The grant funds the collection of data on the condition and usage of rural roads in line with the Road Infrastructure Strategic Framework for South Africa. This data will guide investments to maintain and improve these roads. District municipalities collect this data on all the municipal roads in their area so that the spending of infrastructure funds (from the municipal infrastructure grant and elsewhere) can be properly planned to maximise impact. From 2015/16, the grant is allocated to all district municipalities. As data becomes available for use in planning road maintenance, incentives will be introduced to ensure that municipalities use it to plan maintenance appropriately. The baseline reduction on this grant in 2015/16 amounts to R0.9 million and it is allocated R305.7 million over the MTEF period.

Municipal disaster recovery grant

This grant, administered by the National Disaster Management Centre in the Department of Cooperative Governance, is used to rehabilitate and reconstruct municipal infrastructure damaged by disasters. Over the 2015 MTEF period, R328.9 million is made available to repair infrastructure damaged by natural disasters that took place in 2013 and 2014.

Capacity-building grants and other current transfers

Capacity-building grants help to develop municipalities’ management, planning, technical, budgeting and financial management skills. Other current transfers include the expanded public works programme integrated grant for municipalities, which promotes increased labour intensity in municipalities, and the new municipal demarcation transition grant, which assists municipalities with the additional costs associated with significant boundary changes. A total of R7.8 billion is allocated to capacity-building grants and other current transfers to local government over the 2015 MTEF period.

Table W1.30 Capacity building and other current grants to local government, 2011/12 – 2017/18

	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17	2017/18
				Revised
R million	Outcome			estimate	Medium-term estimates
Direct transfers	1 862	2 329	2 267	2 250	2 447	2 590	2 809
Municipal systems improvement	220	230	240	252	251	259	279
Local government financial management	385	403	425	449	452	465	502
Municipal human settlements capacity	—	—	—	200	100	100	115
2013 African Cup of Nations host city operating	—	123	—	—	—	—	—
2014 African Nations Championship host city operating	—	—	120	—	—	—	—
Water services operating subsidy	542	562	421	450	453	466	502
Expanded public works programme integrated grant for municipalities	364	662	611	595	588	664	716
Infrastructure skills development	39	75	99	104	124	130	141
Energy efficiency and demand-side management	280	200	181	137	178	186	203
Municipal demarcation transition	—	—	—	—	39	50	50
Municipal disaster	32	73	171	64	261	270	300

Indirect transfers	119	—	—	—	—	—	—

Energy efficiency and demand-side management	119	—	—	—	—	—	—

Total	1 981	2 329	2 267	2 250	2 447	2 590	2 809

Source: National Treasury

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2015 BUDGET REVIEW

Municipal human settlements capacity grant

This grant, administered by the Department of Human Settlements, funds capacity building for the development of human settlements in metropolitan municipalities. It was introduced in 2014/15 to fund capacity for the six metropolitan municipalities that were due to be assigned the housing function. The assignment process for this function has been held in abeyance, so the grant will now be extended to all eight metropolitan municipalities to build their capacity to deliver and subsidise the operational costs of administering human settlement programmes. Due to the changed focus of this grant, a larger baseline reduction has been effected on it than on other grants. In 2015/16, the baseline reduction on this grant is R200 million. The grant has allocations of R100 million in 2015/16, R100 million in 2016/17 and R115 million in 2017/18.

Municipal demarcation transition grant

The municipal demarcation transition grant, administered by the Department of Cooperative Governance, assists municipalities with additional costs that may arise during the transition to the new municipal boundaries due to come into effect after the 2016 local government elections. Only municipalities affected by type C boundary changes, involving amalgamations and category changes in terms of the Municipal Demarcation Board classifications, will receive allocations. The grant is therefore only allocated to the municipalities in KwaZulu-Natal and Gauteng that are affected by municipal mergers. This transitional grant has been introduced for a period of three years. It has been allocated R39 million in 2015/16, R50 million in 2016/17 and R50 million in 2017/18.

Local government financial management grant

The local government financial management grant, managed by the National Treasury, funds the placement of financial management interns and the modernisation of financial management systems. This includes building in-house municipal capacity to implement multi-year budgeting, linking integrated development plans to budgets, and producing quality and timely in-year and annual reports. The grant supports municipalities in the implementation of the Municipal Finance Management Act and also provides funds for the implementation of the municipal standard chart of accounts. The grant’s baseline is reduced by R17.3 million in 2015/16. Total allocations amount to R1.4 billion over the 2015 MTEF period.

Infrastructure skills development grant

The infrastructure skills development grant develops capacity within municipalities by creating a sustainable pool of young professionals with technical skills related to municipal services, such as water, electricity and town planning. The grant places interns in municipalities, so they can complete the requirements of the relevant statutory council within their respective built environment fields. The interns can be hired by any municipality at the end of their internship. The grant’s baseline reduction in 2015/16 amounts to R4.8 million and it is allocated R395.7 million over the 2015 MTEF period.

Municipal systems improvement grant

This grant helps municipalities perform their functions and stabilise institutional and governance systems, as required in the Municipal Systems Act (2000) and related legislation. The grant’s baseline is reduced by R9.6 million in 2015/16. It is administered by the Department of Cooperative Governance and is allocated R788.9 million over the 2015 MTEF period.

Expanded public works programme integrated grant for municipalities

This grant promotes the use of labour-intensive methods in delivering municipal infrastructure and services. It is allocated through a formula based on past performance, which creates an incentive for municipalities. The formula has an extra weighting to give bigger allocations to poor, rural municipalities. R8.5 million in 2015/16 was reprioritised out of this grant during the 2015 budget process. The baseline reduction on this grant in 2015/16 amounts to R22.8 million and it is allocated R2 billion over the 2015 MTEF period.

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The energy efficiency and demand-side management grant

The energy efficiency and demand-side management grant funds selected municipalities to implement energy-efficiency projects, with a focus on public lighting and energy-efficient municipal infrastructure. In the 2015 MTEF period, the Department of Energy will monitor and verify grant-funded projects to ensure greater consistency in the procurement of accredited verification services. The grant’s baseline is reduced by R10.4 million in 2015/16 and it is allocated R566.8 million over the 2015 MTEF period.

The water services operating subsidy grant

The water services operating subsidy grant funds the refurbishment of water schemes previously owned and managed by the national Department of Water and Sanitation. The grant used to have an indirect component that funded the costs of staff transfers to municipalities, but this is no longer needed because no further staff transfers are anticipated. Staff remaining with the national department will be paid using the R142.6 million that has been allocated to the department’s budget baseline.

The baseline reduction on the remaining direct portion of the grant is R17.3 million in 2015/16. It is allocated R1.4 billion over the 2015 MTEF period and will be subject to the aforementioned restructuring of water and sanitation grants.

Municipal disaster grant

The municipal disaster grant is administered by the National Disaster Management Centre in the Department of Cooperative Governance as an unallocated grant to local government. The centre is able to disburse disaster-response funds immediately – without the need for the transfers to be gazetted first. Due to past underspending on this grant, R300 million has been reprioritised out of the grant over the 2015 MTEF period. To ensure that sufficient funds are available in the event of disasters, section 26 of the Division of Revenue Bill allows for funds allocated to the provincial disaster grant to be transferred to municipalities if funds in the municipal disaster grant have already been exhausted, and vice versa. The bill also allows for more than one transfer to be made to areas affected by disasters, so that initial emergency aid can be provided before a full assessment of damages and costs is complete. The baseline reduction on this grant in 2015/16 amounts to R15.3 million. Over the MTEF period, R831.4 million is available for disbursement through this grant.

¢ Part 6: Future work on provincial and municipal fiscal frameworks

The fiscal frameworks for provincial and local government encompass all their revenue sources and expenditure responsibilities. As underlying social and economic trends evolve and the assignment of intergovernmental functions change, so must the fiscal frameworks. The National Treasury, together with relevant stakeholders, conducts continuous reviews to ensure that provinces and municipalities have an appropriate balance of available revenues and expenditure responsibilities, while taking account of the resources available and the principles of predictability and stability. This part of the annexure describes the main areas of work to be undertaken during 2015/16 as part of the ongoing review and refinement of the intergovernmental fiscal framework. Provinces and municipalities will be consulted on all proposed changes to the fiscal frameworks.

The role of provinces and local government in promoting economic development

Provinces and municipalities play a crucial role in advancing the economic development of their respective precincts. Fully functional, well-equipped schools will produce a vibrant and employable workforce, which promotes higher employment. Smarter health systems develop and maintain the health of the workforce. Provincial agriculture departments’ support to farmers can stimulate rural development. The provision of provincial and municipal roads and public transport services ensures mobility for goods and workers, while

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basic municipal services such as water, electricity and refuse removal, as well as business licencing and environmental health functions, enable businesses to operate and grow. Well-managed procurement can maximise developmental impact without compromising efficiencies.

Government in all three spheres must work with businesses and other relevant stakeholders to provide an enabling environment for the faster and more inclusive economic growth called for in the National Development Plan. From 2015, national and provincial treasuries will work together through a task team of the Technical Committee on Finance to better define the role provinces should play in promoting economic development. This will enable provinces to maximise their impact on provincial economies in future.

Local government infrastructure grants review

The local government infrastructure grant system is being reviewed to improve the efficiency and effectiveness of infrastructure grants to municipalities. The National Treasury is leading the review in collaboration with the Department of Cooperative Governance, the Department of Planning, Monitoring and Evaluation, the FFC and SALGA through a working group and a steering committee. The first phase of the review was completed in September 2014, when the Budget Forum endorsed a set of principles for the grant system and a broad outline of the reforms’ direction. A working paper detailing the draft recommendations is available for comment on the National Treasury’s Municipal Finance Management Act website (http://mfma.treasury.gov.za/Media_Releases/ReviewOfLGInfrastructureGrants/Pages/default_final.aspx).

The second phase of the review continues in 2015 to develop the draft recommendations for reform. Based on the Budget Forum’s endorsement, the reforms will broadly focus on the following areas:

•	Rationalising the number of grants that each municipality receives

•	Greater differentiation in the types of grants and levels of oversight for different municipalities

•	Life-cycle asset management to sustain the functionality of existing infrastructure

•	Strengthening administrative oversight to avoid ad-hoc proliferation of grants

•	Standardising reporting to increase accountability

•	Improving performance monitoring and benchmarking.

Small changes to certain grants have already been implemented to align with the strategic direction of the reforms. Following further analysis and stakeholder engagement, the review’s working group and steering committee will use the draft recommendations to develop final reforms that will be discussed at the Budget Forum. The outcomes will be announced in October 2015, at the time of the Medium Term Budget Policy Statement, to prepare municipalities and other role-players for a phased implementation of reforms over the 2016 MTEF period.

Municipal demarcations

As described in part 5 of this annexure, a new municipal demarcation transition grant was introduced in the 2015 MTEF. In 2015/16, allocations are divided equally across the municipalities affected by amalgamations and category changes to prepare for the demarcations. Funds remain unallocated in the outer years, but work will continue in 2015 to develop appropriate criteria for allocating funds in 2016/17 and 2017/18 to the new municipalities that will come into effect following the 2016 local government elections.

These new municipalities do not yet legally exist, so they do not have indicative allocations for 2016/17 and 2017/18 in the 2015 Division of Revenue Bill. The 2011 Census data will have to be recalculated for the new municipal areas to determine indicative allocations for large formula-driven allocations such as the local government equitable share and the municipal infrastructure grant. Statistics South Africa has already been asked to recalculate this data and the National Treasury will work with transferring officers to develop indicative allocations for the newly formed municipalities. These allocations will be published on the Municipal Finance Management Act website and shared with the relevant municipalities during 2015.

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This will enable improved planning and budgeting before the demarcations come into effect, which will help ensure that service delivery is not adversely affected by grant allocation uncertainty.

As per its first circular of 2015, the Municipal Demarcation Board is considering the request of the Minister of Cooperative Governance and Traditional Affairs to re-determine the boundaries of a number of additional municipalities. Should further demarcations result from this process, the National Treasury will work with relevant stakeholders and consult the Budget Forum on how the local government fiscal framework should respond. Any changes will be implemented in the 2016 Budget.

Supporting cities to promote urban spatial transformation and economic growth

Cities, through delivery of infrastructure and services, play an important role in creating a conducive environment for inclusive growth, job creation and poverty eradication. To achieve this will require well-managed spatial transformation of cities. Government is exploring changes to the fiscal and regulatory structures for urban municipalities to ensure that they have sufficient and effective instruments to mobilise revenue for financing municipal strategic infrastructure capable of promoting growth.

Potential changes to the structure of the fiscal framework include:

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Consolidating urban grants and enhancing the use of performance incentives with transfers, such as with the integrated cities development grant (this work will form part of the review of local government infrastructure grants).

•	Enabling greater flexibility in the use of grants to accelerate the implementation of catalytic investments.

•	Enabling cities to leverage grant and own-revenue funds over a longer period for strategic projects.

These measures will be complemented by reviews of, and potential changes to, the regulatory structures for development charges, municipal borrowing and metropolitan municipalities’ own-revenue powers.

Any potential changes to the fiscal and regulatory systems will also be accompanied by additional technical support to further strengthen the capacity of cities to take advantage of these changes. The Cities Support Programme is coordinating initiatives in this area. Cities are already receiving expanded project preparation support to help them build a pipeline of strategic investment projects that can attract private finance. In addition, the Development Bank of Southern Africa is increasing its assistance to give cities better access to funding for strategic projects by enhancing their appraisal and supervision arrangements or extending the average debt maturity.

Regulating development charges

A development charge is a once-off infrastructure access fee imposed on a land owner as a condition of approving a land development that will substantially increase the use of or need for municipal infrastructure engineering services. Development charges are based on the concept that urban growth and expanded land use creates the need for additional infrastructure services, therefore the developer should pay the incidence costs. This prevents the financial burden from being imposed on municipalities or existing communities through higher tariffs and rates.

In 2009, the National Treasury, in conjunction with metropolitan municipalities and other stakeholders, began to develop a national policy framework for municipal development charges. The National Treasury is amending the Municipal Fiscal Powers and Functions Act (2007) to incorporate the regulation of development charges. Consultations with relevant stakeholders on the draft policy framework for development charges will take place in 2015 and a draft bill will be published by mid-2015.

Reforming municipal borrowing

Long-term borrowing can be an effective way for municipalities to finance infrastructure development. However, responsible borrowing requires an appropriate institutional framework and financial controls. The Policy Framework for Municipal Borrowing and Financial Emergencies (1999) and the Municipal

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Finance Management Act set a range of measures to facilitate responsible municipal borrowing. These measures deal with issues such as sovereign risk, credit enhancements, maturities, avoidance of direct government assistance, and liquidity through the development of secondary markets.

Despite these measures, there are still some bottlenecks that impede the full participation of municipalities in the debt market to mobilise resources for infrastructure development. In October 2014, the National Treasury started a two-year review of the system of municipal borrowing to expand its scope. During this period, it will analyse the existing policy and regulatory framework, strengthen partnerships with financial institutions, improve monitoring and evaluation, and design municipal capacity-building programmes and strategies for responsible municipal borrowing. To date, the National Treasury has conducted consultation sessions with private lenders, investors and credit rating agencies to better understand the existing challenges. In 2015/16, government will work with the Development Bank of Southern Africa to further expand the scope for private lending to municipalities, including measures to improve liquidity in the municipal bond market and extend bond maturities. These measures include:

•	Municipal infrastructure bonds

•	Municipal bond underwriting by the Development Bank of Southern Africa

•	Innovations in project finance (such as tax increment financing and special district areas).

Reviewing own-revenue sources for metropolitan municipalities

Government is reviewing metropolitan municipalities’ own-revenue sources to assess whether they are adequate to meet service delivery and development mandates. A task team consisting of the National Treasury, the Department of Cooperative Governance, SALGA, the FFC, and metropolitan municipalities was established in 2014. The review seeks to answer the following questions:

•	Are metropolitan municipalities’ budgets complying with the principle of matching revenue sources with corresponding expenditure categories?

•	To what extent are metropolitan municipalities maximising the full scope of existing own-revenue sources?

•

Are existing sources of revenue buoyant, adequate and sustainable for metropolitan municipalities to execute their present expenditure responsibilities, and are they sustainable in the medium to long term?

•	What are the challenges that prevent metropolitan municipalities from optimising their use of existing revenue sources?

•

Is the sharing of the general fuel levy an appropriate long-term revenue source? Metropolitan municipalities have raised concerns that the long-term effects of sharing a revenue source based on fuel consumption is contrary to their mandate of encouraging the use of public transport.

Based on the review’s outcomes, recommendations will be made to Budget Forum in October 2015 for reforms to the local government fiscal framework that better allow metropolitan municipalities to meet their mandate. Parallel to this process, the National Treasury is developing a local government fiscal decentralisation framework that will outline the different types of own-revenue sources applicable to different types of South African municipalities. These sources will be considered in line with existing legislation.

Municipal Property Rates Amendment Act

The Municipal Property Rates Act (2004), which is administered by the Department of Cooperative Governance, regulates the power of municipalities to impose rates on properties. The act was amended through the Municipal Property Rates Amendment Act (2014), which will come into effect on 1 July 2015. The amendment act improves transparency in the categorisation of property and the determination of rates for each property category, which strengthens oversight. The amendments provide for the property rates liability to be phased out over a five-year period on the following properties: national, provincial and other public roads; water or sewer pipes; railway lines; runways or aprons at national or provincial airports; and

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breakwaters, sea walls, channels and basins. These exclusions are made because of the importance of these types of infrastructure in enabling economic growth and social change. The act also strengthens its regulatory, monitoring and reporting provisions, which in turn will improve its implementation and minimise legal ambiguities. The Department of Cooperative Governance will implement the regulatory framework that will give effect to the amendment act in due course.

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